 As filed with the Securities and Exchange Commission on February 16, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                              CDnow/N2K, Inc.
             (Exact name of registrant as specified in its charter)

       Pennsylvania                   5735                   23-2979814
      (State or other     (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction of         Classification No.)        Identification No.)
     incorporation or
       organization)

                              1005 Virginia Drive
                       Ft. Washington, Pennsylvania 19034
                                  610/619-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                   JASON OLIM
                     President and Chief Executive Officer
                              1005 Virginia Drive
                       Ft. Washington, Pennsylvania 19034
                                  610/619-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
     DAVID A. CAPOZZI        JAMES W. McKENZIE, JR.      FRANK E. MORGAN, II
                          Morgan, Lewis & Bockius LLP   Dewey Ballantine LLP
Vice President and General     1701 Market Street        1301 Avenue of the
       Counsel                                                Americas
                             Philadelphia, PA 19103
   CDnow/N2K, Inc.                                       New York, NY 10019
    1005 Virginia Drive           215/963-4852
 Ft. Washington, PA 19034                                   212/259-8320
       610/619-9325

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger of a subsidiary of the registrant with and into CDnow, Inc., and a merger of a subsidiary of the registrant with and into N2K Inc., described in the enclosed joint proxy statement/prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed maximum
 Title of each class of                         aggregate     Proposed maximum      Amount of
       securities           Amount to be     offering price       aggregate       registration
    to be registered        registered(1)     per share(2)    offering price(2)       fee(3)
----------------------------------------------------------------------------------------------
Common Stock of CDnow/
 N2K, Inc., no par value
 (4)....................     33,481,529          $16.00         $535,624,356        $148,904
----------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock, no par value per share, of CDnow/N2K, Inc. issuable in connection with the mergers contemplated by the merger agreement. Includes up to 3,670,731 shares of common stock of CDnow/N2K, Inc. issuable upon the exercise of CDnow and N2K options and warrants that are outstanding and unexercised at the effective time.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum aggregate offering price is based upon the sum of (a) the product of (i) $17.90625 (the average of the high and low prices of CDnow common stock on February 10,
    1999) times (ii) 19,181,271 (the sum of the number of shares of CDnow common stock outstanding plus the number of shares of CDnow common stock issuable prior to the effective time of the mergers upon the exercise of options and warrants to purchase CDnow common stock) plus (b) the product of (i) $13.4375 (the average of the high and low prices of N2K common stock on February 10, 1999) times (ii) 17,229,227 (the sum of the number of shares of N2K common stock outstanding plus the number of shares of N2K common stock issuable prior to the effective time of the mergers upon the exercise of options and warrants to purchase N2K common stock). The proposed maximum offering price per share is based upon the proposed maximum aggregate offering price divided by the amount to be registered.

(3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act, of the proposed maximum aggregate offering price multiplied by .000278. A fee of $45,887 was paid on November 13, 1998 pursuant to Rules 14a-6 and 0-11 promulgated under the Exchange Act, in respect of the mergers upon filing by CDnow and N2K of a preliminary joint proxy statement relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act and Section 14(g)(2) of the Exchange Act and Rule 0-11 promulgated thereunder, the amount of such previously paid fee has been credited against the registration fee payable in connection with this filing.

(4) This registration statement also relates to an indeterminate number of shares of common stock of CDnow/N2K, Inc. that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

  Merger Proposed--Your Vote Is Important



The boards of directors of CDnow, Inc. and N2K Inc. agreed on a merger designed to create one of the leading electronic commerce companies and a leading online music retailer. The parties will create a new publicly-traded company to be owned by the shareholders of CDnow and N2K.

We expect to select a single corporate name and an online music store brand following the closing of the merger. In the interim, the combined company will be named CDnow/N2K, Inc.

CDnow and N2K common stock are both listed on the Nasdaq National Market. We will list the shares of CDnow/N2K, Inc. on the Nasdaq National Market. CDnow's Nasdaq symbol is CDNW. N2K's Nasdaq symbol is NTKI.

If we complete the merger, N2K shareholders will receive 0.83 shares of common stock of the new company for each share of N2K common stock that they own. CDnow shareholders will receive one share of common stock of the new company for each share of CDnow common stock that they own. Based on the number of shares of CDnow and N2K outstanding on December 31, 1998, we expect that approximately 29,810,799 shares of CDnow/N2K common stock will be issued in connection with the merger.

CDnow/N2K, Inc. would like to provide employees, consultants, advisors and non-employee directors the opportunity to receive stock options and restricted stock. The CDnow/N2K, Inc. 1999 Equity Compensation Plan relates to such grants. You will vote on the adoption of this equity compensation plan.

The merger cannot be completed unless approved by the shareholders of both companies. We scheduled special meetings for you to vote on the merger. Your vote is very important.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger and the equity compensation plan. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Please see "Risk Factors" beginning on page 12 of the joint proxy statement/prospectus for a description of certain risks associated with approval of the merger proposal and the equity plan proposal.

The dates, times and places of the meetings are as follows:

For CDnow Shareholders:

9:00 a.m., March 17, 1999

  CDnow Corporate Headquarters
  1005 Virginia Drive
  Fort Washington, PA 19034

For N2K Shareholders:

9:00 a.m., March 17, 1999

  N2K Inc.
  55 Broad Street
  New York, NY 10004

Whether or not you plan to attend your meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you are a N2K shareholder and you fail to return your card, the effect will be a vote against the merger, but a failure to return your card will have no effect on the vote relating to the adoption of the 1999 Equity Compensation Plan. If you are a CDnow shareholder, failure to return your card will have no effect on the vote for the merger or for the 1999 Equity Compensation Plan.
____________________________________     ______________________________________
Jason Olim                               Lawrence Rosen
Chairman and Chief Executive Officer     Chairman and Chief Executive Officer
CDnow, Inc.                              N2K Inc.

[SIGNATURE APPEARS HERE]
[SIGNATURE APPEARS HERE]
 Neither the SEC nor any state securities regulators have approved the common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   Joint proxy statement/prospectus dated February 16, 1999. This joint proxy statement/prospectus is first being mailed to shareholders of CDnow and N2K on
                            February 17, 1999.

                   Notice of Special Meeting of Shareholders

                  To Be Held On Wednesday, March 17, 1999

February 17, 1999

CDnow, Inc. will hold a special meeting of its shareholders on Wednesday, March 17, 1999 at 9:00 a.m. at CDnow Corporate Headquarters, 1005 Virginia Drive, Fort Washington, PA 19034, for the following purposes:

1. To consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of October 22, 1998, among CDnow, Inc., N2K Inc. and CDnow/N2K, Inc., as amended. The merger agreement provides for the issuance of shares of CDnow/N2K common stock to the shareholders of CDnow and N2K in consideration for the shares of CDnow and N2K now held by these shareholders. After the merger the shareholders of CDnow and N2K will be shareholders of CDnow/N2K. CDnow and N2K will be subsidiaries of CDnow/N2K.

2. To approve and adopt the CDnow/N2K, Inc. 1999 Equity Compensation Plan.

3. To transact such other business as may properly come before the CDnow special meeting.

CDnow fixed the close of business on January 26, 1999 for shareholders entitled to vote at the CDnow special meeting or at any adjournment of the CDnow special meeting. A list of such shareholders will be available for inspection by shareholders of record during business hours at 1005 Virginia Drive, Fort Washington, PA 19034 for ten days prior to the date of the CDnow special meeting. This list will also be available at the CDnow special meeting.

Approval of the merger proposal and the equity compensation plan proposal requires the affirmative vote of a majority of the shares of CDnow common stock cast at the CDnow special meeting.

The board of directors unanimously recommends that shareholders vote to approve the merger proposal and the equity compensation plan proposal, which are described in detail in the accompanying joint proxy statement/prospectus.

Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the CDnow special meeting. Shareholders will be admitted to the meeting upon presentation of proof of ownership. For shareholders who own stock held by banks, brokers, or investment plans, examples of proof of ownership would include a 1998 brokerage statement or a letter from the bank or broker.

By order of the board of directors,

Matthew Olim
Secretary

Notice of Special Meeting
of Shareholders

February 17, 1999

N2K Inc. will hold a special meeting of its shareholders on March 17, 1999 at 9:00 a.m. at N2K, Inc., 55 Broad Street, New York, NY 10004 for the following purposes:

1. To consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of October 22, 1999 among CDnow, Inc., N2K and CDnow/N2K, Inc., as amended. The merger agreement provides for the issuance of shares of CDnow/N2K common stock to the shareholders of CDnow and N2K in consideration for the shares of CDnow and N2K now held by these shareholders. After the merger the shareholders of CDnow and N2K will be shareholders of CDnow/N2K. CDnow and N2K will be subsidiaries of CDnow/N2K.

2. To approve and adopt the CDnow/N2K, Inc. 1999 Equity Compensation Plan.

3. To transact such other business as may properly come before the N2K special meeting.

The accompanying joint proxy statement/prospectus describes the merger proposal and the actions to be taken in connection with the merger proposal. It also contains information relating to the equity compensation plan proposal. Please read all of these materials carefully.

Your board of directors, after careful consideration, determined that the terms and provisions of the merger proposal and the transactions contemplated thereby are in your best interest. In addition, your board of directors determined that the terms and provisions of the equity compensation plan proposal are in your best interest. Accordingly, the board unanimously recommends that you approve and adopt the merger proposal and the equity plan proposal.

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of N2K common stock entitled to vote at the N2K special meeting. Approval of the equity compensation plan proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the N2K special meeting and entitled to vote. Holders of record of shares of N2K common stock at the close of business on January 26, 1999 will be entitled to vote at the N2K special meeting and at any adjournment of the N2K special meeting.


Bruce Johnson
Secretary

Your Vote is Important
It is extremely important that your shares be represented at the N2K special meeting. Whether or not you plan to attend the N2K special meeting, please sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. Failure to return a properly executed proxy card or to vote at the N2K special meeting will have the same effect as a vote against the merger proposal. Please do not send in your stock certificates at this time.

                               TABLE OF CONTENTS

Summary.....................................................................   2
Risk Factors................................................................  11
The Merger..................................................................  20
 Background of the Merger...................................................  21
 CDnow Reasons for the Merger; Recommendation of the CDnow Board............  24
 N2K Reasons for the Merger; Recommendation of the N2K Board................  25
 Cautionary Statement Concerning Forward-Looking Statements.................  26
 Accounting Treatment.......................................................  27
 Material Federal Income Tax Consequences...................................  27
 Dissenters' Rights.........................................................  30
Comparative Per Share Market Price and Dividend Information.................  34
The Special Meetings........................................................  35
 Times and Places; Purposes.................................................  35
 Voting Rights; Votes Required for Approval.................................  35
 Proxies....................................................................  36
Directors and Management of CDnow/N2K Following the Merger..................  38
 Directors..................................................................  38
 Committees of the Board of Directors.......................................  39
 Compensation of Directors..................................................  40
 Management and Executive Officers of CDnow/N2K.............................  40
 Executive Compensation.....................................................  41
Interests of CDnow and N2K Executive Officers in the Merger.................  42
 Employment Agreements with CDnow/N2K.......................................  42
 Interests of N2K Directors and Executive Officers..........................  43
 Interests of CDnow Executive Officer.......................................  45
 Indemnification and Insurance..............................................  45
The Merger Agreement........................................................  46
 The Merger.................................................................  46
 Conversion of Shares.......................................................  46
 Exchange of Stock Certificates.............................................  46
 Representations and Warranties.............................................  47
 Material Covenants.........................................................  48
 Conditions to Obligations to Effect the Merger.............................  53
 Termination; Termination Fees and Expenses.................................  55
 Amendment and Waiver.......................................................  57
Other Agreements............................................................  58
 N2K Stock Option Agreement.................................................  58
 CDnow Stock Option Agreement...............................................  59
 N2K Shareholder Support Agreement..........................................  60
 CDnow Shareholder Support Agreement........................................  61
Opinions of Financial Advisors..............................................  62
 Opinion of CDnow's Financial Advisor.......................................  62
 Opinion of N2K's Financial Advisor.........................................  68
Ownership of CDnow, N2K and CDnow/N2K.......................................  74
Compliance with Section 16(a) of the Securities Exchange Act of 1934........  75
Comparison of Shareholders' Rights..........................................  76
 Comparison of Rights of Current CDnow Shareholders with CDnow/N2K
  Shareholders Following the Merger.........................................  76
 Comparison of Rights of Current N2K Shareholders with CDnow/N2K
  Shareholders Following the Merger.........................................  78
Description of CDnow/N2K Capital Stock Following the Merger.................  87
 Authorized Capital Stock...................................................  87
 Common Stock...............................................................  87
 Preferred Stock............................................................  87
 Pennsylvania Anti-Takeover Laws............................................  88
 Transfer Agent and Registrar...............................................  89
 Nasdaq National Market Listing; Delisting and Deregistration of CDnow and
  N2K Common Stock..........................................................  89
 Federal Securities Laws Consequences; Stock Transfer Restriction
  Agreements................................................................  89
Industry Overview...........................................................  90
Description of CDnow........................................................  91
 Business...................................................................  91
 The CDnow Online Retail Store..............................................  91
 Marketing and Promoting....................................................  93
 Customer Service...........................................................  96
 Distribution and Fulfillment...............................................  96
 Technology.................................................................  96
 Competition................................................................  97
 Intellectual Property......................................................  98
 Employees..................................................................  98
 Facilities.................................................................  98
 Legal Proceedings..........................................................  99

                                                               Table of Contents

Selected Historical Financial Information of CDnow......................... 100
 CDnow Management's Discussion and Analysis of Financial Condition and
  Results of Operations.................................................... 102
 Overview.................................................................. 102
 Results of Operations..................................................... 103
 Liquidity and Capital Resources........................................... 107
 Seasonality............................................................... 107
 Factors Affecting CDnow's Business and Prospects.......................... 108
 Recently Issued Accounting Pronouncements................................. 109
Description of N2K......................................................... 110
 Business.................................................................. 110
 N2K Web sites............................................................. 111
 Encoded Music............................................................. 114
 Advertising Sales and Sponsorships........................................ 114
 Marketing and Promotion................................................... 115
 Sales and Marketing....................................................... 116
 Technology................................................................ 119
 Competition............................................................... 121
 Employees................................................................. 121
 Trademarks and Patents.................................................... 122
 Facilities................................................................ 122
 Litigation................................................................ 122
Selected Historical Financial Information of N2K........................... 124
N2K Management's Discussion and Analysis of Financial Conditions and
 Results of Operations..................................................... 126
 Overview.................................................................. 126
 Recent Events............................................................. 127
 Results of Operations..................................................... 127
 Liquidity and Capital Resources........................................... 130
 Discontinued Operations................................................... 132
 Recent Accounting Pronouncements.......................................... 133
 Risks Associated with the Year 2000....................................... 133
Adoption of the CDnow/N2K, Inc. 1999 Equity Compensation Plan.............. 135
 Proposal.................................................................. 135
 Purposes and Effects...................................................... 135
 Vote Required for Approval................................................ 138
Legal Matters.............................................................. 139
Experts.................................................................... 140
Future Shareholder Proposals............................................... 141
Where You Can Find More Information........................................ 142

Appendix I:  Agreement and Plan of Merger, as amended
Appendix II: Amended and Restated Articles of Incorporation of CDnow/N2K Appendix III: Amended and Restated Bylaws of CDnow/N2K
Appendix IV:  PBCL Subchapter D--Dissenters' Rights
Appendix V:  Opinion of BT Alex. Brown Incorporated
Appendix VI:  Opinion of Allen & Company Incorporated
Appendix VII:  CDnow/N2K, Inc. 1999 Equity Compensation Plan

                                                               Table of Contents

                                                                         Summary
                                    Summary

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger and the equity compensation plan fully and for a more complete description of the legal terms of the merger and the equity compensation plan, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information." (See page 142)

                                 The Companies

CDnow, Inc.
1005 Virginia Drive
Fort Washington, Pennsylvania 19034
(215) 619-9900

CDnow, Inc., through its internet site "cdnow.com," is one of the leading online music retail stores. CDnow offers more than 390,000 items and over 345,000 sound samples--ten times the size of the average music store. Founded in 1994 by twin brothers Jason and Matthew Olim, CDnow is building a better music store through a large catalogue of products, software that makes purchase recommendations to the customer based on the customer's preferences and purchasing history, custom compilation CDs, music samples, and a vast library of reviews, editorials, and features from top music writers from Rolling Stone Network, MTV/VH1 and CMJ News Music Monthly. CDnow is the premier music store for Yahoo!, and the exclusive music store for Lycos, Lycos-Bertelsmann, Webcrawler, Tripod, GeoCities, MTV/VH1 and Rolling Stone Network.

N2K Inc.
55 Broad Street
New York, New York 10004
(212) 378-5555

N2K's Music Boulevard through its internet site "musicblvd.com," is one of the leading online music retail stores. N2K's Music Boulevard Network combines Music Boulevard and the award-winning music channels: Rocktropolis, Jazz Central Station, Classical Insites and the Star Sites, including official sites for Leonard Bernstein and Miles Davis. Music Boulevard offers a choice of more than 470,000 items and over 350,000 music samples. The Music Boulevard Network is the exclusive music store for America Online's Music Space, AOL Japan, AOL Europe, Netscape, Excite, Disney.com, ABC.com, ABC Radio Networks, Infoseek, iVillage, AT&T WorldNet, StarMedia, CBS Cable's TNN, CMT and country.com and MTV International sites in Europe, Japan, Asia and Brazil.

                           Our Reasons for the Merger

We believe that the merger presents an opportunity to create one of the leading electronic commerce companies and a leading online music retailer.

By combining, we believe that we will be able to increase our revenues, reduce our costs, and improve our service. We expect that the combined company will operate under a single brand, build on our common strengths and provide our shareholders and customers with added value.

In reaching their recommendations in favor of the merger, each of our boards of directors considered a number of factors, including:

  . the rapidly changing competitive environment in the online retail music industry;

  . the challenge of combining the businesses of two dynamic corporations and the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time;

  . the significant operating losses incurred by each company since inception and the anticipation that significant losses would continue for the combined company for the foreseeable future; and

  . the possibility that the combined company might require additional financing.

To review our reasons for the merger in greater detail see pages 24 through 27.

                                                                         Summary

                                   The Merger

What You Will Receive in the Merger (see page 20)

As a result of the merger, if you are an N2K shareholder, you will receive 0.83 of a share of CDnow/N2K common stock for each share of N2K common stock that you own. No fractional shares will be issued. Instead, N2K shareholders will receive a check in payment for any fractional shares based on the market value of the CDnow/N2K stock.

If you are a CDnow shareholder, you will receive one share of CDnow/N2K common stock for each share of CDnow common stock that you own.

You should not send in your stock certificates until we instruct you to do so after we complete the merger.

Dissenters' Rights (see page 30)

Under Delaware law, N2K shareholders are not entitled to an appraisal of the value of their shares.

The Pennsylvania corporation law grants CDnow shareholders dissenters' rights. CDnow shareholders may object to the merger proposal and demand the fair value of their CDnow common stock if they follow the procedures set forth under the Pennsylvania corporate law. These procedures require that a dissenter

  . file with CDnow a written notice of intention to dissent prior to the vote on the merger proposal,

  . make no change in the beneficial ownership of CDnow shares from the date of filing until the effective time of the merger and

  . refrain from voting for the approval and adoption of the merger proposal. Dissenters' rights will be forfeited if these requirements are not fully and precisely satisfied. See "The Merger--Dissenters' Rights" and a copy of the text of Subchapter 15D attached as Appendix IV to this joint proxy statement/prospectus.

Tax Consequences (see page 27)

The exchange of your shares for shares in CDnow/N2K generally will be tax-free to you for federal income tax purposes, except for tax payable because of cash received instead of fractional shares by N2K shareholders.

A holder's aggregate tax basis in the CDnow/N2K common stock received in the merger generally will be the same as that holder's aggregate federal income tax basis in the stock surrendered in the merger, reduced in the case of holders of N2K common stock by any federal income tax basis allocable to fractional shares for which cash is received. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Vote Required to Approve the Merger Proposal (see page 35)

CDnow--the CDnow merger must be approved by a majority of the votes cast at the special meeting.

N2K--the N2K merger must be approved by a majority of the shares issued and outstanding.

Agreements that Require Jason Olim and N2K Executive Officers to Vote Their Shares in Favor of the Merger--(see pages 60 and 61)

Jason Olim agreed to vote his shares in favor of the merger. Mr. Olim owns 16.7% of the outstanding shares of CDnow common stock. N2K executive officers controlling 16.7% of the outstanding shares of N2K agreed to vote their shares in favor of the merger. You should realize that these arrangements make it more likely that we will receive the necessary shareholder approval of the merger.

Litigation Related to the Merger (see page 122)

Plaintiffs filed a complaint against N2K, its directors and CDnow in connection with the merger. This action alleges that the consideration to be received by N2K shareholders in the merger is unfair and grossly inadequate. We believe these claims are without merit and intend to defend the action vigorously. N2K and its directors moved to dismiss the complaint for failure to state a claim.

                      Recommendations to Shareholders

To CDnow Shareholders:

The CDnow board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the merger proposal.

To N2K Shareholders:

The N2K board believes that the merger is in your best interest and unanimously recommends that you

                                                                         Summary

vote FOR the proposal to approve and adopt the merger proposal.

Interests of Officers and Directors in the Merger (see page 42)

You should be aware that a number of executive officers and directors of CDnow and N2K who recommend you vote in favor of the merger proposal have employment or severance agreements or benefit plans that provide them with interests in the merger that are different from, or in addition to, yours. Each of these persons could receive compensation or other rights if the merger is completed.

Severance and Employment Agreements

CDnow entered into a severance agreement with David A. Capozzi. If, as a result of the merger, Mr. Capozzi is no longer employed by CDnow/N2K he will be entitled to approximately $140,000. We describe the severance agreement on page 45.

The following persons entered into employment agreements with N2K:

  James Coane

  Jonathan Diamond

  Robert David Grusin

  Bruce Johnson

  David Pakman

  Jerold J. Rosen

  Lawrence Rosen and

  Artuhr S. Weiner





Under their employment agreements, they will receive severance payments and contribution of benefits if we terminate their employment because of the merger. The aggregate amounts payable would be approximately $1,579,167. We describe these agreements on pages 43 and 44.

Stock Options

N2K granted stock options and warrants to its executive officers under plans and employment agreements. The stock options granted to Messrs. L. Rosen, Diamond, Grusin, Coane, Johnson and Weiner will become fully vested and exercisable upon consummation of the merger. We estimate the aggregate value of such options as of December 1, 1998 to be approximately $2,776,146.70.

Please see pages 42 through 45 for additional information about employment agreements, incentive agreements and option holdings of executive officers and directors of CDnow and N2K.

Opinions of Financial Advisors (see page 62)

BT Alex. Brown Incorporated has delivered to the CDnow board of directors a written opinion stating that, as of the date of the opinion and based upon and limited by the assumptions made, matters considered and limitations stated in the opinion, the CDnow exchange ratio was fair, from a financial point of view, to the holders of CDnow common stock. The full text of the written opinion of BT Alex. Brown, which states the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix V to this joint proxy statement/prospectus. We urge CDnow shareholders to read the opinion carefully and in its entirety. BT Alex. Brown's opinion is directed to the CDnow board, addresses only the fairness of the CDnow exchange ratio from a financial point of view and does not constitute a recommendation to any shareholder as to how that shareholder should vote at the CDnow special meeting. See "--Opinion of CDnow's Financial Advisor."

Allen & Company Incorporated has delivered to the N2K board of directors its written opinion stating that, as of the date of the opinion and based upon and limited by matters stated in the opinion, the terms of the merger were fair to the holders of N2K common stock from a financial point of view. The full text of the written opinion of Allen & Company which states the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix VI to this joint proxy statement/prospectus. We urge N2K shareholders to read the opinion carefully and in its entirety. Allen & Company's opinion is written and directed only to the fairness, from a financial point of view, of the terms of the merger to the holders of N2K common stock and does not constitute a recommendation of the merger over other courses of action that may be available to N2K or constitute a recommendation to any holder of N2K common stock concerning how that shareholder should vote with respect to the merger. See "-- Opinion of N2K's Financial Advisor."

                                                                         Summary

Agreements Which May Deter Third Parties from Making Bids to Acquire CDnow or N2K (see pages 58 through 59)

CDnow and N2K each granted to the other an option to acquire up to 19.9% of its outstanding common stock. CDnow or N2K may only exercise the option if the merger agreement terminates. The existence of these options may make it more difficult for a third party to acquire either company, because that party would also need to acquire the shares underlying these option grants. Upon the closing of the merger, the 19.9% options automatically terminate.



                           The Combined Company

Board of Directors and Management of CDnow/N2K Following the Merger (see pages 38 through 41)

We expect that after the merger, Jonathan V. Diamond, the Vice Chairman of N2K, will be CDnow/N2K's Chairman of the Board. We also expect that Jason Olim, the Chairman and Chief Executive Officer of CDnow, will be the President and Chief Executive Officer of CDnow/N2K. Messrs. Diamond and Olim will enter into employment agreements with CDnow/N2K at the close of the merger. Descriptions of these and other executive officers appear on page 40.

The board of directors of CDnow/N2K will consist of nine members, four chosen by CDnow and three chosen by N2K. CDnow and N2K will jointly select two directors who will not be employees of or affiliated with either company.

Ownership of CDnow/N2K Following the Merger (see pages 74 and 75)

The shares of CDnow/N2K common stock issued to CDnow shareholders in the merger will be approximately 60% of the outstanding CDnow/N2K common stock after the merger. The shares of CDnow/N2K common stock issued to N2K shareholders in the merger will be approximately 40% of the outstanding common stock of CDnow/N2K after the merger. Based on the shares of CDnow and N2K outstanding on December 31, 1998, we anticipate that CDnow/N2K will have approximately 29,810,799 shares of common stock outstanding after the merger.

                       The Equity Compensation Plan

The CDnow/N2K, Inc. 1999 Equity Compensation Plan (see page 135)

The CDnow board, the N2K board and the CDnow/N2K board of directors approved the CDnow/N2K, Inc. 1999 Equity Compensation Plan. The purpose of the equity plan is to encourage our employees, consultants, advisors and non-employee directors to contribute to the growth of CDnow/N2K by giving them the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. To comply with the requirements of the tax code, the public shareholders of CDnow/N2K must adopt and approve the equity plan. Because the current shareholders of CDnow and N2K will be the public shareholders of CDnow/N2K, we need your approval of the equity plan.

The CDnow and N2K boards of directors recommend that you vote FOR the approval and adoption of the equity plan.

Comparative Per Share Market Price Information (see page 34)

CDnow's and N2K's common stock are listed on the Nasdaq National Market. On October 22, 1998, the last full trading day on the Nasdaq National Market prior to the public announcement of the proposed merger, N2K stock closed at $5.50 per share and CDnow stock closed at $9.4375 per share. On February 8, 1999, N2K stock closed at $14.81 per share and CDnow stock closed at $19.56 per share.

          Summary Selected Historical Financial Information of CDnow

CDnow provides the following financial information to aid you in your analysis of the financial aspects of the merger. Read the following summary selected historical financial information of CDnow in conjunction with the Consolidated Financial Statements of CDnow and the notes, "Selected Historical Financial Information of CDnow" and "CDnow Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus. In addition, see Note 2 to Notes to CDnow's Consolidated Financial Statements for an explanation of the computation of the net loss per common share amounts. See Note 7 to Notes to CDnow's Consolidated Financial Statements for an explanation of the dispute settlement.

                          Period from
                           Inception
                         (February 12,                                           Nine Months Ended
                           1994) to          Year Ended December 31,               September 30,
                         December 31,  -------------------------------------  -------------------------
                             1994         1995        1996          1997         1997          1998
                         ------------- ----------  -----------  ------------  -----------  ------------
Statement of Operations
 Data:
Net sales...............   $ 103,116   $2,176,474  $ 6,300,294  $ 17,372,795  $ 9,452,864  $ 35,503,805
Cost of sales...........      92,962    1,815,672    5,074,087    13,847,773    7,333,069    28,549,562
                           ---------   ----------  -----------  ------------  -----------  ------------
Gross profit............      10,154      360,802    1,226,207     3,525,022    2,119,795     6,954,243
Operating expenses:
Operating and
 development............      26,946      149,982      669,280     2,541,434    1,444,011     5,155,718
Sales and marketing.....      12,945      229,912      765,156     9,607,603    3,603,238    31,293,668
General and
 administrative.........      28,712      180,573      563,593     1,953,078    1,266,296     2,781,334
Dispute settlement......         --           --     1,024,030           --           --            --
                           ---------   ----------  -----------  ------------  -----------  ------------
Total operating
 expenses...............      68,603      560,467    3,022,059    14,102,115    6,313,545    39,230,720
                           ---------   ----------  -----------  ------------  -----------  ------------
Operating loss..........     (58,449)    (199,665)  (1,795,852)  (10,577,093)  (4,193,750)  (32,276,477)
Interest income
 (expense), net.........         --        (1,248)     (14,556)     (170,312)      64,084     1,452,160
                           ---------   ----------  -----------  ------------  -----------  ------------
Net loss................     (58,449)    (200,913)  (1,810,408)  (10,747,405)  (4,129,666)  (30,824,317)
Accretion of preferred
 stock to redemption
 value..................         --           --           --       (410,103)    (263,748)     (115,542)
                           ---------   ----------  -----------  ------------  -----------  ------------
Net loss applicable to
 common shareholders....   $ (58,449)  $ (200,913) $(1,810,408) $(11,157,508) $(4,393,414) $(30,939,859)
                           =========   ==========  ===========  ============  ===========  ============
Net loss per common
 share..................   $   (0.01)  $    (0.03) $     (0.29) $      (1.42) $     (0.56) $      (2.10)
                           =========   ==========  ===========  ============  ===========  ============
Weighted average number
 of common shares
 outstanding............   6,000,000    6,000,000    6,139,072     7,845,684    7,845,684    14,764,870
                           =========   ==========  ===========  ============  ===========  ============

                                      December 31,
                         -----------------------------------------  September 30,
                          1994      1995      1996        1997          1998
                         -------  --------  --------- ------------  -------------
Balance Sheet Data:
Cash and cash
 equivalents............ $ 2,008  $ 43,812  $ 775,865 $ 10,686,001   $59,563,026
Working capital
 (deficit).............. (42,206) (235,478)   231,455   (1,218,005)   56,663,989
Total assets............  25,765   268,468  1,575,459   16,448,425    77,571,386
Long-term debt,
 excluding current
 portion................     --      9,519     91,133      962,144     1,130,484
Redeemable convertible
 preferred stock........     --        --         --     9,492,594           --
Total shareholders'
 equity (deficit)....... (18,449)  (99,362)   514,017   (9,752,450)   63,398,975

           Summary Selected Historical Financial Information of N2K

N2K provides the following financial information to aid you in your analysis of the financial aspects of the merger. Read the following summary selected historical financial information of N2K in conjunction with the Consolidated Financial Statements of N2K and the notes, "Selected Historical Financial Information of N2K" and "N2K Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus. N2K previously maintained a record label referred to as the "Encoded Music Division." The Encoded Music Division created, produced and licensed recorded music. In December 1998, N2K management approved a plan for the disposal of the Encoded Music Division. Accordingly, the operating results and assets and liabilities of these businesses as discontinued operations and reflected them separately from continuing operations. N2K incurred an extraordinary charge to its statement of operations equal to the unamortized portion of the discount associated with the fair value of the warrants that N2K issued in connection with the management and senior notes. N2K incurred the extraordinary charge when noteholders repaid the outstanding balance on the management and senior notes prior to maturity at N2K's initial public offering in October 1997.

                                                                                    Nine Months Ended
                                       Year Ended December 31,                        September 30,
                          ----------------------------------------------------  --------------------------
                             1994         1995          1996          1997          1997          1998
                          -----------  -----------  ------------  ------------  ------------  ------------
Statement of Operations
 Data:
Net revenues............  $       --   $    96,505  $  1,655,704  $  8,108,449  $  4,115,458  $ 24,890,121
Cost of revenues........          --        85,176     1,447,888     6,212,741     3,284,672    19,888,878
                          -----------  -----------  ------------  ------------  ------------  ------------
 Gross profit...........          --        11,329       207,816     1,895,708       830,786     5,001,243
Operating expenses......    1,327,436    2,983,933    17,500,614    21,924,135    12,820,320    49,268,153
                          -----------  -----------  ------------  ------------  ------------  ------------
Operating loss..........   (1,327,436)  (2,972,604)  (17,292,798)  (20,028,427)  (11,989,534)  (44,266,910)
Income (loss):
 Continuing operations..   (1,302,475)  (2,884,471)  (16,992,548)  (19,988,001)  (12,307,708)  (41,875,727)
 Discontinued
  operations............    1,444,885    1,289,671    (1,915,361)   (8,108,973)   (3,232,186)  (12,307,531)
Extraordinary item......          --           --            --       (639,262)          --            --
Net income (loss).......      142,410   (1,594,800)  (18,907,909)  (28,736,236)  (15,539,894)  (54,183,258)
Basic and diluted income
 (loss) per common
 share:
 Continuing operations..  $     (0.83) $     (1.84) $      (6.15) $      (4.09) $      (4.11)        (3.12)
 Discontinued
  operations............         0.92         0.82         (0.70)        (1.66)        (1.08)        (0.91)
 Extraordinary item.....          --           --            --          (0.13)          --            --
                          -----------  -----------  ------------  ------------  ------------  ------------
Basic and diluted net
 income (loss) per
 common share...........  $      0.09  $     (1.02) $      (6.85) $      (5.88) $      (5.19) $      (4.03)
                          ===========  ===========  ============  ============  ============  ============
Shares used in computing
 basic and diluted net
 income (loss) per
 common share...........    1,566,936    1,566,955     2,760,948     4,885,556     2,994,770    13,434,772
                          ===========  ===========  ============  ============  ============  ============

                                         Year Ended December 31,
                         ------------------------------------------------------- September 30,
                            1993       1994       1995       1996       1997         1998
                         ---------- ---------- ---------- ---------- ----------- -------------
Balance Sheet Data:
Cash and cash
 equivalents............ $  858,272 $1,469,764 $  547,624 $4,483,450 $36,831,748  $54,277,085
Working capital.........    543,947  1,756,815      3,960  1,910,864  50,859,351   57,722,701
Total assets............  1,645,275  2,685,317  1,973,332  9,329,922  64,021,556   80,802,343
Stockholders' equity....    542,130  2,243,704    648,984  4,908,379  53,147,935   61,125,543

                       Summary Selected Pro Forma Combined Financial Information Summary Selected Pro Forma Combined Financial Information

The following table contains selected pro forma combined data for CDnow and N2K. The pro forma amounts included in the table below assume the merger will be accounted for as a purchase where CDnow is considered the accounting acquiror. Please read the following table in conjunction with the historical consolidated financial statements of CDnow and N2K and the unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus.

These pro forma amounts are not necessarily indicative of the results of operations of the combined company that would have actually occurred had we completed the merger as of January 1, 1997 or of the financial condition of the combined company had we completed the merger as of September 30, 1998 or of the future results of operations or financial condition of the combined company. The unaudited pro forma statements of operations and the unaudited pro forma combined balance sheet do not reflect:

    . the operating results of N2K and CDnow from October 1, 1998 through the consummation date of the merger or

    . any cost savings we expect to achieve as a result of the merger, in particular the elimination of costs associated with duplicative operating and administrative activities. We cannot assure that we will realize any cost savings from the merger.

In addition, we expect that the operating results of N2K from October 1, 1998 through the consummation date of the merger will materially increase the excess of purchase price over the fair value of net assets acquired and, therefore, will increase the amount of pro forma amortization in each of the periods presented.

                                                                   For the
                                                                 Nine Months
                                                     For the        Ended
                                                    Year Ended    September
                                                   December 31,      30,
                                                       1997          1998
                                                   ------------  ------------
Pro Forma Statement of Operations Data:
Net sales......................................... $ 25,481,244  $ 60,393,926
Loss from continuing operations...................  (40,429,255)  (79,720,430)
Net loss per share from continuing operations
 applicable to common shareholders................ $      (3.43) $      (3.08)
                                                   ============  ============
Weighted average number of common shares
 outstanding......................................   11,900,695    25,915,731
                                                   ============  ============

                                                                    September
                                                                     30, 1998
                                                                   ------------
Pro Forma Balance Sheet Data:
Cash and cash equivalents......................................... $113,840,111
Working capital...................................................  104,386,690
Total assets......................................................  219,112,214
Long-term debt, excluding current portion.........................    1,441,944
Total shareholders' equity........................................  175,263,003

                                                             Recent Developments
                              Recent Developments

N2K

On February 3, 1999, N2K announced its financial results for the fourth quarter and year ended December 31, 1998. N2K's net revenues for the fourth quarter ended December 31, 1998 was $17,190,000, a 331% increase from net revenues of $3,993,000 reported for the fourth quarter of 1997. N2K reported a loss for the fourth quarter of 1998, from continuing operations of $17,698,000, or $1.24 per share, compared to a loss from continuing operations of $7,681,000, or $0.73 per share, for the fourth quarter of 1997. The loss from continuing operations for the fourth quarter of 1998 excludes transaction fees of $2,378,000 related to the merger. The fourth quarter 1998 net loss was $1.59 per share, compared to a net loss of $1.26 per share for the fourth quarter of 1997.

For the year ended December 31, 1998, N2K reported net revenues of $42,080,000, a 419% increase from net revenues of $8,108,000 reported for the year ended December 31, 1997. The loss for the year from continuing operations was $59,574,000, or $4.37 per share, compared to a loss from continuing operations of $19,988,000, or $4.09 per share, reported for the prior year. The 1998 loss from continuing operations excludes transaction fees of $2,378,000 related to the merger. The net loss for 1998 was $5.64 per share, compared to a net loss of $5.88 per share for 1997.

At December 31, 1998, N2K's Music Boulevard had approximately 720,000 customers who have ordered and received products, of which 275,000 were first time customers added in the fourth quarter. This represents an increase in customer acquisition of over 60%. Approximately 51% of net revenue, in the fourth quarter of 1998 came from existing customers. For 1998, N2K has added approximately 603,000 new customers.

CDnow

On February 3, 1999, CDnow announced its financial results for the fourth quarter and year ended December 31, 1998. Net sales for the fourth quarter ended December 31, 1998 was $20,891,000, a 164% increase from net sales of $7,920,000 for the fourth quarter of 1997. On a quarter to quarter basis, net sales in the fourth quarter of 1998 increased by 51% over net sales of $13,880,000 for the third quarter of 1998. Approximately 56% of net sales in the fourth quarter came from existing customers.

CDnow's net loss for the fourth quarter of 1998 was $12,945,000 or $0.73 compared to a net loss of $6,618,000, or $0.86 per share, for the fourth quarter of 1997. Included in general and administrative expenses in the fourth quarter of 1998 was a charge to expense of approximately $500,000, or $0.03 per share, related to moving CDnow's headquarters to Fort Washington, Pennsylvania, of which approximately $400,000 was an accrual for the expected loss on the lease of CDnow's former headquarters. CDnow's net loss for the fourth quarter compares to a loss in the third quarter of 1998 of $0.74 per share.

Net sales for the year ended December 31, 1998 increased 225% to $56,395,000 from $17,373,000 million for the year ended December 31, 1997. CDnow's net loss for the twelve months ended December 31, 1998 was $43,769,000, or $2.79 per share, compared to a net loss of $10,747,000 or $1.42 per share, for the twelve months ended December 31, 1997.

As of December 31, 1998, a total of 983,000 customers had purchased from CDnow since inception, of which 245,000 new customers were added in the fourth quarter. CDnow added a total of 686,000 new customers during 1998.

                                                                         Summary
                       Comparative Per Share Information

The following summarizes the per share information for our companies on a historical, pro forma combined and equivalent basis. We calculated the N2K Per Share Equivalents by multiplying the Unaudited Pro Forma Combined per share amounts by .83 because the N2K shareholders will receive .83 shares of CDnow/N2K common stock in exchange for each share of N2K common stock.

The calculations exclude common stock equivalents. You should refer to the pro forma unaudited combined financial statements, the Consolidated Financial Statements of CDnow, and the Consolidated Financial Statements of N2K for information about common stock equivalents and information about the number of shares used in computing net loss from continuing operations per common share.

                                             At or for the     At or for the
                                              Year Ended     Nine Months Ended
                                           December 31, 1997 September 30, 1998
                                           ----------------- ------------------
Unaudited Pro Forma Combined
  Loss from continuing operations per
   common share...........................   $      (3.43)         $(3.08)
  Dividends...............................            --              --
  Book value per common share.............   Not computed            5.94
N2K Per Share Equivalents
  Loss from continuing operations per
   common share...........................   $       (2.85)        $(2.56)
  Dividends...............................            --              --
  Book value per common share.............   Not computed            4.93
N2K - Historical
  Loss from continuing operations per
   common share...........................   $      (4.09)         $(3.12)
  Dividends...............................            --              --
  Book value per common share.............           4.39            4.30
CDnow - Historical
  Net loss per common share...............   $      (1.42)         $(2.10)
  Dividends...............................            --              --
  Book value (deficit) per common share...          (1.24)           3.59

                                                                    Risk Factors
                                  Risk Factors

Risks Relating to the Merger

Our inability to successfully integrate our operations may effect our ability to realize the anticipated benefits of the merger.

The success of the merger will depend on our ability to unite our business strategies and technologies. We cannot assure that we will realize the anticipated benefits of our merger. If we are unable to successfully unite our operations, we will be materially adversely affected. The joining of our operations will present significant challenges. The combining of management from our companies will result in changes affecting all employees and the operations of both companies. Differences in management approach and corporate culture may strain employee relations.

The shares of CDnow/N2K common stock you actually receive in the merger may be less valuable than the shares on the day you make your decision about the merger.

The value of the CDnow/N2K shares you receive will vary based on fluctuations in the price of the common stock of the two companies prior to the merger. This is because it is unlikely that the value of the CDnow/N2K shares will be the same on the date of the effective time of the merger as the prices of either CDnow stock or N2K stock on the date of this joint proxy statement/prospectus. In the merger, each share of N2K will convert into .83 of a share of CDnow/N2K, and each share of CDnow common stock will convert into one share of CDnow/N2K. Both of these exchange ratios are fixed. We will not adjust the exchange ratios in the event of any increase or decrease in the price of CDnow or N2K common stock.

Our stock option agreements and termination fees may deter third parties from making bids to acquire CDnow or N2K which may be more beneficial to you.

The existence of options and the termination fee between CDnow and N2K may make it more difficult for a third party to acquire either company and therefore may deter third parties from making competing bids for either company. CDnow and N2K each granted to the other an option to acquire up to 19.9% of its outstanding common stock. CDnow and N2K may only exercise their respective options upon termination of the merger agreement in connection with specified types of transactions or proposed transactions with third parties. In addition, under these circumstances, the merger agreement requires CDnow or N2K to pay to the other a termination fee. Together, the maximum amount that CDnow or N2K may receive in cash or stock of the other company is $3.75 million.

Executive officers and directors who are asking you to approve the merger have potential conflicts of interest because they will receive additional benefits in the merger.

Shareholders should be aware of a potential conflict of interest and the benefits available to executive officers and directors when considering the CDnow and N2K board of directors determinations to approve the merger. As discussed below under "Interests of CDnow and N2K Executive Officers and Directors in the Merger," a number of executive officers and directors of CDnow and N2K have employment or severance agreements or benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests as shareholders. Each of these persons could receive significant compensation if the merger is completed.

Risks Relating to CDnow/N2K

We have a history of losses and we expect future losses which could decrease the value of your shares.

Both CDnow and N2K have incurred significant losses since inception. We cannot assure that we will ever be profitable. CDnow had net losses of $10.7 million for the year ended December 31, 1997 and $30.8

                                                                    Risk Factors

million for the nine months ended September 30, 1998. N2K had net losses from continuing operations of $20.0 million for the year ended December 31, 1997 and $41.9 million for the nine months ended September 30, 1998. As of September 30, 1998, CDnow had accumulated losses of $43.6 million and N2K had accumulated losses of $110.2 million. We anticipate that we will continue to incur substantial expenses for the following purposes:

    . marketing and promotion, including agreements with internet content and service providers;

    .     web site development and enhancement; and

    . reorganization and development of our combined administrative organization.

We hope that the combination of our businesses will enable us to reduce our combined expenses so that they are significantly less than the sum of the expenses we would incur if we continue as separate entities. However, we cannot assure that we will be successful in our effort to reduce our combined expenses. Even if we are able to realize these cost savings as a result of the merger, we expect to incur substantial operating losses for the foreseeable future. Moreover, because our products have low gross margins, we must generate substantially increased net sales to achieve profitability.

If customers do not accept electronic commerce, we will be materially adversely affected.

Customers may not accept the use of electronic commerce. If electronic commerce does not continue to grow or grows more slowly than expected, we will be materially adversely affected. Our long term success is dependent on widespread consumer acceptance of electronic commerce. There are a number of factors that could prevent or delay consumer acceptance, including the following:

    .electronic commerce is at an early stage of acceptance;

    . the necessary network infrastructure for substantially increased purchase volumes may not be adequately developed;

    . increased government regulation may adversely impact the viability of electronic commerce;

    . insufficient availability of telecommunications services or changes in telecommunication services could result in slower response times, which could adversely impact electronic commerce; and

    . adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth.

We compete with Amazon.com and other online retailers and traditional music retailers who may be more successful than we are in attracting and retaining customers.

Competition in our business is intense. We will be materially adversely affected if we cannot compete successfully.

Barriers to entry in our business are minimal and a competitor can launch a new site at relatively low cost. We have always confronted a large number of online competitors. In June 1998, Amazon.com launched an online music business and, based on its announced third quarter 1998 revenue, became the largest online retailer of music and music related products although our combined revenues would have made us larger for this period. Other large entities, including Tower Records, Columbia House and Best Buy, have launched online music retailing efforts. Moreover, competition in the broader retail music industry also affects our business. Among our competitors are the following:

    .     online vendors of music, music videos and other related products;

    . online service providers that offer music directly or in cooperation with other retailers;

    . traditional retailers of music products, including specialty music retailers;

    . other retailers that offer music products, including mass merchandisers, superstores, discount stores and consumer electronic stores;

    .     non-store retailers such as music clubs; and

    . record companies and other entities who may make available digitally downloaded music.

                                                                    Risk Factors

Many of our competitors have much greater financial, marketing and other resources than ours. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns and other initiatives. In addition, recently developed technologies have increased competitive pressures on CDnow and N2K. For example, applications that can indicate which online site has the lowest price for a particular title could direct customers to our competitors' sites. We cannot assure that we will compete successfully in this environment.

We rely on marketing agreements and online and traditional advertising which may not generate the anticipated number of new customers even though we must make substantial payments under these agreements.

If we are unable to further develop and successfully administer our marketing agreements and advertising campaigns, we will be materially adversely affected. To attract customers, we entered into agreements with online search and other internet service providers. We also utilize online advertising and traditional advertising. If these alliances and advertising campaigns, in which we make significant investments, do not generate the expected number of new customers or if we are unable to renew on successful terms marketing agreements, we will be materially adversely affected.

As of September 30, 1998, our combined minimum obligations under marketing agreements and advertising arrangements are approximately $18.2 million in the remaining three months of 1998, $41.8 million in 1999, $36.7 million in 2000 and $10.1 million in 2001. We may enter into additional marketing agreements in the future. The success of these relationships depends on the amount of increased traffic we receive from the internet sites of these online search and other internet service providers. We cannot assure that these arrangements will generate the expected number of new customers. Moreover, we may not be able to renew on successful terms marketing agreements or enter into new agreements with others. In addition, we cannot assure that our advertising campaigns will be successful.

We may need additional funds which, if available, could substantially increase our interest expense or dilute your shareholdings. If these additional funds are unavailable, we will be materially adversely affected.

We may need additional funding which may not be available. Both of our companies have been spending and expect for the foreseeable future to spend more cash than we generate from continuing operations. Although we hope to realize some cost savings as a result of the combination of the CDnow and N2K businesses, we will continue to have substantial capital requirements. As a result, we expect to continue to utilize our cash reserves to fund operations. We may need to raise additional funding to provide sufficient cash reserves which may not be available. If we issue equity securities in connection with a financing, your shareholdings will be diluted. If we raise additional funds through a debt financing, we will incur interest charges and will likely become subject to restrictions on our operations and finances.

We believe that the resources available to us following the merger will be sufficient to fund operations for at least the next 12 months. However, various factors, including an unanticipated decline in revenues or increased expenses, could cause us to require financing at an earlier time. For additional details, please see "CDnow Management's Discussion and Analysis of Financial Condition-- Liquidity and Capital Resources" and "N2K Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources."

We both rely on Valley Media, Inc. to fill our customers' orders. If we are unable to maintain this relationship or find a replacement on the same or better terms, then our ability to distribute to our customers in a cost efficient manner will be impeded.

If our relationship with Valley Media, Inc. is unexpectedly terminated, we could be materially adversely affected, particularly if the termination occurs during the fourth quarter of the calendar year, a period when a high percentage of music sales are made. Orders for recorded music items for both CDnow and N2K are primarily filled by Valley Media. We cannot fill customers' orders on our own. Therefore, our business is dependent on maintaining the relationship with Valley Media or on establishing new relationships with companies who provide similar services. We cannot assure that we will maintain the relationship with Valley Media or find a replacement vendor capable of filling our customers' orders on satisfactory terms.

                                                                    Risk Factors

CDnow's agreement with Valley Media terminates in June 1999 and N2K's agreement with Valley Media terminates in February 2000. Also, if Valley Media decides to stop providing services to all of its online customers, Valley Media may terminate its agreements with us on 30 days' written notice. To date, Valley Media has satisfied our requirements on a timely basis. However, if Valley Media is unable to satisfy our increasing requirements on a timely basis, or terminates or chooses not to renew its current agreements with us, we will be materially adversely affected.

We also rely on single vendors to fill orders with respect to internationally manufactured recorded music items and other product lines that we carry. If we lose any one vendor, our sales of the product line serviced by the vendor could be materially adversely affected. While we attempt to negotiate multi-year contracts with vendors to ensure the availability of merchandise, we cannot assure that our vendors will continue to sell merchandise to us on acceptable terms. Moreover, we cannot assure that, if necessary, we could establish relationships with suitable vendors on a timely basis and on acceptable commercial terms. If we are unable to maintain suitable relationships with vendors, we will be materially adversely affected.

We could experience system failures and capacity constraints which would interfere with access to our online store.

Any system interruptions that cause our online stores to be unavailable or that reduce our ability to process transactions could materially adversely affect us. Further, if we do not appropriately expand and upgrade our systems and infrastructure, we will suffer a material adverse affect. Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We have had system interruptions in the past and expect further interruptions in the future. We do not have fully redundant systems or a formal disaster recovery plan. Additionally, we may not carry sufficient business interruption insurance to compensate us for losses that may occur.

As traffic in our online stores continues to increase, we must expand and upgrade our technology, transaction processing systems, network infrastructure and customer service capabilities. We may not be able to accurately project the rate of increase in our online stores. In addition, we may not be able to expand and upgrade our systems and infrastructure and customer service capabilities to accommodate increased use of our online stores.

We may be negatively affected by security breaches which could affect our ability to maintain security of our customers' information and our ability to attract and retain customers.

If security breaches of our customer information or other information occurs, we may be materially adversely affected. The security of proprietary information is a concern in our business. If we are unable to protect our customer or other information, concern regarding the security of confidential information may deter consumers from shopping with us or engaging in online commerce, and we could be materially adversely affected. We believe that concern regarding the security of confidential information transmitted over the internet, such as credit card numbers, prevents many potential customers from engaging in online transactions.

To protect confidential information, we rely on encryption technology, which transforms information into a "code" designed to be unreadable by third parties and authentication technology which utilizes passwords and other information to prevent unauthorized persons from accessing a customer's information. These measures cannot guarantee that physical or electronic break-ins, viruses or similar problems will not occur. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant expenditures and expend considerable personnel effort to protect against security breaches or remedy problems caused by these breaches. We cannot assure that our security measures will prevent such breaches.

                                                                    Risk Factors

We rely on internally and externally developed software, which if not continually updated will materially adversely affect our ability to retain and attract customers.

   If we do not continually improve our internally and externally developed software, we will be materially adversely affected because our competitors may provide superior services to our current and potential customers. We use internally and externally developed software for our online stores, search engines and almost all aspects of our transaction processing and order management systems. As our business grows, we will have to modify internally developed software and upgrade or acquire externally developed software to accommodate increased traffic in our online stores or increased volume in our transaction processing order management systems. If we fail to make modifications when needed, we may experience any one or more of the following undesirable effects:

    .     unanticipated system disruptions;

    .     slower response time;

    .     impaired quality and speed of filling orders;

    .     degradation in customer service; or

    .     delays in reporting accurate financial information.

Any of these events could have a material adverse effect on us.

Fluctuations in our quarterly operating results may result in a failure to meet analysts' and investors' expectations, causing our share price to decline or fluctuate widely.

We expect that our quarterly operating results will fluctuate significantly due to many factors, a number of which are beyond our control. We believe that period-to-period comparisons of our historical results are not necessarily meaningful. You should not rely on these historical results as an indication of future results. Our results of operations in future periods may not meet the expectations of analysts and investors, in which case the price of our common stock would likely be materially adversely affected. Factors which may also have a longer term impact on our operating results may include one or more of the following:

    . our ability to retain existing customers and attract new customers;

    . the introduction of new or enhanced online features, services and products by us and our competitors;

    .     price competition or higher wholesale prices;

    . the level of use of online commerce for the purchase of recorded music;

    .     seasonality of recorded music sales;

    . our ability to upgrade and develop our systems and infrastructure and attract qualified personnel;

    .     technical difficulties, system downtime or internet brownouts;

    . operating costs and capital expenditures needed for expansion of our business, operations and infrastructure;

    .     timing of our promotions and sales programs;

    .     the level of merchandise returns that we experience;

    .     government regulation; and

    . general economic conditions or economic conditions specific to online commerce and the music industry.

We expect to experience seasonality in our business resulting from fluctuations in online usage as well as traditional retail seasonality in the sale of recorded music. Sales in the traditional music retail business are much greater in the fourth quarter of each year than in the preceding three quarters. However, we have had difficulty in ascertaining the effect of seasonality on our business because of our limited operating history and the rapid growth of our businesses.

                                                                    Risk Factors

Our stock price may fluctuate which may make it difficult to resell your shares when you want to at prices you find attractive.

The market prices of our common stock have been highly volatile. This volatility may adversely effect the price of our common stock in the future. You may not be able to resell your shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock of online commerce companies, will continue. Factors that could cause such volatility include:

    .     our quarterly operating results;

    . deviations in results of operations from estimates of securities analysts;

    . general economic conditions or economic conditions specific to online commerce and the music retailing industry; and

    .     other developments affecting us or our competitors.

On occasion, the equity markets and in particular the markets for internet stocks, have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance.

We may be materially adversely affected by rapid technological change if we are unable to respond timely and effectively.

If we are not able to successfully respond to online commerce's rapid technological change, we will be materially adversely affected. Our success will depend upon our ability to respond to such developments in a timely and cost-effective manner. For example, new technology which could be used for the illegal electronic distribution of recordings and other material could have a detrimental effect on our business by reducing the market for our products. Although the Recording Industry Association of America, in concert with various recording and technology companies, has launched an initiative to develop a technology for the digital distribution of music, this initiative may not succeed in reducing the risk of illegal distribution of recordings in digital form or in any form. Similarly, technological developments could provoke significant changes to the way in which recorded music is produced and distributed, thereby requiring us to acquire, implement and adopt new technology and distribution systems.

We may not be able to protect our proprietary rights and may infringe on the proprietary rights of others, both of which would have a material adverse effect on our business.

Our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. Some of our proprietary rights are licensed to third parties. There is a risk that these licensees will take actions that materially adversely affect the value of our proprietary rights or reputation.

It is possible that we may be the subject of infringement claims because of our relationship with the CDnow Cosmic Credit sites and use of unlicensed information. CDnow established a network of links with numerous small online sites through its Cosmic Credit program. These online sites, which typically are fan sites devoted to popular musical artists, permit customers to connect to CDnow's site through an embedded hyperlink. CDnow gives Cosmic Credit participants commissions in store credit or cash based upon the dollar amount of purchases made by persons using the link. Many of the Cosmic Credit sites are not officially sanctioned by the artists on whom the sites are focused. Moreover, many of the sites do not have licenses for the use of any proprietary intellectual property which they display on their sites. In addition, CDnow's primary provider of artist and music-related information, including photographs, articles and reviews advised CDnow that it may not have a license to distribute some of this information.

From time to time, we have been subject to claims alleging infringement of intellectual property of others. To date, we have not suffered material harm from these claims. However, such claims could have a material adverse effect on us in the future, particularly if we are unsuccessful in defending against them.

                                                                    Risk Factors

Various organizations such as Broadcast Music, Inc., the American Society of Composers, Authors and Publishers and the Harry Fox Agency, representing composers and owners of the copyrights in music compositions, have asserted that N2K is required to obtain licenses from them with respect to N2K's use of music on its various web sites. Though N2K believes that statutory exemptions to the rights asserted by these organizations apply to the types of uses made of the music by N2K, there are few, if any, legal precedents applicable to such internet uses. In the meantime, N2K is continuing to have discussions with these organizations to establish whether there might be a license acceptable to N2K, what the form and scope of such a license would be and what rates would apply. If the licences are required and the terms for licenses for the use of music are onerous, or if we were unsuccessful in defending against claims that we used such music without appropriate licenses and we were ordered to pay damages, we could suffer a material adverse effect.

We are subject to government regulation and legal liabilities which may be costly and may interfere with our ability to conduct business.

If we become subject to claims that we have violated U.S. or foreign laws, we could be materially adversely affected even if we successfully defend against these claims. Moreover, new laws that impose restrictions on our ability to follow current business practices or increase our costs of doing business could also materially adversely affect us. Laws and regulations directly applicable to online commerce or internet communications are becoming more prevalent. These laws and regulations could expose us to substantial liability.

The most recent session of Congress and the European Union have recently enacted laws and regulations concerning the internet, and there is uncertainty regarding their marketplace impact. In addition, various jurisdictions already have enacted laws covering intellectual property, privacy, libel and taxation that are not specifically directed to online commerce but that could impact our business.

Legal rights to use some content on the internet are not clearly settled. Our ability to rely on exemptions or defenses under copyright law is uncertain. We believe that our use of third party material in our online stores is permitted under current provisions of copyright law. It is possible that the law could develop in a fashion that would prohibit us from having rights to downloadable music samples as well as artist, record and other information. We could be materially adversely affected if we are no longer able to use this information.

In addition, the growth of the internet, coupled with publicity regarding internet fraud, may lead to the enactment of more stringent consumer protection laws. These laws may impose additional burdens on our business.

We may be negatively affected by the pending N2K litigation.

If one or more of the lawsuits pending against N2K result in a large judgment, we could be materially adversely affected. N2K is a party to several pending lawsuits, which we describe in the section entitled "Description of N2K-- Litigation." While N2K does not believe that any of these lawsuits are likely to have a materially adverse effect on it, litigation presents inherent risks and uncertainties.

We may be subject to legal liability for publishing or distributing content over the internet which may be costly for us to defend.

We may be subject to legal claims relating to the content in our online stores, or the downloading and distribution of the content. For example, persons may bring claims against us if material deemed inappropriate for viewing by young children can be accessed from our online stores. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. Online services have been sued in the past (sometimes successfully) based on the content of material on the internet. Our insurance may not cover claims of this type, or may not provide sufficient coverage. We could suffer a material adverse effect if costs resulting from these claims are not covered or significantly exceed our coverage.

                                                                    Risk Factors

We may be subject to liability for sales and other taxes.

We could suffer a material adverse effect if sales and similar taxes are imposed on our business, or if penalties are assessed on us for past nonpayment of these taxes. We do not collect sales or other similar taxes in most states. Recently adopted legislation provides that, prior to October 2001, a state cannot impose sales taxes on products sold on the internet unless such taxes could be charged on non-internet transactions involving these products. During this moratorium, it is possible that taxing mechanisms may be developed that would, following the moratorium, impose increasing sales and similar tax burdens on us. If these burdens are placed on us, we could suffer a material adverse effect. In addition, foreign jurisdictions may claim that we are subject to taxation because we conduct transactions with their citizens.

Our success is dependent on our key personnel, who may decide not to continue to work for CDnow/N2K, and we may not be able to hire enough qualified personnel to meet our hiring needs.

We will be materially adversely affected if we cannot hire and retain suitable executive management team members and personnel. We believe that our success will depend on continued employment of the executive management team designated to serve following the merger. If one or more members of our management team become unable or unwilling to continue in their present positions, we could be materially adversely affected. In addition, our success also depends upon continued service by key sales, marketing and support personnel and our ability to hire additional personnel as our business grows.

Management will control 37% of CDnow/N2K and their interests may be different from and conflict with yours.

The interests of management could conflict with the interests of our other shareholders. Following the merger, CDnow/N2K executive officers and directors will beneficially own a total of approximately 37% of the outstanding CDnow/N2K common stock. Accordingly, if they act together, they will have the power to significantly influence the election of directors and the approval of actions for which the approval of our shareholders is required.

Our computer systems and those of our key suppliers and service providers may not be Year 2000 compliant which may cause system failures and disruptions of operations.

The Year 2000 issue could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities which may materially adversely affect us. To date, we have experienced very few problems related to Year 2000 problems and we do not believe that we have material exposure to the Year 2000 issue with respect to our information systems as these systems correctly define the Year 2000.

We are currently conducting an analysis to determine the extent to which the systems of third parties raise Year 2000 issues may affect us. However, we cannot assure that the primary provider we use to fill our orders for direct-to-consumer music products, Valley Media, will, in fact be year 2000 compliant on a timely basis. Generally, we are unable to predict the extent to which the Year 2000 issue will effect our suppliers, or the extent to which we would be vulnerable to our suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with our systems could have a material adverse effect on us, which is not currently quantifiable. In addition, most of the purchases from our online stores are made with credit cards, and our operations may be materially adversely affected to the extent our customers are unable to use their credit cards due to Year 2000 issues that are not rectified by credit card providers.

Anti-takeover provisions and our right to issue preferred stock could make it difficult for a third-party to acquire us even if the change in control is more beneficial to you.

Pennsylvania corporate law under which CDnow/N2K is incorporated could make it difficult for a third party to acquire control of us, even if the change in control would be beneficial to shareholders. The

                                                                    Risk Factors

articles of incorporation provide that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three year term. The issuance of preferred stock and the existence of a classified board could make it difficult for a third party to acquire us, discourage bids for our common stock at a premium, and adversely affect the market price of our common stock.

                                                                      The Merger
                                   The Merger

We are furnishing this joint proxy statement/prospectus to holders of common stock of CDnow, Inc., a Pennsylvania corporation, and holders of common stock of N2K Inc., a Delaware corporation. The CDnow and N2K boards of directors are soliciting proxies for use at the special meetings of their shareholders, and at any adjournment or postponement of the meetings.

    At the CDnow special meeting, the CDnow shareholders will be asked to:

    . approve and adopt the Agreement and Plan of Merger dated as of October 22, 1998 and amended as of January 29, 1999, among CDnow, N2K and CDnow/N2K, Inc., a Pennsylvania corporation, and the transactions contemplated by the merger agreement; and

    .     approve and adopt the CDnow/N2K 1999 Equity Compensation Plan.

    At the N2K special meeting, the N2K shareholders will be asked to:

    . approve and adopt the merger agreement and the transactions contemplated by the merger agreement; and

    .     approve and adopt the equity plan.

    We attached the merger agreement as Appendix I.

    The merger agreement provides for two separate mergers.

    The CDnow Merger                        The N2K Merger


    .     A wholly-owned subsidiary         .     A wholly-owned subsidiary
          of CDnow/N2K will merge                 of CDnow/N2K will merge
          with and into CDnow. CDnow              with and into N2K. N2K
          will be the surviving                   will be the surviving
          company in the CDnow                    company in the N2K merger.
          merger.


                                            .     Each issued and
    .     Each issued and                         outstanding share of N2K
          outstanding share of CDnow              common stock converts into
          common stock converts into              the right to receive .83
          the right to receive one                of a share of CDnow/N2K
          share of CDnow/N2K common               common stock.
          stock.

On February 8, 1999 the closing price of CDnow common stock was $19.56 and the closing price of N2K common stock was $14.81. If we closed the merger on February 8, 1999, and CDnow/N2K common stock traded at the same value as the CDnow common stock, a CDnow shareholder would receive CDnow/N2K common stock with a value of $19.56 per share of CDnow common stock and an N2K shareholder would receive CDnow/N2K common stock with a value of $16.23 per share of N2K common stock.

Upon completion of these mergers, CDnow and N2K will be wholly-owned subsidiaries of CDnow/N2K. You will no longer own shares of CDnow or N2K, instead you will own shares of CDnow/N2K. We anticipate that the CDnow merger and the N2K merger will become effective at the same time. We expect the mergers will become effective the day of our shareholder meetings.

On December 31, 1998, there were approximately 17,842,979 shares of CDnow common stock issued and outstanding and approximately 14,419,060 shares of N2K common stock outstanding. Based on the number of shares of CDnow and N2K outstanding on December 31, 1998, we expect that after the merger there will be approximately 29,810,799 shares of CDnow/N2K common stock outstanding. The following table sets forth the CDnow and N2K options and warrants outstanding as of December 31, 1998 and the number of CDnow/N2K options and warrants we expect will be outstanding after the merger.

                                                                      The Merger

         Options and Warrants Outstanding as of December 31, 1998

                                             Post-Merger
                                        (after application of      Combined
                     Pre-Merger            exchange ratio)        post-merger
                ----------------------  ------------------------- -----------
                   N2K        CDnow        N2K         CDnow
                ---------   ---------   ----------   -----------
Stock options   2,210,613   1,043,730    1,834,809    1,043,730    2,878,539
Warrants          599,554     294,562      497,630      294,562      792,192
                ---------   ---------   ----------   ----------    ---------
Total           2,810,167   1,338,292    2,332,439    1,338,292    3,670,731
                =========   =========   ==========   ==========    =========

Background of the Merger

On several occasions between early 1996 and March 1997, Jason Olim, the President and Chief Executive Officer of CDnow, and Larry Rosen, the Chairman and Chief Executive Officer of N2K, discussed a possible merger of the companies. On each occasion, the parties determined not to pursue such discussions.

In March 1998, Mr. Olim and Mr. Rosen met again while attending an industry conference in San Francisco. At that time, Messrs. Olim and Rosen discussed a possible merger of the companies. The parties did not pursue these discussions any further.

At about the same time, N2K, with the assistance of its financial advisor, Allen & Company, was having discussions with three major music/entertainment companies who were interested in an alliance with an online music retailer to aid in the distribution of their products. The discussions focused on a potential significant joint investment in N2K by the three companies. These discussions did not result in any definitive proposals. In addition, at about that time, N2K and two other large media and communications companies discussed a possible acquisition of N2K that also did not lead to any definitive proposals.

Messrs. Olim and Rosen met on June 24 and 25, 1998 while attending an industry conference in London. The parties again discussed the possibility of a merger between the companies. Messrs. Olim and Rosen agreed to meet at a future date.

On July 16, 1998, Messrs. Olim and Rosen met in New York. At this meeting, Messrs. Olim and Rosen discussed some general features that would accompany a merger of the companies' businesses. However, they reached no agreement or understanding on any proposed terms or structure, and Messrs. Olim and Rosen decided that they would not continue their discussions at this time. They acknowledged that there might be an opportunity to resume talks at a future date.

Over the course of the summer of 1998, the members of N2K's board of directors continued to evaluate different corporate strategies for N2K with a view to strengthening N2K's business and growth and ensuring N2K's position in the online commerce sector. The possible strategies they considered included merging with another online retailer, selling N2K to a traditional retailer or another entity that would be interested in developing or strengthening a presence in the sector and continuing to operate N2K on an independent basis. N2K did not pursue the sale alternative because the N2K board considered it to be less attractive than remaining independent or pursuing a merger with CDnow. Consequently, during this period, N2K's board of directors authorized its management to continue discussions with CDnow's management regarding a possible transaction.

On August 6, 1998, the CDnow board first decided to pursue a merger transaction with N2K. Mr. Olim briefed the CDnow board of directors concerning his discussions with Mr. Rosen about a possible transaction with N2K. The CDnow board requested Mr. Olim continue his discussions with Mr. Rosen.

To maintain CDnow's presence as a leading internet music retailer and to capitalize on the growth of electronic commerce, the CDnow board considered a merger transaction with N2K or remaining independent.

                                                                      The Merger

Because of numerous factors, including N2K's business alliances, the CDnow board pursued a merger with N2K. The CDnow board did not consider potential transactions with companies other than N2K.

In early August 1998, Messrs. Olim and Rosen discussed possible transaction structures and potential merits of a combination, as well as other details of such a transaction. Over the course of the discussions, the respective boards of directors of N2K and CDnow met from time to time and were briefed on developments regarding the discussions. Each board authorized its respective management to continue their discussions.

N2K formally engaged Allen & Company to act as its exclusive financial advisor with respect to the merger under an engagement letter dated August 6, 1998. Prior to its engagement in connection with the merger, Allen & Company had been engaged by N2K beginning in 1996 in connection with several private financings and had acted as a managing underwriter for N2K's secondary public offering completed in April 1998. Because of its ongoing relationship and familiarity with N2K, Allen & Company also provided general financial advisory services from time to time during the preceding periods with respect to various matters affecting N2K.

On August 16, 1998, CDnow invited BT Alex. Brown to act as its financial advisor with respect to a potential transaction with N2K. CDnow formally engaged BT Alex. Brown to act as its exclusive financial advisor.

On August 17, 1998, after executing a mutual confidentiality and standstill agreement, senior management of both companies, along with their financial advisers and legal representatives, met in New York. The parties discussed possible transaction and organizational structures, as well as other facets of a "merger of equals" type transaction. These discussions also included preliminary negotiations regarding a range of possible exchange rates and a board of the new company that would contain equal representation from N2K and CDnow.

During the following several weeks, CDnow held numerous discussions with BT Alex. Brown, its financial advisor, Morgan, Lewis & Bockius LLP, its outside legal counsel, and Arthur Andersen LLP, its accounting firm, and N2K met with Allen & Company, its financial advisor, Dewey Ballantine LLP, its outside legal counsel, and Arthur Andersen LLP, its accounting firm, regarding various matters relating to the proposed transaction.

On September 17, 1998, Messrs. Olim and Rosen met to discuss the status of the proposed transaction. At that meeting, Messrs. Olim and Rosen reached an understanding that they would each recommend to their board that Mr. Olim serve as President and Chief Executive Officer and Mr. Rosen serve as Chairman of the combined company.

On September 29, 1998, members of the senior management of each company and representatives of their respective financial advisors and outside legal counsel met to discuss a proposed transaction schedule. The parties also exchanged confidential documents at this meeting.

On October 7, 1998, The Wall Street Journal and The New York Times published articles that the companies were engaged in merger discussions. In response to these reports, on that date N2K and CDnow issued a joint press release in which they acknowledged these discussions but stated no assurance that an agreement between the two companies would be reached.

On October 9, 1998, the CDnow board held a special meeting that was also attended by representatives of its financial advisor and outside legal counsel. At this meeting, representatives of BT Alex. Brown made a presentation regarding the financial terms of the proposed transaction. The board considered a transaction in which CDnow shareholders would receive 60% of the outstanding stock of a new entity and N2K shareholders would receive 40% of the outstanding stock of the new entity. In addition, the board considered

                                                                      The Merger

that CDnow would have greater board representation. Representatives of Morgan, Lewis & Bockius made presentations regarding various aspects of the proposed transaction. The CDnow board expressed concern over the need for assurance relating to the status of N2K's material agreements and N2K's cash balance upon closing the proposed transaction. After extensive discussion, the board authorized management to continue negotiations.

During the next week, each company continued discussions. In addition, management of the companies and their respective advisors met several times and the parties negotiated definitive agreements.

Between October 5 and October 22, 1998, N2K's stock price declined on a disproportionate basis compared to CDnow's stock price. As a result, during this period the aggregate market value of N2K would have represented between 31% and 36% of the combined company and the aggregate market value of CDnow would have represented between 69% and 64% of the combined company. On or about October 13, 1998, N2K advised CDnow that it would not accept a combination on the basis of these market valuations.

Despite the decline in the N2K stock price, following further discussions between the parties' advisers, it was proposed that N2K shareholders would receive approximately 40% of the combined company while CDnow shareholders would receive approximately 60%. Under such proposal, CDnow would have a greater board representation in the new entity. The board of the new company would be comprised of four persons designated by CDnow, three persons designated by N2K and two independent directors. Finally, N2K proposed that Mr. Diamond, the acting Chief Executive Officer of N2K following Mr. Rosen's recent heart surgery, would become chairman of the new entity as N2K's senior representative in the combined company.

On October 16, 1998, the N2K board met to discuss developments regarding, and consider approval of, the proposed transaction with CDnow. At this meeting, Allen & Company summarized the financial analyses performed with respect to the proposed transaction. Management also presented the results of their due diligence review and described the proposed terms of the transaction. In addition, representatives of N2K's outside legal counsel, Dewey Ballantine, discussed various aspects of the proposed transaction. After extensive discussion, the board expressed concern over certain elements of the transaction and a number of provisions in the proposed merger agreement and instructed management to continue negotiating with CDnow over such matters.

On October 16, 1998, the CDnow board met to discuss the status of the proposed transaction. At this meeting, management briefed the board on the status of the negotiations and representatives of Morgan, Lewis & Bockius apprised the board on numerous items. The board authorized management to continue negotiations.

Over the next week, the parties continued discussions and negotiations on these and other issues. The N2K board met two additional times. The CDnow board met on one occasion. Various compromise proposals were considered at these meetings.

On October 22, 1998, the N2K board met again to consider the approval of the merger agreement and the related transactions. At that meeting, Allen & Company reviewed the financial terms of the merger and recent stock trading levels, and rendered its oral opinion that, the terms of the merger were fair, from a financial point of view, to the shareholders of N2K. The N2K board discussed a number of issues, including the previously expressed concerns relating to the level of participation of N2K management in the combined company and the need for certainty of closure of the transaction. Following this discussion and upon consideration of the factors described under "--N2K Reasons for the Merger; Recommendation of the N2K Board" the N2K board concluded that the merger was fair to, and in the best interest of, N2K and its shareholders and unanimously approved and adopted the merger agreement, the N2K stock option agreement granting CDnow an option to purchase shares of N2K, and the transactions contemplated by these agreements. Allen & Company subsequently delivered a written opinion to the effect that the terms of the merger were fair, from a financial point of view, to the shareholders of N2K.

                                                                      The Merger

Following each company's respective board meetings, representatives of N2K and CDnow executed and delivered the merger agreement and the stock option agreement. In addition, shareholders holding 16.6% of the outstanding shares of N2K and a shareholder who owns 16.6% of the outstanding shares of CDnow executed and delivered the shareholder support agreements pursuant to which they agreed to vote their shares in favor of the merger. On the morning of October 23, 1998, we issued a joint press release announcing the transaction.

In addition to Allen & Company, which N2K retained for purposes of serving as its principal financial advisor and to issue a fairness opinion in connection with the merger, N2K retained the services of PaineWebber Incorporated during this period to identify and facilitate possible transactions, including the transaction with CDnow.

CDnow Reasons for the Merger; Recommendation of the CDnow Board

The CDnow board unanimously determined that the terms of the merger are fair to, and in the interest of, CDnow and its shareholders. The CDnow board recommends that the shareholders of CDnow vote FOR approval and adoption of the merger proposal.

In reaching its determination to recommend approval of the merger, the CDnow board considered the following material factors:

    .     the strength and depth of the combined management teams;

    .     a common vision of operating a premier online music store;

    . that the combined company would be nearly double that of CDnow in terms of revenues and will have served a total of 1.6 million customers;

    . N2K's relationship with America Online and other business partners;

    .     the opportunity to obtain cost and operating efficiencies;

    . the opportunity that a larger combined company may have to establish better relationships with record labels, artists and distributors;

    . the opportunity to achieve more efficient utilization of assets, management and personnel; and

    . N2K's experience in sales of online advertising, development of proprietary content and relationships with record labels.

The CDnow board also evaluated the following positive and negative factors:

    . presentations from, and discussions with, senior management, representatives of its outside legal counsel and its independent accounting firm, and representatives of BT Alex. Brown regarding the business, financial, accounting and legal due diligence, including existing N2K litigation;

    . current industry, economic and market conditions, including the increased competition in the online retail music industry;

    . the competitive importance of market position, size and adequacy of financial resources;

    . the significant operating losses incurred by CDnow and the anticipation that the losses of the combined company might be greater and of a longer duration than on a stand alone basis, which the board considered a negative factor;

    . the challenges of combining the businesses of two dynamic corporations and the risk of diverting management resources from other opportunities and operational matters for an extended period of time, which the board considered negative factors;

    . the ability of CDnow to achieve meaningful cost savings and efficiencies on its own;

    . the possibility that the combined company might require additional financing, which the board considered a negative factor;

                                                                      The Merger

    .     the terms of the merger agreement;

    .     current and historical market valuations of the two companies;

    .     the financial opinion of BT Alex. Brown.

As a result of the foregoing considerations, CDnow's board determined that the potential advantages of the merger outweighed the benefits of remaining alone. The CDnow board believes that the combined company would have a far greater opportunity than CDnow alone to compete in the online music retailing industry.

In view of the variety of factors considered in connection with its evaluation of the merger, the CDnow board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

In addition, many of the factors contain elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, the CDnow board, as a whole, did not attempt to analyze each individual factor separately to determine how it impacted the fairness of the merger. Consequently, individual members of the CDnow board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

N2K Reasons for the Merger; Recommendation of the N2K Board

The N2K board unanimously determined that the terms of the merger are fair to, and in the best interest of, N2K and its shareholders. The N2K board recommends that the N2K shareholders vote FOR approval and adoption of the merger proposal.

The N2K board believes that the merger represents the best business opportunity for N2K. The N2K board also believes the merger will create a powerful new online music retailer by combining N2K's greater access to content with CDnow's longer retailing history. The N2K board further believes that the combined entity presents opportunities to build shareholder value.

In reaching its determination to recommend approval of the merger, the N2K board considered the following material positive and negative factors:

    . the N2K board's review of presentations from, and discussions with, senior executives of N2K, representatives of Allen & Company, and representatives of its outside legal counsel regarding the business, financial, accounting and legal due diligence;

    . a general review of information concerning the financial condition, results of operations, prospects, businesses and stock price performance of N2K, including their then current cash reserves and prospects for raising additional amounts;

    . an analysis of and consideration of different transactions involving N2K, including the possibility of remaining an independent company, selling itself or entering into a business combination, such as the merger;

    . the belief that the two companies share the same vision of the growth and the internet retailing industry, specifically the role, attitude and strategy of an online music retailer within those industries;

    . the view that the combined company would be better positioned in the online music retail industry;

    . the belief that the combined company's consolidated online store with a single brand name will strengthen its brand presence;

    . the belief that the merger would allow the combined company to improve operating efficiencies and reduce costs;

                                                                      The Merger

On October 22, 1998, the CDnow board met again to consider the approval of the merger agreement and the related transactions. At this meeting, BT Alex. Brown reviewed the financial terms of the merger and recent stock trading levels, and rendered its oral opinion that the transaction was fair, from a financial point of view, to the shareholders of CDnow. After further discussion and upon consideration of the factors described under "--CDnow Reasons for the Merger; Recommendation of the CDnow Board," the CDnow board concluded that the merger was fair to, and in the best interest of, the CDnow shareholders and unanimously approved and adopted the merger agreement, the CDnow stock option agreement granting N2K an option to purchase shares of CDnow, and the transactions contemplated by these agreements.

    . the belief that the management team of the combined company would be stronger than that of either company alone;

    . the fact that the fixed exchange ratio provided the shareholders of N2K with a premium which varied from 25.4% to 56.8%, depending upon the then current market price of CDnow and N2K common stock, which the N2K board determined was fair to, and in the best interest of, the shareholders of N2K;

    . the transaction structure and the fact that the exchange ratio is fixed and will not be adjusted in the event there are increases or decreases in the price of either the N2K common stock or the CDnow common stock;

    . the agreed upon composition of the board of directors of the new company;

    .     the financial opinion of Allen & Company;

    . the terms and conditions of the merger agreement, including the termination fee, as well as the stock option agreements and the shareholder support agreements;

    . that the merger will be structured so that no gain or loss generally will be recognized for federal income tax purposes on the shares of N2K and CDnow common stock exchanged for CDnow/N2K common stock in the merger except for tax payable because of cash received in lieu of fractional shares by N2K shareholders; and

    . the possibility that the combined company will not be able to integrate the operations of CDnow and N2K without encountering difficulties, the likelihood of staff reductions and the possibility that the benefits expected from integration will not be realized, which the N2K board considered as negative factors.

The discussion above of the information and factors considered and given weight by the N2K board is believed to include all material factors considered by the N2K board. In view of the variety of factors considered in connection with its evaluation of the merger, the N2K board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, as many of the factors contain elements which may affect the fairness of the merger in both a positive and negative way, except as described above, the N2K board, as a whole, did not attempt to analyze each individual factor separately to determine how it affected the fairness of the merger. Consequently, individual members of the N2K board may have given different weights to different factors and may have viewed different factors as affecting the determination of fairness differently.

Cautionary Statement Concerning Forward-Looking Statements

This document contains forward-looking statements including the information concerning possible or assumed future results of operations of our companies and CDnow/N2K that appear in this joint proxy statement/prospectus and those preceded by, followed by or that include the words "believes," "expects," "hopes," "estimates," "anticipates" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in

                                                                      The Merger
this document particularly under "Risk Factors" could affect the future results of CDnow/N2K, CDnow and N2K, and could cause those results to differ materially from those expressed in our forward-looking statements:

    .     changes in internet usage and online commerce;

    .     future online music retailing environment on the internet;

    . CDnow/N2K's business strategies, including sales and marketing plans;

    .     expectation of continuing losses;

    .     competitive factors;

    . reliance on online and traditional advertising and business alliances;

    .     reliance on vendors;

    .     liquidity needs;

    . changes in business relationships with other online service providers;

    .     possible effects of changes in government regulation;

    .     dependence on key personnel;

    .     exposure to Year 2000 issues; and

    .     changes in pricing policies.

Accounting Treatment

We expect that we will account for the merger under the purchase method of accounting. For accounting purposes only, we will treat CDnow as the acquiror of N2K. On the closing date, we will allocate the purchase price, based on the value of stock, options and cash issued to N2K shareholders, to the assets and liabilities of N2K based on their fair market values. We will assign the excess of purchase price over net assets acquired to identifiable intangibles. See "Unaudited Pro Forma Financial Information" for a more detailed description of the purchase accounting method. We will include N2K's results of operations in the combined company's financial statements from the date of closing.

Material Federal Income Tax Consequences

The following discussion describes the material federal income tax consequences of the CDnow and N2K mergers, assuming the mergers are completed as contemplated in this joint proxy statement/prospectus and in the merger agreement. The discussion below, and the opinions of Dewey Ballantine LLP and Morgan, Lewis & Bockius LLP referred to below, are based upon current provisions of the tax code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations which changes or alterations could be retroactive could alter or modify the statements and conclusions below and could affect the tax consequences to the shareholders of N2K and CDnow.

Tax Opinions. The obligation of CDnow to consummate the CDnow merger is conditioned upon the receipt of confirmation by Morgan, Lewis & Bockius LLP and the obligation of N2K to consummate the N2K merger is conditioned upon the receipt of confirmation by Dewey Ballantine LLP, each dated the closing date of the tax opinions described below. No ruling from the IRS with respect to the mergers has been or will be sought, however, and the tax opinions do not prevent the IRS from adopting a contrary position. An opinion of counsel represents counsel's legal judgment as to a particular matter, but has no binding effect or official status of any kind. The IRS may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

The tax opinions described below will assume the absence of changes in existing facts and rely on assumptions, representations and covenants, including those contained in certificates of officers of CDnow, N2K and others. N2K and CDnow may waive the condition that they receive the confirmation of the tax opinions prior to the consummation of the mergers. N2K and CDnow do not anticipate waiving the condition that they receive these confirmations. If these confirmations can not be issued, however, and the material

                                                                      The Merger

federal income tax consequences of the mergers are materially different than those described in this joint proxy statement/prospectus, N2K and CDnow will resolicit their shareholders before proceeding with the mergers.

Tax Implications to CDnow Shareholders. Based in part on representations contained in certificates of officers of N2K and CDnow which will be confirmed prior to the closing of the mergers, Morgan, Lewis & Bockius LLP, counsel to CDnow, has provided an opinion to CDnow that, except as limited by the matters discussed below under "--Assumption and Limitations" and assuming the mergers are completed in the manner contemplated in the joint proxy statement/prospectus and in accordance with the merger agreement:

    . The CDnow merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the tax code and/or, taken together with the N2K merger, as a transfer of property to CDnow/N2K by holders of CDnow common stock described in Section 351 of the tax code;

    . Holders of CDnow common stock who exchange their CDnow common stock solely for CDnow/N2K common stock in the CDnow merger will not recognize gain or loss for federal income tax purposes with respect to the exchange;

    . The aggregate tax basis of CDnow/N2K common stock received by a CDnow shareholder as a result of the CDnow merger will be the same as the shareholder's aggregate tax basis in the CDnow common stock surrendered in the exchange;

    . The holding period of the CDnow/N2K common stock held by former CDnow shareholders as a result of the exchange will include the period during which the shareholder held the CDnow common stock exchanged; and

    . A CDnow shareholder who exercises dissenters' rights of appraisal with respect to CDnow common stock and who receives payment for that stock in cash should generally recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's tax basis in the share.

Tax Implications to N2K Shareholders. Based in part on representations contained in certificates of officers of N2K and CDnow which will be confirmed prior to the closing of the mergers, Dewey Ballantine LLP, counsel to N2K, has provided an opinion to N2K that, except as limited by the matters discussed below under "--Assumption and Limitations" and assuming the closing date tax opinions are issued and the mergers are completed in the manner contemplated in the joint proxy statement/prospectus and in accordance with the merger agreement:

    . The N2K merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the tax code and/or, taken together with the CDnow merger, as a transfer of property to CDnow/N2K by holders of N2K common stock described in Section 351 of the tax code;

    . Holders of N2K common stock who exchange their N2K common stock solely for CDnow/N2K common stock in the N2K merger will not recognize gain or loss for federal income tax purposes with respect to the exchange, except with respect to cash received in lieu of fractional shares;

    . The aggregate tax basis of CDnow/N2K common stock received by an N2K shareholder as a result of the N2K merger will be the same as the shareholder's aggregate tax basis in the N2K common stock surrendered in the exchange, reduced by any tax basis allocable to fractional shares for which cash is received;

    . The holding period of the CDnow/N2K common stock held by former N2K shareholders as a result of the exchange will include the period during which the shareholder held the N2K common stock exchanged; and

                                                                      The Merger

    . A holder of N2K common stock who receives cash in lieu of a fractional share interest in CDnow/N2K common stock should be treated as having received the fractional shares in the N2K merger and then as having exchanged such fractional shares for cash in a redemption by CDnow/N2K. The cash payment should be treated as a distribution in payment for the fractional interest deemed redeemed under Section 302 of the tax code, with the result that the holder should generally recognize gain or loss for federal income tax purposes on the deemed redemption in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of N2K common stock allocable to the fractional share interest. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the share of N2K common stock exchanged has been held for more than one year at the closing of the merger.

Tax Implications to CDnow and N2K. Neither CDnow nor N2K will recognize any gain or loss for federal income tax purposes on the mergers.

Reporting Requirements and Backup Withholding. Each shareholder receiving CDnow/N2K common stock as a result of the mergers will be required to retain records and file with the shareholder's federal income tax return a statement containing facts relating to the mergers.

Backup withholding at the rate of 31% may apply with respect to payments unless the recipient (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide CDnow/N2K with its correct taxpayer identification number may have to pay penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's federal income tax liability provided that any required information is furnished to the IRS. CDnow/N2K will report to shareholders of CDnow/N2K and to the IRS the amount of "reportable payments" and any amount withheld with respect to CDnow/N2K common stock during each calendar year.

CDnow/N2K will report to shareholders of CDnow/N2K and to the IRS the amount of "reportable payments" and any amount withheld with respect to CDnow/N2K common stock during each calendar year.

Assumptions and Limitations. The above discussion and the tax opinions of Morgan, Lewis and Bockius and Dewey Ballantine assume that you hold your shares of CDnow or N2K stock as capital assets and do not address all aspects of federal income taxation that may be important to you in light of your particular circumstances. Further, the discussion and the tax opinions do not address all aspects of federal income taxation that may be applicable to holders covered by special rules, such as:

    .     holders who are not United States persons;

    .     financial institutions;

    .     tax-exempt organizations;

    .     insurance companies;

    .     dealers or brokers in securities;

    . holders who held their stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

    . holders who acquired their CDnow or N2K shares upon the exercise of employee stock options or otherwise as compensation.

Further, the discussion and the tax opinions do not address the federal income tax consequences of the mergers to holders of N2K common stock that also hold a contractual right to require N2K to repurchase their stock.

                                                                      The Merger

The discussion above and the tax opinions address the material federal income tax consequences of the mergers to holders not covered by special rules, but does not purport to be a complete analysis or description of all potential federal income tax consequences of the mergers. In addition, the discussion above and the tax opinions do not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion and the tax opinions do not address any non-income tax or any foreign, state or local tax consequences of the mergers. This discussion and the tax opinions do not address the tax consequences of any transaction other than the mergers. We strongly urge you to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequence of the mergers to you.


Dissenters' Rights

N2K Shareholders

The holders of N2K common stock are not entitled to appraisal rights in connection with respect to the approval and adoption of the N2K merger proposal.

CDnow Shareholders

The Pennsylvania corporate law grants CDnow shareholders dissenters' rights in the CDnow merger. A CDnow shareholder may object to the CDnow merger proposal and demand in writing that CDnow pay the fair value of their shares. We attached a copy of Subchapter 15D of the Pennsylvania corporate law as Appendix IV to the joint proxy statement/prospectus.

Subchapter 15D describes the required procedure a CDnow shareholder wishing to dissent must follow. Failure to comply with the procedure may cause a termination of your dissenters' rights. We are providing you only a summary of your rights and the procedure. Please review subchapter 15D for the complete procedure. CDnow will not give you any notice other than as described in this joint proxy statement/prospectus and as required by the Pennsylvania corporate law. Note that the Pennsylvania corporate law grants these dissenters' rights. Therefore, N2K shareholders are not entitled to such rights.

What Are Dissenters' Rights? CDnow shareholders who follow the procedures of Subchapter 15D will be entitled to receive from CDnow the fair value of their shares, immediately before the effective time of the CDnow merger. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. CDnow shareholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

Shares Eligible for Dissenters' Rights. Generally, if you chose to assert your dissenters' rights, you must dissent as to all of the shares you own. The Pennsylvania corporate law distinguishes between record holders and beneficial owners. You may assert dissenters' rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of all shares according to the following instructions:

    . Record Holder Who is Not the Beneficial Owner. A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of different holders.

                                                                      The Merger

    . Beneficial Owner Who is Not the Record Holder. A beneficial owner of CDnow common stock who is not also the record holder, may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights you must submit a written consent of the record holder to the Secretary of CDnow prior to the vote, but in no event later than the CDnow special meeting. You may not dissent with respect to some but less than all shares you own.

    Dissenters' Rights Procedures:

Notice of Intention to Dissent. If you wish to exercise your dissenters' rights, you must follow procedures and refrain from taking actions, including:

    . file a written notice of intention to demand the fair value of your shares;

    . file your notice of intention to dissent with the Secretary of CDnow prior to the vote, but in no event later than the CDnow special meeting;

    . not make any change in your beneficial ownership of CDnow shares from the date you file the notice until the effective time of the merger; and

    . refrain from voting your shares for the adoption of the merger proposal.

Neither a proxy nor a vote against the merger proposal will constitute the giving of the notice of intention to dissent. Shareholders who return signed, unvoted proxy cards will be deemed to have voted for the CDnow proposal and will not be entitled to dissenters' rights. Even if you file a notice of intention to dissent, the return of a proxy that does not indicate a vote against the merger proposal will invalidate your notice.

Notice of Approval. If the CDnow shareholders approve the merger proposal, CDnow will mail a notice to all dissenters' who filed a notice of intention to dissent prior to the vote on the merger proposal and who refrained from voting for the adoption of the merger proposal. CDnow expects to mail the notice of approval promptly after the merger. The notice of approval will:

    . state where and when a demand for payment must be sent and certificates for eligible shares must be deposited in order to obtain payment; and

    . supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter 15D.

If you assert your dissenters' rights, you must ensure that CDnow receives your demand form and your certificates on or before the demand deadline. All mailings to CDnow are at your risk. Accordingly, CDnow recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail.

If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with CDnow, each within the time periods provided above, you will lose your dissenters' rights under Subchapter 15D. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by effectuation of the merger.

Payment of Fair Value by CDnow. Upon timely receipt of the completed demand form, the Pennsylvania corporate law requires CDnow to either:

    . remit to dissenters who complied with the procedures, the amount CDnow estimates to be the fair value for such dissenting shares; or

    .     give written notice that no such remittance will be made.

                                                                      The Merger

CDnow will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. CDnow may consider the number of shares, if any, with respect to which shareholders dissented and any objections that may be raised with respect to the standing of the dissenting shareholder.

The remittance or notice will be accompanied by:

    . the closing balance sheet and statement of income of CDnow for the fiscal year ended December 31, 1997, together with the latest available interim financial statements;

    .     a statement of CDnow's estimate of the fair value of the shares;
          and

    . notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

Return of Deposited Certificates. If CDnow does not remit the amount of its estimate of the fair value of the shares, it will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in CDnow other than those which the original dissenter had after making demand for payment of their fair value.

Dissenting Shareholders Estimate of Fair Value. If CDnow gives notice of its estimate of the fair value of your shares, without remitting this amount, or remits payment of its estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to CDnow your own estimate of the fair value of the shares. Such estimate shall be deemed a demand for payment of the amount of the deficiency. If you do not file a holder's estimate within 30 days after the mailing by CDnow of its remittance or notice, you will only be entitled to the amount stated in the notice or remitted to you by CDnow.

Resort to the Court of Common Pleas. If, after the later of, 60 days after the effective time of the merger or after the timely receipt of any holder's estimate, demands remain unpaid, CDnow may file an application for relief in the Court of Common Pleas of Montgomery County, Pennsylvania, requesting the court determine the fair value of the shares. We cannot assure you that CDnow will file this application. In the court proceeding:

    . all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding;

    . the court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value; and

    . each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if CDnow previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

If CDnow fails to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against CDnow may do so in the name of CDnow at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid CDnow's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Costs and Expenses of Court Proceedings. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against CDnow. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters who are

                                                                      The Merger

parties and whose action in demanding supplemental payment the court finds to be in bad faith. If CDnow fails to comply substantially with the requirements of Subchapter 15D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against CDnow and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either CDnow or a dissenter, if the court finds that a party acted in bad faith. If the court finds that the services of counsel for any dissenter substantially benefitted other dissenters similarly situated and should not be assessed against CDnow, it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters who benefitted.

No Right to an Injunction. Under Pennsylvania corporate law, a CDnow shareholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the merger proposal, except to the extent provided by the dissenters' rights provisions of Subchapter 15D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

                    Comparative Per Share Market Price and Dividend Information Comparative Per Share Market Price and
                             Dividend Information

CDnow common stock and N2K common stock are listed for quotation on the Nasdaq National Market System. The Nasdaq symbol for CDnow is CDNW. The N2K Nasdaq symbol is NTKI.

The following table reports the high and low sale prices of CDnow common stock and N2K common stock.

                               Market Price of                    Market Price of
                              CDnow Common Stock                  N2K Common Stock
                         ----------------------------------------------------------------
                            High Sale         Low Sale         High Sale         Low Sale
1997
 Fourth Quarter(1)              N/A               N/A           $30.75            $13.06

1998
 First Quarter(2)            $27.25            $18.25           $32.50            $16.00
 Second Quarter              $39.00            $16.00           $34.63            $14.75
 Third Quarter               $27.50            $ 7.00           $22.31            $ 7.19
 Fourth Quarter              $39.25            $ 7.06           $20.06            $ 4.50

1999
 First Quarter (through
  February 8, 1999)          $24.94            $17.75           $17.88            $12.38

On October 22, 1998, the last full trading day prior to the public announcement of the merger, the last reported sale price was $9.44 per share for CDnow common stock and $5.50 per share for N2K common stock. The stock prices on the above table may reflect the impact of several news articles published on October 7, 1998 that reported the merger discussions between CDnow and N2K as well as the subsequent press release issued by CDnow and N2K, also on October 7, 1998, acknowledging those discussions. See "The Merger-- Background of the Merger" and "Opinions of Financial Advisors--Opinions of N2K's Financial Advisor." On February 8, 1999, the last reported sale price was $19.56 per share for CDnow common stock and $14.81 per share for N2K common stock. We urge shareholders to obtain current market quotations prior to making any decision with respect to the merger.

Neither CDnow nor N2K has paid any cash dividends on their common stock. We do not anticipate paying any cash dividends on the CDnow/N2K common stock in the foreseeable future. Any determination to pay cash dividends will be at the discretion of our board and will depend upon our financial condition, operating results, capital requirements and other factors as our board deems relevant.

                                                            The Special Meetings
                              The Special Meetings

CDnow and N2K will each hold a special meeting of its shareholders. Our boards of directors provide you this joint proxy statement/prospectus in order to solicit your proxy for use at the special meetings. We mailed this joint proxy statement/prospectus and accompanying form of proxy to you on or about February 16, 1999.

Times and Places; Purposes

CDnow Special Meeting

CDnow will hold its special meeting at:

CDnow, Inc. corporate headquarters 1005 Virgina Drive Fort Washington, Pennsylvania March 17, 1999, 9:00 a.m., local time.

At the CDnow special meeting, the shareholders of CDnow will consider and vote upon

    .     the CDnow merger proposal;

    .     the equity plan proposal; and

    . such other matters as may properly come before the CDnow special meeting.

N2K Special Meeting

N2K will hold its special meeting at:

N2K Inc., corporate headquarters 55 Broad Street, New York, New York, March 17, 1999, 9:00 a.m. local time.

At the N2K special meeting, the shareholders of N2K will consider and vote upon:

    .     the N2K merger proposal;

    .     the equity plan proposal; and

    . such other matters as may properly come before the N2K special meeting.

Voting Rights; Votes Required for Approval

CDnow. The CDnow board fixed the close of business on January 26, 1999, as the CDnow record date. Only holders of record of shares of CDnow common stock on January 26, 1999 are entitled to notice of and to vote at the CDnow special meeting. On the CDnow record date, there were approximately 17,875,064 shares of CDnow common stock outstanding and entitled to vote at the CDnow special meeting held by approximately 167 shareholders of record.

At the CDnow special meeting:

    .     each record holder is entitled to one vote per share;

    . the presence in person or by proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum;

    . adoption and approval of the CDnow merger proposal and the equity plan proposal requires the affirmative vote, in person or by proxy, of a majority of the shares cast at the meeting; and

    . the CDnow shareholder support agreement obligates Jason Olim to vote his shares in favor of the CDnow merger proposal. Jason Olim holds 16.7% of the issued and outstanding shares of CDnow.

N2K. The N2K board fixed the close of business on January 26, 1999, as the N2K record date. Only holders of record of shares of N2K common stock on January 26, 1999 are entitled to notice of and to vote at the N2K special meeting. On the N2K record date, there were approximately 14,434,653 shares of N2K common stock outstanding and entitled to vote at the N2K special meeting held by approximately 232 shareholders of record.

                                                            The Special Meetings

At the N2K special meeting:

    .     each record holder is entitled to one vote per share;

    . the presence in person, or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum;

    . adoption and approval of the N2K merger proposal requires the affirmative vote, in person or by proxy, of a majority of the shares outstanding;

    . adoption and approval of the equity plan proposal requires the affirmative vote, in person or by proxy, of a majority of the shares entitled to vote and present in person or by proxy at the special meeting; and

    . the N2K shareholder support agreement obligates Lawrence L. Rosen, Jonathan V. Diamond, R. David Grusin, Bruce Johnson and James E. Coane to vote their shares in favor of the N2K merger proposal. These shareholders hold 16.6% of the issued and outstanding shares of N2K.

Proxies

 .     Completed Proxies. If you sign, complete and return a proxy and your company receives the proxy prior to or at your special meeting, your proxy will be voted as you instructed.

 .     Proxies with No Instructions. If you sign and return a proxy but you do not provide instructions as to your vote, a CDnow shareholder's proxy will be voted FOR the CDnow merger proposal and equity plan proposal, and an N2K shareholder's proxy will be voted FOR the N2K merger proposal and the equity plan proposal.

 .     Proxies Marked Abstain--The Merger Proposals. If you execute and return a proxy marked ABSTAIN, your proxy will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the special meetings but your proxy will not be voted. Due to differences in the corporate laws of Pennsylvania and Delaware, proxies marked ABSTAIN will be treated differently with respect to the CDnow merger proposal and the N2K merger proposal as follows:

      CDnow Shareholder Proxy Marked ABSTAIN:  N2K Shareholder Proxy Marked
                                               ABSTAIN:


      Under Pennsylvania law, a
      proxy marked ABSTAIN is not              Under Delaware law, approval of
      considered a cast vote.                  the N2K merger proposal
      Approval of the CDnow merger             requires the affirmative vote
      proposal requires the                    of a majority of the shares
      affirmative vote of a                    outstanding. Accordingly,
      majority of the votes cast               proxies marked ABSTAIN will
      at the meeting. Accordingly,             have the effect of a vote
      proxies marked ABSTAIN will              against the N2K merger
      have no effect on the                    proposal.
      approval of the CDnow merger
      proposal.

 .     Broker Non-Votes--The Merger Proposals. New York Stock Exchange broker-
      dealer rules generally preclude brokers and nominees from exercising their voting discretion. Absent specific instructions from the beneficial owner of shares, brokers and nominees these rules do not give them the power to vote on the merger proposal. We will count shares represented by broker non-votes for purposes of determining whether there is a quorum at the special meetings. Broker non-votes will have the same effect as a proxy marked ABSTAIN as follows:

CDnow Broker Non-Votes:                        N2K Broker Non-Votes:


      Broker non-votes will have               Broker non-votes will have the
      no effect on the approval of             effect of a vote against the
      the CDnow merger proposal.               N2K merger proposal.

                                                           The Special Meetings

 .     Proxies Marked Abstain--The Equity Plan Proposal.

CDnow Shareholder Proxy Marked ABSTAIN:       N2K Shareholder Proxy Marked
                                              ABSTAIN:


      Under Pennsylvania law, a
      proxy marked ABSTAIN is not             Under Delaware law, approval of
      considered a cast vote.                 the equity plan proposal
      Approval of the equity plan             requires the affirmative vote of
      proposal requires the                   a majority of the shares present
      affirmative vote of a                   in person or represented by
      majority of the votes cast              proxy at the special meeting and
      at the meeting. Accordingly,            entitled to vote. Accordingly,
      proxies marked ABSTAIN will             proxies marked ABSTAIN will have
      have no effect on the                   the effect of a vote against the
      approval of the equity plan             equity plan proposal.
      proposal.

 .     Broker Non-Votes--The Equity Plan Proposal. Shares represented by
      "broker non-votes" will have the same effect as a proxy marked ABSTAIN as follows:

CDnow Broker Non-Votes:                       N2K Broker Non-Votes:


      Broker non-votes will have              Broker non-votes will have the
      no effect on the approval of            effect of a vote against the N2K
      the CDnow equity plan                   equity plan proposal.
      proposal.

 .     Other Business. We are not aware of any business for consideration at the special meetings other than as described in this joint proxy/statement prospectus. However, if matters are properly brought before the special meetings or any adjournments or postponements, then the person appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

 .     Adjournments. We may adjourn our special meetings in order to solicit additional proxies. Proxies marked AGAINST approval and adoption of the CDnow merger proposal or the N2K merger proposal will vote against a proposal to adjourn the meeting(s) for the purpose of soliciting additional proxies. Neither company intends to seek an adjournment of its special meeting.

 .     Revocation. You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must deliver to Matthew Olim, Secretary of CDnow, or Bruce Johnson, Secretary of N2K, a signed notice of revocation or you must deliver a later dated proxy changing your vote. In addition, you may choose to attend your special meeting and vote in person. Please realize that simply attending the meeting will not in itself constitute the revocation of your proxy.

 .     Confidentiality of Proxies. It is our policy to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders. Realize that disclosure may be required by law and in other limited circumstances.

 .     Costs of Solicitation. Each company will pay the costs associated with soliciting proxies from its shareholders. In addition to solicitation by mail, CDnow retained D.F. King & Co. to aid in the solicitation of proxies for a fee of $4,500 plus expenses. N2K has not retained a proxy solicitation firm. In order to ensure sufficient representation at our meetings, we may request by telephone or telegram the return of your proxy card. Please assist us by promptly returning your proxy card without delay.

 .     CDnow Shareholder Proxies and Dissenters' Rights. If you are a CDnow
      shareholder and you plan to assert your dissenter's rights please review "The Merger--Dissenters' Rights" for a review of how your proxy may affect your rights.

Please do not send your stock certificates with your proxy card. We will mail you a separate transmittal form with instructions for the surrender of your certificates as soon as practicable after the consummation of the merger.

                      Directors and Management of CDnow/N2K Following the Merger Directors and Management of CDnow/N2K Following the Merger

Directors

The CDnow/N2K bylaws address the number and classification of the CDnow/N2K board of directors. The CDnow/N2K bylaws provide that:

    . the board of directors will consist of nine persons divided among three classes;

    . four members of the board of CDnow/N2K will be CDnow directors, namely persons serving as a director of CDnow on October 22, 1998 or any person replacing such director who is designated by the remaining CDnow Directors;

    . three members of the board of CDnow/N2K will be N2K directors, namely persons serving as N2K directors on October 22, 1998 or any person replacing such director who is designated by the remaining N2K Directors; and

    . initially, two members of the board of CDnow/N2K will be independent directors jointly selected by the CDnow directors and the N2K directors. Only persons who did not have on October 22, 1998 or on the date such person is elected as a director of CDnow/N2K, and have not had within the three year period prior to the date of his/her election, any material employment, business affiliation or association, or immediate family relationship with either CDnow or N2K, or any person or entity controlling, controlled by or under common control with either N2K or CDnow may be independent directors.

The classes of the board of directors shall be as follows:

        Class I                   Class II                   Class III
 .     one CDnow
      director;          .     one CDnow director;   .     two CDnow directors;
 .     one N2K director;
      and                .     one N2K director; and       and
 .     one independent    .     one independent       .     one N2K director.
      director.                director.

Until December 31, 2002, the CDnow/N2K bylaws obligate the board of CDnow/N2K, subject to their fiduciary duties, to nominate for election as directors the designees of the N2K directors or the CDnow directors as may be necessary to ensure that there will be four CDnow directors and three N2K directors. The foregoing provisions of the bylaws of CDnow/N2K will be effective until further amended by an 80% vote of the entire board of CDnow/N2K.

We expect the CDnow/N2K directors to include:

CDnow Directors

Jason Olim, 29 years old, co-founded CDnow in February 1994 and has been its President since its inception and its Chief Executive Officer since November 1997. Previously, Mr. Olim was employed in the Professional Services group of Soft-Switch, Inc. where he designed and built software systems for routing mail and documents for domestic and international clients. Mr. Olim received a Bachelor of Arts degree in Computer Science from Brown University. Mr. Olim is expected to serve as President and Chief Executive Officer of CDnow/N2K. Jason Olim and Matthew Olim are brothers.

Matthew Olim, 29 years old, co-founded CDnow in February 1994 and has been responsible for the development of its system architecture and transactions systems. Mr. Olim received a Bachelor of Arts degree in Astrophysics from Columbia University. Jason Olim and Matthew Olim are brothers.

Patrick Kerins, 43 years old, has been a director of CDnow since August 1997. Mr. Kerins has been Managing Director of Grotech Capital Group IV, LLC since 1997. From 1987 to March 1997, he served in the Investment Banking Division of Alex. Brown & Sons Incorporated, most recently as a Managing Director from January 1994 until March 1997.

                      Directors and Management of CDnow/N2K Following the Merger

John Regan, 39 years old, has been a director of CDnow since July 1997. Since February 1995, Mr. Regan has been a Vice President of Keystone Venture IV Management Company, L.P., which is the general partner of Keystone Venture IV, L.P. From 1989 to February 1995, he was an associate and then general partner of Apex Management Partnership, a venture capital partnership.

N2K Directors

Lawrence L. Rosen, 58 years old, has served as Chief Executive Officer and Chairman of the Board of N2K since February 1996. From June 1995 until February 1996, Mr. Rosen was Co-Chairman of New York N2K. (On February 13, 1996 New York N2K merged into Telebase Systems, Inc. and then changed its name to N2K.) In 1976, Mr. Rosen and Robert David Grusin, also a director of both N2K and CDnow/N2K, formed Grusin/Rosen Productions to produce artists' recordings for major record labels. Between 1978 and 1982, Mr. Rosen served as producer, recording engineer and as President of Arista/GRP Records under a global label distribution agreement with Arista Records. In 1982, Messrs. Rosen and Grusin co-founded GRP as an independent record company. In 1990, GRP was acquired by MCA Inc. and Mr. Rosen served as President and Chief Executive Officer of GRP which became a division of the MCA Music Entertainment Group until 1995. Mr. Rosen attended the Manhattan School of Music. In 1997, Mr. Rosen was named Entrepreneur of the Year by Ernst & Young LLP in the Entertainment and News Media category.

Jonathan V. Diamond, 39 years old, has served as a Vice Chairman and a director of N2K since February 1996. From June 1995 to February 1996, Mr. Diamond served as Co-Chairman of New York N2K. Mr. Diamond was an investor in and director of Telebase Systems, Inc. from September 1994 to February 1996. Mr. Diamond founded and was Chairman, from 1991 to 1995, of the J. Diamond Group, a holding company which acquired and launched six media and entertainment companies in the U.S. and the U.K. From 1984 to 1990, Mr. Diamond served as a director and Executive Vice President of GRP, where he was responsible for its business and financial strategy. Prior to his association with GRP, Mr. Diamond founded Diamond Investments, which acquired or launched companies in the media, entertainment and broadcasting areas. Mr. Diamond holds a B.A. in Economics and Music from the Honors College of the University of Michigan and an M.B.A. from Columbia University's Graduate School of Business. Mr. Diamond has been serving as the Acting CEO of N2K since October 1998. Mr. Diamond is expected to serve as Chairman of the Board of CDnow/N2K.

Robert David Grusin, 64 years old, has served as a Vice Chairman and director of N2K since February 1996. From June 1995 to February 1996, Mr. Grusin served as a director of New York N2K. In 1976, Mr. Grusin and Mr. Rosen, also a director of both CDnow/N2K and N2K, formed Grusin/Rosen Productions to produce artists' recordings for major record labels. In 1982, Messrs. Grusin and Rosen co-founded GRP as an independent record company. In 1990, GRP was acquired by MCA Inc. and Mr. Grusin served as Executive Vice President of GRP, which became a division of the MCA Music Entertainment Group, until 1995. Mr. Grusin, a composer, producer and musician, is the recipient of ten Grammy Awards and one Academy Award. Mr. Grusin serves on the College of Music Advisory Board at the University of Colorado, and has received honorary doctorates from both Berklee College of Music and the University of Colorado.

Committees of the Board of Directors

From the closing of the merger until successors are elected or appointed, we expect the members of the committees of the board of directors of CDnow/N2K to be as follows:

Executive Committee

    .     Jonathan Diamond

    .     Jason Olim

    .     two independent directors

                      Directors and Management of CDnow/N2K Following the Merger

Audit Committee

    .     John Regan

    . an independent director (or Patrick Kerins, if an independent director has not been selected by the date we close the merger, but once an independent director is selected, that person will replace Mr. Kerins.)

Compensation Committee

    .     Patrick Kerins

    .     John Regan

    .     an independent director

Nominating Committee

    .     Jonathan Diamond

    .     Jason Olim

    . an independent director (or Patrick Kerins, if an independent director has not been selected by the date we close the merger, but once an independent director is selected, that person will replace Mr. Kerins.)

Compensation of Directors

Directors who are employees of CDnow/N2K will not receive any compensation for service on the CDnow/N2K board. We have not yet determined the specific terms of the compensation to be paid to non-employee directors of CDnow/N2K.

Management and Executive Officers of CDnow/N2K

In addition to Jonathan Diamond and Jason Olim, we expect the senior management team and executive officers of CDnow/N2K to include the following individuals from CDnow and N2K:

Rod Parker, age 55, Senior Vice President of Marketing. Mr. Parker has been the Senior Vice President of Product Management and Marketing for CDnow since June 1997. Mr. Parker served as the Vice President of Interactive Merchandising at Time Warner Cable Programming, from September 1995 to June 1997; General Manager of Catalog I, a joint venture between Time Warner and Spiegel, Inc., from October 1993 to September 1995; and in various other positions with Spiegel, Inc. (including Vice President, New Media and Vice President, Creative Division) from April 1987 to September 1995. Prior to joining CDnow Mr. Parker spent more than twenty years in the advertising industry, including service as a Senior Vice President in account management with Ogilvy and Mather.

J.J. Rosen, age 30, Senior Vice President of International. Mr. Rosen has served as President, Music Boulevard Network, a division of N2K, since January 1998. From February 1996 to January 1998, Mr. Rosen served as Senior Vice President and General Manager, Music Boulevard Network. From June 1995 to the merger, Mr. Rosen served as President of New York N2K. From 1988 to 1992, Mr. Rosen served in various capacities at GRP, including serving as head of its music licensing department. Mr. Rosen holds a B.A. in Political Economics from Tulane University and a M.B.A. in Finance from Rutgers University. J.J. Rosen is the son of Lawrence L. Rosen.

David Capozzi, age 43, Vice President, General Counsel and Secretary. Mr. Capozzi has been a Vice President and the General Counsel of CDnow since April 1998. From February 1996 to April 1998, Mr. Capozzi was an attorney with the law firm of Morgan, Lewis & Bockius LLP. Mr Capozzi also has over 14 years of experience in varying capacities in software design and development, including seven years with Marriott Corporation. Mr. Capozzi holds a Juris Doctorate from The American University, Washington College of Law, a Masters in Business Administration from the Katz Graduate School of Business of the University of Pittsburgh and a Bachelor of Science in Computer Science from the University of Pittsburgh.

                      Directors and Management of CDnow/N2K Following the Merger

Steve Dong, age 39, Vice President of Operations. Mr. Dong has been the Vice President of Operations of CDnow since May 1998. Mr. Dong served as the Director of Operations at Egghead Computer from July 1995 to May 1998. From January 1994 to July 1995, Mr. Dong was Chief Operating Officer of Mac's Place, a wholly owned subsidiary of Egghead Computer. From 1987 to 1994, Mr. Dong held various management positions with Egghead Software including Director of Distribution and Transportation.

Michael Krupit, age 34, Vice President of Technology. Mr. Krupit has been the Vice President of Technology of CDnow since October 1997 and was the Director of Technology from April 1997 to October 1997. From February 1994 to March 1997, Mr. Krupit was the Director of Technology and Product Development at Infonautics, Inc., a provider of searching, viewing, and retrieval applications for the internet. Mr. Krupit was Development Manager at Verity, Inc., a provider of online information and archive services, from October 1989 to November 1993.

David Pakman, age 30, Vice President of Business and Product Development. Mr. Pakman has served as Vice President of Business and Product Development for N2K since October 1998. From December 1997 to October 1998, Mr. Pakman served as the Vice President of Business Development for N2K. Mr. Pakman joined N2K in April 1997 as the Senior Director of Business Development. From December 1994 to March 1997, Mr. Pakman served as the Music Evangelist and Interactive Music Manager of Apple Computer Inc.'s Music Group, which he co-founded. Mr. Pakman is a graduate of the University of Pennsylvania's School of Engineering and Applied Science. Some of the significant accomplishments of Mr. Pakman's career are his co-founding of the Macintosh New York Music Festival, his role as co-producer of the industry's first music-oriented webcast as well as many later webcasts, including the then-largest webcast of the 1997 GRAMMY Awards. He currently manages N2K's relationships with major business partners and artists.

Robert Saltzman, age 46, Vice President of Sales. Mr. Saltzman has been the Vice President of Strategic Business Development of CDnow since December 1997. Mr. Saltzman served as the Director of Business Development at Bell Atlantic Network Integration from November 1995 to December 1997. From 1987 to November 1995, Mr. Saltzman held various sales and marketing positions with Unisys Corporation.

Joel Sussman, age 50, Vice President and Chief Financial Officer. Mr. Sussman has been Vice President and Chief Financial Officer of CDnow since September 1997. From June 1995 to September 1997, Mr. Sussman was an independent financial management consultant and served as Interim Chief Financial Officer of a number of companies, including CDnow. From July 1994 to June 1995, Mr. Sussman was Vice President, Finance and Administration, and Chief Financial Officer of Personnel Data Systems, Inc. From January 1991 to December 1994, Mr. Sussman was Vice President of Finance and Chief Financial Officer of The Devereux Foundation. Prior to January 1991, Mr. Sussman served for 10 years as Treasurer of Decision Data, Inc. and six years in commercial banking and leasing. Mr. Sussman is a Certified Public Accountant and Certified Management Accountant and holds a Masters in Business Administration from the Wharton School of the University of Pennsylvania.

Executive Compensation

The CDnow/N2K board will rely on its compensation committee, composed of non-employee directors, to recommend the form and amount of compensation to be paid to CDnow/N2K's executive officers. For information regarding employment agreements with the executive officers that will be in effect following the merger, see "Interests of CDnow and N2K Executive Officers and Directors in the Merger."

       Interests of CDnow and N2K Executive Officers and Directors in the Merger
                 Interests of CDnow and N2K Executive Officers
                          and Directors in the Merger

In considering the respective recommendations of the CDnow board and the N2K board with respect to the merger, you should be aware that officers of CDnow and N2K, including some officers who are also directors, have interests in the merger that are different from, or in addition to yours. Jason Olim and Matthew Olim, executive officers of CDnow, were also members of CDnow's board of directors when the CDnow board approved the CDnow merger. Five executive officers of N2K, Lawrence Rosen, Jonathan Diamond, Robert David Grusin, James Coane, and Bruce Johnson, were also members of N2K's board of directors when the N2K board approved the N2K merger.

Employment Agreements with CDnow/N2K

Jonathan Diamond Employment Agreement. Jonathan Diamond will serve as the Chairman of the Board and as a director of CDnow/N2K after the closing of the merger, under an employment agreement to be dated as of the closing of the merger. Mr. Diamond's employment will begin, and he will be elected Chairman of the Board of CDnow/N2K board, as of the closing of the merger. The initial term of Mr. Diamond's employment is three years. Mr. Diamond's employment term will automatically renew for consecutive one year terms unless notice is delivered, by Mr. Diamond or CDnow/N2K, 120 days prior to the expiration of such term.

Mr. Diamond's base compensation during his employment term will be at least $250,000. The compensation committee of the CDnow/N2K board of directors will review Mr. Diamond's compensation at least annually. The CDnow/N2K board may increase but not decrease his compensation. Each year, Mr. Diamond will also receive an annual bonus in an amount to be determined by the compensation committee of the CDnow/N2K board. Mr. Diamond will be entitled to participate in any employee benefit plans of CDnow/N2K and to receive other incentive compensation, including stock option grants.

The Diamond employment agreement may be terminated by either party.
Mr. Diamond's employment may only be terminated by a vote of 80% of the members of the CDnow/N2K board of directors at a meeting of the CDnow/N2K board called and held for that purpose. However, this 80% requirement shall not apply to the board's decision as to whether to renew the employment agreement at its expiration date. Mr. Diamond is entitled to severance benefits, including continued salary, bonus, benefits and the vesting of unvested options, if his employment is terminated by CDnow/N2K or if he terminates employment by reason of CDnow/N2K's material breach of the employment agreement. If there is a change in control of CDnow/N2K, and Mr. Diamond's employment terminates for any reason, he will receive the severance benefits described above and vesting of his options.

Mr. Diamond will serve as a member of the CDnow/N2K board of directors and currently serves as an N2K director. See "Directors and Management of CDnow/N2K Following the Merger--Directors".

The Diamond employment agreement provides that at the closing of the N2K merger his existing agreement with N2K, dated February 13, 1996, will terminate, except that Mr. Diamond's option to purchase 127,726 shares of CDnow/N2K common stock will be fully vested and exercisable.

Jason Olim Employment Agreement. Jason Olim will serve as the Chief Executive Officer, President and as a director of CDnow/N2K after the closing of the merger under an employment agreement to be dated as of the closing of the merger. Mr. Olim does not currently have an employment agreement with CDnow. Mr. Olim's employment and director position will begin at the closing of the merger. The initial term of Mr. Olim's employment is three years. Mr. Olim's employment term will automatically renew for consecutive one year terms unless notice is delivered, by Mr. Olim or CDnow/N2K, 120 days prior to the expiration of such term.

       Interests of CDnow and N2K Executive Officers and Directors in the Merger

Mr. Olim's base salary during his employment term will be at least $250,000. The compensation committee of the CDnow/N2K board of directors will review Mr. Olim's salary at least annually. The CDnow/N2K board may increase but not decrease Mr. Olim's base salary. Each year, Mr. Olim will also receive an annual bonus in an amount to be determined by the compensation committee of the CDnow/N2K board. Mr. Olim shall be entitled to participate in employee benefit plans of CDnow/N2K and to receive other incentive compensation, including stock option grants. Mr. Olim's participation in CDnow/N2K's incentive plans provide him the opportunity to earn, in the aggregate on a year-to-year basis, short-term and long-term incentive compensation at least equal to the aggregate incentive compensation that is earned by any other executive officer of CDnow/N2K or an affiliated company.

The Olim employment agreement may be terminated by either party. Mr. Olim's employment may only be terminated by a vote of 80% of the members of the CDnow/N2K board of directors at a meeting of the CDnow/N2K board called and held for that purpose. However, this 80% requirement shall not apply to the board's decision as to whether to renew the employment agreement at its expiration date. Mr. Olim is entitled to severance benefits including continued salary, bonus, benefits and the vesting of unvested stock options, if his employment is terminated by CDnow/N2K or if he terminates employment for good reason. If there is a change in control of CDnow/N2K, half of Mr. Olim's unvested stock options will become fully vested.

Mr. Olim will serve as a member of the CDnow/N2K board of directors and currently serves as a CDnow Director. See "--Directors and Management of CDnow/N2K Following the Merger--Directors".

Interests of N2K Directors and Executive Officers

Under an employment agreement between N2K and Lawrence L. Rosen dated February 13, 1996, the merger will constitute a change in control entitling Mr. Lawrence Rosen to payments and benefits as described below. If, after the closing of the merger, Mr. Lawrence Rosen's employment terminates, he will be entitled to:

    . a lump sum payment equal to 18 months of salary at the time of the merger and bonus;

    .     health care and disability benefits for 18 months; and

    . the immediate vesting of all options granted under his employment agreement.

If the merger closes during the first quarter of 1999, the lump sum payment that Mr. Lawrence Rosen is entitled to receive is approximately $375,000, and options to purchase 127,726 shares of CDnow/N2K common stock at a weighted average exercise price of $9.48 will immediately vest and be exercisable.

We do not expect that Mr. Lawrence Rosen will continue to be employed by CDnow/N2K after the merger.

Under an employment agreement between N2K and Robert David Grusin dated February 13, 1996, the merger will constitute a change in control entitling Mr. Grusin to payments and benefits as described below. If, after the closing Mr. Grusin's employment terminates, he will be entitled to:

    . a lump sum payment equal to 18 months of salary at the time of the merger and bonus;

    .     health care and disability benefits for 18 months; and

    . the immediate vesting of all options granted under his employment agreement.

If the merger closes during the first quarter of 1999, the lump sum payment that Mr. Grusin is entitled to receive is approximately $150,000 and options to purchase 127,726 shares of CDnow/N2K common stock at a weighted average exercise price of $9.48 would immediately vest and be exercisable.

       Interests of CDnow and N2K Executive Officers and Directors in the Merger

We do not expect that Mr. Grusin will continue to be employed by CDnow/N2K after the merger.

Under an employment agreement between Telebase Systems, Inc. and James E. Coane dated May 1, 1987, if Mr. Coane's employment is terminated as a result of the merger, Mr. Coane will be entitled to:

    .     continuation of salary payments over an 18 month period; and

    .     continuation of benefits over an 18 month period.

    .     Mr. Coane's annual salary is $175,000.

We do not expect that Mr. Coane will continue to be employed by CDnow/N2K after the merger.

Under an employment agreement between Telebase Systems, Inc. and Bruce Johnson dated February 8, 1988, if Mr. Johnson's employment is terminated as a result of the merger, Mr. Johnson will be entitled to:

    .     continuation of salary payments over a 12 month period; and

    .     continuation of benefits over a 12 month period.

    .     Mr. Johnson's annual salary is $150,000.

We do not expect that Mr. Johnson will continue to be employed by CDnow/N2K after the merger.

Under an employment agreement between N2K and Jerold Rosen dated January 13, 1996, as amended on October 14, 1998, if Mr. Jerold Rosen's employment is terminated as a result of the merger, he will be entitled to:

    .     continuation of salary payments over a 12 month period; and

    .     continuation of benefits over a 12 month period.

    .     Mr. Jerold Rosen's salary is currently $140,000.

After the merger, we expect that Mr. Jerold Rosen will continue to be employed by CDnow/N2K and will serve as Senior Vice President of International.

Under an employment agreement between N2K and Arthur S. Weiner dated October 1, 1997, options that were granted Mr. Weiner under his employment agreement will vest upon a change in control. As a result of the merger, options to purchase 22,134 shares of CDnow/N2K common stock at a weighted average exercise price of $23.80 per share will vest and be exercisable.

As Mr. Weiner will not serve as general counsel of CDnow/N2K following the merger, N2K believes that under his employment agreement with N2K, Mr. Weiner is entitled to terminate his employment and receive the following:

    (a) until December 31, 2000, his annual salary and any performance bonuses; and

    (b) continuation of benefits until December 31, 2000. Mr. Weiner's annual salary is currently $200,000. Beginning January 1, 2000, Mr. Weiner's annual salary will increase to $225,000.

Under an employment agreement between N2K and David Pakman dated July 10, 1998, if Mr. Pakman's employment is terminated as a result of the merger, Mr. Pakman will be entitled to:

    .     continuation of his salary over a 12 month period; and

    .     continuation of benefits over a 12 month period.

    .     Mr. Pakman's annual salary is currently $110,000.

After the merger, we expect that Mr. Pakman will be employed as Vice President of Business and Product Development.

       Interests of CDnow and N2K Executive Officers and Directors in the Merger

Vesting of Options--N2K Executive Officers. The terms of the various stock option plans of N2K and employment agreements and other arrangements, provide that the options and warrants to purchase shares which have been granted to various parties will automatically vest upon the merger. We agreed to a one-year extension of a portion of Messrs. Grusin's and Rosen's options. The following table identifies executive officers of N2K and the options that vest as a result of the merger. The information in the following table assumes that options for N2K common stock were converted into options for an equivalent amount of CDnow/N2K common stock at the exchange ratio of one share of N2K common stock for .83 of a share of CDnow/N2K common stock. Value is based on the closing price of N2K common stock on the Nasdaq on February 1, 1999 less the exercise price per share of N2K options.

                                   Number of                       Value of
                   Number of     options which  Value of options  all options
                 vested options  become vested   exercisable as   exercisable
                     as of       at the closing a result of the   at closing
     Name       February 1, 1999 of the merger       merger      of the merger
     ----       ---------------- -------------- ---------------- -------------
Lawrence Rosen      206,883         127,726       $896,535.52    $3,450,056.20
Jonathan
 Diamond            207,920         127,726       $896,636.52    $3,467,431.20
Robert David
 Grusin             206,883         127,726       $896,636.52    $3,450,056.20
James E. Coane       60,632           3,890        $52,737.00      $875,755.00
Arthur S.
 Weiner              11,067          22,134             $0.00            $0.00
Bruce Johnson        35,765           2,594        $34,500.20      $497,885.00

Interest of CDnow Executive Officer

Under the severance agreement between CDnow and David A. Capozzi dated September 4, 1998, if as a result of the merger Mr. Capozzi's employment is terminated or Mr. Capozzi determines to resign because he is not offered a position that is the equivalent of the General Counsel position he held at CDnow prior to the merger, then Mr. Capozzi will be entitled, with some limitations, to:

    . receive twelve months severance pay (Mr. Capozzi's current annual salary is $140,000);

    . receive twelve months continuation of health care and disability benefits;

    . have the right to exercise his vested stock options for ninety days from last date of his employment with CDnow; and

    . receive $10,000 in relocation expenses should Mr. Capozzi relocate outside the Philadelphia metropolitan area while Mr. Capozzi is receiving payments pursuant to this agreement.

    We expect that Mr. Capozzi will serve as CDnow/N2K's General Counsel.

Indemnification and Insurance

The merger agreement requires CDnow/N2K to provide indemnification and liability insurance arrangements for officers and directors of CDnow and N2K. See "The Merger Agreement--Material Covenants--Director and Officer Indemnification."

                                                            The Merger Agreement
                              The Merger Agreement

The following summarizes the material terms of the merger agreement, a copy of which we have attached as Appendix I to this joint proxy statement/prospectus and is incorporated herein by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

Following shareholder approval and the satisfaction of the other conditions to the merger, N2K and CDnow will become wholly-owned subsidiaries of CDnow/N2K. Current CDnow and N2K shareholders will become holders of CDnow/N2K common stock.

On the date the merger closes, CDnow and N2K will file a certificate of merger and articles of merger with the Secretaries of State of Pennsylvania and Delaware. See "--Conditions to Obligations to Effect the Merger."

Conversion of Shares

The N2K Merger

 .     Each share of N2K common stock will be converted into .83 of a share of
      CDnow/N2K common stock.

 .     Under Delaware law, N2K shareholders are not entitled to appraisal rights.

The CDnow Merger

 .     Each share of CDnow common stock will be converted into one share of
      CDnow/N2K common stock.

 .     Under Pennsylvania law, CDnow shareholders are entitled to dissenters'
      rights. See "The Merger--Dissenters' Rights."

Exchange of Stock Certificates

After the closing of the merger, an exchange agent will mail you a letter of transmittal and instructions for exchanging your CDnow or N2K stock certificates for your shares of CDnow/N2K common stock. N2K shareholders will also receive cash in lieu of any fractional shares. Upon surrender of a stock certificate to the exchange agent, together with the executed letter of transmittal, you will be entitled to receive shares of CDnow/N2K common stock and any cash payable in lieu of fractional shares. The surrendered CDnow or N2K stock certificates will promptly be canceled.

The certificates representing shares of CDnow/N2K common stock to be issued in the exchange will be held by CDnow/N2K's Registrar and Transfer Agent, Stock Trans, Inc.

No Further Ownership Rights in N2K common stock or CDnow common stock. All shares of CDnow/N2K common stock and cash in lieu of fractional shares issued in exchange for certificates of N2K common stock or CDnow common stock will be considered to have been exchanged in full payment for your shares. After the closing of the merger CDnow and N2K's transfer agents will not register transfers of shares that were outstanding prior to the closing. If shares of N2K common stock or CDnow common stock are presented to N2K, CDnow or CDnow/N2K after the mergers for any reason, the certificates will be canceled and exchanged for shares of CDnow/N2K.

Fractional Shares. CDnow/N2K will not issue fractional shares of common stock in the merger. Instead of fractional shares, CDnow/N2K will pay cash without interest to holders of N2K common stock who

                                                            The Merger Agreement
would otherwise have received a fraction of a share of CDnow/N2K common stock. The Nasdaq sales price of the CDnow/N2K common stock the day after the merger closes will determine the amount of cash paid by CDnow/N2K.

Failure to Exchange. If you have not exchanged your N2K or CDnow common stock certificates within 180 days after the closing of the merger, you will have to contact the office of the General Counsel of CDnow/N2K in order to exchange your N2K or CDnow common stock for CDnow/N2K common stock and cash in lieu of fractional shares.

No Liability. N2K, CDnow, CDnow/N2K and the exchange agent will not be liable to any N2K or CDnow shareholder for any shares of CDnow/N2K common stock, or cash in lieu of fractional shares, delivered to a public official pursuant to abandoned property, escheat or similar laws.

Dividends and Distributions. CDnow/N2K will not pay any dividends it declared or any cash payable in lieu of fractional shares to a shareholder until the shareholder has exchanged the N2K or CDnow share certificates for shares of CDnow/N2K, as described above under "--Failure to Exchange." Following surrender of any N2K or CDnow certificates you may hold, CDnow/N2K will pay to you, without interest, the amount of any dividends declared by CDnow/N2K to which you are entitled and any cash payable in lieu of fractional shares of CDnow/N2K common stock as described under "--Fractional Shares" above.

Lost Certificates. If your stock certificates of N2K or CDnow are lost, stolen, or destroyed prior to the closing of the merger, you must submit an affidavit of that fact to the office of the General Counsel of CDnow or N2K. Also, if required by CDnow/N2K, N2K or CDnow, you must post a bond in a reasonable amount as determined by CDnow/N2K, N2K or CDnow as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after you have made the affidavit and posted the bond, the exchange agent will issue to you shares of CDnow/N2K common stock and any cash in lieu of fractional shares due. The exchange agent will also pay any unpaid dividends and distributions on shares of CDnow/N2K common stock that are deliverable upon the CDnow/N2K common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by N2K and CDnow. These are assumptions upon which each company relied when agreeing to the merger. These representations and warranties deal with issues such as:

    . the organization, valid existence and good standing of N2K, CDnow and their subsidiaries, and similar corporate matters;

    .     the capital structure of N2K and CDnow;

    . the authorization, execution, delivery and enforceability of the merger agreement and the stock option agreements;

    . the consummation of the transactions contemplated by the merger agreement and the stock option agreements and related matters;

    .     the conflicts under charters or bylaws;

    .     the required consents or approvals of the merger;

                                                            The Merger Agreement
    .     the violations of any instruments or law;

    . the documents and financial statements filed by N2K and CDnow with the Securities and Exchange Commission and the accuracy of information contained in them;

    .     the absence of undisclosed liabilities;

    .     the absence of material adverse events or changes;

    .     taxes and tax returns;

    .     properties;

    .     intellectual property;

    .     agreements, contracts and commitments;

    .     litigation;

    .     environmental matters and hazardous materials;

    .     employee benefit plans;

    .     compliance with laws;

    .     tax matters relating to the merger;

    . the accuracy of information supplied by N2K and CDnow in connection with this joint proxy statement/prospectus;

    .     labor matters;

    .     insurance;

    .     opinions of financial advisors;

    .     the absence of existing discussions with other parties; and

    . the inapplicability to the merger of certain provisions of the Delaware General Corporation Law and the Pennsylvania Business Corporation Law.

Material Covenants

The merger agreement includes a number of covenants, most of which provide parameters within which each company will operate until the merger either closes or the merger agreement is terminated.

Conduct of Business

From the date of the merger agreement until the closing, N2K and CDnow will:

    . continue to operate their respective businesses according to their customary course of business;

    .     pay their debts and taxes when due;

    .     pay or perform other obligations when due; and

    . use reasonable efforts to preserve their business organization, management team and business relationships.

This conduct is subject to exceptions included in the merger agreement disclosure schedules.

Additional Covenants

The merger agreement also provides that, from the date of the merger agreement until the closing, N2K and CDnow will not:

    . accelerate, amend or change the exercise period of options or restricted stock granted under employee stock plans or authorize cash payments in exchange for options granted under employee stock plans;

    . declare or pay dividends on or make distributions on any of its stock, make other changes in its capitalization, or purchase or acquire any shares of their stock except from former employees, directors and consultants in accordance with termination of service agreements;

                                                            The Merger Agreement

    . issue or sell any stock or securities convertible into shares of their stock, or any subscriptions, rights, warrants or options, with some exceptions;

    .     make any material acquisitions;

    . sell, lease, sell/leaseback, license or otherwise dispose of material properties or assets outside the ordinary course of business;

    . increase the compensation of officers or employees, other than increases to non-officer employees consistent with past practices, grant additional severance or termination pay or enter into employment or severance agreements, or take actions regarding benefit plans for its directors, officers, or employees;

    . amend their certificates of incorporation or bylaws, except as contemplated by the merger agreement;

    .     incur debt for borrowed money;

    . take any action that is likely to result in a material breach of the merger agreement or the stock option agreements;

    . make or rescind any material tax elections, settle any tax claims or make a material change in their methods of reporting income or deductions for tax purposes;

    .     settle any material litigation relating to the merger;

    . settle any litigation referred to on the disclosure schedules to the merger agreement that would require payment over $50,000 above the amount covered by insurance, excluding the deductible to this insurance;

    . enter into any agreement or contract involving an amount in excess of $250,000;

    . authorize or make capital expenditures in excess of $250,000 individually or as part of a series of related transactions;

    .     make any material change in their accounting policies;

    . take or omit to take any action likely to result in a breach of any contract or commitment if the result would have a material adverse effect;

    . take any action which could adversely affect or delay the ability of the parties to obtain approval by any governmental or regulatory body required to consummate the merger;

    .     permit their working capital to be less than specified amounts; or

    . take, or agree in writing to take, or have any affiliate or other third party take any of the actions described above.

No Solicitation

From the date of the merger agreement until the closing, we will not, directly or indirectly:

    . solicit or encourage any inquiries or proposals that are or could lead to a proposal for a merger, business combination or similar transaction involving the party or any of its subsidiaries, other than the merger;

    . engage in negotiations or discussions concerning a proposal for a merger or similar transaction;

    . provide public information to any person or entity relating to a proposal for a merger or similar transaction; or

    . agree to or recommend any proposal for a merger or similar transaction.

However, we or our boards of directors may either:

    . furnish non-public information to or enter into discussions or negotiations with a person or entity that has made an unsolicited proposal for a merger or similar transaction; or

                                                            The Merger Agreement

    . modify or withdraw its recommendation regarding the merger or recommend an unsolicited bona fide written acquisition proposal to the shareholders of such party, if:

            - the board of directors believes in good faith after consultation with its financial advisor, that the proposal is reasonably capable of being completed on the terms proposed;

            - taking into account the strategic benefits and the prospects of CDnow and N2K as a combined company, the directors believe the proposal would result in a transaction more favorable to its shareholders over the long term than the transaction contemplated by the merger agreement;

            - the board of directors determines in good faith after consultation with outside legal counsel that the action is required for the board to comply with its fiduciary duties to shareholders under applicable law;

            - prior to furnishing non-public information to, or entering into discussions or negotiations with, the entity making the proposal for a merger or similar transaction, the board of directors receives from the entity an executed confidentiality agreement. The confidentiality agreement must have terms no less favorable to the party than those contained in the Confidentiality and Standstill agreement dated August 17, 1998 and September 25, 1998 between N2K and CDnow; or

            - the board is voting in compliance with Rule 14e-2 under the Securities Exchange Act of 1934 with regard to a proposal for a merger or similar transaction.

We also agreed not to release a third party from, or waive a provision of, a standstill agreement or confidentiality agreement between it and another person who has made or is likely to make a proposal for a merger or similar transaction. However, the board of directors may grant a release from a standstill or confidentiality agreement if it determines that the action is required to comply with its fiduciary duties to shareholders.

The merger agreement requires us to notify the other within 24 hours upon receipt of a proposal for a merger or similar transaction by a third party or upon receipt of a request for non-public information or access to its properties, books or records in connection with a proposal for a merger or similar transaction by a third party. The party providing notice is required to indicate the identity of the third party making the proposal and the terms and conditions of the proposal. The party providing notice must also continue to keep the other party informed of the status of any discussions or negotiations and the terms being discussed or negotiated.

Shareholders' Meetings

We agreed to call separate meetings of our shareholders to be held as promptly as practicable to vote on the merger. Subject to the discussion above under "-- No Solicitation," we each agreed to:

    .     recommend to our shareholders adoption and approval of the merger;
          and

    . coordinate and cooperate with respect to the timing of our shareholders' meeting, and to use our best efforts to hold the meeting on the same day as the other party's shareholders' meeting and as soon as possible after the signing of the merger agreement. We each agreed to use all reasonable efforts to solicit from our shareholders proxies in favor of the merger, subject to the fiduciary duties of the board of directors.

Stock Plans

After the closing of the merger, each outstanding option to purchase N2K common stock or CDnow common stock will become an option to acquire CDnow/N2K common stock. The terms and conditions of the replacement CDnow/N2K option will be the same as the pre-existing N2K or CDnow option it replaces. The option will be for the number of shares of CDnow/N2K common stock the option holder would have been entitled to receive in the merger if the holder had exercised the option immediately before the merger.

                                                            The Merger Agreement

The exercise price per share of each option after the merger will be equal to:

    (x) the exercise price immediately prior to the closing of the merger divided by

    (y) the number of whole shares of CDnow/N2K common stock the option holder would have received in the merger if the holder had exercised the option immediately before the merger (rounded up to the nearest whole cent).

As of the record date for the shareholders' meetings, respectively, options to acquire 2,210,613 shares of N2K common stock and 1,043,730 shares of CDnow common stock were outstanding.

As soon as practicable after the closing of the merger, CDnow/N2K will deliver to the participants in the N2K stock plans and CDnow stock plans notices of the participants' rights pursuant to the stock plans. The grants under those stock plans will continue on the same terms and conditions as they had before.

CDnow/N2K will reserve for issuance a sufficient number of shares of CDnow/N2K common stock for delivery under the N2K stock plans and the CDnow stock plans. As soon as practicable after the closing of the merger, CDnow/N2K will file a registration statement on Form S-8 for the shares of CDnow/N2K common stock subject to the options and will use reasonable efforts to maintain the effectiveness of that registration statement for as long as the options remain outstanding.

Director and Officer Indemnification

After the closing of the merger, CDnow/N2K, N2K and/or CDnow will indemnify our present and former directors and officers. The directors and officers will be indemnified against costs or expenses (including attorneys' fees), liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation pertaining to any matter existing at or prior to the closing of the merger. The officers and directors will be indemnified whether the claim is asserted or claimed prior to, at or after the closing of the merger. The indemnification will be to the fullest extent that we would have been permitted under Delaware or Pennsylvania law, their respective certificate or articles of incorporation or their respective bylaws in effect on the date of the merger agreement. We will also be obligated to advance expenses as incurred to the fullest extent permitted. However, the person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that the person is not entitled to indemnification.

For six years after the closing of the merger, CDnow/N2K will cause us to maintain, to the extent available in the market, a directors' and officers' liability insurance policy covering those persons who are covered as of the date of the merger agreement by our directors' and officers' liability insurance policy. The coverage will be at least as favorable as our existing coverage. However, the companies will not be required to spend over twice the annual premium paid by us for coverage. If the premium would at any time exceed twice the current premium, then CDnow/N2K, N2K or CDnow will maintain insurance policies which provide the maximum coverage available at an annual premium equal to twice the current premium of N2K and CDnow together.

Post-Merger Corporate Governance

See "Directors and Management of CDnow/N2K Following the Merger."

The corporate governance provisions, with the exception of the provision for the initial officers of CDnow/N2K, will become part of the bylaws of CDnow/N2K after the merger. These bylaws can be amended only with the approval of 80% of the members of the board of directors of CDnow/N2K.

Warrants; Registration Rights Agreement

At the closing of the merger, CDnow/N2K will assume all obligations under the warrants set forth in both parties' disclosure schedules to the merger agreement. The holders of the warrants will have the right to acquire the same number of shares of CDnow/N2K common stock as they would have been entitled to receive had each holder exercised the warrant in full immediately prior to the closing of the merger. However, warrants

                                                            The Merger Agreement
held by N2K shareholders will be adjusted according to the exchange ratio. This exchange will be on the same pricing and payment terms and conditions as are currently applicable under the warrants. The price per share will be calculated as follows:

    (x) the aggregate exercise price immediately prior to the closing of the merger divided by

    (y) the number of full shares of CDnow/N2K common stock as the holders would have been entitled to receive had each holder exercised the warrant in full immediately prior the closing of the merger.

At the closing of the merger, CDnow/N2K will offer to enter into registration rights agreements with parties to registration rights agreements with N2K. CDnow/N2K will offer to enter similar agreements with any party who is entitled to benefit from the registration rights created in those existing agreements as a result of being a party to the initial agreement or by virtue of transfers from the initial or listed holders. The provisions of the new registration rights agreements will be substantially similar to the provisions of the existing registration rights agreements identified on N2K's disclosure schedules to the merger agreement. These new registration rights agreements will apply to all shares of CDnow/N2K issued in exchange for shares of N2K common stock covered by registration rights immediately prior to the N2K merger.

Employee Benefits; Severance

CDnow/N2K will continue to maintain the existing N2K and CDnow annual bonus plans for management employees for the 1998 fiscal year. It will also calculate the amounts payable to participants of these plans on a basis consistent with the terms of each plan and the past practices of N2K or CDnow. For purposes where length of service is relevant, except for pension benefit accruals, under any employee benefit plan, CDnow/N2K's plans will recognize credit for service with N2K or CDnow and any of their subsidiaries to the same extent that that service was recognized before the merger.

N2K may provide for stay bonuses and/or other arrangements to retain the services of key personnel prior to the closing of the merger. Personnel who have employment agreements with N2K are not eligible for stay bonuses. The aggregate value of the bonuses and arrangements will not exceed $250,000 unless otherwise agreed by CDnow and N2K.

Other Covenants

Under the merger agreement, each of N2K and CDnow has also agreed to:

    .     confer on a regular basis regarding ongoing operations;

    . promptly provide the other party with copies of all filings made with governmental entities in connection with the merger;

    . to give prompt notice to the other of, and use reasonable efforts to cure, any circumstance which causes a breach of any representation, warranty, covenant or agreement;

    . file this joint proxy statement/prospectus and the registration statement;

    .     obtain all necessary state securities laws, permits or approvals;

    . continue the quotation and listing of N2K common stock and CDnow common stock on Nasdaq up to the closing of the merger;

    . give the other party access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other;

    . use best efforts to consummate the merger as promptly as practical;

    . obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties in connection with the merger;

    . make all necessary filings and submissions with respect to the merger under federal, state and foreign securities laws, antitrust laws and other applicable laws;

                                                            The Merger Agreement

    . consult with the other party, and use reasonable efforts to agree upon press releases or other public statements concerning the merger;

    . not take any action reasonably likely to jeopardize the tax treatment of the merger;

    . use reasonable efforts to obtain and deliver to the other party the affiliate agreements;

    . use all reasonable efforts to cause the CDnow/N2K common stock issued in the merger to be approved for listing on the Nasdaq, prior to the closing of the merger;

    . use all reasonable efforts to obtain "comfort" letters of the party's independent public accountants with respect to the registration statement;

    .     fully perform their obligations under the stock option agreements;

    . work together to coordinate all aspects of transition, planning and implementation relating to the merger;

    . cooperate in the preparation and filing of all returns and other documents regarding the merger;

    . pay real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes;

    . pay any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the merger;

    . pay, on behalf of each company's shareholders, any New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax, New York State Stock Transfer Tax and any similar taxes imposed on the shareholders of N2K and CDnow by any other state which become payable in connection with the merger;

    . give the other party the opportunity to participate in the defense of shareholder litigation against N2K or CDnow or their directors relating to the merger;

    . consult with each other prior to making its financial results for any period publicly available, and consult with the other prior to making filings, and to timely file, with the SEC;

    . consult with respect to business practices and policies and make modifications or changes to practices or policies as mutually agreed upon; and

    . consult with respect to the character, amount and timing of restructuring charges as may be mutually agreed upon.

Conditions to Obligations to Effect the Merger

The obligations of N2K and CDnow to effect the merger do not arise until the following conditions have been satisfied or waived:

    . approval of the N2K merger by the N2K shareholders and the CDnow merger by the CDnow shareholders;

    . expiration or termination of any applicable anti-trust waiting period;

    . receipt of approvals and completion of filings with government entities or regulatory bodies necessary to avoid a material adverse effect on the merger;

    . effectiveness of the registration statement which this joint proxy statement/prospectus forms a part;

    . no government entity or regulatory body action which has the effect of making the merger illegal or otherwise prohibits the merger;

    . the shares of CDnow/N2K common stock to be issued in the merger and upon exercise of N2K options and CDnow options will have been approved for listing on the Nasdaq; and

    . N2K and CDnow will have taken all actions necessary so that not later than the closing of the merger, the articles of incorporation and bylaws of CDnow/N2K will have been amended as contemplated by the merger agreement, and at the closing of the merger, the board of directors of CDnow/N2K and of each committee of the board of directors of CDnow/N2K will be as described "The Merger Agreement--Material Covenants--Post-Merger Corporate Governance."

                                                            The Merger Agreement

In addition to the obligation described above, the obligation of N2K to complete the merger is subject to the satisfaction or waiver of the following conditions:

    . the representations and warranties of CDnow in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing of the merger, except for, (a) changes contemplated by the merger agreement and (b) inaccuracies which, have not had and are not likely to have a CDnow material adverse effect, as defined below, on CDnow or on the merger, and N2K shall have received a certificate signed on behalf of CDnow by the chief executive officer and the chief financial officer of CDnow to that effect;

    . CDnow will have materially performed all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and N2K will have received a certificate signed on behalf of CDnow by the chief executive officer and the chief financial officer of CDnow to that effect;

    . N2K will have received the opinion of Dewey Ballantine LLP, counsel to N2K, that: (a) the N2K merger will be treated as a reorganization described in Section 368(a) of the Code and/or (b) taken together with the CDnow merger, the N2K merger will be treated as a transfer of property to CDnow/N2K by holders of N2K common stock described in Section 351 of the tax code; and

    . from the date of the merger agreement through the closing of the merger, there shall not have occurred a CDnow material adverse effect, as defined below, on the business of CDnow.

For purposes of this section, CDnow material adverse effect means a material adverse effect on the business of CDnow that does not include the effect of any changes resulting from general conditions applicable to the online music retailing industry and not specifically relating to CDnow, or from general business or United States economic conditions that do not have a disproportionate effect on CDnow or caused by:

    . the transactions contemplated by the merger agreement and public announcement of those transactions;

    . any steps taken or proposed to be taken in connection with changes to CDnow's business practices and policies or in connection with restructuring measures and decisions, all of which will be made in accordance with Section 5.30 of the merger agreement; or

    . any actions taken or omissions by CDnow with the prior written consent of CDnow in effecting the transactions contemplated by the merger agreement.

Similarly, the obligation of CDnow to complete the merger are subject to the satisfaction or waiver of the following conditions:

    . the representations and warranties of N2K in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing of the merger, except for: (a) changes contemplated by the merger agreement and (b) inaccuracies which have not had and are not likely to have a N2K material adverse effect, and CDnow shall have received a certificate signed on behalf of N2K by the chief executive officer and the chief financial officer of N2K to that effect;

    . N2K will have materially performed all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger, and CDnow will have received a certificate signed on behalf of N2K by the chief executive officer and the chief financial officer of N2K to that effect;

    . CDnow will have received the opinion of Morgan, Lewis & Bockius LLP, counsel to CDnow, that: (a) the CDnow merger will be treated as a reorganization described in Section 368(a) of the tax code and/or (b) taken together with the N2K merger, the CDnow merger will be treated, as a transfer of property to CDnow/N2K by holders of CDnow common stock described in Section 351 of the tax code; and

                                                            The Merger Agreement

    . from the date of the merger agreement through the closing of the merger there will have not occurred a N2K material adverse effect, as defined below, on the business of N2K.

For the purposes of this section, N2K material adverse effect means a material adverse effect upon the business of N2K that does not include the effect of any changes resulting from general conditions applicable to the online music retailing industry and not specifically relating to N2K, or from general business or United States economic conditions that do not have a disproportionate effect on N2K, or caused by

    . the transactions contemplated by the merger agreement and public announcement of those transactions;

    . any steps taken or proposed to be taken in connection with changes to CDnow's business practices and policies or in connection with restructuring measures and decisions, all of which will be made in accordance with Section 5.30 of the merger agreement, or

    . any actions taken or omission by N2K with the prior written consent of CDnow in effecting the transactions contemplated by the merger agreement.

Termination; Termination Fees and Expenses

The merger agreement may be terminated at any time before the closing of the merger. This termination may occur before or after approval of the merger by the shareholders of N2K and CDnow in the following manner:

    .     By mutual written consent of N2K and CDnow.

    . By either N2K or CDnow if the merger has not been consummated by March 31, 1999, however, the right to terminate under this clause is not available to a party whose failure to fulfill an obligation under the merger agreement is the cause of the failure of the merger to occur.

    . By either N2K or CDnow if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order or taken any other nonappealable final action permanently restraining, enjoining or prohibiting the merger.

    . By N2K or CDnow, if the CDnow shareholders have not approved the merger as required.

    . By CDnow or N2K, if the N2K shareholders have not approved the merger as required.

    .     By N2K, if any of the following occurs.

            - the CDnow board has withdrawn or modified its recommendation of the merger;

            - after CDnow receives from an outside party a proposal for a merger or similar transaction, N2K requests that the board of directors of CDnow reconfirm its recommendation of the merger to the shareholders of CDnow and the board of directors of CDnow fails to do so within 10 business days after it receives N2K's request;

            - the CDnow board recommended to the shareholders of CDnow a merger or similar transaction with another entity;

            - anyone other than N2K or an affiliate of N2K commences a tender offer or exchange offer for 20% or more of the outstanding shares of CDnow common stock and the board of directors of CDnow recommends that the shareholders of CDnow tender their shares in this tender or exchange offer; or

            - for any reason CDnow fails to call and hold the CDnow shareholders' meeting by March 31, 1999.

    .     By CDnow, if any of the following occurs:

            - the board of directors of N2K has withdrawn or modified its recommendation of the merger;

                                                            The Merger Agreement

            - after N2K receives from an outside party a proposal for a merger or similar transaction, CDnow requests in writing that the board of directors of N2K reconfirm its recommendation of the merger to the shareholders of N2K and the board of directors of N2K fails to do so within 10 business days after it receives CDnow's request;

            - the board of directors of N2K has recommended to the shareholders a merger or similar transaction with another entity;

            - anyone other than CDnow or an affiliate of CDnow commences a tender offer or exchange offer for 20% or more of the outstanding shares of N2K common stock and the board of directors of N2K recommends that the shareholders of N2K tender their shares in such tender or exchange offer; or

            - for any reason N2K fails to call and hold the N2K shareholders' meeting by March 31, 1999.

    . By N2K or CDnow, prior to the approval of the merger by the shareholders of that party, if the board of directors of that party determines that accepting a proposal for a merger or similar transaction received from a third party is required for the board of directors to comply with its fiduciary duties to shareholders. This determination must be made in good faith after consultation with outside legal counsel. However, no such termination will be effective under this clause unless any termination fee payable by that party is paid.

    . By N2K or CDnow, if there has been a breach of any representation, warranty, covenant or agreement by the other party, which:

            - will cause the CDnow representation bringdown condition, or the N2K representation bringdown condition, not to be satisfied, and

            - has not been cured within 20 business days following receipt of written notice of the breach from the other party.

    . By N2K or CDnow if an event has occurred which makes it impossible for the conditions to the obligations to effect the merger, as described above, with certain exceptions, to be satisfied. However, any termination under this clause will not be effective until 20 business days after notice of the termination is delivered by the terminating party to the other party. The termination will be automatically rescinded if the condition breached is solely for the benefit of the party receiving notice of termination and that party, prior to the 20th business day after the breach, waives the condition.

    . By N2K or CDnow if there has been a breach of the representations, warranties, covenants or agreements set out in Section 3.10(c), 3.11(b) or 5.1(l) of the merger agreement in the case of a termination by CDnow; which would have a material adverse effect on the business of N2K or in Section 4.10(c) of the merger agreement in the case of a termination by N2K which would have a material adverse effect on the business of CDnow.

    . By CDnow if there has been a material adverse effect on the business of N2K not cured within 20 business days.

    . By N2K if there has been a material adverse effect on the business of CDnow not cured within 20 business days.

In the event of termination of the merger agreement by N2K or CDnow as provided above, the merger agreement will become void. In that case there will be no liability or obligation, with limited exceptions, on the part of N2K, CDnow, CDnow/N2K or their respective officers, directors, shareholders or affiliates. There are exceptions to the limitation of liability with respect to termination fees, and termination will not limit liability for a willful breach of the merger agreement. The indemnification provisions described above under "Interests of CDnow and N2K Executive Officers and Directors in the Merger-- Indemnification and Insurance" and the termination fee provisions described below will remain in full force and effect and survive any termination of the merger agreement.

                                                            The Merger Agreement

Except as described below, whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger will be paid by the party incurring the expenses.

N2K will pay CDnow a termination fee of $3.75 million upon the earliest to occur of the following events:
    . the termination of the merger agreement by either CDnow or N2K because of the other party's failure to receive shareholder approval of the N2K shareholders as described above, if a proposal for a merger or similar transaction with a third party involving N2K has been publicly announced prior to the N2K shareholders' meeting and either a definitive agreement for a merger or similar transaction with a third party is entered into, or a merger or similar transaction with a third party is consummated, within eighteen months of such termination;

    . the termination of the merger agreement by CDnow under the other circumstances described above; or

    . the termination of the merger agreement by N2K under the other circumstances described above.

CDnow will pay N2K a termination fee of $3.75 million upon the earliest to occur of the following events:
    . the termination of the merger agreement by either N2K or CDnow because of the other party's failure to receive shareholder approval of the CDnow shareholders as described above, if a proposal for a merger or similar transaction with a third party involving CDnow has been publicly announced prior to the CDnow shareholders' meeting and either a definitive agreement for a merger or similar transaction with a third party is entered into, or a merger or similar transaction with a third party is consummated, within eighteen months of such termination;

    . the termination of the merger agreement by N2K under the other circumstances described above; or

    . the termination of the merger agreement by CDnow under the other circumstances described above.

Either party's payment of the termination fee will be the sole remedy of the other against it and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to the payment. This limitation will not apply in the event of a willful breach of the merger agreement by either party. The amount of the termination fee will be reduced to the extent that the total profit exceeds $3.75 million.

Amendment and Waiver

The merger agreement may be amended by CDnow and N2K by their respective boards of directors. Amendments may be made at any time before or after approval of the merger by the shareholders of N2K or CDnow. However, some amendments may by law require further shareholder approval.

Amendments must be in a written document signed by each of the parties. However, the merger agreement may be amended in writing without obtaining the signatures of N2K, CDnow or CDnow/N2K if the amendment is solely to add the N2K merger subsidiary and CDnow merger subsidiary as parties to the merger agreement.

At any time prior to the closing of the merger, CDnow and N2K may:

    . extend the time for performing any of the obligations or other acts of the other parties;

    . waive any inaccuracies in the representations and warranties in the merger agreement or in any of the other documents for the merger; and

    . waive compliance with any of the agreements or conditions contained in any of the documents relating to the merger.

The above actions must be properly approved or authorized by the respective boards of directors of CDnow and N2K and must be in writing.

                                                                Other Agreements
                                Other Agreements

The following summarizes the material terms of the N2K stock option agreement, the CDnow stock option agreement, the N2K shareholder support agreement and the CDnow shareholder support agreement. We have filed copies of these agreements as exhibits to the registration statement that includes this joint proxy statement/prospectus.

N2K Stock Option Agreement

Description of the Agreement. The N2K stock option agreement grants N2K the right under the circumstances described below to acquire up to 3,517,207 shares CDnow common stock. With regard to the N2K stock option agreement:

    . 3,517,207 represents 19.9% of the outstanding share of CDnow common stock on the date we signed the merger agreement; and

    . the exercise price shall equal the lesser of (a) $ 9.4375 per share, or (b) the average closing price of CDnow common stock during the period from October 19 through October 23, 1998.

The N2K stock option agreement may make an acquisition of CDnow by a third party more costly. A third party seeking to acquire CDnow must also acquire the shares underlying the N2K option. In addition, by exercising its option, N2K could jeopardize the ability of a third party to account for an acquisition of CDnow as a pooling of interests.

Exercise of the N2K Option. N2K may exercise its option, in whole or in part, after the occurrence of an event which would entitle N2K, upon termination of the merger agreement by CDnow, to payment of the N2K termination fee. The N2K option may not be exercised if N2K is in material breach of any of its material representations, warranties, covenants or agreements contained in the N2K stock option agreement or in the merger agreement. N2K may exercise the N2K option by either:

    . paying the option price, as described above, and receive the shares; or

    . electing to receive a cash payment in lieu of the shares from CDnow. The cash payment is to be the amount by which (a) the higher of the price paid by a third party in an acquisition of CDnow or the then current market price of the CDnow common stock exceeds (b) the N2K option price set forth above.

CDnow Repurchase Right. CDnow may repurchase the shares that N2K obtained by exercising the N2K option. If a change in control event, as defined in the N2K stock option agreement, with respect to CDnow has not occurred prior to the first anniversary of the termination of the merger agreement, CDnow may, during the 30-day period beginning on the anniversary, elect to purchase all, but not less than all, of the N2K option shares. The purchase price will be equal to the greater of (a) the N2K option price or (b) the average of the closing sales prices for shares of CDnow common stock on the 20 trading days ending five days prior to the date CDnow gives notice of its intention to exercise the repurchase right.

Registration. If N2K exercises this option, it will receive unregistered shares of CDnow common stock. N2K may require CDnow to register the shares so that N2K may sell the shares. N2K is only allowed two registration requests.

Maximum Payments to N2K. In no event will the N2K total profit exceed $3.75 million. N2K total profit includes:

    .     termination fees paid to N2K;

    . the amount received by N2K for the repurchase of the N2K option shares by CDnow in""--CDnow Repurchase Right" above, less the purchase price paid by N2K for the shares; and

                                                                Other Agreements

    . the amount received by N2K in the sale of N2K option shares, less the purchase price paid by N2K for such shares.

Termination of the Option. The N2K option terminates upon the earlier of:

    .     the closing of the merger;

    . the date on which N2K realizes a N2K total profit of $3.75 million;

    . the date on which the merger agreement is terminated, provided that the N2K option is not exercisable at such time and does not become exercisable simultaneously with the termination; or

    . 90 days after the date the N2K option becomes exercisable, provided that if the N2K option cannot be exercised, or the N2K option shares cannot be delivered to N2K upon exercise, because of a preliminary or permanent injunction or other court order. This date will be extended until 30 days after the impediment to exercise has been removed.

CDnow Stock Option Agreement

Description of the Agreement. The CDnow stock option agreement grants CDnow the right under the circumstances described below to acquire up to 2,827,299 shares of authorized but unissued N2K common stock. With regard to the CDnow stock option agreement:

    . 2,827,299 represents 19.9% of the outstanding shares of N2K common stock on the date we signed the merger agreement; and

    . the exercise price shall equal the lesser of (a)$ 5.50 per share or (b) the average closing price of N2K common stock during the period from October 19 through October 23, 1998.

The CDnow stock option agreement may make an acquisition of N2K by a third party more costly. A third party seeking to acquire N2K must also acquire the shares underlying the CDnow option. In addition, by exercising its option, CDnow could jeopardize the ability of a third party to account for an acquisition of N2K as a pooling of interests.

Exercise of the CDnow Option. CDnow may exercise its option, in whole or in part, after the occurrence of an event which would entitle CDnow, upon termination of the merger agreement by N2K, to payment of the CDnow termination fee. The CDnow option may not be exercised if CDnow is in material breach of any of its material representations, warranties, covenants or agreements contained in the CDnow stock option agreement or in the merger agreement. CDnow may exercise the CDnow option by either:

    . paying the option price, as described above, and receive the shares; or

    .     electing to receive a cash payment in lieu of the shares from N2K.

The cash payment will be the amount by which (a) the higher of the price paid by a third party in an acquisition of N2K or the then current market price of the N2K common stock exceeds (b) the CDnow option price described above.

N2K Repurchase Right. N2K may repurchase the shares that CDnow obtained by exercising the CDnow option. If a change in control event, as defined in the CDnow stock option agreement, with respect to N2K has not occurred prior to the first anniversary of the termination of the merger agreement, N2K may, during the 30-day period beginning on such anniversary, elect to purchase all, but not less than all, of the CDnow option shares. The purchase price will be equal to the greater of (a) the CDnow option price or (b) the average of the closing sales prices for shares of N2K common stock on the 20 trading days ending five days prior to the date N2K gives notice of its intention to exercise the repurchase right.

Registration. If CDnow exercises this option, it will receive unregistered shares of N2K common stock. CDnow may require N2K to register the shares so that CDnow may sell the shares. CDnow is only allowed two registration requests.

                                                                Other Agreements

Maximum Payments to CDnow. In no event will the CDnow total profit exceed $3.75 million. The CDnow total profit includes:

    .     termination fees paid to CDnow;

    . the amount received by CDnow for the repurchase of the CDnow option shares by N2K pursuant to "--N2K Repurchase Right" above, less the purchase price paid by CDnow for the shares; and

    . the amount received by CDnow in the sale of N2K option shares, less the purchase price paid by CDnow for the shares.

Termination of the Option. The CDnow option terminates upon the earlier of:

    .     the closing of the merger;

    . the date on which CDnow realizes a CDnow total profit of $3.75 million;

    . the date on which the merger agreement is terminated, provided that the N2K option is not exercisable at the time and does not become exercisable simultaneously upon termination; or

    . 90 days after the date the CDnow option becomes exercisable, except that if the CDnow option cannot be exercised, or the CDnow option shares cannot be delivered to CDnow upon exercise, because of a preliminary or permanent injunction or other court order. This date will be extended until 30 days after the impediment to exercise has been removed.

N2K Shareholder Support Agreement

Lawrence L. Rosen, Jonathan V. Diamond, R. David Grusin, Bruce Johnson and James E. Coane entered into the N2K shareholder support agreement. These shareholders collectively hold approximately 16.6% of the combined voting power of the outstanding capital stock of N2K. Together, these shareholders are able to significantly influence the vote on the approval and adoption of the merger proposal.

At the N2K special meeting or at any other shareholders' meeting and in any action by written consent of the shareholders of N2K, each signing shareholder must vote all of his shares of N2K common stock

    . in favor of the adoption of the merger agreement and the approval of the N2K merger and the other transactions contemplated by the merger agreement and

    . in favor of any other action required for the consummation of the transactions contemplated by the merger agreement and considered and voted upon by the N2K shareholders. In addition, each signing shareholder agreed that, upon request by CDnow, he will furnish written confirmation, in form and substance reasonably satisfactory to CDnow, of his support for the merger agreement and the merger.

Pursuant to the N2K shareholder support agreement, each signing shareholder agreed not to

    .sell assign, transfer or otherwise dispose of any of his respective shares,

    . deposit any of his respective shares into a voting trust or enter into a voting agreement or arrangement inconsistent with the N2K shareholder support agreement, or

    . enter any contract, option or other arrangement for the sale, assignment, transfer or other disposition of any N2K stock.

Each shareholder agreed

    . that he will not, nor will he authorize or permit any of N2K's officers, directors, employees, agents or representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal for the acquisition of N2K and

    . that he will notify CDnow as soon as possible, and in any event within 48 hours, if any such inquiries or proposals are received by, any information or documents are requested from, or any negotiations or discussions are sought to be initiated or continued with, him or her or any of his affiliates.

                                                                Other Agreements

The N2K shareholder support agreement will terminate upon the earliest to occur of the closing of the merger or any termination of the merger agreement in accordance with the terms thereof. Messrs. Johnson and Coane obligations under this agreement terminate upon the termination of their employment with N2K or if they cease to be members of N2K's board of directors.

CDnow Shareholder Support Agreement

Jason Olim entered into the CDnow shareholder support agreement. Mr. Olim holds approximately 16.7% of the combined voting power of the outstanding capital stock of CDnow. Therefore, he is able to significantly influence the vote on the merger proposal.

At the CDnow special meeting or at any other CDnow shareholders' meeting, and in any action by written consent of the shareholders of CDnow, Mr. Olim must vote all of his shares of CDnow common stock

    . in favor of the adoption of the merger agreement and the approval of the CDnow merger and the other transactions contemplated by the merger agreement, and

    . in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement and considered and voted upon by the shareholders of CDnow. In addition, Mr. Olim agreed that, upon request by N2K, he will furnish written confirmation, in form and substance reasonably satisfactory to N2K, of his support for the merger agreement and the merger.

Pursuant to the CDnow shareholder support agreement, Mr. Olim agreed not to

    .     sell assign, transfer or otherwise dispose of any of his shares,

    . deposit any of his shares into a voting trust or enter a voting agreement or arrangement inconsistent with the CDnow shareholder support agreement, or

    . enter any contract, option or other arrangement for the sale, assignment, transfer or other disposition of any shares.

Mr. Olim agreed

    . that he will not, nor will he authorize or permit any of CDnow's officers, directors, employees, agents representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal for the acquisition of CDnow and

    . that he will notify N2K as soon as possible, and in any event within 48 hours, are any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or any of his affiliates.

The CDnow shareholder support agreement will terminate upon the earlier of the closing of the merger or any termination of the merger.

                                                  Opinions of Financial Advisors
                         Opinions of Financial Advisors

Opinion of CDnow's Financial Advisor

CDnow engaged BT Alex. Brown, on August 24, 1998, to act as its exclusive financial advisor in connection with the merger. On October 22, 1998, at a meeting of the CDnow board held to evaluate the proposed merger, BT Alex. Brown rendered to the CDnow board an oral opinion, subsequently confirmed by delivery of a written opinion dated October 22, 1998, to the effect that, as of the date and based upon and subject to the assumptions made, matters considered and limitations stated in this opinion, the CDnow exchange ratio was fair, from a financial point of view, to the holders of CDnow common stock.

The full text of BT Alex. Brown's written opinion dated October 22, 1998, which states, among other things, the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix V to this joint proxy statement/prospectus and is incorporated herein by reference. BT Alex. Brown's opinion is directed to the CDnow board, addresses only the fairness of the CDnow exchange ratio from a financial point of view, and does not constitute a recommendation to any shareholder as to how that shareholder should vote at the CDnow special meeting. CDnow shareholders should carefully read the entire BT Alex. Brown written opinion. This section is only a summary of the written opinion, and as a summary is qualified and not a substitute for the written opinion.

In connection with its opinion, BT Alex. Brown:

    . reviewed publicly available financial information and other information concerning CDnow and N2K and internal analyses and other information furnished to it by CDnow and N2K;

    . held discussions with the members of the senior managements of CDnow and N2K regarding the business and prospects of their respective companies and the prospects of a combined company;

    . reviewed the reported prices and trading activity for CDnow common stock and N2K common stock;

    . compared financial and stock market information for CDnow and N2K with similar information for a number of other selected companies whose securities are publicly traded;

    . reviewed the financial terms of a number of recent business combinations which it deemed comparable in whole or in part;

    .     reviewed the terms of the merger agreement and related documents;
          and

    . performed other studies and analyses and considered other factors as it deemed appropriate.

In preparing its opinion, BT Alex. Brown did not assume responsibility for the independent verification of, and did not independently verify, any information concerning CDnow or N2K, including any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all information concerning CDnow and N2K. BT Alex. Brown has not conducted a physical inspection of any of the properties or assets of CDnow or N2K, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of CDnow or N2K.

                                                  Opinions of Financial Advisors

With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analysis, including the analyses and forecasts of potential transaction benefits arising from cost savings, operating efficiencies, and revenue effects and which are expected to be achieved as a result of the merger:

    . BT Alex. Brown assumed that these financial forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of CDnow or N2K, as the case may be;

    . these financial forecasts and projections also included, with the consent of the CDnow board, assumptions pertaining to any potential liability which may arise from the litigation currently pending against N2K and;

    . in rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of such forecasts and projections, including the potential transaction benefits, or the assumptions on which they were based.

BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of October 22, 1998. BT Alex. Brown did not express an opinion as to the price at which CDnow common stock or CDnow/N2K common stock actually might trade following the announcement or consummation of the merger.

The CDnow board informed BT Alex. Brown, and in rendering its opinion BT Alex. Brown assumed, that the merger will be free of federal tax to each of CDnow, N2K and their respective shareholders. BT Alex. Brown also assumed that, in all respects material to its analysis,

    . the representations and warranties of CDnow and N2K contained in the merger agreement were true and correct,

    . CDnow and N2K will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of CDnow and N2K to consummate the merger will be satisfied without any waiver thereof.

    . all material governmental regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained;

    . and in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either CDnow or N2K is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on CDnow or N2K or materially reduce the completed benefits of the merger to CDnow.

In connection with its engagement, BT Alex. Brown was not authorized to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of CDnow, nor did BT Alex. Brown review with CDnow or the CDnow board any potential transactions in lieu of the merger.

                                                  Opinions of Financial Advisors

Below is a summary of the material financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion and reviewed with the CDnow board at its meeting on October 22, 1998:

Contribution Analysis. BT Alex. Brown analyzed the relative contributions of CDnow and N2K to, among other things, the estimated revenues, gross profit, earnings before interest and taxes, and net loss of the pro forma combined company, excluding potential transaction benefits, for the latest three months and nine months as of September 30, 1998, and for calendar years 1998, 1999 and 2000 based on internal estimates of the management of CDnow and N2K, and compared these contributions to the pro forma ownership of the current holders of CDnow common stock in the pro forma combined company. This analysis indicated that, based upon the projected results for CDnow and N2K, CDnow would contribute to the pro forma combined company:

                                                   CDnow Contribution
              -----------------------------------------------------------------------------------------------------------------
              Historical for the Period Ended September 30, 1998                  Projected for the Year Ended December 31,
              -----------------------------------------------------------         ---------------------------------------------
                   Latest 3 Months                   Latest 9 Months                  1998            1999            2000
              -------------------------         -------------------------         -------------   -------------   -------------
Revenues                                56.9%                             56.2%            55.2%           52.4%           48.3%
Gross Profit                            55.4%                             54.1%            53.3%           53.0%           48.7%
EBIT                                    39.4%*                            38.2%*           38.4%*          45.1%*          49.6%*
Net Loss                                39.3%*                            38.2%*           37.7%*          45.0%*          48.5%*

--------
*  Indicates contribution of a loss.

BT Alex. Brown also reviewed the historical and current financial conditions of each of CDnow and N2K, respectively, and analyzed the relative contributions of CDnow and N2K to the assets, liabilities and shareholders' equity of the pro forma combined company.

BT Alex. Brown noted that, based on the CDnow exchange ratio, current holders of CDnow common stock would own approximately 60% of the pro forma combined company upon consummation of the merger. This ownership percentage compares favorably with CDnow's contribution to the pro forma combined company and supports BT Alex. Brown's opinion.

Historical Market Capitalization Analysis. BT Alex. Brown also analyzed the relative contributions of CDnow and N2K to the estimated equity market capitalization of the pro forma combined company over the 10 day, 15 day, 30 day, 60 day, 90 day, 120 day, 150 day periods (trading days) prior to October 22, 1998 and during the period February 10, 1998, the date of CDnow's initial public offering of CDnow common stock, to October 22, 1998. The average market capitalization contributions for CDnow during these periods were:

                                                 CDnow
                 As of October 22, 1998       Contribution
            --------------------------------  ------------
            Latest 10 Trading Day Average...      65.6%
            Latest 15 Trading Day Average...      65.8%
            Latest 30 Trading Day Average...      60.5%
            Latest 60 Trading Day Average...      58.2%
            Latest 90 Trading Day Average...      56.6%
            Latest 120 Trading Day Average..      55.8%
            Latest 150 Trading Day Average..      55.2%
            Average Since CDnow IPO
             (February 10, 1998)............      55.0%

BT Alex. Brown noted that analyst reports warning of weaker than expected revenue and earnings results at N2K for the three months ended September 30, 1998 were released by two investment banks on September 30, 1998 and October 2, 1998. The market capitalization contribution for CDnow subsequently rose from 52.0% on September 28, 1998 to 66.4% on October 5, 1998. While no similar reports were released regarding CDnow, BT Alex. Brown had been provided by CDnow management with estimated results for the three months ended September 30, 1998 that were also below analyst expectations. BT Alex. Brown also noted

                                                  Opinions of Financial Advisors
that news reports regarding merger discussions between CDnow and N2K and a press release from CDnow and N2K confirming that merger discussions were ongoing were published on October 7, 1998, 11 trading days prior to the public announcement of the merger. On October 7, 1998, the market capitalization contribution for CDnow based upon closing prices was 64.8%.

BT Alex. Brown noted that, based on the CDnow exchange ratio, current holders of CDnow common stock would own approximately 60% of the pro forma combined company upon consummation of the merger. In consideration of information publicly available with respect to CDnow and N2K prior to September 30, 1998, this ownership percentage compares favorably with CDnow's contribution to the estimated equity market capitalization of the pro forma combined company and supports BT Alex. Brown's opinion.

Pro Forma Earnings Analysis. BT Alex. Brown analyzed the pro forma effects of the merger on the revenue per share and earnings per share of CDnow in calendar years 1999 and 2000 based on internal estimates of the management of CDnow and N2K. BT Alex. Brown noted that the managements of CDnow and N2K had agreed to use their best efforts to seek pooling of interests accounting treatment but that the merger might be accounted for under the purchase method of accounting. Accordingly, BT Alex. Brown provided analyses of the transaction merger based upon pooling and purchase accounting to the CDnow board. After taking into account potential transaction benefits related to the merger as provided by the managements of CDnow and N2K, the effect on the revenue and earnings per share to CDnow shareholders would be:

                                                         Projected Accretion/
                                                            (Dilution) for
                                                          Fiscal Year Ending
                                                             December 31,
                                                         -----------------------
                                                            1999        2000
                                                         ----------   ----------
      Revenue per Share.................................       10.7 %      23.8%
      Earnings per Share
         Pooling of Interests Accounting................       (0.8)%      54.3%
         Purchase Accounting............................      (11.0)%      40.7%

This analysis suggests that holders of CDnow common stock may be subject to a minor amount of earnings dilution in 1999, but could benefit from material earnings accretion in 2000. In addition, for both 1999 and 2000, holders of CDnow common stock would benefit from material accretion in revenue per share, which is another valuation parameter for internet-related companies. While this analysis supports BT Alex. Brown's opinion, this analysis also relies significantly upon the financial projections provided by the managements of CDnow and N2K. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of potential transaction benefits, the costs associated with achieving those potential transaction benefits and other factors.

Comparative Stock Price Performance. BT Alex. Brown reviewed and analyzed recent and historical market prices for CDnow common stock and N2K common stock and compared their respective stock price performance with the stock price performance of the Nasdaq Index and an index of other selected internet retailers comprised of Amazon.com, Inc., Cyberian Outpost, Inc., E*Trade Group, Inc., ONSALE, Inc., Preview Travel, Inc. and Beyond.com Corporation for the period February 10, 1998 to October 22, 1998. BT Alex. Brown noted that, in relative terms, CDnow's common stock and N2K's common stock reacted similarly in the market and, generally, traded consistently together. BT Alex. Brown further noted that, in absolute terms, the market prices of CDnow common stock and N2K common stock had deteriorated relative to the other internet retailers and the Nasdaq Index due primarily, in its opinion, to concerns about increasing competition and the ability to meet research analyst earnings expectations in the future. BT Alex. Brown also noted that no company used in this analysis is identical to CDnow, N2K or CDnow/N2K and that this analysis must take into account differences in the financial and operating characteristics of the respective companies. The generally consistent relative and absolute trends in and between CDnow's common stock and N2K's common stock supports BT Alex. Brown's opinion.

Analysis of Other Selected Publicly Traded Companies. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly

                                                  Opinions of Financial Advisors

traded companies. BT Alex. Brown compared financial information relating to CDnow and N2K including, among other things, common equity market valuation and the ratios of common equity market value to estimated revenues for 1998 and 1999, based upon estimates derived from analyst reports, to corresponding information from two separate groups. One group consisted of publicly traded business-to-business internet industry related companies. This business-to-business group was comprised of Beyond.com Corporation, Digital River, Inc. and DoubleClick, Inc. The other group consisted of transaction-based internet companies serving consumers. This transaction based group was comprised of Amazon.com, Inc., CDnow, Inc., Cyberian Outpost, Inc., Egghead.com, Inc., E*Trade Group, Inc., N2K Inc., ONSALE, Inc., Preview Travel, Inc.

                                                         Equity Value as a
                                                            Multiple of
                                                      Projected Revenues for
                                                          the Year Ending
                                                           December 31,
                                                     -------------------------------
                                                       1998                  1999
                                                     ---------             ---------
       CDnow.................................             2.7x                  1.1x
       N2K...................................             1.6x                  0.6x
       Business-to-Business Internet Selected
        Companies............................             7.6x                  3.4x
       Transaction-Based Internet Selected
        Companies............................             4.7x                  2.8x

BT Alex. Brown also noted that estimated results for CDnow and N2K for the three months ended September 30, 1998 were below analyst expectations, limiting the utility of the analysis. BT Alex. Brown also noted that all of the selected companies provided products and services not marketed by CDnow or N2K.

Analysis of Selected Merger of Equals Transactions. BT Alex. Brown reviewed the financial terms, to the extent publicly available, of 18 proposed, pending or completed merger of equal transactions since October 23, 1994. BT Alex. Brown calculated various financial multiples and the premiums over market value based on publicly available information for each of the selected transactions and compared them to corresponding financial multiples and the premiums over market for the merger, based on the exchange ratio of .83.

                   Premium (Deficit) to N2K at  Premium (Deficit) of Negotiated Exchange Ratio to Market Exchange
                      a .83 Exchange Ratio           Ratio Based on Precedent Merger of Equals Transactions
                   --------------------------- ---------------------------------------------------------------------
                                      As of
                        As of       October 7,
                   October 22, 1998    1998            Mean                   High                     Low
                   ---------------- ---------- ---------------------- ---------------------- -----------------------
One Day Prior            42.4%          22.6%                   7.3%                   64.4%                  (10.0%)
Four Week Average        15.5%        (10.8%)                   9.6%                   94.5%                  (16.3%)

Accordingly, the premiums to N2K, one day prior and for a four week average, at an 0.83 exchange ratio were within the range of the premiums calculated for the selected transactions. This analysis supports BT Alex. Brown's opinion. BT Alex. Brown noted, however, that the companies involved in the selected transactions were not in the internet industry. In addition, all multiples for the selected transactions were based on public information available at the time of announcement of each transaction, and the accuracy thereof, without taking into account differing market and other conditions during the four year period during which the selected transactions occurred.

Other Factors. In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things:

    . historical and projected financial data and operating data for CDnow and N2K;

    . selected mergers and acquisitions transactions announced in the internet industry;

    .     the current shareholder profiles of CDnow and N2K; and

    . the existing senior management and board composition of CDnow and N2K and the proposed senior management and board composition of CDnow/N2K.

                                                  Opinions of Financial Advisors

The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Fairness opinions are not readily susceptible to summary description. The analyses and the summary stated above must be considered as a whole. Selecting portions of the analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying the analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CDnow and N2K. No company, transaction or business used in the analyses as a comparison is identical to CDnow, N2K, CDnow/N2K or the proposed merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger were determined through negotiations between CDnow and N2K and were approved by the CDnow board. Although BT Alex. Brown provided advice to CDnow during the course of these negotiations, the decision to enter into the merger was solely that of the CDnow board. BT Alex. Brown's opinion and financial analyses were only one of a number of factors taken into consideration by the CDnow board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the CDnow board or management of CDnow with respect to the CDnow exchange ratio or the merger.

Based on the terms of BT Alex. Brown's engagement, CDnow agreed to pay $450,000 to BT Alex. Brown for rendering the BT Alex. Brown Opinion, which will be credited against an aggregate financial advisory fee of $1,750,000 payable upon consummation of the merger. In addition, CDnow agreed to reimburse BT Alex. Brown for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and related parties against liabilities, including a number of liabilities under the federal securities laws, relating to, or arising out of, its engagement.

CDnow selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with CDnow and its business. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. BT Alex. Brown has, from time to time, provided investment banking and other financial services to CDnow or its affiliates, BT Alex. Brown acted as lead managing underwriter in connection with CDnow's public offerings of CDnow common stock in February 1998 and July 1998 for which it received customary compensation. At the time its opinion was rendered, BT Alex. Brown owned warrants to purchase 154,817 shares of CDnow common stock at a price of $3.63 per share. BT Alex. Brown maintains a market in CDnow common stock and regularly publishes research reports regarding the internet commerce industry and the businesses and securities of CDnow and other publicly owned companies in the internet commerce industry. In the ordinary course of business, BT Alex. Brown may actively trade or hold the securities of both of CDnow and N2K for its own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of CDnow and N2K.

                                                  Opinions of Financial Advisors

Opinion of N2K's Financial Advisor

At the meeting of the N2K board on October 22, 1998, Allen & Company Incorporated delivered its opinion to the effect that, as of such date, the terms of the merger were fair to the holders of N2K common stock from a financial point of view.

The full text of the written opinion of Allen & Company, dated October 22, 1998, is set forth as Appendix VI to this joint proxy statement/prospectus and describes the assumptions made, matters considered and limits on the review undertaken. N2K shareholders are urged to read the opinion carefully and in its entirety. Allen & Company's opinion is directed only to the fairness, from a financial point of view, of the terms of the merger to the holders of N2K common stock and does not constitute a recommendation of the merger over other courses of action that may be available to N2K or constitute a recommendation to any holder of N2K common stock concerning how such holder should vote with respect to the merger.

In arriving at its opinion, Allen & Company:

    . reviewed the terms and conditions of the merger, including the draft merger agreement and the draft agreements ancillary thereto in substantially final form;

    . analyzed publicly available historical business and financial information relating to N2K and CDnow, as presented in documents filed with the SEC;

    . reviewed certain financial, operating and budgetary data provided to Allen & Company by N2K and CDnow relating to their respective businesses;

    . conducted discussions with certain members of the senior management of N2K and CDnow with respect to the financial condition, business, operations, objectives and prospects of N2K and CDnow, respectively, as well as industry trends prevailing in their businesses;

    . reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which Allen & Company believed to be comparable to N2K's and CDnow's, as well as equity research analysts' reports and estimates for N2K and CDnow;

    . reviewed the trading history of the N2K common stock and the CDnow common stock, including their performance in comparison to market indices and to selected companies in comparable businesses;

    . reviewed public financial and transaction information relating to business combination transactions which Allen & Company deemed to be comparable to the merger; and

    . conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for the purposes of the opinion expressed therein.

In connection with its review, Allen & Company assumed and relied on the accuracy and completeness of the information it reviewed for the purpose of its opinion. Allen & Company did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of N2K or CDnow. With respect to N2K's and CDnow's financial, operating and budgetary data referred to above, Allen & Company assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of N2K and CDnow.
Allen & Company expressed no opinion with respect to such financial, operating and budgetary data or the assumptions on which they were based.

Allen & Company's based its opinion upon business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Allen & Company's opinion does not imply any conclusion as to the likely trading range of the CDnow/N2K common stock following the consummation of the merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

                                                  Opinions of Financial Advisors
In connection with its analysis, Allen & Company assumed that, in all material respects,

    . the representations and warranties of N2K and CDnow contained in the merger agreement were true and correct, N2K and CDnow will perform all of the covenants to be performed by them under the merger agreement and all conditions to the consummation of the merger by N2K and CDnow will be satisfied,

    . the merger will be free from federal tax for each of N2K and CDnow and their respective shareholders,

    . all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained,

    . in connection with obtaining any such approvals or consents or any amendments, modifications or waivers to any agreements to which either N2K or CDnow is a party, no restrictions will be imposed or modifications made that would have a material adverse effect on N2K or CDnow or materially reduce the contemplated benefits of the merger to N2K.

The following is a summary of the presentations made by Allen & Company to the N2K board of directors and of all of its material financial analyses performed in connection with the rendering of Allen & Company's fairness opinion:

Transaction Summary. Prior to delivering its opinion to N2K's board, Allen & Company reviewed information with the board relating to N2K and CDnow including the information reviewed and analyzed in connection with rendering its opinion, the financial terms of the merger and the financial analyses summarized below.

Allen & Company described an analysis of the pro forma ownership of the combined company resulting from the merger, noting that such analysis indicated that N2K and CDnow would own the following percentages of the combined company on a primary basis and fully-diluted basis:

                                                                         Fully-
                                                                 Primary Diluted
                                                                 ------- -------
       N2K...................................................... 40.05%  40.03%
       CDnow.................................................... 59.95%  59.97%

Allen & Company's fully-diluted calculations were based on approximately 991,000 N2K options and 546,000 CDnow options and 182,000 CDnow warrants outstanding as of October 15, 1998.

Allen & Company also reviewed with the board the profile of each of N2K's and CDnow's respective shareholder bases, as well as the profile of the shareholder base of the combined company on a pro forma basis. Allen & Company noted that the per share value of the N2K common stock implied by the merger of $7.159 was 31.6% greater than the closing price of the N2K common stock on October 21, 1998 ($5.438) and 32.6% greater than the average price of the N2K common stock over the 10 trading days preceding October 22, 1998 ($5.400). Allen & Company also compared the total enterprise value of N2K as of October 21, 1998, calculated according to the recent value of all equity securities plus long-term debt and capitalized leases less cash, without giving effect to the merger, to the total enterprise value implied by the merger and compared the total equity value of N2K as of October 21, 1998, calculated based on the recent value of all equity securities to the total equity value implied by the merger on a primary and fully-diluted basis. These analyses resulted in the following comparisons:

                                            N2K value on         N2K value
                                          October 21, 1998 implied by the merger
                                          ---------------- ---------------------
      Enterprise Value...................  $24.3 million       $49.8 million
      Equity Value.......................  $77.4 million      $101.8 million
      Fully-Diluted Equity Value.........  $78.6 million      $104.0 million

                                                  Opinions of Financial Advisors

Comparative Review. Allen & Company reviewed for the N2K board various historical financial, operating and stock market data for each of N2K and CDnow, including the current number of customers for each company. Allen & Company noted that N2K's and CDnow's percentages of pro forma year-to-date revenues from music sales of the combined company would be 39.1% and 60.9%, respectively, and their percentages of the pro forma number of current customers of the combined company would be 41.6% and 58.4%, respectively. Allen & Company commented that such percentages were in line with the N2K and CDnow exchange ratios offered in the merger.

Allen & Company provided the N2K board an overview of the current state of the music online retail market. Allen & Company noted that several larger players with greater resources than either N2K and CDnow have entered the market in recent months. Allen & Company commented that the entry of these new participants has made the market increasingly competitive and has a direct effect on the increasing sales and marketing spending by industry retailers and on the availability of financing for such retailers.

Allen & Company compared the historical and estimated operating performances of N2K and CDnow. Allen & Company noted that N2K's compounded revenue growth rate of 52.2% during the two-year period beginning with the first quarter of 1997 exceeded CDnow's compounded revenue growth rate of 34.5% for the same period, although N2K's growth rate reflected a lower revenue base for N2K at the beginning of the period. Allen & Company further noted that as a result of this growth, N2K's share of revenues and customers vis-a-vis CDnow has increased during the two-year period. However, Allen & Company commented that N2K's growth has been fueled by higher customer acquisition costs, both on a cumulative and on a per customer basis. Allen & Company discussed the fact that the companies' low gross margins have had a negative effect on the availability of capital necessary to support increasing sales and marketing costs. As a result, Allen & Company noted that each company's accumulated loss has grown rapidly, with N2K's accumulated loss roughly 40% greater than CDnow's.

Allen & Company also compared the operating performances of N2K and CDnow as projected by their respective management teams for the remainder of 1998 and for 1999. Allen & Company noted that N2K's projected growth rate for 1999 is greater than CDnow's projected growth rate with respect to both revenues and customers. Allen & Company commented that such projections showed a market share increase in customers for N2K despite expanded sales and marketing expenditures projected by CDnow. Allen & Company also noted, however, that N2K's projected 1998 and 1999 operating performance as compared to consensus analyst estimates varied to a greater extent than CDnow's projected 1998 and 1999 operating performance as compared to consensus analyst estimates. For instance, Allen & Company noted that the variance of projected 1998 third quarter revenues and net income to consensus analyst estimates was (21.4%) and (16.0%), respectively, for N2K and (8.5%) and 4.4%, respectively, for CDnow.

Allen & Company reviewed the historical stock price and trading volume data for the N2K common stock and CDnow common stock and compared the historical trading patterns of these securities to the trading patterns of certain market indices (H&Q Internet Index and Nasdaq Composite Index) and for a selected group of companies which Allen & Company deemed to be comparable based upon their participation in the internet retailing industry (Amazon.com, Ameritrade, Beyond.com, Cybershop, Cyberian Outpost, eBay, Egghead, E*trade, ONSALE, Peapod and Preview Travel; hereinafter referred to as the "Comparable Company Group"). Allen & Company noted that the historical market value of the N2K has generally been between 40% and 50% of the combined market value of the N2K common stock and CDnow common stock and that this historical range was in line with the N2K and CDnow exchange ratios offered in the merger. Allen & Company also analyzed the historical trading patterns of the N2K common stock and CDnow common stock in relation to selected public announcements regarding the companies and reviewed the perspective of certain Wall Street equity research analysts on the N2K common stock and CDnow common stock.

Transaction Analysis. Allen & Company discussed with the N2K board competitive advantages resulting from the merger as expressed to Allen & Company by management of N2K and CDnow, including the expectation that the market share of the combined company would give it an improved competitive position

                                                  Opinions of Financial Advisors

against its larger rivals as compared with either company's standalone position. Allen & Company also commented that, according to the respective management teams of N2K and CDnow, the merger could reasonably be expected to produce various operating cost savings and revenue enhancements for the combined company, including cost savings with respect to marketing costs and operating and development overhead costs and potential higher advertising revenues arising from increased pricing and greater advertising space sell-through. Allen & Company also provided the N2K board with a comparison of N2K's projected financial statements as an independent company, as provided by N2K's management, with the pro forma projected financial statements of the combined company resulting from the merger as provided by the respective management teams of N2K and CDnow. Allen & Company noted that this comparison revealed several benefits for the combined company, including various revenue enhancements and other cost efficiencies.

Allen & Company commented that while there were no directly comparable transactions involving internet retailing companies, it reviewed the merger in light of selected recent acquisition transactions which it deemed could be characterized as merger of equals transactions. Allen & Company noted that, despite wide variances with respect to terms of specific transactions, the financial terms of the merger fall within the historical parameters of the terms of the comparable transactions Allen & Company reviewed.

Allen & Company also analyzed the merger by comparing various financial performance criteria and stock market data for each of N2K and CDnow to financial performance criteria and stock market data for the Comparable Company Group. Allen & Company noted N2K and CDnow traded at a discount to their peers in the Comparable Company Group, which in Allen & Company's opinion, was due to concerns about N2K's and CDnow's business model and capital resources and concerns about increasing industry competition. Allen & Company highlighted, for instance, the following multiples of adjusted market value (AMV: market capitalization adjusted for the impact of dilutive securities) to estimated 1998 revenues and estimated 1999 revenues:

                                   AMV Multiple
                                    of Revenues
                                   -------------
        Company                    1998 E 1999 E
        -------                    ------ ------
        N2K                         1.6x   0.6x
        CDnow                       2.7x   1.0x
        Comparable Company Group:
         Average                    8.0x   4.0x
         Median                     3.0x   1.5x

In addition, Allen & Company commented that N2K's and CDnow's multiples based on their respective enterprise values, calculated based on the recent value of all equity securities plus long-term debt and capitalized leases less cash, are considerably lower than their multiples based on adjusted market value due to the higher percentage of cash relative to their respective market values. For instance, Allen & Company highlighted the following multiples of enterprise value to estimated 1998 revenues and estimated 1999 revenues for N2K, CDnow and the Comparable Company Group:

                                   EV Multiple
                                   of Revenues
                                   -----------
        Company                    1998E 1999E
        -------                    ----- -----
        N2K                         0.5x  0.2x
        CDnow                       1.8x  0.7x
        Comparable Company Group:
         Average                    6.9x  3.5x
         Median                     2.0x  1.0x

                                                  Opinions of Financial Advisors

Allen & Company also performed an analysis of various internet sectors (online brokers, auctions, software retailing, music retailing, portals and overall internet retailing), which demonstrated that the recognized leader in each sector generally traded at premium multiples as compared to secondary sector participants. Allen & Company noted, for instance, the multiples of adjusted market value to estimated 1998 revenues for the following leaders and secondary participants, respectively, in the following sectors:

                                  Industry Leader       Secondary Participant
   Sector                          and Multiple              and Multiple
   ------                        -----------------      ----------------------
   Online brokers                E*trade (4.1x)         Ameritrade (2.6x)
   Software retailing            Beyond.com (5.6x)      Egghead (1.1x)
   Music retailing               CDnow (2.7x)           N2K (1.6x)
   Portals                       Yahoo! (68.8x)         Excite (12.5x)
   Overall internet retailing    Amazon.com (11.9x)     Average retailer (4.1x)

Allen & Company commented that, based upon its review of recent stock market activity and its analysis of the stock market performance of internet sector market leaders, sector leaders have generally retained their values relative to market peaks to a greater extent than other internet portals and retailers.

No company used in the comparable company analyses summarized above is identical to N2K or CDnow, and no transaction used in the comparable transaction analysis summarized above is identical to the merger. Accordingly, any such analysis of the fairness of the terms of the merger to the holders of N2K common stock involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of the comparable companies.

The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Allen & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion. Allen & Company has not indicated that any of the analyses which it performed had a greater significance than any other.

In determining the appropriate analyses to conduct and when performing those analyses, Allen & Company made numerous assumptions with respect to industry performance; general business, financial, market and economic conditions; and other matters, many of which are beyond the control of N2K or CDnow. The analyses which Allen & Company performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. Such analyses were prepared solely as part of Allen & Company's analysis of the fairness, from a financial point of view, of the terms of the merger to the holders of N2K common stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

Allen & Company is a nationally recognized investment banking firm that is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. N2K retained Allen & Company based on such qualifications as well as its familiarity with N2K. As of the date of its opinion, Allen & Company and certain of its officers, directors and affiliates beneficially owned approximately 205,000 shares of N2K common stock and Allen & Company held warrants to acquire 196,110 shares of N2K common stock. In addition, as a part of its investment banking and securities trading business, Allen & Company may hold positions in and trade in the securities of N2K and CDnow from time to time.

                                                  Opinions of Financial Advisors

N2K entered into a letter agreement with Allen & Company as of August 6, 1998, according to which Allen & Company agreed to act as N2K's financial advisor in connection with the merger and to render an opinion as to the fairness from a financial point of view of the terms of the merger to the N2K shareholders. Under the engagement letter, N2K is required to pay Allen & Company a fee equal to $1,250,000 which became due upon the delivery of the Allen & Company fairness opinion. In addition, N2K agreed to pay to Allen & Company, upon consummation of the merger, a fee equal to 1% of the total consideration received by N2K's stockholders in connection with the merger valued as of the date this joint proxy statement/prospectus is mailed to N2K's stockholders, less the fee paid to Allen & Company upon the delivery of its opinion. If the joint proxy statement/prospectus had been mailed on January 15, 1999, this 1% of the consideration would have been approximately $2,880,000. The actual amount will depend on the market value of the CDnow common stock on the mailing date of this joint proxy statement/prospectus. Whether or not the merger is consummated, N2K has agreed, according to the engagement letter, to reimburse Allen & Company for all its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, incurred in connection with its engagement by N2K, and to indemnify Allen & Company against certain liabilities and expenses in connection with its engagement.

                                           Ownership of CDnow, N2K and CDnow/N2K
                     Ownership of CDnow, N2K and CDnow/N2K

The following tables contain information about the beneficial ownership of the CDnow common stock and the N2K common stock of:

 .  Each person known      .  The chief executive     .  Each director of
    to us to own              officer and four           CDnow and N2K.
    beneficially more         other most highly
    than 5% of the            compensated executive
    outstanding shares        officers of each of
    of the CDnow common       CDnow and N2K.
    stock or N2K common
    stock.

                           .  All directors and
                              executive officers
                              of N2K as a group.

 .  All directors and
    executive officers
    of CDnow as a
    group.

Each table also contains information regarding the beneficial ownership of CDnow/N2K common stock, on a pro forma basis as if the merger has been completed, by the persons identified above based on their ownership of CDnow common stock and N2K common stock as of December 31, 1998. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power over their shares of common stock, unless they share ownership with spouse.

                                                                            Pro forma
                                  Beneficial Ownership                 Beneficial Ownership
                                        of CDnow                           of CDnow/N2K
                                      common stock                         common stock
                          ------------------------------------ ------------------------------------
                                    Options/                             Options/
Name of Beneficial Owner   Shares   Warrants   Total   Percent  Shares   Warrants   Total   Percent
------------------------  --------- -------- --------- ------- --------- -------- --------- -------
Executive Officers and
 Directors
Jason Olim(1)...........  2,960,025     --   2,960,025  16.6%  2,960,025     --   2,960,025   9.9%
Matthew Olim(1).........  2,960,025     --   2,960,025  16.6   2,960,025     --   2,960,025   9.9
Rod Parker(2)...........        --   30,000     30,000    *          --   30,000     30,000    *
Patrick Kerins(3).......      1,000   1,569      2,569    *        1,000   1,569      2,569    *
John Regan(4)...........        --      --         --    --          --    --           --     *
Joel Sussman(5).........        --   20,500     20,500   --          --   20,500     20,500    *
All executive officers
and directors of CDnow
as a group
(7 persons).............  5,921,050  91,069  6,012,119  33.5   5,921,050  91,069  6,012,119  20.1
Five Percent Holders
Grotech Partners IV,
 L.P.(6)................  1,638,258   8,403  1,646,661   9.2   1,638,258   8,403  1,646,661   5.5

--------
  * Less than one percent.

 (1) Excludes 41,244 shares owned by Dave Olim, the father of Jason and Matthew Olim. Jason and Matthew Olim each disclaim beneficial ownership of these shares. The address of Jason and Matthew Olim is 1005 Virginia Drive, Fort Washington, Pennsylvania 19034.

 (2) Includes shares presently obtainable, or obtainable within the next 60 days, upon the exercise of stock options.

 (3) Excludes 1,646,661 shares held by Grotech Partners IV, L.P., of which Mr. Kerins is a managing director. Mr. Kerins disclaims beneficial ownership of any shares owned by Grotech Partners IV, L.P.

 (4) Excludes 181,873 shares held by Keystone Ventures IV, L.P., a partnership of which Mr. Regan is a Vice President of the general partner. Mr. Regan disclaims beneficial ownership of any shares owned by Keystone Ventures IV, L.P.

 (5) Includes shares presently obtainable, or obtainable within the next 60 days, upon the exercise of stock options.

 (6) The address of Grotech Partners IV, L.P. is 9690 Deereco Road, Timonium, Maryland 21093. Grotech Partners IV, L.P. disclaims beneficial ownership of any shares beneficially owned by Patrick Kerins.

                                           Ownership of CDnow, N2K and CDnow/N2K

                                                                             Pro forma
                                                                       Beneficial Ownership
                                  Beneficial Ownership                     of CDnow/N2K
                                   of N2K common stock                     common stock
                          ------------------------------------- -----------------------------------
                                    Options/                            Options/
Name of Beneficial Owner   Shares   Warrants    Total   Percent Shares  Warrants    Total   Percent
------------------------  --------- --------- --------- ------- ------- --------- --------- -------
Executive Officers and
 Directors
Jonathan V. Diamond.....    799,526   305,575 1,105,101   7.5%      --    917,233   917,234   3.0%
Lawrence L. Rosen(1)....    723,650   304,325 1,027,975   7.0   600,629   252,590   853,219   2.8
Robert David Grusin.....    704,420   304,325 1,008,745   6.9       --    837,258   837,258   2.7
Susanne Harrison(2).....      2,264    16,393    18,687    *      1,879    13,606    15,485     *
James E. Coane(3).......    100,000    80,862   180,862   1.2    83,000    67,115   150,115     *
Robert C. Harris........        --     71,875    71,875    *        --     59,656    59,656     *
Bruce Johnson...........        --     80,490    80,490   1.0       --     66,806    66,806     *
All executive officers
and directors of N2K as
a group
(10 persons)............  2,568,607 1,153,160 3,721,767   --    685,508 3,089,067 3,774,575  11.2

--------
  * Less than one percent.

 (1) Includes 187,500 shares of N2K common stock (corresponding to 155,625 shares of CDnow/N2K common stock) held by the Lawrence L. Rosen Family Trust. Mr. Rosen disclaims beneficial ownership of the shares owned by the Lawrence L. Rosen Family Trust.

 (2) Includes 1,338 shares of N2K common stock held by Ms. Harrison's spouse (corresponding to 1,110 shares of CDnow/N2K common stock). Ms. Harrison disclaims beneficial ownership of any shares owned by her spouse.

 (3) Includes 25,000 shares of N2K common stock (corresponding to 20,750 shares of CDnow/N2K common stock) owned by Mr. Coane's spouse.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires a company's directors and executive officers and persons who beneficially own more than 10% of that company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish to the company copies of all Section 16(a) forms they file.

N2K believes that for fiscal year 1998, all Section 16(a) filing requirements were satisfied on a timely basis, except that Robert C. Harris, Jr. was late with one report and Susan Harris was late with two reports. N2K believes that for fiscal year 1997, all Section 16(a) filing requirements were satisfied on a timely basis except that James E. Coane III, Bruce Johnson and Jerold R. Rosen each failed to file one report. N2K believes that all late filings noted were inadvertent.

CDnow believes that for fiscal year 1998, all Section 16(a) filing requirements were satisfied on a timely basis.

                                              Comparison of Shareholders' Rights
                       Comparison of Shareholders' Rights

The rights of CDnow shareholders are currently governed by the Pennsylvania corporate law and the articles of incorporation and bylaws of CDnow. The rights of N2K shareholders are currently governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of N2K. In accordance with the merger agreement, at the closing of the merger, the shareholders of CDnow and the shareholders of N2K will become shareholders of CDnow/N2K. Accordingly, upon consummation of the merger, the rights of CDnow shareholders and N2K shareholders who become shareholders of CDnow/N2K will be governed by the Pennsylvania corporate law, the CDnow/N2K Articles of Incorporation and the CDnow/N2K bylaws. The following are summaries of material differences between current rights of CDnow and N2K shareholders and those of CDnow/N2K shareholders following the merger.

The following discussions are not intended to be complete. You should also refer to the Delaware corporate law, the CDnow/N2K charter and the CDnow/N2K bylaws. Copies of the CDnow/N2K charter and the CDnow/N2K bylaws as currently proposed, are attached to this joint proxy statement/prospectus as Appendices II and III. Copies of the CDnow charter, the CDnow bylaws, the N2K Charter and the N2K bylaws will be sent to the holders of shares of CDnow common stock and N2K common stock, respectively, upon request. See "Where You Can Find More Information."

Comparison of Rights of Current CDnow Shareholders with CDnow/N2K Shareholders Following the Merger

CDnow and CDnow/N2K are both organized under the laws of Pennsylvania and are subject to the Pennsylvania corporate law. Any differences, therefore, in the rights of the holders of CDnow/N2K common stock and CDnow common stock arise solely from the differences in their respective articles of incorporation and bylaws and are described below.

Number and Election of Directors

The CDnow bylaws and the CDnow/N2K bylaws each establish three classes of directors and each provide that the total number of directors and the number of directors within each class shall be as determined by the CDnow/N2K board. The CDnow/N2K bylaws, however, contain special provisions regarding the composition of the board of directors prior to December 31, 2001. See "Directors and Management of CDnow/N2K Following the Merger."

Action by Shareholders Without a Meeting

Under the Pennsylvania corporate law, unless the bylaws of a corporation provide otherwise, any corporate action may be taken without a meeting by unanimous written consent, or if the bylaws provide for it, by partial written consent. The CDnow bylaws provide that action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if consents thereto are delivered by shareholders possessing a majority of the outstanding shares of CDnow common stock to the secretary of the board. The CDnow/N2K bylaws allow shareholders to take action without a meeting only by unanimous written consent.

Shareholder's Proposals

The CDnow bylaws do not require advance notice for shareholder proposals. The CDnow/N2K bylaws provide that nominations by shareholders of persons for election to the board of directors at the annual meeting and for the proposal of other business to be considered at an annual meeting must be received not less than 60 days prior to the meeting. This 60 day deadline is decreased to 15 days if less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders.

                                              Comparison of Shareholders' Rights

Amendments to Bylaws

Under the Pennsylvania corporate law, bylaws may be adopted, amended and repealed by the shareholders entitled to vote thereon. This authority may be expressly vested in the board of directors by the bylaws, subject to the power of the shareholders to change this action, unless the subject of the amendment is solely within the decision power of the shareholders. The CDnow bylaws and CDnow/N2K bylaws may be amended or repealed or new bylaws may be adopted, either (a) by vote of the shareholders at any annual or special meeting, or (b) with respect to matters not committed to the shareholders by statute, by a vote of a majority of the board of directors. The provisions in the CDnow/N2K bylaws relating to the election of directors prior to December 31, 2001 and to the employment agreements of Jonathan V. Diamond and Jason Olim, however, may be amended only upon action by an 80% majority of the entire CDnow/N2K board.

Anti-Takeover Provisions

The Pennsylvania corporate law contains provisions applicable to publicly-held Pennsylvania corporations that may be deemed to have an anti-takeover effect. Pennsylvania corporations may expressly opt-out of one or all of these provisions. CDnow has opted out of all but one of these provisions and CDnow/N2K has opted out of all but two of these provisions.

Under Section 1715 of the Pennsylvania corporate law, directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors as the effects of any action upon any group affected by such action, including, shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located. The directors may also consider the short term and long term interests of the corporation. This may include benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation. In addition, the directors may consider the resources, intent and conduct of any person seeking to acquire control of the corporation and all other pertinent factors. The Pennsylvania corporate law provisions also provide directors with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control. Section 1715 is applicable to each of CDnow/N2K and CDnow.

Subchapter F of Subchapter 25 of the Pennsylvania corporate law is designed to regulate certain "business combinations" between Exchange Act companies and "interested shareholders." In general, Subchapter F prohibits the consummation of enumerated business combination transactions, such as mergers and stock acquisitions, during a five year moratorium period unless either the stock purchase through which the interested shareholder became an interested shareholder receives the prior approval of a corporation's board of directors or such business combination transaction received the prior approval of a corporation's board or the approval of specified classes of shareholders or all shareholders. In some instances the interested shareholder must also comply with specified "fair price" valuation and payment requirements. The moratorium period runs from the date on which the interested shareholder becomes an "interested shareholder." Generally, a shareholder becomes an interested shareholder on the date the shareholder first acquires beneficial ownership of 20% or more of the corporation's voting shares. After the moratorium period, a corporation can undertake a business combination with the interested shareholder only upon shareholder approval as specified in Subchapter F and, in some cases, upon payment of a specified "fair price" to shareholders. Section F is applicable to CDnow/N2K and inapplicable to CDnow.

Section 1715 and Subchapter F of the Pennsylvania corporate law may discourage open market purchases or a non-negotiated tender or exchange offer for common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transactions. In addition, Section 1715 and Subchapter F may have a depressive effect on the price of common stock.

                                              Comparison of Shareholders' Rights

Comparison of Rights of Current N2K Shareholders and CDnow/N2K Shareholders Following the Merger

Dividend Rights

N2K. Under the Delaware corporate law, a corporation may pay dividends out of surplus or, if no such surplus exists, out of net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, provided, however, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

CDnow/N2K. Under the Pennsylvania corporate law, a corporation is prohibited from making a distribution to shareholders if, after giving effect thereto:

    . that corporation would be unable to pay its debts as they become due in the usual course of business; or

    . the total assets of that corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving such distribution. For the purpose of clause (b), the board of directors may base its determination on one or more of the following: the book value, or the current value, of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances. The CDnow/N2K bylaws provide that, subject to the Pennsylvania corporate law and the CDnow/N2K charter, the board of directors may declare dividends in cash or property other than its own shares. The CDnow/N2K bylaws state that if at the time CDnow/N2K has no earned surplus and is not insolvent, the board of directors may distribute to holders of CDnow/N2K shares having a cumulative preferential right to receive dividends in discharge of their cumulative dividend rights, dividends payable in cash out of the unrestricted capital surplus if CDnow/N2K would not thereby be rendered insolvent. These payments shall be identified as a payment of cumulative dividends out of capital surplus.

Number and Election of Directors

N2K. Under the Delaware corporate law, cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's certificate of incorporation. The N2K charter does not provide for cumulative voting in the election of directors. The N2K bylaws provide that the number of directors shall be fixed from time to time by resolution of the board of directors. There are currently seven members of the N2K board. Under the Delaware corporate law and the N2K bylaws, any director or the entire board of directors may be removed, with or without cause, by the owners of a majority of the shares then entitled to vote at an election of directors or by consent of the holders of a majority of the outstanding stock. The N2K charter does not provide for a classified board.

CDnow/N2K. Under the Pennsylvania corporate law, cumulative voting is required unless otherwise provided in the articles of incorporation. The CDnow/N2K charter provides that shareholders shall not have the right to cumulate their votes for the election of directors. Under the Pennsylvania corporate law, the board of directors may be removed at any time with or without cause by the vote of shareholders entitled to vote thereon. Furthermore, the articles of a corporation may not prohibit the removal of directors by the shareholders for cause. The CDnow/N2K bylaws state that the entire board of directors or any individual directors may be removed only for cause by a vote of a majority of the shareholders entitled to vote thereon. The CDnow/N2K bylaws will provide for a board of directors consisting of nine persons divided among three classes. The CDnow/N2K bylaws further provide that, until December 31, 2001, four members of the board of CDnow/N2K will be CDnow directors and three members of the board of CDnow/N2K will be N2K directors. Initially, two members of the board of CDnow/N2K will be independent directors jointly selected by the CDnow directors and the N2K directors. The Class I directors will consist of one CDnow director, one N2K director and one

                                              Comparison of Shareholders' Rights
independent director. The Class II directors will consist of one CDnow director, one N2K director and one independent director. The Class III directors will consist of two CDnow directors and one N2K director. Until December 31, 2001, the board of CDnow/N2K is obligated by the CDnow/N2K bylaws to nominate at each shareholders' meeting such designees, nominated by the N2K directors or the CDnow directors, as may be necessary to ensure that there will be four CDnow directors and three N2K directors.

Fiduciary Duties of Directors

N2K. Under the Delaware corporate law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

Under the Delaware corporate law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the shareholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

CDnow/N2K. The fiduciary duties of directors are similar under the Pennsylvania corporate law to the duties prescribed under the Delaware corporate law. Under the Pennsylvania corporate law, directors are required to discharge their duties in good faith and in a manner reasonably believed to be in the best interests of the corporation. They are required to use such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Unlike the Delaware corporate law, however, the Pennsylvania corporate law includes a provision specifically permitting directors, in discharging their duties, to consider the effects of any action taken by them upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of such corporation, and upon communities in which offices or other establishments of such corporation are located. Furthermore, unlike the Delaware corporate law, the Pennsylvania corporate law also makes clear that directors have no greater obligation to justify their activities and need not meet any higher burden of proof in the context of a potential or proposed acquisition of control than in any other context.

Liability of Directors

N2K. The Delaware corporate law permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its shareholders for monetary damages arising from a breach of fiduciary duty, except for:

    . a breach of the duty of loyalty to the corporation or its shareholders;

    . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the Delaware corporate law; or

    . any transaction from which the director derived an improper personal benefit. The N2K charter contains such a provision eliminating the liability of its directors to such extent.

                                              Comparison of Shareholders' Rights

CDnow/N2K. Under the Pennsylvania corporate law, a corporation may include in its bylaws a provision, adopted by a vote of its shareholders, which eliminates the personal liability of its directors, as such, for monetary damages for any action taken or the failure to take any action unless

    .     such directors have breached or failed to perform their duties;
          and

    . the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A Pennsylvania corporation is not empowered, however, to eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law.

Indemnification of Directors and Officers

N2K. Under the Delaware corporate law, a corporation may indemnify any person involved in a third party action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit or proceeding or incurred by reason of such persons being or having been a representative of such corporation, if such person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Under the Delaware corporate law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Delaware corporate law also provides that a corporation may advance to a director or officer expenses incurred by him in defending any action, upon receipt of an undertaking by the present or former director or officer to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification. A determination as to the amount of the indemnification to be made by the corporation shall be made, with respect to a person who is a director or officer at the time of that determination by a majority vote of the directors who are not parties to that action, even though less than a quorum, or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or, if these directors so direct, by independent legal counsel, or by the shareholders. If, however, a present or former director or officer is successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory. The Delaware corporate law provides further that the provisions for indemnification contained therein are nonexclusive of any other rights to which the party may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise. The N2K bylaws provide for indemnification of any person to the fullest extent permitted by law and authorize N2K to purchase and maintain insurance on behalf of any such person.

CDnow/N2K. The provisions of the Pennsylvania corporate law regarding indemnification are substantially similar to those of the DGCL. Unlike the Delaware corporate law, however, the Pennsylvania corporate law expressly permits indemnification in connection with any action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim constituted willful misconduct or recklessness. The CDnow/N2K bylaws provide for indemnification of representatives against liability incurred by reason of the fact that such representative was serving in an indemnified capacity except (a) where

                                              Comparison of Shareholders' Rights
indemnification is expressly prohibited by applicable law, or (b) where a determination is made that the representative's conduct constituted willful misconduct or recklessness within the Pennsylvania corporate law, was based upon or attributable to the receipt by the representative of a personal benefit to which the representative is not legally entitled or was otherwise unlawful.

Annual Meetings

N2K. Under the Delaware corporate law, if the annual meeting for the election of directors is not held on the designated date, or action by written consent to elect directors in lieu of an annual meeting has not been taken, the directors are required to cause that meeting to be held as soon as is convenient. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the designated date for the annual meeting, or if no date has been designated for a period of 13 months after latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director.

CDnow/N2K. Under the Pennsylvania corporate law, if the annual meeting for election of directors is not held within six months after the designated date, any shareholder may call the meeting at any time thereafter.

Special Meetings

N2K. Under the Delaware corporate law, a special meeting of the shareholders may be called by the board of directors or any other person as may be authorized by the certificate of incorporation or the bylaws. The N2K bylaws state that the special meetings of the shareholders for any purpose may be called by the board of directors, the President or the Secretary. The N2K bylaws also state that a special meeting of the shareholders shall be called by the President or the Secretary whenever shareholders owning a majority of the shares of N2K entitled to vote on matters to be submitted to the shareholders shall make application therefore in writing.

CDnow/N2K. Under the Pennsylvania corporate law, special meetings of shareholders may be called by the board of directors, by any officers or by any other persons as provided in the bylaws, and, unless otherwise provided in the articles, by shareholders entitled to cast at least 20% of the votes that all shareholders are entitled to cast at a particular meeting. The CDnow/N2K bylaws, however, provide that special meetings of the shareholders may only be called at any time by the Chief Executive Officer or a majority of the board of directors and may not be called by shareholders.

Action by Shareholders Without a Meeting

N2K. The Delaware corporate law permits the shareholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided this consent is signed by shareholders having at least the minimum number of votes required to authorize that action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted. The N2K charter does not restrict the ability of N2K shareholders to act by written consent.

CDnow/N2K. Under the Pennsylvania corporate law, unless the bylaws of a corporation provide otherwise, any corporate action may be taken without a meeting, by partial or unanimous written consent. The CDnow/N2K Bylaws allow shareholders to take action without a meeting only by unanimous written consent.

Shareholder Proposals

N2K. The Delaware corporate law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting. The N2K bylaws permit shareholders to call a special meeting but require that such request be in writing, state the purpose thereof and be delivered to the President or Secretary.

                                              Comparison of Shareholders' Rights

CDnow/N2K. The Pennsylvania corporate law, like the Delaware corporate law, does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting. The CDnow/N2K bylaws provide that nominations by shareholders of persons for election to the board of directors at the annual meeting and for the proposal of other business to be considered at an annual meeting must be received not less than 60 days prior to the meeting. This 60 day deadline is decreased to 15 days if less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders.

Charter Amendments

N2K. Under the Delaware corporate law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of such amendment by the affirmative vote of the owners of a majority of the shares entitled to vote thereon. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series of a class, the Delaware corporate law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of such class or series.

CDnow/N2K. Under the Pennsylvania corporate law, unlike the Delaware corporate law, an amendment to the articles only requires the approval of the board of directors followed by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. Furthermore, the Pennsylvania corporate law provides that, unless otherwise provided in the articles, an amendment of the articles of a corporation need not be adopted by the board of directors prior to its submission to the shareholders for approval if it is proposed by a petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon. The CDnow/N2K charter may be amended as provided by the Pennsylvania corporate law.

Amendments to Bylaws

N2K. Under the Delaware corporate law, bylaws may be adopted, amended or repealed by the shareholders entitled to vote thereon, provided, however, that any corporation may, in its certificate of incorporation, confer this power upon the directors, provided the power vested in the shareholders shall not be divested or limited where the board of directors also has such power. The N2K charter vests the board of directors with the authority to adopt, amend or repeal bylaws. The N2K bylaws provide that the bylaws may be amended or repealed, and new bylaws may be made, by an affirmative majority of the votes cast at any annual or special meeting of shareholders, or by an affirmative vote of a majority of the directors present at a meeting of the board of directors.

CDnow/N2K. Under the Pennsylvania corporate law, bylaws may be adopted, amended and repealed by the shareholders entitled to vote thereon. This authority may be expressly vested in the board of directors by the bylaws, subject to the power of the shareholders to change such action, unless the subject of the amendment is solely within the province of the shareholders. The provisions in the CDnow/N2K bylaws relating to the election of directors prior to December 31, 2001 and amendments to the employment agreements of Jonathan V. Diamond and Jason Olim, however, require the approval of an 80% vote of the entire CDnow/N2K board.

Mergers and Major Transactions

N2K. Under the Delaware corporate law, whenever the approval of the shareholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote thereon. Notwithstanding the foregoing, unless required by its certificate of incorporation, no vote of the shareholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

    (a) the agreement of merger does not amend in any respect the certificate of incorporation of such constituent corporation,

                                              Comparison of Shareholders' Rights

    (b) each share of stock of such constituent corporation outstanding immediately prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger and

    (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger. In addition, the Delaware corporate law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's shareholders or board of directors and without the approval of the parent's shareholders.

CDnow/N2K. Under the Pennsylvania corporate law, shareholder approval is required for the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a corporation when not made in the usual and regular course of the business of such corporation or for the purpose of relocating the business of such corporation or in connection with the dissolution or liquidation of the corporation. Unlike the Delaware corporate law, however, in cases where shareholder approval is required, a merger, consolidation, sale, lease, exchange or other disposition must be approved by a majority of the votes cast by all shareholders entitled to vote thereon. Under the Pennsylvania corporate law, unless required by the bylaws of a constituent corporation, shareholder approval is not required for a plan of merger or consolidation if:

    (a) the surviving or new corporation is a domestic corporation whose articles are identical to the articles of such constituent corporation,

    (b) each share of such constituent corporation outstanding immediately prior to the merger or consolidation will continue as or be converted into, except as otherwise agreed to by the holder thereof, an identical share of the surviving or new corporation and

    (c) such equity plan provides that the shareholders of such constituent corporation will hold in the aggregate shares of the surviving or new corporation having a majority of the votes entitled to be cast generally in an election of directors. In addition, the Pennsylvania corporate law provides that no shareholder approval is required if, prior to the adoption of such equity plan, another corporation that is a party to such equity plan owns 80% or more of the outstanding shares of each class of such constituent corporation.

Dissenters' Rights of Appraisal

N2K. Under the Delaware corporate law, unless the certificate of incorporation of a corporation provides otherwise, there are no appraisal rights provided in the case of certain mergers, a sale or transfer of all or substantially all of its assets or an amendment to the corporation's certificate of incorporation. Moreover, the Delaware corporate law does not provide appraisal rights in connection with a merger or consolidation, unless the certificate of incorporation provides otherwise, to the owners of shares of a corporation that, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the merger or consolidating agreements, is either:

    . listed on a national securities exchange or designated as a national market system security by the NASD, or

    . held of record by more than 2,000 shareholders, unless the applicable agreement of merger or consolidation requires the owners of these shares to receive, in exchange for these shares, anything other than:

            .     shares of stock of the resulting or surviving corporation;

            . shares of stock of any other corporation listed on a national securities exchange; and, or designated as described above, or held of record by more than 2,000 holders; or

            . cash in lieu of fractional shares or any combination of the foregoing.

                                              Comparison of Shareholders' Rights

In addition, the Delaware corporate law denies appraisal rights to the shareholders of the surviving corporation in a merger if that merger did not require for its approval, the vote of the shareholders of the surviving corporation.

CDnow/N2K. The Pennsylvania corporate law provides that shareholders of a corporation have a right of appraisal with respect to specified corporate actions, including:

    . a plan of merger, consolidation, division, as defined in Section 1951 of the Pennsylvania corporate law share exchange or conversion, as defined in Section 1961 of the Pennsylvania corporate law;

    . certain other plans or amendments to its articles in which disparate treatment is accorded to the holders of shares of the same class or series; and

    . a sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets, except if, such sale, lease, exchange or other disposition is:

            . made in connection with the dissolution or liquidation of the corporation;

            . the acquiring corporation owns all of the outstanding shares of the acquired corporation or the voting rights, preferences, limitations or relative rights of the acquired corporation are not altered thereby; or

            . the assets sold, leased, exchanged or otherwise disposed of are simultaneously leased back to the corporation.

Under the Pennsylvania corporate law, appraisal rights are not provided, however, to the holders of shares of any class that is either listed on a national securities exchange or held of record by more than 2,000 shareholders unless:

    . such shares are not converted solely into shares of the acquiring, surviving, new or other corporation and cash in lieu of fractional shares;

    . such shares constitute a preferred or special class of stock, and the articles of such corporation, the corporate action under consideration or the express terms of the transaction encompassed in such corporate action do not entitle all holders of the shares of such class to vote thereon and the transaction requires for the adoption thereof the affirmative vote of a majority of the votes cast by all shareholders of such class; or

    . such shares constitute a group of a class or series which are to receive the same special treatment in the corporate action under consideration, and the holders of such group are not entitled to vote as a special class in respect of such corporate action.

Anti-Takeover Provisions

N2K. Under the Delaware corporate law, a corporation is prohibited from engaging in any business combination with an interested shareholder who, together with his affiliates or associates owns, or within a three-year period did own, 15% or more of the corporation's voting stock, unless

    . prior to the time the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

    . the interested shareholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder; or

    . on or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least 66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested shareholder. A business combination generally includes:

                                              Comparison of Shareholders' Rights

            . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested shareholder;

            . certain transactions resulting in the issuance or transfer to an interested shareholder of any stock of the corporation or its subsidiaries; and

            . other transactions resulting in a disproportionate financial benefit to an interested shareholder.

This provision of the Delaware corporate law does not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws contain a provision expressly electing not to be governed by this provision or the corporation does not have voting stock either listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 shareholders.

CDnow/N2K. The Pennsylvania corporate law contains provisions applicable to publicly-held Pennsylvania corporations that may be deemed to have an anti-takeover effect. CDnow/N2K has opted out of all but two of these provisions.

Under Section 1715 of the Pennsylvania corporate law, directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors as:

    . the effects of any action upon any group affected by that action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

    . the short term and long term interests of the corporation, including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation;

    . the resources, intent and conduct of any person seeking to acquire control of the corporation; and

    .     all other pertinent factors.

The Pennsylvania corporate law provisions also provide directors with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Subchapter F of Subchapter 25 of the Pennsylvania corporate law is designed to regulate certain business combinations between Exchange Act companies and interested shareholders. In general, Subchapter F prohibits the consummation of enumerated business combination transactions, such as mergers and stock acquisitions, during a five year moratorium period unless either the stock purchase through which the interested shareholder became an interested shareholder receives the prior approval of a corporation's board of directors or such business combination transaction received the prior approval of a corporation's board or the approval of specified classes of shareholders or all shareholders. In some instances, the interested shareholder must comply with specified fair price valuation and payment requirements. The moratorium period runs from the date on which the interested shareholder becomes interested shareholder. Generally, a shareholder becomes an interested shareholder on the date the shareholder first acquires beneficial ownership of 20% or more of the corporation's voting shares). After the moratorium period, a corporation can undertake a business combination with the interested shareholder only upon shareholder approval as specified in Subchapter F and, in some cases, upon payment of a specified fair price to shareholders.

Section 1715 and Subchapter F of the Pennsylvania corporate law may discourage open market purchases or a non-negotiated tender or exchange offer for common stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transactions. In addition, Section 1715 and Subchapter F may have a depressive effect on the price of common stock.
Section 1715 and Subchapter F are applicable to CDnow/N2K.

                                              Comparison of Shareholders' Rights

Dissolution

N2K. Under the Delaware corporate law, if the board of the directors of the corporation deems it advisable that the corporation should be dissolved and a majority of the outstanding stock of the corporation entitled to vote thereon votes in favor of the proposed dissolution, the corporation shall be dissolved upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware. The corporation shall continue after dissolution for the purposes of defending suits and settling its affairs for a three-year period. The Delaware corporate law sets forth certain payment and distribution procedures a dissolving corporation must follow in connection with winding up its affairs. Such procedures include certain notification requirements and, under certain circumstances, obtaining the approval of the Delaware Court of Chancery. Under the Delaware corporate law, directors of a dissolved corporation that comply with the payment and distribution procedures provided therein shall not be personally liable to the claimants of the dissolved corporation.

CDnow/N2K. Under the Pennsylvania corporate law, if the board of directors adopts a resolution recommending to dissolve the corporation, the shareholders must adopt the resolution by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Unlike the Delaware corporate law, the Pennsylvania corporate law provides two different procedures for the corporation to provide for the winding up and distribution of the corporation's assets. The board of directors of the corporation may elect that the dissolution shall proceed under Subchapter H or under Section 1975 of the Pennsylvania corporate law. Under Section 1975, the corporation must provide for the liabilities of the corporation prior to filing the articles of dissolution in the Pennsylvania Department of State. Directors of corporations that elect to follow this procedure are held to the standard of care that applies to all of their other duties. The Subchapter H provision is largely analogous to the procedure under the Delaware corporate law. Under the Pennsylvania corporate law, however, the corporation only continues to exist for the purpose of settling its affairs for a period of two years. Furthermore, the court in determining the amount of security that shall be posted by the dissolved corporation shall consider the amount that would be reasonably likely to be sufficient to provide compensation for claims that are unknown but that are likely to arise or become known for a period of only two years after the dissolution of the corporation.

                     Description of CDnow/N2K Capital Stock Following the Merger Description of CDnow/N2K Capital Stock Following the Merger

The following summarizes the terms of the CDnow/N2K common stock you will receive in the merger. Please read the Amended and Restated Articles of Incorporation and the bylaws which are attached hereto as Appendices II and III.

Authorized Capital Stock

CDnow/N2K Capital Stock

    .     200 million shares of common stock, no par value authorized.

    .     50 million shares of preferred stock, no par value authorized.

    . Following the merger, approximately 29.5 million shares of common stock will be outstanding.

Common Stock

Voting

    .     One vote for each share held of record.

    .     No cumulative voting rights.

    . Election of directors by plurality of votes cast; and all other matters by majority of votes cast, except as otherwise required by law.

Dividends

    . Subject to preferred stock rights, entitled to receive ratably declared dividends.

    . The board may only declare dividends out of legally available funds.

Additional Rights

    . Subject to the preferred stock rights, entitled to receive ratably net assets which are available after payment of debts, upon liquidation, dissolution or winding up of CDnow/N2K.

    .     No preemptive rights.

    .     No subscription rights.

    .     No redemption rights.

    .     No sinking fund rights.

    .     No conversion rights.

The rights and preferences of common shareholders are subject to the rights of any series of preferred stock CDnow/N2K may issue.

Preferred Stock

By resolution of the board, CDnow/N2K may, without any further vote by its shareholders, authorize and issue an aggregate of 50 million shares of preferred stock. The preferred stock may be issued in one or more classes or series. With respect to each class or series, the board may determine the designation and the number of shares, voting rights, preferences, limitations and special rights, including any dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay or prevent a change of control.

                     Description of CDnow/N2K Capital Stock Following the Merger

Pennsylvania Anti-Takeover Laws

The Pennsylvania corporate law contains provisions applicable to publicly held Pennsylvania corporations that may be deemed to have an anti-takeover effect. CDnow/N2K specifically opted out of all of these provisions, except for those described below.

Under Section 1715 of the Pennsylvania corporate law, directors of the corporation are not required to regard the interests of the shareholders as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors, including:

    . the effects of any action upon any group affected by such actions including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

    . the short term and long term interests of the corporation, including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation;

    . the resources, intent and conduct of any person seeking to acquire control of the corporation; and

    .     all other pertinent factors.

Section 1715 further provides that any act of the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of disinterested directors have assented will be presumed to satisfy the standard of care set forth in the Pennsylvania corporate law, unless it is proven by clear and convincing evidence that the disinterested directors did not consent to such act in good faith after reasonable investigation. As a result of this and the other provisions of the Pennsylvania corporate law, directors are provided with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

Chapter 25, Subchapter F of the Pennsylvania corporate law is designed to regulate certain business combinations between most publicly traded Pennsylvania corporations and interested shareholders. In general, Subchapter F prohibits the consummation of enumerated business combination transactions during a five year moratorium period. The moratorium period does not apply to:

    . business combinations with persons who became interested shareholders with the approval of the board of directors;

    . business combinations that were approved prior to the date on which the shareholder became an interested shareholder;

    . business combinations approved by a majority of disinterested shareholders at a meeting at least three months after the interested shareholder acquires at least 80% of the outstanding voting stock if the consideration paid to other holders of the corporation's outstanding securities satisfies fair price requirements set forth in Subchapter F of the Pennsylvania corporate law;

    . business combinations approved by all of the holders of the outstanding shares.

The moratorium period runs from the date on which the interested shareholder becomes an interested shareholder. Generally, a shareholder becomes an interested shareholder the date the shareholder first acquires beneficial ownership of 20% or more of the corporation's voting shares. After the moratorium period, the corporation can undertake a business combination with an interested shareholder only upon approval of disinterested shareholders holding a majority of the voting shares or in a transaction approved by shareholders that satisfies the fair price provisions referred to above.

Section 1715 and Subchapter F may discourage open market purchases of common stock or a non-negotiated tender or exchange offer for the common stock of a corporation and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transactions. In addition, Section 1715 and Subchapter F may have a depressive effect on the price of the common stock.

                     Description of CDnow/N2K Capital Stock Following the Merger

Transfer Agent and Registrar

The Transfer Agent and Registrar with respect to the CDnow/N2K common stock is Stock Trans, Inc., Ardmore, Pennsylvania.

Nasdaq National Market Listing; Delisting and Deregistration of CDnow and N2K Common Stock

It is a condition to the merger that the shares of CDnow/N2K common stock issuable in connection with the merger be approved for listing on the Nasdaq National Market. If we close the merger, the CDnow common stock and the N2K common stock will each cease to be listed on the Nasdaq National Market.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

Unless you are an affiliate, the shares of CDnow/N2K common stock you receive in the merger will be freely transferable. Generally, an affiliate is someone who is controlled by or controls CDnow or N2K. Affiliates generally include certain officers, directors and principal shareholders of CDnow or N2K. The Securities Act of 1933, as amended and Rules 144 and 145 restrict the ability of affiliates to resell their shares of CDnow/N2K common stock. The merger agreement requires us to use reasonable efforts to obtain written agreements with our affiliates to the effect that they will not sell or otherwise dispose their shares in violation of the Securities Act or the rules.

The joint proxy statement/prospectus does not cover any resales of the CDnow common stock to be received by the shareholders of CDnow or the shareholders of N2K upon consummation of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

                                                               Industry Overview
                               Industry Overview

We believe that a significant opportunity exists for the online retail sale of music on the internet. According to the International Federation of the Phonographic Industry, worldwide sales of pre-recorded music and music videos in 1997 were approximately $38.1 billion, of which one-third was in North America. Online music retailers currently account for a small but growing portion of total sales. Jupiter Communications estimates that sales of pre-recorded music over the internet will grow on a worldwide basis from approximately $47 million in 1997 to $1.6 billion in 2002.

A number of characteristics of online music retailing make the online sale of pre-recorded music particularly attractive relative to traditional retail stores. The online environment offers many data management and multimedia features which enable consumers to listen to sound samples, search for music by genre, title or artist and access a wealth of information and events, including reviews, related articles, music history, news and recommendations. Online retailers can more easily obtain extensive demographic and behavioral data about their customers, providing them with greater direct marketing opportunities and the ability to offer a more personalized shopping experience. In addition, online retailers can also offer consumers significantly broader product selection, the convenience of home shopping and 24-hour-a-day, seven-day-a-week operations, available to any location, foreign or domestic, that has access to the internet.

While physical store-based music retailers must make significant investments in inventory, real estate and personnel for each store location, online retailers incur a fraction of these costs, generally use centralized distribution, and have virtually unlimited merchandising space. Traditional retailers are compelled to limit the amount of inventory they carry at each store and focus on a smaller selection of faster-selling hit releases. As a result, we believe that a typical music store may carry up to 12,000 merchandise units and a megastore may carry up to 50,000 merchandise units compared to the more than 390,000 merchandise units offered by the CDnow or N2K store. According to Jupiter, approximately 80% of unit sales at traditional retail stores come from approximately 20% of the available titles. Online retailers can offer consumers a broader range of titles and information and can also offer products from a wider range of music labels, including smaller independent labels which account for an increasing percentage of new titles. According to Soundscan, independent labels accounted for 21% of the total music market in 1996 versus 12% in 1992. While independent labels released 66% of new titles in 1996, traditional music stores often lack the capacity to stock or promote the vast majority of these titles.

We also believe that online retailers will benefit from the changing demographic profile of music consumers. According to the Recording Industry Association of America, domestic purchases of recorded music by persons age 30 and over have increased from approximately 34% of total U.S. sales in 1996 to approximately 48% of sales, or approximately $5.9 billion, in 1997. We believe that the internet represents a particularly attractive medium for retailing to customers in this age group as they are typically less hits-driven than younger age groups and are more likely to purchase a wide variety of titles. These customers generally can afford to buy more titles at one time, have access to computers and use the internet and have credit cards with which to make electronic payments.

                                                            Description of CDnow
                              Description of CDnow

Business

CDnow is a leading retailer of CDs and other music-related products. CDnow's online store offers broad selection, information, easy-to-use navigation and search capabilities, a high level of customer service, competitive pricing and personalized merchandising. Customers may choose from more than 390,000 CDs and other merchandise. CDnow believes that it offers customers an online selection of readily available products that is five to ten times greater than a typical music retailer maintains in store. The CDnow store also assists music buyers with approximately 345,000 music samples and 160,000 product notes, reviews, editorials and related articles, including reviews and articles from Rolling Stone, MTV/VH1, CMJ and CDnow's editorial staff. The CDnow store is open 24 hours a day, seven days a week and offers its customers convenient and timely product delivery, including an overnight delivery option.

CDnow has grown rapidly since its launch in 1994. More than 738,000 customers have made purchases from 1994 through September 30, 1998. More than 442,000 of these customers made their first purchases during the nine month period ended September 30, 1998. Average daily visits to the CDnow store increased from approximately 12,000 in January 1996 to approximately 215,000 in September 1998. CDnow's net sales grew to $13.9 million for the third quarter of 1998 compared to $11.6 million for the second quarter of 1998 and $3.9 million for the third quarter of 1999.

CDnow believes it has a significant number of loyal customers. Despite the rapid increase in new customers, sales to existing customers accounted for approximately 59% of net sales in the third quarter of 1998.

CDnow began as a sole proprietorship in February 1994 and became a Pennsylvania corporation in April 1995. CDnow's principal offices are located at

    CDnow, Inc.
    1005 Virginia Avenue
    Fort Washington, Pennsylvania 19034
    (215) 619-9900

The CDnow Online Retail Store

CDnow strives to make the CDnow store informative and authoritative. Customers may easily learn about, discover and purchase CDs and other music-related products. CDnow designed its store to be intuitive and easy to use. CDnow's store, allows customers to find and order a CD with a minimum of effort.

CDnow offers many attractive features for music shoppers. Customers can focus their searches, browse among top sellers and other featured titles, read reviews, listen to music samples, participate in promotions and check order status. New users may access an information page that CDnow specifically designed to give shoppers a quick understanding of the site and its many features.

Merchandising CDnow currently offers:

    more than:

                                     additional products, including

    .     325,000 CDs,               .     T-shirts,
    .     40,000 movies,             .     music books,
    .     10,000 music videos and    .     DVDs and
                                     .     CD-Roms.

                                                            Description of CDnow

To encourage purchases, CDnow features various promotions on a rotating basis throughout the store. CDnow adjusts pricing strategies and tactics as necessary to maintain competitiveness. CDnow generally prices recent releases and popular titles aggressively. CDnow reduces shipping costs for larger orders to encourage customers to purchase multiple titles.

Personalization. CDnow launched its My CDnow service in September 1998 to provide customers with customized and personalized features. CDnow believes that these features will increase customer retention, likelihood of purchases and average order sizes. CDnow provides customers with:

    .     recommendations using artificial intelligence technology;

    .     the ability to rate albums the customer owns;

    .     a "wish list" capability to keep track of albums

          the customer intends to purchase at a later date;

    .     a "gift registry" that allows visitors to purchase

          albums as gifts for participating customers;

    .     automatic login; one-click order feature;

    .     a "favorite artists" list;

    .     order history; and

    .     frequent buyer points and credit information.

Searching. Through CDnow's "FastFind" search engine, customers can quickly and easily navigate the store to find CDs and other products of interest. Customers can search for products based on artist, album title, song title, record label, musical genre or release date for new releases. CDnow recently upgraded its search engine using Verity, Inc.'s K2 search technology. This technology helps customers make successful searches even with incomplete or misspelled artists' names. By clicking on the album title, a visitor can browse among CDnow's database of reviews, cover art, sound samples and album notes. Through CDnow's "Lexicon" feature, customers can browse alphabetical lists based on artists, types of products, record labels and album cover art.

Content and Music Discovery. CDnow believes that effective use of content encourages purchases by customers who may be browsing the site without a specific title in mind. CDnow's online store contains music samples, extensive information with regard to titles, reviews, editorials, ratings and articles on music topics and other information. To help customers browse and discover CDs, the CDnow store is organized into six music spaces:

                                     .     Country/Folk

    .     Rock/Pop

                                     .     World/New Age

    .     Jazz/Blues

                                     .     Classical
    .     Urban/Electronic

The main page of each space features links to genre-specific lists, articles, reviews and contests. Within each space, customers can browse sale items, new releases, advance orders and charts, read exclusive CDnow reviews, listen to music samples and purchase CDs recommended by CDnow.

Since February 1998, to enhance the attractiveness of its online store to customers, CDnow has entered into agreements with:

    . MTV/VH1--CDnow may use the MTV and VH1 brand names in conjunction with the display of MTV and VH1 content, music reviews and music news.


    . Rolling Stone Network--CDnow may use Rolling Stone's brand name in conjunction with the display of cover art and excerpts of feature stories, record reviews, artist biographies and music news from current and past editions of Rolling Stone magazine.

    . the CMJ New Music Report and CMJ New Music Monthly--CDnow has access to more than 25,000 reviews from CMJ.

    .     Billboard magazine top seller music charts.

                                                            Description of CDnow

Custom Compilations. CDnow offers customized CDs through its stores as a result of its acquisition of superSonic Boom, Inc. Customers can build full-length CDs from a collection of individual songs from major artists. CDnow manufactures and ships each custom CD from its Fort Washington facility. The customer can choose from a catalogue of more than 60,000 songs to build his or her custom CD. CDnow is currently offering a Valentine's Day collection, and intends to offer more collections in the future. In addition, CDnow sells custom CDs in volume to other companies for use by such companies in promotions they run from time to time.

Purchasing. Once a customer selects a CD, he or she simply clicks on the price to add products, including advance orders of yet-to-be released products, to their virtual shopping carts. Customers can add and remove products from their shopping carts as they browse, prior to making a final purchase. The shopping cart page displays each item that has been placed in the cart, including title, price and any applicable discount. To purchase, customers select the shipping and payment methods, if desired, gift wrapping and a personalized message. Then the customer clicks on the "Place Order" button. Customers can also create a wish list of products they may want to purchase on future visits. The wish list is a special section of the My CDnow service where items may be stored between visits.

Payment. Customers may pay for orders with credit cards, personal checks or money orders. For convenience, CDnow enables customers to store credit card information on CDnow's secure server, thereby avoiding the need to re-enter this information when making future purchases. CDnow offers customers a variety of shipping options, including overnight delivery. CDnow automatically confirms each order by e-mail within minutes after the final order is placed and subsequently confirms shipment of each order by e-mail. CDnow offers a money-back return policy.

Distribution and Filling Orders. CDnow's inventory is owned and held by outside vendors who ship directly to CDnow's customers. The breadth of the inventory maintained by these vendors provides CDnow with the ability to maintain high order fill rates. CDnow updates its site daily with inventory information received from its vendors, which enables customers to check the availability of products before ordering. CDnow electronically transmits orders to its outside vendors at least once daily. These vendors ship orders using a CDnow label and invoice, in most cases within a day after an order is placed with CDnow.

Multilingual Capabilities. CDnow generated approximately 22% of its net sales from international markets for the quarter ended September 30, 1998. CDnow offers foreign language versions of its Web site that contain translation of account registration and ordering instructions and supports its international sales efforts with customer service representatives fluent in these languages. CDnow currently offers versions of its online store in the following foreign languages:

    .     Spanish                    .     Portuguese
    .     French                     .     Japanese
    .     German                     .     Dutch
    .     Italian

Marketing and Promotion

CDnow designed its marketing and promotion strategy to broaden awareness of the CDnow brand, increase customer traffic to CDnow's Web site and encourage new and repeat purchases. CDnow markets and promotes its brand using marketing agreements, online and traditional advertising, CDnow's Cosmic Credit Program, and direct marketing. CDnow believes that using these multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and lowers average customer acquisition cost.

                                                            Description of CDnow

    Marketing Agreements

    .CDnow believes that marketing agreements with major internet service and content providers and global music-oriented media companies can be a significant source of new customers. CDnow has the following marketing agreements and arrangements:

    Yahoo! On September 2, 1998, the CDnow entered into a global merchant agreement with Yahoo! Inc., extending and expanding upon earlier agreements with Yahoo! of August 1997 and March 1998. Under the Yahoo! agreement:

     . CDnow continues to be granted music-retail exclusivity on music-related search results pages on Yahoo!'s main directory, www.yahoo.com;

     . CDnow is integrated into other areas of the Yahoo! Service, including Yahoo! Mail;

     . CDnow becomes the premier music retailer on many of Yahoo!'s international sites;

     . the term of the Yahoo! agreement ends on December 31, 2000. CDnow may terminate the Yahoo! agreement earlier upon payment of a specified termination fee; and

     . coincident with the Yahoo! agreement, Yahoo! agreed to purchase up to $2 million in newly issued shares of CDnow common stock, of which $1 million was invested in September 1998, and the remainder is to be invested as of December 31, 1999.

    WebCrawler. CDnow and Excite have entered into an agreement under which CDnow is designated as the exclusive online music retailer within Excite's WebCrawler service. Excite has granted CDnow the exclusive right to sponsor targeted links, advertising banners and specific keywords for online retail music purchases within WebCrawler. The agreement also requires Excite to deliver a minimum number of links and banners on the WebCrawler service during each year of the agreement and limits Excite's ability to include advertising for other music retailers on the WebCrawler service.

    GeoCities. CDnow and GeoCities, Inc. have entered into an agreement under which CDnow is designated as the exclusive retailer of music and video products and one of the four key commerce partners that will occupy a premier position on certain portions of the GeoCities Web site. The agreement requires GeoCities to deliver a minimum number of impressions per month, with each impression consisting of a user's viewing of a page on the GeoCities site containing a link to CDnow's Web site. The initial term of the agreement expired in February 1999, and has been extended for two months while the companies discuss the terms renewal of the agreement.

    Lycos. CDnow and Lycos have entered into an agreement designating CDnow as the exclusive music retailer for the Lycos and Tripod Web sites. Lycos has granted CDnow the exclusive right to sponsor targeted links, relevant content and promotions throughout the Lycos and Tripod Web sites. In addition, CDnow has a right-of-first-refusal regarding any music retail opportunities on the Lycos and Tripod Web sites. The agreement requires Lycos and Tripod to deliver a minimum number of CDnow-branded page views during each year of the term, and precludes Lycos and Tripod from entering into new agreements regarding advertising for other music retailers throughout the Lycos and Tripod Web sites. The agreement expires in August 2001.

    Lycos Bertelsmann. CDnow and Lycos Bertelsmann have entered into an agreement designating CDnow as the exclusive music retailer for Lycos Bertelsmann's Web services in various European countries, and CDnow has been granted the exclusive right to sponsor targeted Links, advertising banners, specific keywords, and relevant content on the Lycos Bertelsmann sites. In addition, CDnow has a right-of-first-refusal regarding any opportunities that Lycos Bertelsmann offers to any other entity that principally sells music products. The agreement requires Lycos Bertelsmann to deliver a minimum number of page views during each year of the term. The term of the agreement expires in April 2001.

                                                            Description of CDnow

    Rolling Stone Network. CDnow and Rolling Stone Network have entered into an agreement designating CDnow as the only World Wide Web-based music retailer that may use the Rolling Stone brand name in conjunction with the display of cover art and excerpts of feature stories, record reviews, artist biographies and music news from current and past editions of Rolling Stone magazine. In addition, CDnow is the exclusive online music retailer on the JAMtv and Rolling Stone Network Web sites with the exclusive right to sponsor targeted links, relevant content and promotions. The agreement also requires the delivery of a minimum number of page views on the JAMtv and Rolling Stone Network Web sites during each year of the agreement. CDnow has also agreed to purchase targeted print, radio broadcast and other promotional advertising from JAMtv and Straight Arrow, the publisher of Rolling Stone magazine.

    MTV/VH1. Under the MTV/VH1 alliance, CDnow is the premier online retailer of recorded music on the MTV and VH1 cable television channels with preferred advertising rights with respect to special events and promotions, including exclusive online sponsorship of the 1998 Video Music Awards. The alliance with MTV/VH1 entitles CDnow to use the MTV and VH1 brand names in conjunction with the display of MTV and VH1 content, music reviews and music news and provides CDnow with integrated links from the MTV and VH1 Web sites. CDnow also has certain rights of first refusal to be the exclusive online music retailer of the 1999 and 2000 Video Music Awards with a portion of its minimum annual payments applicable, at CDnow's option, to such sponsorship.

Online and Traditional Advertising

CDnow promotes its brand using a combination of online and traditional advertising. CDnow advertises on the sites of major internet content and service providers, including Alta Vista, Microsoft Network and targeted music-related sites such as Billboard Magazine's online site. As part of these arrangements, CDnow typically purchases banner advertisements, often in conjunction with specified search keywords or on contextually appropriate pages, that allow consumers to immediately click through to the CDnow site. The significant flexibility of online advertising allows CDnow to quickly adjust its advertising plans in response to seasonal and promotional activities.

CDnow believes that traditional advertising is a key ingredient in building brand recognition and promoting the benefits of online retail shopping. Traditional advertising can be an effective means of promoting widespread brand awareness and attracting traditional retail consumers to CDnow's online store including consumers with little or no history of online purchases. CDnow's traditional advertising efforts have included radio advertising in major markets, print advertising in music-related publications and television advertising. CDnow has purchased television advertising on such programs as MTV's 1998 Video Music Awards, VH1's Flashback Week and the 1998 and 1999 Grammy Awards.

Cosmic Credit Program

Through its Cosmic Credit Program, as of September 30, 1998, CDnow has arrangements with over 118,000 small Web sites, typically fan sites devoted to particular music artists. Approximately 108,000 of these sites have enrolled since December 31, 1997. CDnow provides Cosmic Credit sites with embedded hyperlinks through which potential customers can immediately be connected to the CDnow site. CDnow pays Cosmic Credit participants commissions in store credit or cash based upon the dollar amount of purchases made by persons using the link. These highly focused, music-oriented sites are a significant source of traffic and new customers for CDnow. Cosmic Credit participants sign up online and are listed inside the CDnow store to assist CDnow's customers in finding these sites. CDnow rewards the best Cosmic Credit sites with special incentives.

Direct Marketing

CDnow uses direct marketing techniques to target new and existing customers with communications and promotions. CDnow sends a personalized e-mail newsletter, The CDnow Update, to its customers. This e-mail newsletter includes purchase recommendations based on demonstrated customer preferences and prior purchases. The newsletter also includes more general information concerning new releases and promotions. In

                                                            Description of CDnow
addition, CDnow targets e-mail communications to persons who have registered at the CDnow store but have not made purchases, to new customers and to customers who have not made recent purchases. Through these customized programs, CDnow hopes to further stimulate demand, increase repeat purchases, build customer loyalty, and better understand customer preferences.

Customer Service

CDnow believes that a high level of customer service and support is critical to retaining and expanding its user base. CDnow customer service representatives are available 24 hours a day on weekdays and from 10:00 am to 6:00 PM Eastern Time on weekends to provide assistance via e-mail, phone or fax. CDnow strives to answer all inquiries within 24 hours. CDnow currently has approximately 45 customer service representatives, including representatives fluent in nine foreign languages. Customer service representatives handle questions about orders, assist customers in finding CDs and other music-related products and register a customer's credit card information over the telephone. Customer service representatives are a valuable source of feedback regarding user satisfaction.

Distribution and Filling Orders

CDnow does not carry an inventory and relies exclusively on third party vendors for distribution and filling orders. CDnow believes that this distribution strategy allows it to offer extensive selection while avoiding the high fixed costs and capital requirements associated with owning and warehousing product inventory and the significant operational effort associated with same-day shipment. CDnow has experienced a return rate of approximately one percent of all merchandise sold.

Since August 1994, CDnow has primarily used Valley Media to fill orders for CDs, cassettes and vinyl records produced in the U.S. CDnow transmits data to Valley through a secure network to ensure customer security and data integrity. Valley picks, packs and ships customer orders and charges CDnow for merchandise, shipping and handling. In most cases, products are shipped within two business days after an order is placed with CDnow. CDnow performs customer billing through a third-party credit card processor. To date, Valley has satisfied CDnow's requirements on a timely basis. For the nine months ended September 30, 1998, payments to Valley accounted for approximately 85% of CDnow's cost of sales. For the year ended December 31, 1997, payments to Valley accounted for approximately 81% of CDnow's cost of sales. CDnow's agreement with Valley expires in June 1999. Valley may terminate its existing agreement with CDnow upon 30 days' written notice, if Valley discontinues filling orders for all of its online service customers.

Since May 1997, CDnow has used MSI to fill orders for CDs produced by non-U.S. labels. Beginning in July 1998, CDnow has also utilized MSI to provide an additional 60,000 international titles from a fulfillment center in the Netherlands servicing primarily European markets.

Technology

CDnow has developed technologies and implemented systems to support distributed, reliable and scalable online retailing in a secure and easy-to-use format. Using a combination of proprietary solutions and commercially available, licensed technologies, CDnow has deployed systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange.

Multimedia and User Database. CDnow has developed a database management system to index, retrieve and manipulate product information, content, product catalog, orders and transactions, and customer information. This system allows for rapid searching, sorting, viewing and distribution of a large volume of content including audio samples, music reviews, track lists, cover art and photos. CDnow uses Oracle 7.3 as the technology for database management. In December 1997, CDnow deployed a data warehouse that enables it to access detailed transaction and customer interaction data and perform sophisticated market analysis and predictive modeling.

                                                            Description of CDnow

Store Architecture. CDnow's hardware and software systems are based upon a distributed transaction processing model that allows applications to be distributed among multiple parallel servers. Many of the software components, and the pages of the CDnow online store, are developed using a proprietary technology that extends HTML with product, transaction, retail, and advanced programming constructs. This technology results in the separation of the page look and feel from the individual data elements and their associated database lookups thus reducing software updates for changes to the CDnow online store and minimizing the engineering required to maintain a growing amount of items and content. CDnow's technology also enables other internet sites with different formats to integrate CDnow store elements such as search, artist and album pages.

Interfaces. CDnow has developed technologies and tools for managing interfaces with internet service and content providers. A switchboard system and linking interface are made available to businesses with which CDnow has developed marketing arrangements and to Cosmic Credit sites. These technologies and tools and the switchboard system and linking interface allow the linking of external internet sites, banners, and promotions to items and functions contained in the CDnow store. CDnow's Online Marketing group uses proprietary tools to manage the marketing and Cosmic Credit relationships in an efficient manner. CDnow has developed similar systems and tools for its Customer Service department. The ability to manage customer accounts and orders enables CDnow's Customer Service department to add capacity effectively and communicate efficiently, thereby responding to most inquiries within 24 hours. These systems automate many routine communications and allow customers to better manage their accounts and orders.

Fault Tolerance and Scalability. CDnow's hardware servers, storage systems, internet connections and networks allow its online systems to operate continuously and enable it to maintain a 24-hour-a-day, seven-day-a-week retail store. CDnow runs its Oracle databases and Web servers on a series of Sun Enterprise 4000 servers which are able to respond to software or hardware failure. CDnow maintains dedicated connections to the internet lines provided by multiple internet service providers. This technology, combined with the architecture of the systems, allows CDnow to increase capacity by adding new components or servers while maintaining performance and cost effectiveness. CDnow uses both proprietary and commercially available tools to monitor and manage these systems with minimal operator participation.

Security. CDnow employs both commercial and proprietary firewalls integrated into the architecture of its system to keep its internet connections secure. CDnow uses the Netscape SSL Commerce Server for secure electronic transactions over the internet and uses proprietary electronic data interchange interfaces and private networks to ensure the security of customer order information and credit card transactions shared with its vendors and credit card processor.

Advanced Technologies. CDnow continually evaluates emerging technologies and new developments in many areas including electronic commerce, database management and networking. CDnow is currently evaluating technologies that allow for the digital distribution of music recordings. Since April 1997, CDnow has been using collaborative filtering to make personal music recommendations in its customer newsletter, The CDnow Update. CDnow makes online recommendation technology available to its shoppers through the Album Advisor feature, which was introduced in January 1998.

Competition

The online commerce market is new, rapidly evolving and intensely competitive. CDnow expects competition to further intensify. Barriers to entry are minimal, and a competitor can launch a new site at a relatively low cost. In addition, the broader retail music industry is intensely competitive. CDnow currently competes with a variety of companies, including:

    .     online vendors of music, music videos and other related products;

    . online service providers which offer music products directly or in cooperation with other retailers;

    . traditional retailers of music products, including specialty music retailers;

                                                            Description of CDnow

    . other retailers that offer music products, including mass merchandisers, superstores and consumer electronic stores; and

    . non-store retailers such as music clubs. Many of these traditional retailers also support dedicated Web sites that compete directly with CDnow.

CDnow believes that the principal competitive factors in its online market are brand recognition, selection, price, effectiveness of advertising and other customer acquisition efforts, variety of value-added services, ease of use, site content, quality of service and technical expertise. Many of CDnow's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than CDnow. CDnow is aware that certain of its competitors have adopted and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than CDnow. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise.

There can be no assurance that CDnow will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may increase the competitive pressures of CDnow. For example, applications that select specific titles from a variety of Web sites based on factors such as price may channel customers to online retailers that compete with CDnow. In addition, many companies that allow access to transactions through network access or Web browsers promote CDnow's competitors and could charge CDnow a substantial fee for inclusion.

Intellectual Property

CDnow regards its trademarks, trade secrets and similar intellectual property as valuable to its business, and CDnow relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, partners and third parties to protect its proprietary rights. There can be no assurance that the steps taken by CDnow will be adequate to prevent misappropriation or infringement of its intellectual property.

CDnow has licensed in the past, and expects that it may license in the future, some of its proprietary rights, such as trademarks or copyrighted material, to third parties. While CDnow attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of CDnow's proprietary rights or reputation, which could have a material adverse effect on CDnow. "Risk Factors--We may not be able to protect our proprietary rights and may infringe on the proprietary rights of others, both of which would have a material adverse effect on our business."

Employees

As of October 31, 1998, CDnow had 183 full-time and 19 part-time employees. CDnow also employs independent contractors and other temporary employees in its editorial, operations and administrative functions. None of CDnow's employees is represented by a labor union under a collective bargaining agreement. CDnow considers its employee relations to be good. Competition for qualified personnel in CDnow's industry is intense, particularly among software development and other technical staff. CDnow believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. "Risk Factors--Our success is dependent on our key personnel, who may decide not to continue to work for CDnow/N2K, and we may not be able to hire enough qualified personnel to meet our hiring needs."

Facilities

CDnow's executive offices are located in, and substantially all of its operating activities are conducted from, leased office space located in Fort Washington, Pennsylvania. CDnow has leased this facility, which contains approximately 60,000 square feet, under a lease that expires in 2006. CDnow does not own any real estate.

                                                            Description of CDnow

Legal Proceedings

CDnow has been named a party in an action entitled Rubin v. Rosen et al. (Docket No. 16743 NC, filed in the Chancery Court of Delaware for the County of New Castle). CDnow believes that the claims are without merit and intends to defend the action vigorously. As of the date hereof, CDnow has not been served with notice that it will appear in court to defend the action. See "Description of N2K--Litigation." From time-to-time, CDnow may be involved in litigation relating to claims arising out of its ordinary course of business.

                              Selected Historical Financial Information of CDnow
               Selected Historical Financial Information of CDnow

CDnow provides the following financial information to aid you in your analysis of the financial aspects of the merger. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this joint proxy statement/prospectus. The statement of operations data for the period from inception (February 12, 1994) to December 31, 1994 and the selected balance sheet data as of December 31, 1994 and 1995 have been derived from consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, not included in this joint proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 1997 and 1998 and the balance sheet data as of September 30, 1998 have been derived from unaudited consolidated financial statements of CDnow that, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the period in accordance with generally accepted accounting principles. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for any interim period or for the full year. This information is only a summary and you should read it in conjunction with "CDnow Management's Discussion and Analysis of Financial Condition and Results of Operations" and CDnow's historical financial statements and related notes thereto contained elsewhere in this joint proxy statement/prospectus and other documents CDnow has filed with the SEC. In addition, see Note 2 to Notes to CDnow's Consolidated Financial Statements for an explantation of the computation of the net loss per common share amounts. See Note 7 to Notes to CDnow's Consolidated Financial Statements for an explanation of the dispute settlement. See "Where You Can Find More Information."

                          Period from
                           Inception
                         (February 12,                                           Nine Months Ended
                           1994) to          Year Ended December 31,               September 30,
                         December 31,  -------------------------------------  -------------------------
                             1994         1995        1996          1997         1997          1998
                         ------------- ----------  -----------  ------------  -----------  ------------
Statement of Operations
 Data:
Net sales...............   $ 103,116   $2,176,474  $ 6,300,294  $ 17,372,795  $ 9,452,864  $ 35,503,805
Cost of sales...........      92,962    1,815,672    5,074,087    13,847,773    7,333,069    28,549,562
                           ---------   ----------  -----------  ------------  -----------  ------------
Gross profit............      10,154      360,802    1,226,207     3,525,022    2,119,795     6,954,243
Operating expenses:
Operating and
 development............      26,946      149,982      669,280     2,541,434    1,444,011     5,155,718
Sales and marketing.....      12,945      229,912      765,156     9,607,603    3,603,238    31,293,668
General and
 administrative.........      28,712      180,573      563,593     1,953,078    1,266,296     2,781,334
Dispute settlement......         --           --     1,024,030           --           --            --
                           ---------   ----------  -----------  ------------  -----------  ------------
Total operating
 expenses...............      68,603      560,467    3,022,059    14,102,115    6,313,545    39,230,720
                           ---------   ----------  -----------  ------------  -----------  ------------
Operating loss..........     (58,449)    (199,665)  (1,795,852)  (10,577,093)  (4,193,750)  (32,276,477)
Interest income
 (expense), net.........         --        (1,248)     (14,556)     (170,312)      64,084     1,452,160
                           ---------   ----------  -----------  ------------  -----------  ------------
Net loss................     (58,449)    (200,913)  (1,810,408)  (10,747,405)  (4,129,666)  (30,824,317)
Accretion of preferred
 stock to redemption
 value..................         --           --           --       (410,103)    (263,748)     (115,542)
                           ---------   ----------  -----------  ------------  -----------  ------------
Net loss applicable to
 common shareholders....   $ (58,449)  $ (200,913) $(1,810,408) $(11,157,508) $(4,393,414) $(30,939,859)
                           =========   ==========  ===========  ============  ===========  ============
Net loss per common
 share(3)...............   $   (0.01)  $    (0.03) $     (0.29) $      (1.42) $     (0.56) $      (2.10)
                           =========   ==========  ===========  ============  ===========  ============
Weighted average number
 of common shares
 outstanding(3).........   6,000,000    6,000,000    6,139,702     7,845,684    7,845,684    14,764,870
                           =========   ==========  ===========  ============  ===========  ============

                              Selected Historical Financial Information of CDnow

                                            December 31,
                              -------------------------------------------  September 30,
                                1994      1995        1996       1997          1998
                              --------  ---------  ---------- -----------  -------------
Balance Sheet Data:
Cash and cash equivalents...  $  2,008  $  43,812  $  775,865 $10,686,001   $59,563,026
Working capital (deficit)...   (42,206)  (235,478)    231,455  (1,218,005)   56,663,989
Total assets................    25,765    268,468   1,575,459  16,448,425    77,571,386
Long-term debt, excluding
 current portion............       --       9,519      91,133     962,144     1,130,484
Redeemable convertible
 preferred stock............       --         --          --    9,492,594           --
Total shareholders' equity
 (deficit)..................   (18,449)   (99,362)    514,017  (9,752,450)   63,398,975

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations
       CDnow Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

Overview

CDnow believes that the key factors affecting its long-term financial success include its ability to obtain new customers at reasonable costs, retain customers and encourage repeat purchases. CDnow continuously seeks to expand its customer base through multiple marketing channels, which include:

    . pursuing an aggressive marketing campaign using a combination of online and traditional marketing;

    . establishing marketing agreements with major internet and proprietary online content and service providers;

    . entering into linking arrangements with other Web sites as part of its Cosmic Credit Program; and

    . using direct marketing techniques to target new and existing customers with personalized communications. CDnow entered into marketing agreements and business alliances with Yahoo!, Excite and GeoCities in August 1997, September 1997 and January 1998, respectively, and has accelerated its marketing campaign since CDnow's initial public offering in February 1998 by expanding its relationship with Yahoo! and entering into additional alliances with Lycos, Lycos Bertelsmann, Rolling Stone Network, CMJ and MTV/VH1.

Since its inception, CDnow has incurred significant net losses and, as of September 30, 1998, had accumulated losses of $43.6 million. As it seeks to expand aggressively, CDnow believes that its operating expenses will significantly increase as a result of the financial commitments related to the development of marketing channels, future business relationships, and improvements to its Web site and other capital expenditures. CDnow expects that it will continue to incur losses and generate negative cash flow from operations for the foreseeable future as it continues to develop its business. As CDnow has relatively low product gross margins, the ability of CDnow to generate and enhance profitability depends upon its ability to substantially increase its net sales. To the extent that significantly higher net sales do not result from CDnow's marketing efforts, CDnow will be materially adversely affected. There can be no assurance that CDnow will be able to generate sufficient revenues from the sale of CDs and other music-related products to achieve or maintain profitability on a quarterly or annual basis.

For the nine months ended September 30, 1998 and the year ended December 31, 1997, international sales accounted for approximately 22% and 29%, respectively, of net sales. While CDnow expects that net sales from international markets will continue to represent a significant portion of total net sales, CDnow believes that the percentage of its net sales from international markets may decrease in future periods due to the substantial increase in CDnow's domestic marketing and advertising expenditures.

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations

Results of Operations

The following table sets forth statement of operations data as a percentage of net sales for the periods indicated:

                                                                Nine Months
                                                                   Ended
                                           Year Ended            September
                                          December 31,              30,
                                        ---------------------   -------------
                                        1995    1996    1997    1997    1998
                                        -----   -----   -----   -----   -----
Net sales.............................. 100.0 % 100.0 % 100.0 % 100.0 % 100.0 %
Cost of sales..........................  83.4    80.5    79.7    77.6    80.4
                                        -----   -----   -----   -----   -----
  Gross profit.........................  16.6    19.5    20.3    22.4    19.6
  Operating Expenses:
  Operating and development............   6.9    10.6    14.6    15.3    14.5
  Sales and marketing..................  10.6    12.1    55.3    38.1    88.1
  General and administrative...........   8.3     9.0    11.3    13.4     7.9
  Dispute settlement...................   --     16.3     --      --      --
                                        -----   -----   -----   -----   -----
  Total operating expenses.............  25.8    48.0    81.2    66.8   110.5
                                        -----   -----   -----   -----   -----
  Operating loss.......................  (9.2)  (28.5)  (60.9)  (44.4)  (90.9)
Interest income (expense), net.........   --    ( 0.2)  ( 1.0)    0.7     4.1
                                        -----   -----   -----   -----   -----
Net loss...............................  (9.2)% (28.7)% (61.9)% (43.7)% (86.8)%
                                        =====   =====   =====   =====   =====

Reclassifications

Information Royalties

This year, CDnow determined to include Information Royalties in operating and development expenses rather than in cost of sales, as was previously the case. Information Royalties are royalties paid on CD sales in return for licensing of ratings, reviews and other information. In addition, CDnow determined to include credit card processing fees in sales and marketing expenses, rather than in costs of sales as was previously the case. CDnow made these changes based on management's determination that the changes are consistent with the treatment of these expenses generally. We have restated CDnow's results of operations to reflect this change for all periods.

The table below shows the amount of Information Royalties and Credit Card Processing Fees for the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998.

                                    Year Ended         Nine Months Ended
                                   December 31,          September 30,
                             ------------------------- -----------------
                              1995     1996     1997     1997     1998
                             ------- -------- -------- -------- --------
Information Royalties        $   --  $146,200 $225,737 $151,027 $269,041
Credit Card Processing Fees   28,940  143,702  468,225  246,879  952,991

If CDnow included Information Royalties and Credit Card Processing Fees in costs of sales, gross profit margins would have been:

               Year Ended                                            Nine Months Ended
              December 31,                                             September 30,
     -------------------------------------------                 ------------------------------------------
      1995           1996                  1997                    1997                      1998
     -----           ----                  ----                  --------                  --------
     15.2%           14.9%                 16.3%                     18.2%                     16.1%

    Nine Months Ended September 30, 1998 Compared to the Nine Months Ended September 30, 1997.

Net Sales. Net sales primarily reflect the sales of CDs and related merchandise, net of estimated returns, and include outbound shipping and handling charges. Net sales were $35.5 million for the nine months ended September 30, 1998, representing an increase of 276% over the nine months ended September 30, 1997. The increase is attributable to continued growth of CDnow's customer base and repeat purchases from existing

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations
customers who have typically purchased more units per order than new customers. Net sales were favorably affected by increased advertising and promotional activities, including CDnow's purchase of advertising during the 1998 Grammy Awards and 1998 MTV Video Music Awards, as well as the continued implementation of its strategic alliances. For the nine months ended September 30, 1998, CDnow added approximately 442,000 new customers, bringing the total number of customers since inception to 738,000 as of September 30, 1998, compared to 100,000 new customers that were added during the nine months ending September 30, 1997. International sales represented 22% of net sales for the nine months ended September 30, 1998 compared to 33% for the nine months ended September
30, 1997. CDnow believes that the decrease in international sales as a percentage of net sales is due to a proportionally larger increase in domestic sales resulting from the substantial increase in domestic marketing and advertising expenditures. Nevertheless, international sales increased to $7.6 million for the nine months ended September 30, 1998, from $3.2 million in the nine months ended September 30, 1997.

Cost of Sales. Cost of sales consists primarily of the cost of merchandise sold to customers, including filling orders and outbound shipping and handling. Cost of sales increased by $21.2 million, or 289%, to $28.5 million for the nine months ended September 30, 1998, compared to $7.3 million for the nine months ended September 30, 1997. CDnow's gross profit decreased to 19.6% for the nine months ended September 30, 1998 from 22.4% for the nine months ended September 30, 1997. The decline in gross margin was attributable to more aggressive pricing of recent releases and popular titles, as well as increased sales discounts offered by CDnow. Gross margin for the three months ended September 30, 1998 was 20.9% compared to 20.0% for the three months ended June 30, 1998, with such increase attributable to selective price increases implemented late in the second quarter and an increase in revenues from advertising which has a higher margin than product sales.

Operating and Development Expense. Operating and development expense consists primarily of payroll and related expenses for store management, design, development and network operations personnel, systems and telecommunications infrastructure and royalties paid by CDnow on CD sales in return for licensing of ratings, reviews, sound samples and other information. Store development costs are charged to expense as incurred. Operating and development expense increased by $3.8 million or 257% to $5.2 million for the nine months ended September 30, 1998 compared to $1.4 million for the nine months ended September 30, 1997. The increase is attributable to increased staffing and associated costs related to enhancing the features and functionality of CDnow's Web site and transaction-processing systems, as well as increased investment in store content, systems and telecommunications infrastructure. As a percentage of net sales, operating and development expense decreased to 14.5% for the nine months ended September 30, 1998, compared to 15.3% for the nine months ended September 30, 1997, as operating development expenses were spread over a larger revenue base.

Sales and Marketing Expense. Sales and marketing expense consists primarily of payments related to advertising, promotion and marketing agreements as well as payroll and related expenses for personnel engaged in marketing, selling and customer service activities and credit card fees. Sales and marketing expense increased by $27.7 million to $31.3 million for the nine months ended
September 30, 1998 compared to $3.6 million for the nine months ended September 30, 1997. As a percentage of net sales, sales and marketing expense grew to 88.1% for the nine months ended September 30, 1998 compared to 38.1% for the nine months ended September 30, 1997. The increase in both absolute dollars and as a percentage of net sales was primarily attributable to increased online and traditional advertising, including CDnow's purchase of advertising during the 1998 Grammy Awards and the 1998 MTV Video Music Awards, costs associated with CDnow's marketing agreements and promotional and public relations expenditures. CDnow increased its advertising expense to $23.7 million for the nine months ended September 30, 1998, compared to $2.1 million for the nine months ended September 30, 1997. In addition, CDnow incurred increased staffing and related costs in connection with the implementation of its marketing strategy and customer service activities necessary to support its increased customer base and increased credit card processing fees related to the growth of revenues. CDnow expects the dollar amount of sales and marketing expense generally and advertising expense in particular to continue to increase in future periods. While CDnow is hopeful that its net sales will also increase in future periods so that

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations
its sales and marketing expense will not continue to represent an increasing percentage of net sales, CDnow is not able to predict whether its net sales will increase by a sufficient amount for this to occur. No assurance can be given that CDnow will achieve increased net sales or that sales and marketing expense will not increase as a percentage of net sales.

General and Administrative Expense. General and administrative expense consists of payroll and related expenses for executive, accounting and administrative personnel, insurance, professional fees and other general and corporate expenses. General and administrative expense increased by $1.5 million, or 120% to $2.8 million for the nine months ended September 30, 1998 compared to $1.3 million for the nine months ended September 30, 1997. The increase in general and administrative expense was primarily due to the hiring of additional personnel and increases in professional fees as well as the costs associated with becoming a public company. As a percentage of net sales, general and administrative expense decreased to 7.9% for the nine months ended September 30, 1998 compared to 13.4% for the nine months ended September 30, 1997 as general and administrative expenses were spread over a large revenue base.

Net Loss. CDnow's net loss was $30.8 million for the nine months ended September 30, 1998 compared to $4.1 million for the nine months ended September 30, 1997.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Net Sales. Net sales increased by $11.1 million or 176% to $17.4 million for the year ended December 31,1997 from $6.3 million for the year ended December 31, 1996. This increase is primarily attributable to the significant growth of CDnow's customer base and repeat purchases from CDnow's existing customers who have typically purchased more units per order than new customers. International sales represented approximately 29% and 40% of net sales for the years ended December 31, 1997 and December 31, 1996, respectively. CDnow believes that this decrease in international sales as a percentage of net sales is due to the substantial increase in CDnow's domestic marketing and advertising expenditures. At December 31, 1997, CDnow had approximately 296,000 customer accounts compared to approximately 88,000 customer accounts at December 31, 1996.

Cost of Sales. Cost of sales increased by $8.7 million or 173% to $13.8 million for the year ended December 31, 1997 from $5.1 million for the year ended December 31, 1996. This increase is primarily attributable to CDnow's increased sales volume. CDnow's gross profit margin was 20.3% for the year ended December 31, 1997 compared to 19.5% for the year ended December 31, 1996. The increase in gross margin as a percentage of net sales was primarily due to price reductions from CDnow's suppliers and a change to a lower-price supplier for imported music and music-related products. CDnow's gross profit margin declined in the fourth quarter of 1997 due to increased sales promotions during the holiday season.

Operating and Development Expense. Operating and development expense increased by $1.9 million to $2.5 million for the year ended December 31, 1997 from $669,000 for the year ended December 31, 1996. As a percentage of net sales, these expenses were 14.6% for the year ended December 31, 1997 and 10.6% for the year ended December 31, 1996. This increase was due to increased staffing and associated costs related to enhancing the features, content and functionality of CDnow's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure.

Sales and Marketing Expense. Sales and marketing expense increased by $8.8 million to $9.6 million for the year ended December 31, 1997 from $765,000 for the year ended December 31, 1996 with $6.0 million of this expense incurred in the fourth quarter. As a percentage of net sales, these expenses increased to 55.3% for the year ended December 31, 1997 from 12.1% for the year ended December 31, 1996. This increase was due to the significant expansion of CDnow's advertising expenditures, costs associated with marketing agreements with Yahoo! and Excite and the increased staffing and associated costs related to implementing CDnow's marketing strategy and supporting CDnow's increased customer base. CDnow increased its advertising expense to $6.8 million for the year ended December 31, 1997 compared to $61,000 for the year ended December 31, 1996.

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations

General and Administrative Expenses. General and administrative expense increased by $1.4 million to $2.0 million for the year ended December 31, 1997 from $564,000 for the year ended December 31, 1996. As a percentage of net sales, these expenses increased to 11.3% for the year ended December 31, 1997 compared to 9.0% for the year ended December 31, 1996. This increase was primarily due to the recruitment and hiring of additional personnel and increases in professional fees and travel expenses.

Net Loss. CDnow's net loss increased by $8.9 million to a loss of $10.7 million for the year ended December 31, 1997 from a net loss of $1.8 million for the year ended December 31, 1996.

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

Net Sales. Net sales increased 189% to $6.3 million for the year ended December 31, 1996 from $2.2 million for the year ended December 31, 1995 as a result of the significant growth of CDnow's customer base and repeat purchases from existing customers. International sales represented approximately 40% and 22% of net sales for the year ended December 31, 1996 and the year ended
December 31, 1995, respectively. At December 31, 1996, CDnow had approximately 88,000 customer accounts compared to approximately 27,000 customer accounts at December 31, 1995.

Cost of Sales. Cost of sales increased 179% to $5.1 million for the year ended December 31, 1996 from $1.8 million for the year ended December 31, 1995, reflecting CDnow's increased sales volume. CDnow's gross profit margin increased to 19.5% for the year ended December 31, 1996 from 16.6% for the year ended December 31, 1995.

Operating and Development Expense. Operating and development expense increased to $669,000 for the year ended December 31, 1996 from $150,000 for the year ended December 31, 1995. As a percentage of net sales, operating and development expense grew to 10.6% for the year ended December 31, 1996 from 6.9% for the year ended December 31, 1995. This increase in both absolute dollars and as a percentage of net sales was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of CDnow's online store as well as increased investment in systems and telecommunications infrastructure.

Sales and Marketing Expense. Sales and marketing expense increased to $765,000 for the year ended December 31, 1996 from $230,000 for the year ended December 31, 1995. As a percentage of net sales, sales and marketing expense was 12.1% for the year ended December 31, 1996 from 10.6% for the year ended December 31, 1995. This increase in both absolute dollars and as a percentage of net sales was primarily attributable to increased staffing and associated costs related to implementing CDnow's marketing strategy and supporting CDnow's increased customer base, as well as to expansion of CDnow's online advertising, promotional and public relations expenditures.

General and Administrative Expense. General and administrative expense increased to $564,000 for the year ended December 31, 1996 from $181,000 for the year ended December 31, 1995. As a percentage of net sales, general and administrative expense grew to 9.0% for the year ended December 31, 1996 from 8.3% for the year ended December 31, 1995. This increase in both absolute dollars and as a percentage of net sales was primarily due to the hiring of additional personnel and increases in professional fees and travel expenses.

Dispute Settlement. In December 1996, as part of a settlement of a dispute related to certain business arrangements and discussions among CDnow and certain persons who are now shareholders of CDnow, CDnow issued common stock valued at approximately $1.0 million to the three shareholders of MBL Entertainment Inc. See "Certain Relationships and Related TransactionsStock Purchase and Shareholders' Agreement" and Note 7 to Note to Financial Statements.

Net Loss. CDnow's net loss increased by $1.6 million to a loss of $1.8 million for the year ended December 31, 1996 from a net loss of $201,000 for the year ended December 31, 1995.

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations

Liquidity and Capital Resources

At September 30, 1998 CDnow's cash and cash equivalents were $59.6 million compared to $7.2 million at September 30, 1997. In July 1998, CDnow consummated a follow-on public offering, selling an aggregate of 1,250,000 shares of common stock and raising net proceeds of approximately $21.7 million. In February 1998, CDnow consummated its initial public offering, selling an aggregate of 4,561,250 shares of common stock which included 461,250 shares sold in March 1998 upon the exercise of the underwriters' overallotment option and raising net proceeds of approximately $67.0 million. Prior to February 1998, CDnow primarily financed its operations through:

   . private sales of capital stock, which, through December 31, 1997, totaled $10.5 million, including $9.3 million raised in July and August of 1997,

   .     the private sale of $5.8 million of the Series A Notes in November
         1997,

   .     internally-generated cash flow, advances from related parties and

   .     certain other short-term loans.

Net cash used in operating activities of $32.2 million for the nine months ended September 30, 1998 was primarily attributable to a net loss of $30.8 million and an increase of $5.0 million in prepaid expenses partially offset by a $2.2 million increase in accounts payable, accrued expenses and depreciation and amortization of $1.6 million.

Net cash used by investing activities was $1.7 million for the nine months ended September 30, 1998, and consisted of purchases of equipment of $2.3 million and $424,000 for the acquisition of superSonicBoom, Inc., partially offset by the sale of short-term investments of $1.0 million. Net cash used in investing activities of $2.0 million for the nine months ended September 30, 1997 was attributable to purchases of equipment of $1.3 million and to purchases of short-term investments of $984,000, partially offset by sales and maturities of short-term investments of $246,000. Net cash provided by financing activities was $82.8 million for the nine months ended September 30, 1998, and consisted largely of net proceeds of approximately $88.7 million from CDnow's 1998 public offerings, offset by the retirement of $5.8 million of CDnow's Series A Notes.

CDnow is required to pay aggregate minimum fixed fees of $9.3 million, $27.4 million, $26.7 million and $3.6 million during the remaining three months of 1998 and the years ending December 31, 1999, 2000 and 2001, respectively, under CDnow's marketing agreements.

CDnow expects to fund its future payment obligations under its marketing agreements and strategic alliances from its cash and cash equivalents and from cash generated from future operations and financing activities. As of September 30, 1998, CDnow had $59.6 million of cash and cash equivalents. As of that date, CDnow's principal commitments consisted of obligations under its marketing agreements as well as obligations outstanding under capital and operating leases. Although CDnow has no material commitments for capital expenditures, it anticipates substantial increases in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

Seasonality

CDnow expects that it will experience seasonality in its business, reflecting a combination of seasonal fluctuations in sales via electronic commerce and traditional retail seasonality patterns affecting sales of recorded music. Sales in the traditional retail music industry are significantly higher in the fourth calendar quarter of each year than in the preceding three-quarters. However, to date, CDnow's limited operating history and rapid growth make it difficult to ascertain the effects of seasonality on its business. CDnow believes that period-to-period comparisons of CDnow's historical results are not necessarily meaningful and should not be relied upon as an indication of future results.

   CDnow Management's Discussion and Analysis of Financial Condition and Results
                                                                   of Operations

Factors Affecting CDnow's Business and Prospects

CDnow expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside CDnow's control. Factors that may affect CDnow's quarterly operating results include:

    . ability to retain existing customers, attract new customers and maintain customer satisfaction;

    . introduction of new or enhanced Web pages, services, products and marketing agreements by CDnow and its competitors;

    .     price competition or higher wholesale prices;

    . level of use of the internet and consumer acceptance of the internet for the purchase of recorded music;

    .     seasonality of recorded music sales;

    . ability to upgrade and develop its systems and infrastructure and attract qualified personnel;

    . technical difficulties, system downtime or internet blackouts and brownouts;

    . amount and timing of operating costs and capital expenditures relating to expansion of CDnow's business, operations and infrastructure;

    .     timing of Company promotions and sales programs;

    .     level of merchandise returns experienced by CDnow;

    .     government regulation; and

    . general economic conditions and economic conditions specific to electronic commerce and the music industry.

Risks Associated with the Year 2000. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities. To date, we have experienced very few problems related to Year 2000 testing and those requiring immediate modification have been fixed in our day to day operating environment. CDnow does not believe that there is material exposure to the Year 2000 issue with respect to its electronic commerce transaction processing and online store systems since these systems correctly define the Year 2000.

CDnow is currently conducting an analysis to determine the extent to which others have Year 2000 issues. These include CDnow's major suppliers' systems, including the systems of credit card processors, telecommunications providers, product distributors and companies with whom CDnow has marketing agreements. CDnow's primary distributor for direct-to-consumer music products, Valley Media, has indicated that it has begun its remediation efforts and expects to be in compliance before the year 2000. CDnow is currently unable to predict the extent to which the Year 2000 issue will affect Valley's suppliers, or the extent to which Valley would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with CDnow's systems could have a material adverse effect on CDnow. In addition, most of the purchases from CDnow's online stores are made with credit cards, and our operations may be materially adversely affected to the extent customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers.

CDnow did not incur any expenses related to Year 2000 compliance during the nine months ended September 30, 1998. CDnow incurred $20,000 of expense related to Year 2000 compliance during the three months ended December 31, 1998 and expects to expend $55,000 in 1999 to support Year 2000 compliance initiatives.

CDnow intends to actively work with and encourage its suppliers to minimize the risks of business disruptions resulting from Year 2000 issues and develop contingency plans where necessary. Such plans may include, but are not limited to, using alternative suppliers and establishing contingent supply arrangements. CDnow expects to have such plans in place by June 30, 1999.

Recently Issued Accounting Pronouncements

See Note 2 "Recently Issued Accounting Pronouncements" on page F-18 to Consolidated Financial Statements of CDnow.

                                                              Description of N2K

                               Description of N2K

Business

N2K is one of the leading online music entertainment companies using the internet and other proprietary online services to promote, market and sell music and related merchandise. N2K's strategy is to build loyal customer communities around Web sites that provide music and genre-specific content and enable consumers to purchase CDs, cassettes and related merchandise. N2K believes that as its customer base continues to grow, it will be able to increase revenues from sales of music, related merchandise, advertising and sponsorship programs.

N2K's online music retail store is Music Boulevard (musicblvd.com), around which N2K organizes its genre-specific music Web sites, Rocktropolis (rocktropolis.com), Jazz Central Station (jazzcentralstation.com) and Classical Insites (classicalinsites.com). In addition to these genre Web sites, N2K also operates Web sites for artists including Miles Davis, The Rolling Stones and Leonard Bernstein. N2K's Web sites allow customers to view current music news and reviews, artist biographies and discographies, musicians' favorite artist recordings and historical and educational information. In addition, customers may hear and view cybercasts, recording and video samples. On each of these sites, consumers may search for artists, songs and compositions, browse and purchase music recordings from a database of over 250,000 CDs, cassettes, LPs, videos and related music items, digitally access 30-second music samples from a selection of over 350,000 songs, read from over 60,000 reviews and related articles and view music video clips. In July 1997, N2K introduced the emod system. This system allows consumers to purchase and digitally download from a collection of music singles. All product purchases are coordinated through Music Boulevard. N2K believes that by providing a wealth of information in a highly personalized, interactive context, it creates an entertaining environment that attracts traffic to its online stores and Web sites, fosters brand awareness and encourages purchases of music and related merchandise.

As part of its business strategy, N2K establishes business alliances with global online, music and media companies to attract additional customers to, and increase brand awareness of, N2K's Web sites and online stores. For example, N2K benefits from a business alliance with America Online, Inc. under an interactive marketing agreement. The material elements of this alliance are:

    . Music Boulevard is featured as the exclusive online music retailer within AOL's MusicSpace channel;

    .     Music Boulevard receives a featured position on AOL's Shopping
          Channel;

    . Music Boulevard participates in a variety of banner advertising opportunities;

    . Music Boulevard is assigned specific keywords within the AOL service; and

    . Music Boulevard benefits from promotional and featured buttons on aol.com's home and principal shopping pages.

Similarly, N2K has entered into agreements with Excite, Infoseek and Netscape, pursuant to which visitors to the Excite online marketing, Infoseek and Netscape Web sites may access a co-branded Music Boulevard service. From this service, visitors may purchase music and related products and access music content and related information. In addition, N2K has an exclusive agreement with CBS Cable, owner and operator of TNN and CMT, to create and promote country music retailing through its Web site, country.com, and to create Country Music Boulevard, a special co-branded area in the Music Boulevard Network. Under this agreement, Country Music Boulevard became the exclusive online country music store on country.com and Music Boulevard. In addition, during April 1998, N2K signed agreements to form exclusive business alliances with AOL Bertelsmann (for Europe) and Disney Online and a non-exclusive agreement with Microsoft Corporation.

N2K intends to capitalize on the global nature of the internet to build an international customer base by creating local language versions of, and localized content for, N2K's Web sites and online stores. N2K has established a wholly-owned subsidiary in Japan, the world's second largest market for recorded music sales,

                                                              Description of N2K

and has launched Japanese versions of Music Boulevard (musicblvd.com/jp) and Jazz Central Station (jp.jazzcentralstation.com). N2K expanded the number of titles offered in Japan and has provided more localized product to international markets by creating alliances with international order filling operations. N2K has entered into an exclusive agreement with Shinseido Inc., the leading music retail chain in Japan, to add approximately 150,000 new local-language music titles to the Japanese version of Music Boulevard which launched in October 1998. N2K has entered into an agreement with MSI of Miami Corp. under which MSI provides over 60,000 international titles to Music Boulevard's catalog of offerings. N2K has an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia. In addition, N2K has established business alliances with entities such as AOL Japan, AOL Europe, Yahoo! Japan and Infoseek Europe. N2K offers registration and ordering instructions on Music Boulevard in English, Japanese, German, French and Spanish.

N2K Web Sites

N2K's online music retail store is Music Boulevard (musicblvd.com). N2K organizes its genre-specific music Web sites, Rocktropolis (rocktropolis.com), Jazz Central Station (jazzcentralstation.com) and Classical Insites (classicalinsites.com) around Music Boulevard. In addition to these genre Web sites, N2K also hosts Web sites for such artists as Miles Davis (milesdavis.com), The Rolling Stones (stonesworld.com) and Leonard Bernstein (leonardbernstein.com). As part of its multiple Web site strategy, N2K assigns, whenever possible, a separate universal resource locator or URL to each of its genre and artist Web sites. N2K continually reviews and revises these Web sites to provide both an interesting and easy to use on-line experience. N2K believes that both customers and advertisers prefer Web sites with distinct URLs designed for specific audiences. All of the genre and artist specific sites provide information about recordings and the opportunity to purchase from Music Boulevard.

Music Retail and Genre Web sites. N2K believes that by providing a wealth of information in a highly personalized interactive context it is able to create an entertaining environment that attracts traffic to its online stores, fosters brand awareness and encourages purchases of music and related merchandise. N2K's existing online music retail stores and genre Web sites include the following:

musicblvd.com

Music Boulevard is N2K's flagship online store, featuring a rich graphical and musical environment containing over 75,000 graphic images and offering over 250,000 CDs, cassettes, LPs, videos and related music items. The Music Boulevard URL leads to a home page containing site navigation, featured store specials, site features, search capability and links to genre-specific store departments. Users may choose desired locations by clicking on a navigation bar or hyperlinked text allowing them to:

    .     purchase music items online and check their order status;

    .     search for artists, titles, songs or compositions;

    .     access specials and sales promotions;

    . link to genre departments including Rock/Pop, Alternative, R&B/Hip-Hop, Jazz, Classical, Country, World Music, Shows & Soundtracks and Various & Family;

    .     access features such as

          --music news,

          --a pre-release ordering section

          --Billboard and Music Boulevard charts,

          --over 60,000 reviews and features from allstar, our online music magazine,

          --Jazz Central Station news on Jazz Central Station news on Jazz Track and

          --CI Classical Review which contains news from Classical Insites, and articles from SPIN, JazzTimes, Puncture, Fanfare, Dirty Linen, Relix, Blues Access and IAJE Jazz Educators Journal magazines;

    .     join the Music Boulevard Frequent Buyer's Club;

    . link to the area containing the most recently purchased albums in each genre; and

    . listen to sound samples in MPEG, RealAudio or Liquid Audio formats.

A personal shopping cart allows the customer to select merchandise while navigating through Music Boulevard. Items can be added to or subtracted from a shopping cart at any time. As a customer completes a

                                                              Description of N2K

search, similar or complementary artists and titles are suggested. By pressing the "buy" button, the customer completes the ordering process. See "--Sales and Marketing--Ordering, Filling Orders and Customer Service." Music Boulevard customers can join the Music Boulevard Frequent Buyers Club and receive a free CD after purchasing a certain quantity of CDs. To join the Frequent Buyers Club, customers complete a brief survey which provides valuable demographic data. N2K currently uses the Frequent Buyers Club data to analyze customer shopping trends and demographics. N2K is currently evaluating ways in which it may utilize this data to customize marketing programs. Each Music Boulevard department contains new releases, on sale items, daily and weekly featured reviews, a sales promotion billboard and virtual endcaps with sale pricing, icons for audio samples and short editorial copy.

rocktropolis.com

The Rocktropolis Web site is an in-depth, multimedia entertainment and information resource for the global rock and pop music communities. Rocktropolis offers a comprehensive guide to the world of rock and pop music, enabling customers to listen to live performances, discuss their favorite artists and access music reviews online. Each area of Rocktropolis has a unique design, advanced multimedia elements and engaging content. Rocktropolis' primary areas include: Events, Talk, Search, Rocktropolis Radio and News. Events features live and archived cybercasts of artist concerts and interviews. Featured artists have included David Bowie, Sting, Beck, the Sex Pistols, Porno for Pyros, Bush, The Tragically Hip, Chemical Brothers, Motley Crue, Los Lobos and Sheryl Crow. Talk features special-event chats, 24-hour chat rooms and bulletin boards. Search enables customers to retrieve news stories, gossip items, album reviews and other information about their favorite artists. Search also features links to N2K's artist Web sites, including the Rolling Stones Web site. Rocktropolis Radio features four separate pre-selected streaming audio stations covering Rock, Electronic, Punk and College genres. News is the home of the award-winning allstar online music magazine, which provides daily music news and gossip, allstar feature albums and live reviews, as well as in-depth interviews with some of rock music's most important musicians.

jazzcentralstation.com

Jazz Central Station is an in-depth jazz multimedia music entertainment and information resource bringing together jazz fans, musicians, educators and industry leaders from around the globe. Jazz Central Station features live chats with renowned artists, in-depth information, artist interviews, sound clips and educational resources for music students. The site spotlights a rotating roster of jazz artists as well as listings of current and upcoming album releases, tour schedules, concerts and festivals worldwide. Jazz Central Station is home to the Chick Corea Web site and the official site for Miles Davis (milesdavis.com). N2K has also agreed to develop a site devoted to Wynton Marsalis (wyntonmarsalis.com), which will be linked to Jazz Central Station. Jazz Central Station also hosts artist sites for Joshua Redman and Gerry Mulligan. Additionally, Jazz Central Station is the only Web site to offer a continuous audio stream of WBGO 88.3 FM, a leading jazz radio station.

Jazz Central Station is the official Web site for the International Association of Jazz Educators or IAJE, the Playboy Jazz Festival, the North Sea Jazz Festival and George Wein's Festival Productions, which is the producer of the JVC Jazz Festival. In 1996, Jazz Central Station inaugurated the first annual JCS Global Jazz Poll.

Jazz Central Station has an acclaimed Board of Advisors, including Chick Corea, Quincy Jones, Ramsey Lewis, Bruce Lundvall, Dan Morgenstern and George Wein.

classicalinsites.com

Classical Insites is an in-depth multimedia music entertainment and information resource for the global classical music community. The site is designed to enable customers to explore the history of classical music and important personalities in the field, listen to performances and discussions by legendary artists, seek out

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                                                              Description of N2K
worldwide classical music events and purchase music and related merchandise on-line. In addition to text, features are enhanced by graphic and multimedia elements. Classical Insites' primary areas include:

    . the Hall of Fame, a gallery of composers and performers including recent inductees Luciano Pavarotti, Leontyne Price, Yo-Yo Ma and Pierre Boulez; and

    . the Performance Center, which includes a concert hall which features broadcasts, performances and other events, a spotlight area which introduces the work of important, lesser-known composers and performers, an information booth which provides links to performing organizations around the world and a screening room which features exciting new films and great film scores. Other highlights of Classical Insites include the official Web site of Leonard Bernstein (leonardbernstein.com).

Classical Insites also hosts the official Web site of WQXR (96.3 FM), one of the country's leading classical music radio stations. This site offers music listings and program information, as well as a live audio stream which allows customers worldwide to hear WQXR's classical programming. Classical Insites' customers can enjoy online editions of Fanfare Magazine and CI Classical Review. Classical Insites will soon announce the winners of its first Global Classical Music Poll, in which customers voted for their favorite artists. The Lifetime Achievement category of this award is being voted on by Classical Insites' distinguished Board of Advisors. The Board of Advisors is composed of artists and industry leaders that collectively represent the various aspects of the diverse classical music community, including Betty Allen, Marilyn Bergman, Nina Bernstein, John Corigliano, Peter Gelb, Charles Hamlen, Omus Hirschbein, Bobby McFerrin, Arnold Steinhardt, Michael Tilson Thomas and Charles Webb.

Artist Web sites. N2K's artist Web sites provide customers with access to interviews, discographies, sound and video samples, artists' best recordings, artists' recommended listening and touring and biographical information. These artist Web sites each have a separate URL.

stonesworld.com

Stones World is a Rolling Stones Web site that features an extensive overview of the band. The Web site features a comprehensive catalog of the Rolling Stones' music, comprised of five separate sections: Discography, Down on the Corner, Mile Stones, Index and a welcome message from Mick Jagger and Keith Richards. This Web site incorporates sound samples, live concert clips, band and concert information, interviews, archival photos, full lyrics and an interactive poker game. Stones fans can communicate with each other via the Web site's Message Board.

leonardbernstein.com

The Leonard Bernstein Web site is the official Web site celebrating Leonard Bernstein's life and legacy. This Web site was developed in conjunction with the Bernstein family and estate. Drawing primarily on the vast archive of Bernstein materials left to the Library of Congress, this Web site presents a multifaceted portrait of Leonard Bernstein through an extensive collection of rare documents, photographs, interview excerpts, audio samples and video material. Visitors to the Leonard Bernstein Web site enter a virtual rendition of Bernstein's actual studio and can explore "themes" that offer unique insight into this great American musician's creative mind. The Web site offers customers the opportunity to read from a selection of Leonard Bernstein's private letters and peruse his manuscript scores, working notes, rare photographs, programs and more. Among some of the Web site's offerings are exhibits featuring West Side Story (including documentation of its long and complicated genesis), The Young People's Concerts with the New York Philharmonic (including letters from devoted fans of all ages whose lives were changed by these ground-breaking educational programs) and Bernstein's 1943 debut with the New York Philharmonic. Many of the elements featured on the Web site have never before been available to the public. Special Leonard Bernstein recordings and related merchandise are available exclusively through Music Boulevard.

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                                                              Description of N2K

International Web sites. Another element of N2K's business strategy involves capitalizing on the global nature of the internet. N2K is working to build an international customer base by creating local language versions of, and localized content for, N2K's Web site. See "Description of N2K--Business" for a more complete description of N2K's international Web sites.

Encoded Music

In January 1997, N2K launched its own record label, Encoded Music, to create, produce, license, acquire and market high-quality recorded music. The recordings were to be distributed through N2K's online store, record stores and other traditional retail and distribution channels. Encoded Music produces recordings across several music genres, including rock, pop, jazz, classical and blues. In building and expanding the record label, Encoded Music licenses master recordings from other record labels, acquires master recordings and publishing catalogs and signs artists to the record label.

Encoded Music has entered into a letter agreement with Sony's RED Distribution under which RED Distribution will be the exclusive distribution agent in the United States for the Encoded Music label. The agreement has a three-year term which expires on October 15, 1999. According to the agreement, RED Distribution is paid a distribution fee calculated in accordance with a graduated percentage of net sales. The agreement also provides that Encoded Music will deliver at least 12 newly compiled or recorded, previously unreleased studio albums during each year of the term of the agreement.

For each artist recording, Encoded Music creates a tailored marketing plan. In conjunction with a recording's release, Encoded Music employs traditional marketing efforts, including coordination of radio advertisements, distribution of CDs to radio syndicates to encourage air-time play, distribution of point-of-purchase displays to retail locations and organization of live performances and appearances for the artist. Users of N2K's Web sites are directed to an artist's Web site or featured area of a Web site or online store for editorial content, sound and video samples, digital downloading of singles and samples and artist cybercasts.

N2K has negotiated the material terms of an agreement with Warlock Records Inc. for the formation of a joint venture limited liability corporation, N-Coded Music, LLC, which will operate a record label specializing in jazz and related recorded music. Warlock will provide 100% of the venture's capital requirements during an initial three (3) year period. N2K will assign to the joint venture most of the master recordings and artist recording agreements from Encoded Music. Accordingly, Warlock will hold 80.1% of the equity in the joint venture and N2K will hold the remaining 19.9%. In addition, N2K will receive a royalty of 6% of the retail selling price of products sold by the joint venture against which N2K will be paid a non-refundable advance in the amount of $334,000 with possible subsequent advances amounting to an additional $666,000. These royalties are subject to adjustments and reductions for certain categories of sale, in accordance with record industry practice.

Advertising Sales and Sponsorships

N2K has positioned its Web sites as an interconnected online music network, offering advertisers and marketers the ability to reach highly targeted communities of music fans worldwide. Advertisers on N2K's online store have included MCA Records, Intel, Microsoft Corp., Sony Online Ventures, IBM and Visa, among others. Advertisers are offered a variety of advertising options, which can be combined in different percentages to reach the desired advertising mix. N2K has implemented NetGravity's software for advertising space management, tracking of page impressions and reporting to advertisers.

N2K utilizes various advertising models to allow a high degree of flexibility in responding to individual advertisers' needs. It has implemented a graduated cost per thousand rate structure, charging a higher cost per thousand for its more highly targeted audiences. N2K intends to reserve a portion of its available advertising inventory in order to promote the sale of merchandise and to feature content and events on its Web sites.

The forms of advertising currently offered on N2K's Web sites include banners, featured content presentations and integrated page icons. Advertisements are displayed on home pages, store departments, search results, artist discographies and on sale and new release listings, among other high traffic Music Boulevard

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                                                              Description of N2K
locations. These advertising spaces can be dynamically served through the use of the NetGravity software to rotate, change or target existing messages or increase the number of advertisements delivered in a given space.

N2K also offers advertisers and marketers alternative forms of Web site advertising. N2K's advertising model includes sponsorship packages to encourage customers to associate specific content with an identified sponsor. Sponsorship fees are fixed according to time-based arrangements. N2K utilizes a combination of internal direct sales personnel and external agencies to solicit and service advertisers on N2K's Web sites.

Marketing and Promotion

    Business Alliances

The significant elements of each of N2K's material business alliances include the following:

    . Under the terms of an interactive marketing agreement with AOL, N2K and AOL share revenues generated from the sale of advertising, sponsorships, CDs and related merchandise. Music Boulevard is featured as the exclusive on-line music retailer within AOL's MusicSpace channel, receives a featured position on AOL's Shopping Channel, participates in a variety of banner advertising opportunities and is assigned specific keywords within the AOL service. The contract with AOL has a term of three years and is renewable at the option of AOL for additional one-year terms. The AOL contract also provides for promotional and featured buttons on aol.com's home and principal shopping pages for a one-year term. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    . Under the terms of an agreement with Excite, Inc. N2K and Excite share the gross margins realized by N2K on revenues generated from transactions, advertising, sponsorship and promotions on Music Boulevard as a result of customers referred from the excite.com Web site. The Excite contract provides for N2K to pay Excite an initiation fee and an annual exclusivity fee, as well as an annual sponsorship fee for on-going programming, links, placements, advertisements and promotions. The Excite contract has an initial term which expires on April 1, 2000. Pursuant to this agreement, Excite must offer N2K the right of first refusal to negotiate with Excite for renewal of the Excite contract. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    . In July 1998, N2K signed a three-year agreement with Infoseek to become the exclusive online music retailer on Infoseek and the related Infoseek international sites. The agreement requires N2K to make payments totaling $15.0 million, of which $500,000 has been paid and $500,000, $1.5 million, $6.0 million and $6.5 million are to be paid during the fourth quarter 1998, and the years ended 1999, 2000 and 2001, respectively. In exchange for the payments, Infoseek is required to deliver a minimum of approximately 3.6 billion impressions and 36.0 million click-throughs to Music Boulevard. In addition, Infoseek can receive additional compensation if pre-established new customer acquisition targets are achieved.

    . Under the Netscape license agreement, N2K has agreed to pay Netscape a one-time license fee of $4.0 million, $3.0 million of which was paid by December 31, 1997 and the remainder of which was paid in April of 1998. The agreement was amended in July of 1998, effectively eliminating the remaining $1.0 million payment scheduled on December 18, 1998 and $1.0 million payment scheduled in June 1999. The terms of the existing agreements were extended to May 30, 2000. The revenue share arrangement was also adjusted to become effective after N2K exceeded certain minimum revenue levels from purchases by customers referred from the Netscape.com Web site.

    . N2K has an agreement with CBS Cable, owner and operator of TNN, CMT, and the country.com Web site. Under the agreement, N2K must share (a) net revenues with CBS Cable from the sale of both music products and non-music product, such as apparel, video tapes and other music related products and (b) any net fees or net advertising revenues

                                     -114-
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                                                             Description of N2K
          generated from advertising placed on any of the co-branded pages on both Country Music Boulevard and country.com. The agreement expires five years following the launch date of Country Music Boulevard, a co-branded site developed by CBS Cable and N2K, and can be terminated earlier by either party in the event that certain revenue targets are not achieved.

    . The agreement between N2K and AOL Bertelsmann gives Music Boulevard a featured position on AOL Europe. The agreement has a one-year term from the date of launch with a one-year option to renew.

    . The agreement with Disney Online calls for N2K to pay marketing and sponsorship fees and to pay a royalty on merchandise purchases consummated through links with Music Boulevard. The agreement has a one-year term from the launch of the Disney Boutique with an option for an additional one-year term on mutually acceptable terms. The Disney Boutique is a co-branded Music Boulevard which is linked to Disney online and features Disney-branded products.

    . The agreement with Microsoft Corporation calls for N2K to pay a monthly fee and a royalty on gross revenue generated by customers linking to Music Boulevard from Microsoft Plaza. The agreement has a one-year term from the launch of the link between Music Boulevard and Microsoft Plaza. Continuous six-month extensions are available unless either party terminates the agreement.

    . N2K's agreement with Virgin Records requires N2K to pay to Virgin Records a royalty on sales of all products sold by N2K to those customers who were linked from the Virgin Records Web site prior to making a purchase with N2K. The agreement with Virgin Records had an initial term of one year, was extended for one year on October 27, 1997 and has automatic renewal terms.

    . N2K has an agreement with MTV Networks, on behalf of MTV International Networks, to create localized MTV-Music Boulevard sites for Europe, Brazil, Japan and Asia. The agreement involves the payment of a royalty on sales of all products coming through the local MTV-Music Boulevard sites. N2K has one year from the date of the agreement (July 29, 1997) to launch each local Music Boulevard site. The agreement has a one-year term from the launch date of each site.

    . N2K receives an administration fee based on a percent of gross advertising revenues, and shares net advertising revenues with WBGO. N2K is required to incur certain non-material development and maintenance expenses for the related Web site during the contract term. The agreement expires in September 1999, with automatic one-year renewals.

Sales and Marketing

N2K's overall sales and marketing strategy is designed to effectively merchandise music and related products sold through Music Boulevard by building brand awareness, attracting repeat customers and driving traffic to N2K's online store. N2K utilizes a combination of traditional advertising and promotion, online promotion and product merchandising and on-line partnering programs, including the Affiliate program, to accomplish these objectives. N2K currently employs approximately 19 people in its sales and marketing department.

N2K utilizes business alliances to increase brand awareness and drive traffic to Music Boulevard. In addition, the N2K Affiliate program enables operators of independent Web sites to offer their customers the ability to purchase CDs, cassettes and music-related merchandise through a link to Music Boulevard, earning a commission on items sold through their Web sites. N2K also employs a combination of online and off-line advertising and promotion campaigns to stimulate traffic to its online store. N2K purchases targeted keyword

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                                                              Description of N2K

keyword advertising on search engines and directories who target customers with demographic profiles similar to those of N2K's customers, including services such as Hot Bot and selected destination Web sites such as E!Online and Billboard.com. In addition, N2K attracts customers through negotiated cost-per-lead and cost-per-click arrangements with such sites as AudioNet, Preview Travel, Big Yellow and the DoubleClick Direct network. Generally, these advertisements are in the form of interactive banners. Finally, N2K establishes hyperlinks between N2K's Web sites and artist and fan club Web sites, posts notices in music-related news groups and secures reviews and event notices in appropriate directory Web sites.

N2K is building its brand awareness through television and print advertising. N2K expects to spend between $5.0 million and $6.0 million in traditional advertising during the 1998 calendar year. N2K has a proactive public relations program and participates in trade shows and conferences and sends representatives on speaking engagements.

N2K also promotes its Music Boulevard Web site through hyperlinks from record label Web sites and through its relationship with SoundScan. N2K believes that hyperlinks between Music Boulevard and record label Web sites are attractive to record companies who do not sell to consumers directly on their own Web sites because of conflicts with retailers. In its relationship with SoundScan, N2K reports the weekly recorded music transactions taking place on its Music Boulevard Web site. SoundScan uses this information along with data from the vast majority of music retail locations nationwide to tally U.S. music sales. This data is the exclusive criteria for compiling the Billboard charts and qualifies the N2K network of Web sites as a potential advertising medium for record labels.

On November 2, 1998, N2K launched MyMusicBoulevard, a personalized music service forming the basis of N2K's relationship management strategy with its customers and a core component of N2K's customer retention strategy. MyMusicBoulevard allows customers to build their own electronic newsletter filled with music information and entertainment culled from N2K's vast content offering. In exchange, N2K receives detailed information regarding the music tastes and preferences of customers N2K hopes that with this information it will be better able to serve its present and future customers.

A key part of N2K's merchandising and customer acquisition and retention strategies is its ability to link its music genre, artist and title-specific content, such as record reviews, artist profiles and special promotions, to the music ordering section of Music Boulevard.

Pricing. N2K adjusts pricing strategies and tactics as necessary to maintain competitiveness. N2K's strategy is to aggressively price all recent releases and popular titles. N2K seeks to encourage the purchase of multiple titles by capping shipping costs and guaranteeing two-day delivery within the U.S. for purchases of five titles or more.

In-Store Merchandising. N2K utilizes numerous merchandising features to encourage and enhance a consumer's buying experience. N2K believes that the customer's ability to listen to audio samples from a selection of over 350,000 songs is a significant incentive to purchase. Prior to making a purchase on Music Boulevard, a consumer can also access a variety of information about an artist, music group, album or music genre.

N2K regularly creates artist and sales programs on its music Web sites to maximize visibility and sell-through. N2K contracts with Billboard to display the top selling music charts on the Music Boulevard Web site. N2K believes these charts provide consumers with an effective resource for locating samples and sale pricing. Also, N2K has enabled its customers to purchase upcoming popular album releases that do not yet appear in conventional retail stores. These titles are delivered to Music Boulevard customers on their respective titles' release dates. N2K promotes these types of sales events via ad banners both on N2K Web sites and other Web sites.

                                     -116-
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                                                              Description of N2K

Exclusive Product Distribution. Through its relationships with music artists and their business representatives, N2K has arranged with several well-known artists in the past to sell selected recordings exclusively through the Music Boulevard distribution channel. N2K intends to continue to pursue similar arrangements in the future. In addition to generating a higher profit margin, these exclusive releases are not available through any other music retailers. N2K hopes that these arrangements give Music Boulevard a significant competitive advantage.

Push Marketing. N2K has created virtual listening posts, which consist of CD covers prominently displayed and accompanied by audio samples in multiple formats, competitive sale pricing and "Order Now" buttons on Music Boulevard and in the individual music genre department storefronts. N2K believes that record labels find the virtual listening posts attractive for promoting new CD releases.

Customer Acquisition and Conversion. N2K collects customer information through a variety of programs which require registration on both Music Boulevard and the genre Web sites. These programs enable N2K to collect demographic data which can be used to market directly to N2K's customers. These programs include sweepstakes, contests, coupon giveaways, free shipping and other sales promotions to generate new business.

Customer Retention. N2K has implemented a Frequent Buyers Club membership program. This program allows members to receive a free CD after a certain number of purchases. N2K believes that a major benefit of this program is the ability to collect customer demographics and attempt to capture all or a greater portion of a member's online music purchases. N2K uses an existing technology, known as "cookies," to track basic customer actions and sessions on the Music Boulevard Web site. The Music Boulevard cookie is able to restore a customer's shopping basket and online session, even if the customer leaves the Web site and returns later. N2K believes the use of this technology facilitates and encourages customers to spontaneously visit N2K's Web sites.

One-to-One Marketing. N2K believes that one-to-one marketing enhances its ability to know its customers' music and lifestyle preferences. Also, N2K believes that these programs provide customers with a more personal and enhanced experience. After collecting consumer data, N2K uses e-mail to send customers compelling messages that are tailored to each customer's previous purchasing and browsing behavior. These messages typically contain announcements regarding discount coupons, new releases and special sales. N2K is implementing software developed by Net Perceptions Inc. to personalize the Music Boulevard Web site to each individual customer and provide CD recommendations derived from past buying behavior and buying patterns among the entire Music Boulevard community of customers.

Ordering, Filling Orders and Customer Service. N2K has designed its ordering system to be easy-to-use and simple to understand. In order to maintain high customer satisfaction and price competitiveness, N2K places an emphasis on reliable product delivery. At any time during a visit to Music Boulevard, a customer can click on the "Add CD to Cart" button to place an item in his or her personal shopping basket. The customer can continue to shop the online store, adding chosen items. When a customer is ready to submit an order, he or she simply returns to the order page to choose a shipping method, such as U.S. Mail, 2-Day Federal Express or Federal Express Overnight to customers from the U.S. and air mail and DHL Express to non-U.S. customers, and the form of payment. At this point, if the particular customer is not previously registered with Music Boulevard, he or she is prompted to register, enter his or her name and address and select a password. The customer then has the option of securely submitting credit card information on-line or calling or faxing the information to the Music Boulevard Customer Service Department. Music Boulevard also provides the option of payment by check or money order. By assigning a password to every buyer, the Music Boulevard ordering process facilitates repeat purchases by eliminating the need to re-submit credit card and shipping information for subsequent orders. N2K keeps customers informed regarding the status of their orders by sending e-mail messages which, among other things, notify the customer regarding the receipt and shipment of each order and whether an item is back-ordered.

                                                              Description of N2K

N2K primarily uses Valley Media, Inc. to ship CDs, cassettes, LPS, videos and related music items. All inventory is owned and stored by Valley. Four times daily, N2K batches customer orders and electronically transmits them to Valley. N2K uses a secure network through which it transmits data to Valley, thereby helping to ensure customer security and data integrity. Valley assembles, packs and ships customer orders and charges N2K for merchandise, shipping and handling. Customer billing is performed for N2K by a third-party credit card processor, First USA, Inc. If any particular customer selection is not in stock, Music Boulevard sends the affected customer an e-mail to notify him or her that the item is backlogged. To date, N2K has experienced a return rate of approximately 2% of all CDs and cassettes sold.

With regard to international markets, N2K has expanded the number of titles it offers and has provided more localized product in those markets by creating alliances with companies to fill international orders. N2K has entered into an exclusive agreement with Shinseido Inc., a leading music retail chain in Japan, to add approximately 150,000 new local-language music titles to the Japanese version of Music Boulevard, which launched in October 1998. N2K has entered into an agreement with MSI of Miami Corp., whereby MSI will provide over 60,000 international titles to Music Boulevard's catalog of offerings. N2K also offers registration and ordering instructions on Music Boulevard in English, Japanese, German, French and Spanish.

N2K believes that high levels of customer service and support are critical to the value of its services and to retaining and expanding its customer base. Accordingly, N2K has significantly increased its staffing levels in the Customer Service Department and currently employs 45 representatives on a full-time basis and 22 representatives on a part-time basis. Music Boulevard Customer Service representatives are available 24 hours a day on weekdays, and 10:00 AM to 6:00 PM EST on weekends for customer service through a combination of e-mail, fax and a toll-free telephone number. Customer service is assisted by automated e-mail notifications which greatly assist in keeping customers up-to-date on the status of their orders. Company representatives handle general questions about the service as well as register customers' credit card information over the phone. N2K believes that these representatives are a valuable source of feedback regarding customer satisfaction. N2K intends to use this information to improve its services. Customers of N2K are not charged for service and support.

Technology

N2K has developed sophisticated information services delivery and customer tracking systems. It has done this by joining third-party systems, when available, and by developing its own proprietary tools. N2K's systems and tools provide functionality in six primary areas:

    .     Web site development,

    .audio encoding and online delivery,

    .fault tolerance,

    .security,

    .scalability and

    .advanced technologies.

The systems and tools provide scalability which allows N2K to maintain performance as there are increases in the number of customers using the system and the amount of data processed, and also to add new functionality as new needs and technologies emerge.

Web site Development. N2K's catalog of CDs and cassettes is stored in an Oracle database. This catalog forms the core of the music entertainment content collection and contains links to related content such as audio samples, images, editorial content and charts. Each individual page of N2K's Music Boulevard online store is built dynamically from these elements and uses a proprietary web page template technology. This template technology results in the separation of a page's look and feel from the individual data elements. This

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                                                              Description of N2K
separation eliminates software updates for page layout changes and greatly reduces the programming required to maintain a growing amount of content. Templates also enable online stores with different formats to seamlessly integrate Music Boulevard store elements such as search and discography pages. N2K has developed proprietary software specifically to enable its editorial and creative staff to design content that is tightly integrated into this environment. As a result, N2K can efficiently import editorial content from third-party sources like magazines. For high-volume, non-secure Web transactions, N2K uses the Apache web server, a modular, high-performance system.

Audio Encoding and Delivery. N2K uses a variety of audio compression technologies for its audio samples and downloads. These technologies are tailored to specific applications. In light of current customer patterns, N2K uses the popular RealNetworks' RealAudio format for delivering real-time streaming 30-second audio previews and feature-length web broadcasts. The Liquid Audio streaming format, which employs high quality DOLBY Digital compression, is used for real-time preview samples for those tracks which are available for digital distribution. Thirty-second downloadable preview samples are also available in the industry standard MPEG format.

Each of N2K's audio formats has certain minimum system requirements for hardware and software. In order for a customer to listen to the audio samples on Music Boulevard, a customer must have a multimedia-equipped personal computer and must download software for each format. For example, the minimum system PC requirements for a customer desiring to play an audio sample in the MPEG audio format are an MPEG Audio Player and a 386/40mhz CPU on a Windows 3.1 operating system with eight megabytes of random access memory.

N2K is also actively pursuing new and emerging audio compression technologies for the digital distribution of music. Full-length downloadable master recordings, available via N2K's emod system, are available as DOLBY Digital downloads suitable for transfer to standard audio CDs. Emod is N2K's audio delivery system which makes it possible to deliver high quality audio online to consumers.

Fault Tolerance. N2K has operated a 24-hour a day, seven-day a week computing facility in the online information industry for over ten years. Drawing on this experience, N2K's Web site and online store architecture use redundant servers and a redundant array of independent drive storage systems so that downtime due to system outages or maintenance is minimized. N2K is deploying an architecture in which all components of the online systems are redundant, allowing continuous operation even in the event of occasional component failures. N2K runs its Oracle database on the Sun Enterprise 10000 server because of its scalability and fault tolerant characteristics, including redundant components which can be changed without causing system downtime.

Security. N2K employs commercially available firewalls to keep its internet connections secure. N2K uses the Apache SSL Server for secure electronic transactions over the internet. It uses proprietary electronic data interchange interfaces and private networks to ensure the security of customer credit card transactions and other order information shared with N2K's fulfillment partners and third party billing company. N2K plans to implement standardized electronic transaction mechanisms, such as Secure Electronic Transaction technology, the standard being developed by major credit card companies, as they become commercially available.

Scalability. The structure of N2K's hardware and software is built upon a distributed transaction processing model that allows software to be distributed among multiple parallel servers. This architecture allows N2K to scale by either adding new servers or increasing the capacity of existing servers. The current system is designed to scale from 6,000 concurrent customer sessions currently to at least 20,000 concurrent customer sessions while maintaining customer performance. In the rapidly changing internet environment, the ability to update the application system to stay current with new technologies is important. The system's template technology and modular database design allow the addition or replacement of server-based applications such as multimedia formats and delivery systems, additional electronic data interchange-based fulfillment partners and search and retrieval engines. This architecture also enables low-cost, rapid deployment of additional Web sites and online stores that integrate with the shopping and genre sites.

                                                              Description of N2K

Advanced Technologies. N2K continually evaluates emerging technologies, new developments in web technologies and CD/DVD multimedia advances. N2K is currently working with technologies such as Sun's Java language, Apple's Web Objects tools and electronic payment and transaction systems for an international multiple fulfillment distribution system and Real Time Streaming Protocol for the orderly delivery of multimedia content over the internet.

N2K and BMI, Inc. are involved in on-going discussions in connection with BMI's view that N2K needs a license in order to publicly perform any BMI-affiliated music on N2K's web sites or otherwise. N2K has informed BMI that it is willing to enter into a license agreement with respect to some uses of BMI-affiliated music by N2K, including cybercasts and re-transmission of radio broadcasts over the internet. N2K has also informed BMI of its view that under the U.S. copyright laws it is not required to take a license from BMI or any other party with respect to other uses of BMI-affiliated music. The parties continue to discuss these issues.

Competition

The market for internet content providers is highly competitive and rapidly changing. Since the internet's commercialization in the early 1990's, the number of internet Web sites which compete for consumers' attention and spending has proliferated. With low barriers to entry, N2K expects that competition will continue to intensify. Currently, there are more than 100 music retailing Web sites on the internet. In addition to intense competition from internet content providers, N2K also faces competition from traditional media such as radio, television and print with respect to competing for consumers' attention. N2K Encoded Music competes with the major and other independent record labels. With respect to recorded music sales, N2K competes with numerous internet retailers, including traditional music retail chains, record labels and independents with Web sites on the internet. In addition, N2K competes with traditional retail stores, including chains and megastores, mass merchandisers, consumer electronics stores and music clubs.

N2K believes that the primary competitive factors involved in providing music entertainment products and services via the internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support, reliability, technical expertise and experience. N2K's success in this market will depend heavily upon its ability to provide high quality, entertaining content, along with cutting-edge technology and value-added internet services. Other factors that will affect N2K's success include its continued ability to attract experienced marketing, sales and management talent. In addition, the competition for advertising revenues both on internet sites and in more traditional media is intense. N2K believes that its high-quality music-related content, offered free of charge, is an important differentiation from other music-related and music-merchandising Web sites.

Many of N2K's current and potential competitors in the internet and music entertainment businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than N2K. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products or services than N2K.

Employees

As of December 31, 1998, N2K had 244 full-time employees, including 192 in operations and development, 19 in sales and marketing and 197 in general and administrative. As of the same date, N2K also had 28 part-time employees, primarily focused on customer service and 8 consultants, primarily focused on N2K's music entertainment business. N2K's future success depends, in significant part, upon the continued service of its key technical, editorial, sales, product development and senior management personnel and on its ability to attract and retain highly qualified employees. There is no assurance that N2K will continue to attract and retain high-caliber employees. Competition for such personnel is intense.

N2K's employees are not represented by any collective bargaining organization. N2K has never experienced a work stoppage and considers relations with its employees to be good.

                                                              Description of N2K

Trademarks and Patents

Music Boulevard and its related logo are registered service marks of N2K. N2K has also applied for trademark and/or service mark registrations for Music Blvd.(TM), N2K Encoded(TM) and Rocktropolis(TM). In addition, N2K is using allstar(TM), Classical Insites(TM), emod(TM), Jazz Central Station(TM) and its related logo, N2K(TM), Need To Know(TM) and RAM(TM) as trademarks and/or service marks.

Facilities

N2K Inc. is located in the New York Information Technology Center at 55 Broad Street in New York, New York. N2K leases its facilities and other equipment under operating and capital lease agreements. N2K leases approximately 55,400 square feet of office space at these facilities. The agreements for approximately 44,000 square feet, 6,000 square feet, 2,000 square feet and 2,000 square feet expire on August 31, 2002, December 31, 2002, January 31, 2003 and July 31, 2003, respectively. An additional 1,400 square feet is leased on a month-to-month basis. These facilities offer advanced technology amenities including state-of-the-art voice, video and data transmission and advanced telecom and data security. N2K leases an additional 25,000 square foot facility in Wayne, Pennsylvania which houses N2K's main computer operations. The leases for approximately 23,000 square feet and 2,000 square feet expire on August 31, 2001 and February 28, 2002, respectively. There can be no assurance that a system failure at this location would not adversely affect the performance of N2K's services. N2K leases approximately 2,000 square feet of office space in Los Angeles, California. N2K believes that its existing facilities are adequate for its current requirements and that additional space can be obtained to meet its requirements for the foreseeable future.

Litigation

N2K and its directors are defendants in a consolidated purported class action in the U.S. District Court for the Southern District of New York entitled In re N2K Inc. Securities Litigation (Docket No. 98 CIV 3304 (HB)). The consolidated action consolidates two purported class actions, entitled Bender v. Rosen et al. (Docket No. 98 CIV 3304 (HB)) and Kuhn v. N2K Inc. et al. (Docket No. 98 CIV 4360 (HB)), that were filed in the United States Court for the Southern District of New York in May 1998 and June 1998, respectively. The consolidated action is a purported class action on behalf of common shareholders and seeks to recover unspecified damages and other relief, as well as recovery of costs and expenses, stemming from alleged violations of the Securities Act of 1933 in connection with the public offering of the shares of N2K's common stock in April 1998. The consolidated action alleges that, among other things, the defendants failed to disclose N2K's first quarter financial results in the registration statement for the April 1998 public offering. N2K believes that the claims in the consolidated action are without merit and is vigorously defending the action. The defendants moved to dismiss the complaint on August 21, 1998 for failure to state a claim and/or for failure to plead fraud with the requisite particularity. The motion to dismiss has been fully briefed and is awaiting decision.

In October 1998, an action entitled Rubin v. Rosen et al. (Docket No. 16743NC) was filed against N2K, N2K's directors and CDnow in the Chancery Court of Delaware for the County of New Castle. The Rubin action is a purported class action on behalf of all common shareholders of N2K, alleging that the consideration to be received by the purported class in connection with the proposed merger between N2K and CDnow is unfair and grossly inadequate and that the individual defendants breached their fiduciary duties in connection with the merger. The Rubin action alleges that the consideration for N2K shareholders is inadequate because (1) the value of N2K stock materially exceeds the consideration to be received by N2K shareholders in the merger, (2) the individual defendants did not value N2K through a bidding or market check mechanism and (3) the merger agreement does not protect the N2K shareholders from a decline in the price of CDnow stock. The plaintiffs seek injunctive relief and unspecified damages, as well as costs and expenses. N2K believes that the claims are without merit and intends to defend the action vigorously. N2K and its directors moved to dismiss the complaint on December 30, 1998, for failure to state a claim. No briefing schedule on the motion has been set.

                                                              Description of N2K
In November 1998, an action entitled Ticketmaster Ticketing Co. v. N2K Inc. (Docket No. BC200194) was filed against N2K in California Superior Court for the County of Los Angeles. The Ticketmaster action alleges that N2K breached a marketing and advertising contract dated April 23, 1998 between Ticketmaster and N2K, which N2K terminated effective October 31, 1998 due to alleged breaches of the agreement by Ticketmaster as well as other tortious conduct. Ticketmaster seeks damages in an amount not less than $8 million, plus pre- and post-judgment interest, as well as fees and costs. N2K has not yet answered the complaint. N2K believes that it has substantial defenses to the claim asserted, intends to defend the action vigorously and intends to file a cross-complaint for affirmative relief.

In November 1998, an action entitled Metallica v. N2K Inc. et al. (Docket No. 98-9122 GHK(ANx)) was filed in the United States District Court for the Central District of California against N2K, Metro Independent Records, Richard Driscoll, Dutch East India Trading, and ten unnamed persons or entities. The Metallica action alleges that N2K and the other defendants have infringed copyrights and trademarks owned by Metallica and the other plaintiff, Creeping Death Music, and have violated California state law by manufacturing, distributing, advertising and selling a compact disc entitled "Metallica, Bay Area Thrashers, The Early Years." Plaintiffs seek injunctive relief including, but not limited to, an order requiring defendants to cease their alleged copyright and trademark infringements, damages, including but not limited to treble plaintiffs' damages and defendants' profits attributable to the alleged infringements, other damages and injunctive relief, as well as fees and costs. N2K has not yet answered or responded to the complaint. N2K believes that the claims against it are without merit and expects such claims will be resolved through negotiation with plaintiffs and without material adverse effect to N2K.

N2K and 17 other entities have been named as defendants in a civil action captioned Interactive Gift Express v. Compuserve, Inc., et al., which is pending in the U.S. District Court, Southern District of New York, Docket 95 CV 6871 (BSJ). N2K has also been named as defendant in a civil action captioned Parsec Sight/Sound, Inc. v. N2K Inc., which is pending in the U.S. District Court of Pennsylvania, Western District, Docket 98 CV 0118. The plaintiffs in each of these actions allege infringement of certain intellectual property rights, and each seeks treble damages and costs in an unspecified amount, as well as other declaratory and injunctive relief. In the Interactive Gift action, the court has issued a preliminary ruling favorable to defendants. Plaintiffs have stated that they will consent to entry of judgment against them in order to speed their appeal of the court's ruling. In the Parsec action, N2K has answered the complaint and discovery is ongoing. N2K believes that the claims against it in each action are without merit and intends to vigorously defend against each of them. Moreover, N2K believes that these lawsuits, even if adversely determined, will not have a material adverse effect on N2K's business, financial condition or results of operations.

                                Selected Historical Financial Information of N2K
                Selected Historical Financial Information of N2K

N2K provides the following financial information to aid you in your analysis of the financial aspects of the merger. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from the Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this joint proxy statement/prospectus. The statement of operations data for the years ended December 31, 1993 and 1994 and the selected balance sheet data as of December 31, 1993, 1994 and 1995 have been derived from consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, not included in this joint proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 1997 and 1998 and the balance sheet data as of September 30, 1998 have been derived from unaudited consolidated financial statements of N2K that, in the opinion of the N2K, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the period in accordance with generally accepted accounting principles. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for any interim period or for the full year. In December 1998, N2K management approved a plan for the disposal of its Encoded Music Division. Accordingly, the operating results and assets and liabilities of these businesses have been accounted for as discontinued operations and are reflected separately from continuing operations. N2K incurred an extraordinary charge to its statement of operations equal to the unamortized portion of the discount associated with the fair value of the warrants that were issued in connection with the management and senior notes. The extraordinary charge was incurred when the outstanding balance on the management and senior notes was satisfied prior to maturity upon consummation of N2K's initial public offering in October 1997. This information is only a summary and you should read it in conjunction with "N2K Management's Discussion and Analysis of Financial Condition and Results of Operations" and N2K's historical financial statements and related notes thereto contained elsewhere in this joint proxy statement/prospectus and other documents N2K has filed with the SEC. See "Where You Can Find More Information."

                                                                                          Nine Months Ended
                                         Year Ended December 31,                            September 30,
                         ------------------------------------------------------------  ------------------------
                           1993        1994         1995        1996         1997         1997         1998
                         ---------  -----------  ----------  -----------  -----------  -----------  -----------
Statement of Operations
 Data:
Net revenues............ $     --   $       --   $   96,505  $ 1,655,704  $ 8,108,449  $ 4,115,458  $24,890,121
Cost of revenues........       --           --       85,176    1,447,888    6,212,741    3,284,672   19,888,878
                         ---------  -----------  ----------  -----------  -----------  -----------  -----------
 Gross profit...........       --           --       11,329      207,816    1,895,708      830,786    5,001,243
Operating expenses:
 Operating and
  development...........       --       257,826   1,034,617    7,007,929   10,585,441    7,082,806   16,092,108
 Sales and marketing....       --      173,41j5   1,077,649    2,772,167    6,690,884    2,612,009   29,818,641
 General and
  administrative........   541,241      896,195     871,667    2,477,995    4,647,810    3,125,505    3,357,404
 Charge for purchased
  research and
  development...........       --           --          --     5,242,523          --           --           --
                         ---------  -----------  ----------  -----------  -----------  -----------  -----------
 Operating loss.........  (541,241)  (1,327,436) (2,972,604) (17,292,798) (20,028,427) (11,989,534) (44,266,910)
Interest and other
 income.................    43,761       73,359     106,370      352,531      693,881      166,312    2,446,254
Interest expense........   (82,890)     (48,398)    (18,237)     (52,281)    (653,455)    (484,486)     (55,071)
                         ---------  -----------  ----------  -----------  -----------  -----------  -----------
Loss from continuing
 operations.............  (580,370)  (1,302,475) (2,884,471) (16,992,548) (19,988,001) (12,307,708) (41,875,727)
Income (loss) from
 discontinued
 operations............. 1,085,256    1,444,885   1,289,671   (1,915,361)  (9,683,466)  (4,806,679) (12,307,531)
Gain on disposal of
 discontinued
 operations.............       --           --          --           --     1,574,493    1,574,493          --
                         ---------  -----------  ----------  -----------  -----------  -----------  -----------
Income (loss) before
 extraordinary item.....   504,886      142,410  (1,594,800) (18,907,909) (28,096,974) (15,539,894) (54,183,258)

                                Selected Historical Financial Information of N2K

                                                                                             Nine Months Ended
                                           Year Ended December 31,                             September 30,
                          -------------------------------------------------------------  --------------------------
                            1993       1994        1995          1996          1997          1997          1998
                          ---------  ---------  -----------  ------------  ------------  ------------  ------------
Extraordinary item......        --         --           --            --       (639,262)          --            --
                          ---------  ---------  -----------  ------------  ------------  ------------  ------------
Net income (loss).......  $ 504,886  $ 142,410  $(1,594,800) $(18,907,909) $(28,736,236) $(15,539,894) $(54,183,258)
                          =========  =========  ===========  ============  ============  ============  ============
Basic and diluted income
 (loss) per common
 share:
 Continuing operations..  $   (0.37) $   (0.83) $     (1.84) $      (6.15) $      (4.09) $      (4.11) $      (3.12)
 Discontinued
  operations............       0.69       0.92         0.82         (0.70)        (1.98)        (1.61)        (0.91)
 Gain on disposal of
  discontinued
  operations............        --         --           --            --           0.32          0.53           --
 Extraordinary item.....        --         --           --            --          (0.13)          --            --
                          ---------  ---------  -----------  ------------  ------------  ------------  ------------
Basic and diluted net
 income (loss) per
 common share...........  $    0.32  $    0.09  $     (1.02) $      (6.85) $      (5.88) $      (5.19) $      (4.03)
                          =========  =========  ===========  ============  ============  ============  ============
Shares used in computing
 basic and diluted net
 income (loss) per
 common share...........  1,566,917  1,566,936    1,566,955     2,760,948     4,885,556     2,994,770    13,434,772
                          =========  =========  ===========  ============  ============  ============  ============

                                         Year Ended December 31,
                         ------------------------------------------------------- September 30,
                            1993       1994       1995       1996       1997         1998
                         ---------- ---------- ---------- ---------- ----------- -------------
Balance Sheet Data:
Cash and cash
 equivalents............ $  858,272 $1,469,764 $  547,624 $4,483,450 $36,831,748  $54,277,085
Working capital.........    543,947  1,756,815      3,960  1,910,864  50,859,351   57,722,701
Total assets............  1,645,275  2,685,317  1,973,332  9,329,922  64,021,556   80,802,343
Stockholders' equity....    542,130  2,243,704    648,984  4,908,379  53,147,935   61,125,543

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations
             N2K Management's Discussion and Analysis of Financial
                      Condition and Results of Operations

Overview

N2K is an online music entertainment company using the internet as a global platform for promoting, marketing and selling music and related merchandise. N2K's strategy is to build loyal customer communities around genre-specific Web sites that provide music content and enable consumers to purchase CDs, cassettes, LPs, videos and related music items. N2K had its own record label, N2K Encoded Music, that used N2K's online store, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. In December 1998, N2K decided to focus exclusively on its online music store and, accordingly, approved a formal plan of disposal for its record label. See "--Recent Events" and "--Discontinued Operations."

N2K was founded as Telebase, Inc. in 1984 as a provider of online information services. In 1994, recognizing increasing opportunities in the consumer entertainment market, Telebase expanded its online business strategy to include music entertainment and began expending significant resources to enter this market. Telebase launched its Music Boulevard online store and began selling recorded music and related merchandise in 1995. In February 1996, Telebase merged with N2K Inc., a New York corporation, founded in 1995 as a developer of online music entertainment content, and the merged entity changed its name to N2K Inc. In April 1997, N2K decided to focus exclusively on its music entertainment business and, accordingly, the board of directors approved a formal plan of disposal for its online information services business. In August 1997, N2K sold substantially all of the net assets of this business. See "-- Discontinued Operations." In October 1997, N2K, which had previously been incorporated in Pennsylvania, was reincorporated as a Delaware corporation and consummated an initial public offering. On April 20, 1998, N2K closed on the sale of 2,000,000 shares of common stock in a follow-on public offering.

N2K launched its first internet site, Music Boulevard, in August 1995, and introduced its first music genre site, Jazz Central Station, in January 1996. N2K revenues have grown significantly while N2K incurred net losses for 1995, 1996, 1997 and the nine months ended September 30, 1998 as it built its business. N2K is currently generating revenues from the sale of CDs and cassettes produced by others, the sale of advertising on its Web sites and online stores and the sale of related merchandise. N2K believes that increased sales of advertising on its Web sites and online stores will contribute to higher margins in the future. The margins from the sale of CDs and cassettes produced by others are affected by product costs, shipping and handling fees and promotional discounts, such as discounted selling prices and reduced or free shipping and handling. N2K believes that frequent promotional discounts will be necessary to build repeat customer traffic to its Web sites and online stores, which will reduce its gross margins. N2K believes that its future financial performance will be determined by its success in improving margins on the sale of CDs and cassettes produced by others, expanding and improving customer service operations, introducing new products and services and selling advertising and sponsorship programs on its Web sites and online stores. Management has increased the resources within N2K to support these functions.

N2K's strategy to develop products and services for the music entertainment business was primarily responsible for the decline in net income and increase in net loss for the years ended December 31, 1994, 1995, 1996 and 1997. N2K has only a limited operating history in its continuing operations upon which an evaluation of N2K and its prospects can be based. Accordingly, N2K believes that the results of its operations for the past five years, during which time N2K had minimal revenues, are not meaningful indications of future performance. N2K incurred losses from continuing operations of $2.9 million for the year ended December 31, 1995 and $17.0 million for the year ended December 31, 1996, of which $5.2 million represented aggregate one-time charges in connection with the write-off of purchased research and development. N2K incurred losses from continuing operations of $20.0 million and $41.9 million for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively.

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

N2K currently intends to increase its operating expenses as a result of N2K's strategic alliances, to fund increased sales and marketing, to enhance existing Web sites and online stores and to complete business relationships important to the success of N2K. To the extent that such expenses precede or are not subsequently followed by increased revenues, N2K's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that N2K will be able to generate sufficient revenues from the sale of music recordings, related merchandise, advertising and sponsorship programs to achieve or maintain profitability on a quarterly or annual basis in the future. N2K expects negative cash flow from operations to continue for the foreseeable future as it continues to develop and market its business.

Pursuant to the Telebase merger in February 1996, the shareholders of the old N2K received an aggregate of 1,684,819 shares of common stock valued at $4.2 million. The Telebase merger was accounted for as a purchase transaction with a total purchase price, including transaction costs, of approximately $4.4 million. In connection with the Telebase merger, $4.1 million was charged to expense as of the date of the transaction as it represented purchased research and development. N2K allocated the remainder of the purchase price ($280,000) to acquired technology costs, which is being amortized over five years on a straight-line basis. The results of the acquired business and the shares issued in connection with the transaction have been included in N2K's financial statements since February 13, 1996.

On June 21, 1996, N2K acquired the rock Web site, rocktropolis.com, from Rocktropolis Enterprises, LLC, for $633,000 in cash and 44,790 shares of common stock. The acquisition was accounted for as a purchase. N2K incurred a one-time charge of $1.1 million for purchased research and development associated with this transaction. N2K also recorded an intangible asset (the Rocktropolis tradename) of $100,000 that is being amortized over five years on a straight-line basis.

Recent Events

Encoded Music

N2K had its own record label, N2K Encoded Music, which used N2K's Web sites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. In December 1998, N2K approved a formal plan of disposal for N2K Encoded Music. N2K Encoded Music has been accounted for as a discontinued operation with a measurement date of December 22, 1998. See "-- Discontinued Operations."

CDnow Merger

On October 23, 1998, N2K and CDnow issued a joint press release with N2K announcing the execution of a definitive merger agreement. CDnow is an online retailer of CDs and other music related products. The merger will be effected through the formation of a new publicly traded company, initially to be called CDnow/N2K, Inc. The agreement provides for each existing N2K shareholder to receive 0.83 shares of common stock in the new company for each N2K share owned by such party, and each existing CDnow shareholder to receive 1.00 share of common stock in the new company for each CDnow share owned by such party. The merger agreement and press release are filed as exhibits to N2K's Current Report on Form 8-K dated October 22, 1998 and filed October 29, 1998.

Results of Operations

N2K expects to experience significant fluctuations in future quarterly operating results that may be caused by a variety of factors, including, without limitation:

    . N2K's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction;

    . the announcement or introduction of new or enhanced Web sites and online stores; products and business alliances by N2K and its competitors;

    .     the mix of products sold by N2K;

    .     seasonality of the recorded music industry;

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

    .     seasonality of advertising sales;

    . N2K promotions and sales programs, price competition or higher recorded music prices in the industry;

    . the level of use of the internet and increasing consumer acceptance of the internet for the purchase of consumer products such as those offered by N2K;

    . N2K's ability to upgrade and develop its systems and infrastructure in a timely and effective manner;

    .     the level of traffic on N2K's online store;

    .     technical difficulties, system downtime or internet brownouts;

    . the amount and timing of operating costs and capital expenditures relating to expansion of N2K's business, operations and infrastructure and the implementation of marketing programs, key agreements and business alliances;

    .     the level of merchandise returns experienced by N2K; and

    . general economic conditions and economic conditions specific to the internet, online commerce and the recorded music industry.

While N2K has a limited operating history in the music entertainment business, it anticipates that revenues will eventually track traditional music purchase and advertising sales patterns. As a result, N2K believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance.

    Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997.

N2K incurred losses from continuing operations of $41.9 million and $20.0 million and net losses of $54.2 million and $15.5 million for the nine months ended September 30, 1998 and 1997, respectively.

Net Revenues. Net revenues for the nine months ended September 30, 1998 totaled $24.9 million compared to $4.1 million for the nine months ended September 30, 1997. Net revenues for the nine months ended September 30, 1998 and 1997 consisted primarily of sales of CDs and cassettes produced by others. Net revenues from the sale of merchandise sold via the internet include shipping and handling charges. Net sales derived from advertising sold on N2K's online store totaled $2.8 million for the nine months ended September 30, 1998 compared to $421,000 for the nine months ended September 30, 1997.

Cost of Revenues. Cost of revenues totaled $19.9 million for the nine months ended September 30, 1998 compared to $3.3 million for the nine months ended September 30, 1997. Cost of revenues consists of payments to third parties for the cost and distribution of CDs and cassettes and fulfillment of customer orders (including the costs incurred to ship merchandise sold via the internet to its customers). N2K's gross profit as a percentage of revenues remained relatively constant. N2K expects revenues from the sale of advertising and other music related merchandise, which generate higher gross profit, to increase in future periods.

Operating and Development Expenses. Operating and development expenses increased from $7.1 million for the nine months ended September 30, 1997 to $16.1 million for the nine months ended September 30, 1998, primarily due to increased staffing and related overhead expenses as N2K expanded its operations. Specifically, N2K had dedicated resources to the expansion of customer service operations. Operating and development personnel totaled 202 full-time employees as of September 30, 1998 compared to 100 full-time employees as of September 30, 1997. Operating and development expenses consist primarily of software engineering, multimedia production, graphic design, customer service, telecommunications charges and computer operations. This infrastructure is sufficient to support higher revenues and, accordingly, N2K expects that, as revenues increase, operating and development expenses will decrease as a percentage of revenues.

Sales and Marketing Expenses. Sales and marketing expenses increased from $2.6 million for the nine months ended September 30, 1997 to $29.8 million for the nine months ended September 30, 1998. The

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations
increase in sales and marketing expenses was primarily attributable to the amortization of the costs associated with N2K's new business alliances and the expansion of N2K's online advertising and off-line media campaign. Sales and marketing expenses consist primarily of the amortization of the costs associated with N2K's various business alliances, external advertising, credit card processing charges, profit participations payable to business alliance partners, promotions, trade shows, advertising sales and personnel expenses.
N2K expects that levels of sales and marketing expenditures will increase in future periods due to the execution of new advertising and promotional programs designed to acquire new customers and retain existing customers, but total sales and marketing expenses will decline as a percentage of revenues.

General and Administrative Expenses. General and administrative expenses increased from $3.1 million for the nine months ended September 30, 1997 to $3.4 million for the nine months ended September 30, 1998. General and administrative expenses consist of executive management, accounting and human resources personnel and expenditures for applicable overhead costs. N2K expects general and administrative expenses to continue to increase in absolute dollars as N2K incurs additional costs related to the growth of its business.

Interest and Other Income and Interest Expense. Interest and other income and interest expense primarily consists of interest income on short-term liquid investments of N2K's excess cash and interest expense incurred as a result of the financing of equipment through capital leases and the use of N2K's former revolving credit line. Interest and other income increased from $166,000 for the nine months ended September 30, 1997 to $2.4 million for the nine months ended September 30, 1998 primarily due to N2K investing the proceeds of the initial public offering which occurred in the fourth quarter of 1997 and the proceeds of its secondary public offering which occurred in the second quarter of 1998. Interest expense decreased from $484,000 for the nine months ended September 30, 1997 to $55,000 for the nine months ended September 30, 1998 primarily attributable to interest in 1997 relating to certain Management and Senior Notes which did not exist in 1998.

Fiscal 1997 Compared with Fiscal 1996.

Net Revenues. Net revenues for 1997 totaled $8.1 million compared to $1.7 million for 1996. Net revenues for 1997 and 1996 consisted primarily of sales of CDs and cassettes produced by others. Net revenues from the sale of merchandise via the internet include shipping and handling charges.

Cost of Revenues. Cost of revenues totaled $6.2 million for 1997 compared to $1.4 million for 1996. Cost of revenues consists of payments to third parties for the cost and distribution of CDs and cassettes and fulfillment of customer orders (including the costs incurred to ship merchandise sold via the internet to its customers). N2K's gross profit as a percentage of revenues increased due to the sale of advertising, which typically generates a higher gross margin.

Operating and Development Expenses. Operating and development expenses increased from $7.0 million for 1996 to $10.6 million for 1997 due to increased staffing as N2K expanded its operations. Operating and development personnel totaled 122 full-time employees as of December 31, 1997 compared to 97 full-time employees as of December 31, 1996. Operating and development expenses consist primarily of software engineering, multimedia production, graphic design, customer service, telecommunications charges and computer operations.

Sales and Marketing Expenses. Sales and marketing expenses increased from $2.8 million for 1996 to $6.7 million for 1997. The increase in sales and marketing expenses was primarily attributable to the amortization of the costs associated with N2K's various business alliances, the expansion of N2K's online and print advertising, public relations and other promotional expenditures, as well as increased personnel and related expenses required to implement N2K's marketing strategy. Sales and marketing personnel totaled 15 full-time employees as of December 31, 1997 compared to 24 full-time employees as of December 31, 1996. Sales and marketing expenses consist primarily of the amortization of the costs associated with N2K's various business alliances, external advertising, credit card processing charges, profit participations payable to strategic alliance partners, promotions, trade shows, advertising sales and personnel expenses.

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

General and Administrative Expenses. General and administrative expenses increased from $2.5 million for 1996 to $4.6 million for 1997, primarily due to increased staffing and overhead expenses. General and administrative personnel totaled 27 full-time employees as of December 31, 1997 compared to 18 full-time employees as of December 31, 1996. General and administrative expenses consist of executive management, accounting and human resources personnel, and expenditures for applicable overhead costs.

Interest and Other Income and Interest Expense. Interest and other income and interest expense consists of interest income on short-term liquid investments of N2K's excess cash and interest expense incurred as a result of the financing of equipment through capital leases, the use of N2K's former revolving credit line and interest incurred on the management and senior notes. Interest income for 1997 and 1996 related to N2K investing the proceeds of equity financings received in 1997 and 1996.

Extraordinary Item. N2K incurred an extraordinary charge to its statement of operations equal to the unamortized portion of the discount associated with the fair value of the warrants that were issued in connection with the management and senior notes. The extraordinary charge was incurred when the outstanding balance on the management and senior notes was satisfied prior to maturity upon consummation of N2K's IPO.

    Fiscal 1996 Compared with Fiscal 1995.

Net Revenues. Net revenues for 1996 totaled $1.7 million compared to $97,000 for 1995. Net revenues in 1996 and 1995 consisted primarily of sales of CDs and cassettes produced by others and a limited amount of advertising revenues. N2K did not have any revenues from continuing operations prior to August 1995 when N2K launched Music Boulevard.

Cost of Revenues. Cost of revenues totaled $1.4 million for 1996 compared to $85,000 for 1995. Cost of revenues consists of payments to a third-party fulfillment operation for the shipment to N2K's customers of music CDs and cassettes produced by others.

Operating and Development Expenses. Operating and development expenses increased from $1.0 million for 1995 to $7.0 million for 1996 due to increased staffing resulting from the Telebase merger in February 1996 and an increased development effort for N2K's music Web sites and its online stores. Operating and development personnel increased from 26 as of December 31, 1995 to 97 as of December 31, 1996.

Sales and Marketing Expenses. Sales and marketing expenses increased from $1.1 million for 1995 to $2.8 million for 1996 due to increased staffing and supporting higher levels of sales. Sales and marketing personnel increased from two as of December 31, 1995 to 24 as of December 31, 1996. Advertising and promotional costs increased from $389,000 for the year ended December 31, 1995 to $1.8 million for the year ended December 31, 1996.

General and Administrative Expenses. General and administrative expenses increased from $872,000 for 1995 to $2.5 million for 1996 due to the addition of personnel as a result of the Telebase merger in February 1996. General and administrative personnel increased from 11 as of December 31, 1995 to 18 as of December 31, 1996.

Interest and Other Income and Expense. Interest income increased from $106,000 for 1995 to $353,000 for 1996 due to N2K investing the proceeds of equity financings received in 1996. Interest expense increased from $18,000 for 1995 to $52,000 for 1996 due to the addition of capital leases from the merger and the use of N2K's former revolving credit line in 1996 to fund working capital.

Liquidity and Capital Resources

N2K has financed its operations and capital expenditures primarily from equity financings, lease financings, a revolving bank credit line and short-term loans described herein. At September 30, 1998, N2K

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations
had a cash balance of $54.3 million. N2K believes that its current cash balance will be sufficient to finance N2K's planned operations and capital expenditures through September 1999. N2K expects negative cash flow from operations to continue for the foreseeable future, as it continues to develop and market its operations. Inflation has not had any material impact on N2K's operations.

Net cash of $874,000, $10.7 million, $40.7 million and $37.8 million was used for operating activities for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively, primarily as a result of the net losses generated during those periods. During 1997, N2K made payments of $18.3 million to AOL, Excite and Netscape under the AOL, Excite and Netscape contracts which are reflected in the increase in prepaid expenses. N2K financed these activities through the private placement of three series of preferred stock, which yielded net proceeds of $19.0 million in 1996 and $7.2 million in 1997. In July and August 1997, N2K received $7.8 million from the issuance of the management and senior notes. In August 1997, N2K also sold substantially all of the net assets of its discontinued operations and received $3.0 million, which was paid in cash at closing. In October 1997, N2K received net proceeds of $65.3 million from the IPO. N2K also borrowed $400,000 under its revolving line of credit in 1995 to fund operating activities, which was repaid in 1996 with the proceeds of the sale of preferred stock. N2K borrowed $850,000 under its revolving credit line in the first half of 1997 to fund operating activities, the outstanding balance of which was repaid with the proceeds of the IPO.

Purchases of property and equipment totaled $339,000, $2.9 million, $4.3 million and $6.3 million for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively. N2K projects that total purchases of property and equipment will be approximately $8.4 million in 1998, which includes $1.5 million for the creation of a redundant system and $6.9 million to support the expansion of facilities and operating systems for its Web sites and online stores and obtain computer-related equipment to support increased personnel. N2K also invested cash of $672,000 to acquire the rock Web site, Rocktropolis, in June 1996.

In July 1997, N2K issued $1.75 million aggregate principal amount of promissory notes to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin, each of whom loaned N2K $583,333. These notes bore interest at 14% per annum and were due on the earlier of (a) a change of control of N2K, as defined, and (b) March 31, 1998. These notes, including interest, converted into an aggregate of 95,354 shares of common stock upon the consummation of the IPO in October 1997. In consideration for these loans, N2K issued an aggregate of 48,609 warrants to purchase 48,609 shares of common stock, representing 16,203 warrants to each of Messrs. Rosen, Diamond and Grusin. The warrants are exercisable at a price of $12.00 per share and expire in July 2004. The notes were recorded net of the value ($150,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. When the notes were converted into common stock in October 1997, N2K recorded an extraordinary charge to its statement of operations which was equal to the unamortized portion of the discount or approximately $102,000.

In August 1997, N2K issued $6,021,600 aggregate principal amount of Senior Notes to a group of five institutional investors affiliated with an insurance company and one existing shareholder of N2K in return for loans in that amount to N2K. The senior notes bore interest at 14% per annum and were due on the earlier of (a) consummation of N2K's initial public offering, (b) a change of control of N2K and (c) March 31, 1998. In consideration for these loans, N2K issued an aggregate of 167,266 warrants to purchase 167,266 shares of common stock. The warrants are exercisable at a price of $12.00 per share and expire in August 2004. The senior notes were recorded net of the value ($800,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. In connection with the early repayment of the senior notes upon the consummation of the IPO, N2K recorded an extraordinary charge to its statement of operations equal to the unamortized portion of the discount or approximately $537,000. In addition, N2K issued warrants to purchase 83,389 shares of common stock at an exercise price of $12.00 per share as a placement fee relating to this transaction.

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations

  N2K has entered into a number of business alliance agreements, including agreements with America Online Inc., Excite Inc., Netscape Communications Corporation, Ticketmaster Ticketing Company, Inc., AOL Bertelsmann Online, Disney Online, Microsoft Corporation and Infoseek Corporation. N2K's minimum commitments as of September 30, 1998 under all of its business alliance agreements include cash payments of approximately $8.9 million, $14.4 million, $10.0 million and $6.5 million for 1998, 1999, 2000, and 2001, respectively. Payments totaling $7.9 million were made under N2K's business alliances during the nine months ended September 30, 1998. Subsequent to September 30, 1998, $4.5 million was paid under N2K's business alliances. Note that payments due to Ticketmaster Ticketing Company, Inc. are included in the above amounts. See "Description of N2K--Litigation" section of this joint proxy statement/prospectus. In addition, in connection with certain of its business alliances, N2K is required to pay royalties. These royalties are based upon a percentage of net revenues and do not begin until certain levels of net revenues have been derived form the alliance.

N2K had a commitment for a $2.0 million revolving line of credit with CoreStates Bank, N.A., which expired on June 30, 1998. N2K currently does not have a credit facility.

From-time to-time, in the ordinary course of business, N2K evaluates possible acquisitions of, or investments in, businesses, products and technologies that are complementary to those of N2K. A portion of N2K's cash resources may therefore be used to fund acquisitions or investments.

Discontinued Operations

    Online Information Services

Beginning in 1984, N2K operated an online information services business. In 1994, N2K expanded its business strategy to include music entertainment. In April 1997, N2K decided to focus exclusively on its music entertainment business, and, as such, elected to discontinue its online information services business. At that time, the board of directors approved a formal plan of disposal for its online information services business. In August 1997, N2K sold substantially all of the net assets of this business.

The online information services business has been accounted for as a discontinued operation. Accordingly, the operating results and assets and liabilities of this business have been reflected separately from continuing operations. The sale of the online information services business in August 1997 resulted in a gain of approximately $1.6 million, which was recorded in the period ended September 30, 1997. See Note 3 of Notes to Consolidated Financial Statements.

For the years ended December 31, 1995, 1996 and 1997, the discontinued operations generated revenues of $11.0 million, $7.9 million, and $2.4 million, respectively. The discontinued operations generated net income of $1.3 million in 1995, and net losses of $969,000 in 1996 and $416,000 in 1997.

N2K Encoded Music

N2K had its own record label, N2K Encoded Music, which used N2K's Web sites, as well as record stores and other traditional channels, to promote, distribute and sell original and licensed artist recordings. In August 1998, management announced a restructuring of its record label, N2K Encoded Music. The restructuring was done in an effort to streamline the cost structure of Encoded Music as well as create efficiencies that will leverage N2K's strengths in the internet music space. Historically, N2K focused on two genres of music:
Rock/Pop and Jazz. Through this restructuring, N2K will no longer produce or license artist recordings in the Rock/Pop genre. N2K immediately ceased all of its operations in the Rock/Pop genre. Accordingly, N2K recorded a restructuring charge of $4.3 million. This charge is included in loss form discontinued operations in the accompanying financial information. This charge represented
(i) certain costs relating to severance due to a reduction in Encoded Music's workforce ($2.0 million); (ii) costs associated with the termination of certain of its contractual commitments ($1.4 million); and (iii) non-cash costs associated with the write-down of certain assets and other miscellaneous costs ($860,000). The reduction in Encoded Music's workforce represented 21 individuals, or all of its employees who worked in the Rock/Pop genre and included individuals in promotions, sales and marketing and management. The contractual commitments terminated primarily relate to contracts

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations
which N2K had with various artists/projects. Pursuant to these contracts, N2K was obligated to provide the funding and support of each of these artists' projects. As a result of N2K exiting the Rock/Pop genre, N2K no longer supported these projects. Accordingly, the costs incurred represented the costs that N2K was required to pay, or is expected to pay to settle its obligation under its original artist recording agreements for each of these projects.
These arrangements should be settled and paid by June 1999. N2K's management believes that this provision is adequate based upon the decisions currently made by management. However, the amount N2K ultimately incurs could be different from these estimates. At September 30, 1998, $3.8 million of restructuring charges remained in accrued liabilities. The balance was comprised of $1.9 million for severance costs, $1.1 million to terminate certain of its existing contracts, and $844,000 for other miscellaneous costs. Cash expenditure related to this restructuring, for the three months ended September 30, 1998 were $499,000. Other than the amounts paid, there were not any changes to this liability since the initial charge. Cash expenditures related to this restructuring for the fourth quarter of 1998 and the years ended December 31, 1999 and 2000 are expected to be approximately $445,000, $2.1 million and $644,000, respectively. Actual costs incurred are charged against the accrued Encoded Music restructuring account when paid.

In December 1998, N2K approved a formal plan of disposal for N2K Encoded Music. N2K Encoded Music has been accounted for as a discontinued operation with a measurement date of December 22, 1998. N2K has negotiated the material terms of an agreement to sell the majority of Encoded Music to an unrelated third party. N2K expects that the disposal of N2K Encoded Music will result in a loss on the disposal of the segment's net assets. Accordingly, as of December 22, 1998, N2K has accrued the expected loss on the disposal, as well as the expected losses of the segment from the measurement date to the anticipated disposal date. As these accruals were recorded on December 22, 1998, the accompanying financial information does not reflect such amounts. These accruals will be recorded in the quarter ended December 31, 1998. However, the accompanying financial information reflects the operating results and balance sheet items of the discontinued operations separately from continuing operations. See Note 3 of "N2K's Notes to Consolidated Financial Statements."

For the years ended December 31, 1996, 1997 and the nine months ended September 30, 1998, N2K Encoded Music generated revenues of $0, $3.2 million and $2.8 million, respectively. N2K Encoded Music incurred net losses of $947,000 in 1996, $9.3 million in 1997 and $12.3 million for the nine months ended September 30, 1998.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This standard establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is required to be adopted for N2K's 1998 year-end financial statements.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. N2K believes that SFAS No. 133 will not have any impact on its financial statements and results of operations.

Risks Associated with the Year 2000

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in

  N2K Management's Discussion and Analysis of Financial Condition and Results of
                                                                      Operations
similar normal business activities. N2K has appointed a Year 2000 Program Coordinator to perform an audit to assess the scope of N2K's risks and bring its applications into compliance. The coordinator is undertaking an assessment of N2K's compliance and has begun to develop a plan for ensuring compliance for N2K's corporate business and information systems. To date, N2K has experienced very few problems related to Year 2000 testing and those problems requiring immediate modification have been fixed in N2K's day to day operating environment. N2K does not believe that it has material exposure to the Year
2000 issue with respect to its own information systems since its existing systems correctly define the Year 2000.

The Program Coordinator has begun to conduct an analysis to determine the extent to which major suppliers' systems insofar as they relate to N2K's business are subject to the Year 2000 issue. N2K's primary provider of order fulfillment for direct-to-consumer music products, Valley Media, Inc., has indicated that it has begun its remediation efforts and expects to be in compliance before the Year 2000. N2K is currently unable to predict the extent to which the Year 2000 issue will affect its suppliers, or the extent to which it would be vulnerable to its suppliers' failure to remediate any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with N2K's systems could have a material adverse effect on N2K. In addition, most of the purchases from Music Boulevard are made with credit cards, and N2K's operations may be materially adversely affected to the extent its customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers.

The costs incurred by N2K during the nine months ended September 30, 1998 to address Year 2000 compliance were approximately $50,000. N2K estimates that it will incur up to approximately $75,000 for the three months ended December 31, 1998 and approximately $435,000 during fiscal 1999 to support its compliance initiatives. Currently, N2K has not adopted a contingency plan to address possible risks to its system. However, N2K expects to have one adopted by the second quarter of 1999.

                                                   1999 Equity Compensation Plan
          Adoption Of The CDnow/N2K, Inc 1999 Equity Compensation Plan

Proposal

The CDnow and N2K board of directors propose and recommend that you approve and adopt the CDnow/N2K, Inc 1999 Equity Compensation Plan.

Purposes and Effects

The CDnow board, the N2K board and the CDnow/N2K board approved the equity plan. The equity plan gives certain employees, consultants, and advisors of CDnow/N2K and its subsidiaries and non-employee members of CDnow/N2K's board, the opportunity to receive grants of incentive stock options, also referred to as ISOs, nonqualified stock options, also referred to as NQSOs, and or restricted stock. The equity plan encourages participants to contribute to CDnow/N2K's growth. This benefits CDnow/N2K shareholders because it aligns the participant's economic interests with CDnow/N2K shareholder interests.

If the equity plan is approved by the CDnow shareholders and N2K shareholders, it will become effective on the effective date of the merger.

The equity plan criteria are described below:

    .     A grant can include ISOs, NQSOs or restricted stock;

    . No more than 10% of the outstanding shares of CDnow/N2K common stock at the time of grant may be issued;

    . The maximum number of shares of CDnow/N2K common stock which may be issued or transferred under the equity plan is 2,500,000,;

    . The maximum limit may increase or decrease if: a stock dividend, spinoff, recapitalization, split, combination, exchange, reclassification, merger or other corporate change occurs;

    . Shares previously granted as CDnow stock options and N2K stock options will be assumed by CDnow/N2K and will not be added to the maximum limit;

    . The maximum number of shares that may be covered by grants to an individual during a calender year is 800,000 shares;

    . Shares subject to grants which have options that are later terminated, expired, canceled, forfeited, exchanged or surrendered without being exercised or shares of restricted stock that are forfeited, will again be available for purposes of the equity plan.

Administration. A committee, appointed by the CDnow/N2K board, will administer and interpret the equity plan. Non-employee directors and outside directors may be on the committee. Rule 16b-3 under the Securities Exchange Act of 1934, and section 162(m) of the tax code, define non-employee director and outside director, respectively.

The committee determines:

    . Persons (employees, consultants, non-employee directors) who may receive grants under the equity plan;

    .     Number of shares of CDnow/N2K common stock subject to each grant;

    .     Time the grants will be made;

    . Duration of any applicable exercise or restriction period, this includes the criteria for vesting and the acceleration of vesting; and

    .     Any other matters that arise under the equity plan.

The committee's determinations are binding. However, the CDnow/N2K board may ratify or approve any grants.

                                                   1999 Equity Compensation Plan

Eligibility. All employees of CDnow/N2K and its subsidiaries, CDnow/N2K board members, officers, non-employee directors and consultants may participate in the equity plan pursuant to its terms:

    . Employees are eligible to receive ISOs, NQSOs and restricted stock.

    .     Consultants are eligible to receive NQSOs and restricted stock.

    . Non-employee directors are eligible receive NQSOs and restricted stock.

No options or other awards have been granted under the equity plan.

Options. At the time of each grant under the equity plan, the committee determines the option price per share of CDnow/N2K common stock. The option price per share for any ISO may not be less than the fair market value of the CDnow/N2K common stock at the time of the grant. The exercise price may be greater than, less than or equal to the fair market value of the CDnow/N2K common stock on the date of grant. However, the exercise price must be at least 110% of the fair market value on the date of the grant, for a person granted an ISO owning more than 10% of CDnow/N2K's common stock. The committee determines the term of each stock option, not to exceed ten years. The term may not exceed five years, for an ISO granted to a person owning more than 10% of CDnow/N2K common stock. The committee determines when options are exercisable and may accelerate the exercisability of any or all outstanding options at any time for any reason.

Payment for the exercise of an option may be made in cash or, with committee approval, by tendering shares of CDnow/N2K common stock owned by the grantee. Other methods are permitted if approved by the committee, including payment through a broker. Options may be exercised while the grantee is an employee, consultant or CDnow/N2K director or within a specified time after termination of employment or service.

Restricted Stock. Shares may be issued for cash consideration or for no cash consideration. The committee may condition or restrict grants of restricted stock. Unless the committee determines otherwise, an employee, non-employee director or consultant who ceases employment or providing services, forfeits any restricted stock as to which restrictions or conditions have not lapsed.

Tax Code Restriction. Under section 162(m) of the tax code, CDnow/N2K may be unable to claim a federal income tax deduction for total renumeration in excess of $1,000,000 paid to the chief executive officer or to any of the other four officers most highly compensated in any year. Total remuneration includes amounts received upon the exercise of stock options granted under the equity plan and the value of shares received when shares of restricted stock became transferable or such other time when income is recognized. However, an exception is available for qualified performance-based compensation if certain requirements are met. Stock options granted under the equity plan will meet the qualified performance-based compensation requirements. Restricted stock grants, generally, will not meet the requirements of qualified performance-based compensation.

Transferability. Generally, grants are not transferable by the participant, except in the event of death. The committee may permit a transfer of NQSOs or restricted stock, pursuant to a domestic relations order. The committee may also grant NQSOs that allow transfers of the NQSOs to family members or trusts or partnerships for family members, provided the grantee does not receive consideration and the option continues to be subject to the same terms and conditions after the transfer.

Amendment and Termination. The CDnow/N2K board may amend or terminate the equity plan at any time. However, the CDnow/N2K board must obtain shareholder approval, when required under sections 422 and 162(m) of the tax code to exempt compensation under the equity plan from the deduction limit. The equity plan will terminate immediately prior to the tenth anniversary of its effective date, unless terminated earlier by the CDnow/N2K board or extended by the CDnow/N2K board with shareholder approval. When the equity plan is terminated, the committee's power and authority over the outstanding grants does not change.

                                                   1999 Equity Compensation Plan
Change of Control of CDnow/N2K. The following rule may be changed by the committee. If CDnow/N2K is a party before a change of control occurs, but is not a party after the change of control occurs, non-exercised stock options will be treated differently. Non-exercised stock options will be assumed by or substituted by whatever corporation exists in place of CDnow/N2K. The committee, in addition to having the power to change the above rule, may also:

    . Allow the option holders to exercise the stock options immediately, removing all restrictions and conditions on the options.

    . Require the options be surrendered for cash or CDnow/N2K common stock, in which case, the price will be the stock price of CDnow/N2K common stock minus the exercise price of the option.

    . Terminate any unexercised options if the option holder does not want to surrender the options.

    . Do nothing, in which case, the terms of the options remain unchanged.

A change of control means one of the following:

    . Any person, other than CDnow/N2K or certain related entities, acquires 30% of CDnow/N2K voting common stock or more of the voting power of the outstanding CDnow/N2K securities; this does not include a situation where CDnow/N2K becomes a subsidiary of another corporation entitling CDnow/N2K shareholders to receive shares representing more than 50% of all votes which the other corporation's shareholders hold with the right to elect directors;

    .     CDnow/N2K board of directors or shareholders approve:

            a) A merger or consolidation of CDnow/N2K with another corporation (this only applies if CDnow/N2K shareholders, prior and subsequent to the merger, do not own more than 50% of votes to which the shareholders of the surviving corporation would be able to elect directors);

            b)    A sale of substantially all of CDnow/N2K's assets;

            c)    A liquidation or dissolution of CDnow/N2K;

            d) A person attempts to purchase 30% or more of outstanding CDnow/N2K voting stock; or

            e) After a predetermined date, the CDnow/N2K board of directors does not consist of individuals who were elected, or nominated for election, by the directors in the office at the time of such election or nomination.

The committee has the power to alter CDnow/N2K common stock, and the CDnow/N2K common stock that may be issued under the equity plan, with respect to number, kind, or option price. This power is subject to outstanding options and restricted stock grants.

Federal Income Tax Treatment. The current federal income tax treatment of grants under the equity plan is generally described below. Local and state tax authorities may also tax incentive compensation awarded under the equity plan, and tax laws are subject to change. Participants are urged to consult with the personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

There are no federal income tax consequences to a participant or to CDnow/N2K upon the grant of an NQSO under the equity plan. Upon the exercise of an NQSO, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and CDnow/N2K generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of an NQSO, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares. The adjusted tax basis is the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQSO. The capital gain tax rate will depend on the length of time the shares are held and other factors.

                                                   1999 Equity Compensation Plan

A participant who is granted an ISO will not recognize taxable income for purposes of the regular federal income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the tax code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income. A participant who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred upon exercise of the ISO will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price or the participant's other tax basis in the shares, and CDnow/N2K will not be entitled to any tax deduction by reason of the grant or exercise of the ISO.

Generally, if a participant disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, his gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and CDnow/N2K will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain.

A participant normally will not recognize taxable income upon receiving restricted stock, and CDnow/N2K will not be entitled to a deduction, until such stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares at that time less any amount paid for such shares, and CDnow/N2K generally will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is awarded in an amount equal to the fair market value of the shares subject to the restricted stock grant at that time, less any amount paid for such shares, determined without regard to the restrictions. In such event, CDnow/N2K generally will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon subsequent disposition of the shares will be capital gain or loss.

CDnow/N2K's income tax deduction in any of the foregoing cases may be limited by the $1,000,000 limit of tax code section 162(m) if the grant does not qualify as "qualified performance-based compensation" under tax code section 162(m) See "Section 162(m)" above.

Grants Under the Equity Plan. Because grants will be made from time to time by the committee in its discretion, the grants that may be received in the future by persons eligible to participate in the equity plan are not presently determinable.

Vote Required for Approval

Adoption and approval of the equity plan requires the affirmative vote of the majority of the votes cast by CDnow shareholders and the affirmative vote of the majority of the shares entitled to vote and present in person or represented by proxy at the N2K special meeting.

                The CDnow and N2K boards of directors recommend a vote for approval and adoption of the equity plan proposal

                                                                   Legal Matters
                                 Legal Matters

The validity of the CDnow/N2K common stock to be issued in connection with the merger will be passed upon by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                                                         Experts
                                    Experts

The financial statements of CDnow as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of N2K as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements of N2K Inc., a New York corporation, as of December 31, 1995 included in this joint proxy statement/prospectus have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this joint proxy statement/prospectus and have been included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                                                    Future Shareholder Proposals
                          Future Shareholder Proposals

Any CDnow/N2K shareholder who intends to submit a proposal for inclusion in the proxy materials for the 2000 annual meeting of CDnow/N2K must submit such proposal to the Secretary of CDnow/N2K by November 19, 1999. SEC rules set forth standards as to what shareholder proposals are required to be included. In addition, the CDnow/N2K bylaws provide that any shareholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 2000 annual meeting of CDnow/N2K must give at least 60 days advance notice, subject to exceptions, and that notice must meet other requirements set forth in the CDnow/N2K bylaws.

If the merger is not completed by the first quarter of 1999, CDnow expects to hold an annual meeting of shareholders in the second quarter of 1999. SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. The CDnow bylaws provide that any CDnow shareholder wishing to make a nomination for director, or wishing to introduce a proposal on other business, at the 1999 annual meeting of CDnow must notify the Secretary of CDnow sixty days prior to the meeting, of the shareholder's intentions and provide certain other information in advance of such meeting, in accordance with the procedures detailed in the CDnow bylaws.

In the event the merger is not consummated, the 1999 annual meeting of shareholders of N2K is expected to be held on or about April 30, 1999 and the only shareholder proposals eligible to be considered for inclusion in the proxy materials for the 1999 annual meeting of N2K will be those which were duly submitted to the Secretary of N2K, by December 17, 1998, as provided in the 1998 Annual Meeting Proxy Statements of N2K.

                                             Where You Can Find More Information
                      Where You Can Find More Information

CDnow and N2K file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov."

CDnow/N2K filed a Registration Statement on Form S-4 to register with the SEC the CDnow/N2K common stock to be issued to CDnow and N2K shareholders in the merger and this joint proxy statement/prospectus constitutes a prospectus of CDnow/N2K in addition to being a joint proxy statement of CDnow and N2K. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

If you are a shareholder, we may have sent you some of the documents referenced above, but you can obtain any of them through us or the SEC. You may obtain documents incorporated by reference without charge by writing or calling the appropriate party at the following addresses:

              CDnow, Inc.                   N2K Inc.
              Investor Relations            Investor Relations
              1005 Virginia Drive           55 Broad Street
              Fort Washington, PA 19034     New York, NY 10004
              Tel: 215/619-9900             Tel: 212/378-5555

If you would like to request documents from us, please do so by February 22, 1999 to receive them before the special meetings.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 16, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement/prospectus to shareholders nor the issuance of CDnow/N2K common stock in the merger shall create any implication to the contrary.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA FINANCIAL INFORMATION
-----------------------------------------
Basis of Presentation....................................................  F-2
Unaudited Pro Forma Statement of Operations--Year Ended December 31,
 1997....................................................................  F-3
Unaudited Pro Forma Statement of Operations--Nine Months Ended September
 30, 1998................................................................  F-4
Unaudited Pro Forma Balance Sheet--September 30, 1998....................  F-5
Notes to Unaudited Pro Forma Financial Information.......................  F-6
CDNOW, INC. AND SUBSIDIARIES
----------------------------
Report of Independent Public Accountants.................................  F-9
Consolidated Balance Sheets.............................................. F-10
Consolidated Statements of Operations.................................... F-11
Consolidated Statements of Redeemable Convertible Preferred Stock and
 Shareholders' Equity (Deficit).......................................... F-12
Consolidated Statements of Cash Flows.................................... F-13
Notes to Consolidated Financial Statements............................... F-14
N2K INC. AND SUBSIDIARIES
-------------------------
Report of Independent Public Accountants................................. F-29
Consolidated Balance Sheets.............................................. F-30
Consolidated Statements of Operations.................................... F-31
Consolidated Statements Stockholders' Equity............................. F-32
Consolidated Statements of Cash Flows.................................... F-33
Notes to Consolidated Financial Statements............................... F-35
OLD N2K
-------
Independent Auditors' Report............................................. F-57
Balance Sheet............................................................ F-58
Statement of Operations.................................................. F-59
Statement of Stockholders' Equity........................................ F-60
Statement of Cash Flows.................................................. F-61
Notes to Financial Statements............................................ F-62

                                                            Financial Statements

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Basis of Presentation

On October 22, 1998, CDnow and N2K entered into the Merger Agreement whereby the stockholders of CDnow and N2K will exchange their respective Common Stock for an 60% and 40% interest in CDnow/N2K, respectively. The Merger will be accounted for as a purchase by CDnow pursuant to Accounting Principles Board Opinion No. 16 "Business Combinations" ("APB 16").

The following unaudited pro forma combined consolidated financial information combines the historical consolidated statements of operations of CDnow with the historical consolidated statements of operations of N2K (CDnow and N2K are collectively referred to as the "Combined Company") after giving effect to the Merger, as if the Merger had occurred on January 1, 1997, and the historical balance sheet of CDnow with the historical balance sheet of N2K as if the merger had occurred on September 30, 1998.

  We present the pro forma amounts below for informational purposes only. These pro forma amounts are not necessarily indicative of the results of operations of the combined company that would have actually occurred had the Merger been consummated as of January 1, 1997 or of the financial condition of the combined company had the Merger been consummated as of September 30, 1998 or of the future results of operations or financial condition of the combined company. The unaudited pro forma statements of operations and the unaudited pro forma combined balance sheet do not reflect:

  . the operating results of N2K and CDnow from October 1, 1998 through the consummation date of the merger or
  . any synergies we expect to realize as a result of the Merger, in particular the elimination of costs associated with duplicative operating and administrative activities. We cannot assure that such synergies will be realized.

In addition, it is expected that the operating results of N2K from October 1, 1998 through the consummation date of the Merger will materially increase the excess of purchase price over the fair value of net assets acquired and, therefore, will increase the amount of pro forma amortization in each of the periods presented.
                                                            Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                             CDnow           N2K        Pro Forma        Pro Forma
                          Historical     Historical    Adjustments       Combined
                         -------------  -------------  -----------     -------------
NET SALES............... $  17,372,795  $   8,108,449                  $  25,481,244
COST OF SALES...........    13,847,773      6,212,741                     20,060,514
                         -------------  -------------                  -------------
  Gross Profit..........     3,525,022      1,895,708                      5,420,730
                         -------------  -------------                  -------------
OPERATING EXPENSES:
  Operating and
   development..........     2,541,434     10,585,441                     13,126,875
  Sales and marketing...     9,607,603      6,690,884                     16,298,487
  General and
   administrative.......     1,953,078      4,647,810   9,693,849 (5c)    16,294,737
                         -------------  -------------                  -------------
                            14,102,115     21,924,135                     45,720,099
                         -------------  -------------                  -------------
    Operating loss......   (10,577,093)   (20,028,427)                  (40,299,369)
INTEREST AND OTHER
 INCOME.................       201,650        693,881                        895,531
INTEREST EXPENSE........      (371,962)      (653,455)                    (1,025,417)
                         -------------  -------------                  -------------
LOSS FROM CONTINUING
 OPERATIONS............. $ (10,747,405) $ (19,988,001)                 $ (40,429,255)
                         =============  =============                  =============
Loss from continuing
 operations per common
 share (Note 4)......... $       (1.42) $       (4.09)                 $       (3.43)
                         =============  =============                  =============
Weighted average number
 of common shares
 outstanding (Note 4)...     7,845,684      4,885,556    (830,545)(3)     11,900,695
                         =============  =============                  =============


      See accompanying Notes to Unaudited Pro Forma Financial Statements.
                                                            Financial Statements

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

                             CDnow           N2K        Pro Forma         Pro Forma
                          Historical     Historical    Adjustments        Combined
                         -------------  -------------  -----------      -------------
NET SALES............... $  35,503,805  $  24,890,121                   $  60,393,926
COST OF SALES...........    28,549,562     19,888,878                      48,438,440
                         -------------  -------------                   -------------
  Gross Profit..........     6,954,243      5,001,243                      11,955,486
                         -------------  -------------                   -------------
OPERATING EXPENSES:
  Operating and
   development..........     5,155,718     16,092,108                      21,247,826
  Sales and marketing...    31,293,668     29,818,641                      61,112,309
  General and
   administrative.......     2,781,334      3,357,404   7,020,386 (5c)     13,159,124
                         -------------  -------------                   -------------
                            39,230,720     49,268,153                      95,519,259
                         -------------  -------------                   -------------
    Operating loss......   (32,276,477)   (44,266,910)                    (83,563,773)
INTEREST AND OTHER
 INCOME.................     2,015,234      2,446,254                       4,461,488
INTEREST EXPENSE........      (563,074)       (55,071)                       (618,145)
                         -------------  -------------                   -------------
LOSS FROM CONTINUING
 OPERATIONS............. $ (30,824,317) $ (41,875,727)                  $ (79,720,430)
                         =============  =============                   =============
Loss from continuing
 operations per common
 share (Note 4)......... $      (2.10)  $       (3.12)                  $       (3.08)
                         =============  =============                   =============
Weighted average number
 of common shares
 outstanding (Note 4)...    14,764,870     13,434,772  (2,283,911)(3)      25,915,731
                         =============  =============                   =============


      See accompanying Notes to Unaudited Pro Forma Financial Statements.
                                                            Financial Statements

                       UNAUDITED PRO FORMA BALANCE SHEET

                               SEPTEMBER 30, 1998

                             CDnow           N2K        Pro Forma            Pro Forma
                           Historical    Historical    Adjustments            Combined
                          ------------  -------------  ------------         ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $ 59,563,026  $  54,277,085                       $113,840,111
  Accounts receivable,
   net of reserve.......       811,175      1,694,649                          2,505,824
  Receivable for Common
   Stock subject to put
   rights...............           --       2,999,995                          2,999,995
  Prepaid expenses and
   other................     9,170,725      9,651,836                         18,822,561
                          ------------  -------------                       ------------
    Total current
     assets.............    69,544,926     68,623,565                        138,168,491
                          ------------  -------------                       ------------
PROPERTY AND EQUIPMENT,
 NET....................     4,129,299     10,741,354    (1,200,000)(5b)      13,670,653
INTANGIBLES, NET........       920,735        187,148    61,938,485 (5a)      63,046,368
OTHER ASSETS............     2,976,426      1,250,276                          4,226,702
                          ------------  -------------                       ------------
                          $ 77,571,386  $  80,802,343                       $219,112,214
                          ============  =============                       ============
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of
   long-term debt.......       635,160        303,415                            938,575
  Accounts payable......     9,324,304      1,577,119                         10,901,423
  Accrued expenses......     2,661,178      6,304,265    10,000,000 (5a,5c)   18,965,443
  Accrued compensation
   and benefits.........       160,000      1,246,808                          1,406,808
  Accrued merchandise
   costs................           --       1,469,257                          1,469,257
  Deferred revenues.....       100,295            --                             100,295
                          ------------  -------------                       ------------
    Total current
     liabilities........    12,880,937     10,900,864                         33,781,801
                          ------------  -------------                       ------------
NET LIABILITIES OF
 DISCONTINUED
 OPERATIONS.............           --       5,139,973                          5,139,973
                          ------------  -------------                       ------------
LONG-TERM DEBT..........     1,130,484        311,460                          1,441,944
                          ------------  -------------                       ------------
DEFERRED RENT AND OTHER
 LONG TERM LIABILITIES..       160,990        324,508                            485,498
                          ------------  -------------                       ------------
COMMON STOCK SUBJECT TO
 PUT RIGHTS.............           --       2,999,995                          2,999,995
                          ------------  -------------                       ------------
SHAREHOLDERS' EQUITY:
  Common stock..........   101,482,736         14,229    98,893,404 (5c)     200,390,369
  Additional paid-in
   capital..............     4,325,817    171,356,553  (158,400,158)(5c)      17,282,212
  Deferred
   compensation.........      (246,679)           --                            (246,679)
  Accumulated deficit...   (42,162,899)  (110,245,239)  110,245,239 (5c)     (42,162,899)
                          ------------  -------------                       ------------
    Total shareholders'
     equity.............    63,398,975     61,125,543                        175,263,003
                          ------------  -------------                       ------------
                          $ 77,571,386  $  80,802,343                       $219,112,214
                          ============  =============                       ============

      See accompanying Notes to Unaudited Pro Forma Financial Statements.
                                                            Financial Statements

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. SIGNIFICANT ACCOUNTING POLICIES

There are currently no material differences in the Companies significant accounting policies, therefore, no consideration has been given to conforming the Companies significant accounting policies in this pro forma presentation. The Companies do not expect to have material changes to current accounting policies in connection with the transaction. For further information on the Companies significant accounting policies, see notes to the consolidated financial statements of the Companies, included elsewhere in this proxy statement.

2. RECLASSIFICATIONS

Certain reclassifications have been made to the unaudited historical balance sheets of CDnow and N2K to conform to the presentation expected to be used by the Combined Company. These reclassifications relate to the presentation of current liabilities and long term assets.

3. EXCHANGE RATIO

Under the Merger Agreement, each outstanding share of CDnow Common Stock will be converted into one share of CDnow/N2K Common Stock and each share of N2K Common Stock will be converted into 0.83 shares of CDnow/N2K Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma financial statements.

4. LOSS FROM CONTINUING OPERATIONS PER COMMON SHARE

The Combined Company has presented its loss from continuing operations per common share for 1997 and for the nine months ended September 30, 1998 pursuant to Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share".

Basic loss per common share was computed by dividing the loss from continuing operations applicable to common shareholders by the weighted average number of shares of Common Stock outstanding during 1997 and the nine months ended September 30, 1998. The loss from continuing operations applicable to common shareholders is equal to the loss from continuing operations less the accretion of CDnow Preferred stock to redemption value of $410,103 and $115,542 for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. Diluted loss per common share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to the Combined Company's losses.

5. PRO FORMA ADJUSTMENTS

(a) The Pro Forma Balance Sheet reflects the application of the purchase method pursuant to APB 16 for the acquisition of N2K. The estimated purchase price is $118,864,000 (based on a value of one CDnow share of $8.375) including transaction costs of approximately $7,000,000. The estimated purchase price included the consideration to be issued for N2K shares which was calculated by multiplying the 14,228,755 shares of N2K Common Stock outstanding as of September 30, 1998 by
                                                            Financial Statements
the exchange ratio and multiplying the result by $8.375, which resulted in a value of $98,907,633. Additionally, the estimated purchase price includes the value of the equivalent options and warrants to purchase CDnow Common stock to be issued to holders of options and warrants to purchase N2K Common stock.
These options and warrants were valued using the Black-Scholes method. This computation resulted in a value of $12,956,395 for the options and warrants. Based on a preliminary allocation of the purchase price, the application of the purchase method would have resulted in approximately $62,000,000 in excess of purchase price over net tangible assets acquired as of September 30, 1998.
Based on a preliminary analysis done by CDnow this amount is expected to be allocated as follows (i) value associated with specific contracts of $5,000,000 which will be amortized over 20 months (ii) other intangibles, primarily customer list and strategic alliances of $10,000,000 which will be amortized over 5 years, and (iii) goodwill of $46,938,485 which will be amortized over 10 years. The final allocation of the purchase price is subject to change and may include a write-off of in-process research and development.

(b) The Pro Forma Balance Sheet reflects charges expected to be incurred relating to the restructuring of N2K's operations by CDnow after the closing of the merger. The Companies have been working together in regards to the restructuring plan and expect to have a final plan in place prior to the consummation of the merger. The Companies expect the plan to include costs associated with the termination of N2K employees, consolidation of facilities and the disposal of property and equipment. The companies expect to record the following liabilities and asset reduction in connection with the restructuring:

     .     N2K employee termination liability including severance and other benefits.......................................................... $2,500,000
     .     Remaining lease commitment liability for certain of N2K's offices,
           net of expected sublease rentals..................................    500,000
     .     Estimated loss on disposal of N2K property and equipment..........  1,200,000
                                                                              ----------
                                                                              $4,200,000
                                                                              ==========

The estimated liabilities and loss on disposal of property and equipment related to N2K will be recorded in accordance with Emerging Issues Task Force ("ETTF") 95-3-"Recognition of Liabilities in Connection with a Purchase Business Combination" ("ETTF 95-3") and will be reflected in purchase accounting.

(c) The Pro Forma Statements of operations reflect the amortization of the contracts, other intangibles and goodwill of $9,693,849 for the year ended December 31, 1997 and $7,020,386 for the nine months ended September 30, 1998 based on expected estimated useful lives of 20 months, 5 years and 10 years for the contracts, other intangibles and goodwill, respectively.

                                                            Financial Statements

     Computation of Pro Forma Price:
     Issuance of 11,809,867 share of CDnow common stock.......  $   98,907,633
     Issuance of options and warrants to purchase CDnow common
      stock...................................................      12,956,395
     Transaction costs (including those to be borne by N2K)...       7,000,000
     EITF 95-3 merger related restructuring charge............       4,200,000
                                                                --------------
       Pro Forma Purchase Price...............................     123,064,028
       Less value of N2K at September 30, 1998................     (61,125,543)
                                                                --------------
       Excess of pro forma purchase price over value
        acquired..............................................  $   61,938,485
                                                                ==============
     Preliminary Allocation of Excess Purchase Price
       Strategic alliances (up to 20 month life)..............  $    5,000,000
       Customer list (5 year life)............................      10,000,000
       Goodwill (10 year life)................................      46,938,485
                                                                --------------
         Total allocated......................................  $   61,938,485
                                                                ==============
     Summary of Pro Forma Entries Impacting Shareholders'
      Equity
     Common stock
       Issuance of 11,809,867 shares of CDnow Common stock....  $   98,907,633
       Elimination of N2K Common stock........................         (14,229)
                                                                --------------
         Pro forma increase in Common stock...................  $   98,893,404
                                                                ==============
     Additional paid in capital
       Issuance of options and warrants to purchase CDnow
        Common stock..........................................  $   12,956,395
       Elimination of N2K additional paid in capital..........    (171,356,553)
                                                                --------------
         Pro forma decrease in additional paid in capital.....  $ (158,400,158)
                                                                ==============
     Accumulated deficit
       Elimination of N2K accumulated deficit.................  $ (110,245,239)
                                                                --------------
         Pro forma decrease in accumulated deficit............  $ (110,245,239)
                                                                ==============

                                                            Financial Statements

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CDnow, Inc.:

We have audited the accompanying consolidated balance sheets of CDnow, Inc. (a Pennsylvania Corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CDnow, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pa.,
January 14, 1998 (except for the stock split discussed in Note 2, as to which the date is February 3, 1998)

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              December 31,
                                         ------------------------  September 30,
                                            1996         1997          1998
                                         ----------  ------------  -------------
                                                                    (unaudited)
                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............  $  775,865  $ 10,686,001  $ 59,563,026
  Short-term investments...............     245,641     1,003,045           --
  Accounts receivable, net of reserve
   of $12,000, $77,000 and $119,732....     130,437       324,411       811,175
  Prepaid expenses and other...........      49,821     2,457,958     9,170,725
                                         ----------  ------------  ------------
    Total current assets...............   1,201,764    14,471,415    69,544,926
PROPERTY AND EQUIPMENT, net............     362,035     1,884,296     4,129,299
OTHER ASSETS...........................      11,660        92,714     3,897,161
                                         ----------  ------------  ------------
                                         $1,575,459  $ 16,448,425  $ 77,571,386
                                         ==========  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
               (DEFICIT)
CURRENT LIABILITIES:
  Notes payable........................  $  200,000  $  5,575,288  $        --
  Current portion of long-term debt....      35,942       361,562       635,160
  Accounts payable.....................     435,682     8,981,430     9,324,304
  Accrued expenses.....................     129,317       579,413     2,821,178
  Other current liabilities............     169,368       191,727       100,295
                                         ----------  ------------  ------------
    Total current liabilities..........     970,309    15,689,420    12,880,937
                                         ----------  ------------  ------------
LONG-TERM DEBT.........................      91,133       962,144     1,130,484
                                         ----------  ------------  ------------
DEFERRED RENT LIABILITY................         --         56,717       160,990
                                         ----------  ------------  ------------
REDEEMABLE SERIES A AND B CONVERTIBLE
 PREFERRED STOCK.......................         --      9,492,594           --
                                         ----------  ------------  ------------
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock, no par value,
   20,000,000 shares authorized,
   254,582 Redeemable Series A
   Convertible shares and 1,605,505
   Redeemable Series B Convertible
   shares issued and outstanding at
   December 31, 1997...................         --            --            --
  Common stock, no par value,
   50,000,000 shares authorized,
   7,845,684, 7,845,684, and 17,674,336
   shares issued and outstanding at
   December 31, 1996, 1997 and
   September 30, 1998..................     579,549       579,549   101,482,736
  Additional paid-in capital...........         --      1,325,817     4,325,817
  Deferred compensation................         --       (434,776)     (246,679)
  Accumulated deficit..................     (65,532)  (11,223,040)  (42,162,899)
                                         ----------  ------------  ------------
    Total shareholders' equity
     (deficit).........................     514,017    (9,752,450)   63,398,975
                                         ----------  ------------  ------------
                                         $1,575,459  $ 16,448,425  $ 77,571,386
                                         ==========  ============  ============

        The accompanying notes are an integral part of these statements.
                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   Nine Months Ended
                               Year Ended December 31,               September 30,
                         -------------------------------------  -------------------------
                            1995        1996          1997         1997          1998
                         ----------  -----------  ------------  -----------  ------------
                                                                      (unaudited)
NET SALES............... $2,176,474  $ 6,300,294  $ 17,372,795  $ 9,452,864  $ 35,503,805
COST OF SALES...........  1,815,672    5,074,087    13,847,773    7,333,069    28,549,562
                         ----------  -----------  ------------  -----------  ------------
  Gross profit..........    360,802    1,226,207     3,525,022    2,119,795     6,954,243
                         ----------  -----------  ------------  -----------  ------------
OPERATING EXPENSES:
  Operating and
   development..........    149,982      669,280     2,541,434    1,444,011     5,155,718
  Sales and marketing...    229,912      765,156     9,607,603    3,603,238    31,293,668
  General and
   administrative.......    180,573      563,593     1,953,078    1,266,296     2,781,334
  Dispute settlement
   (Note 7).............        --     1,024,030           --           --            --
                         ----------  -----------  ------------  -----------  ------------
                            560,467    3,022,059    14,102,115    6,313,545    39,230,720
                         ----------  -----------  ------------  -----------  ------------
    Operating loss......   (199,665)  (1,795,852)  (10,577,093)  (4,193,750)  (32,276,477)
INTEREST INCOME.........        --           --        201,650       94,045     2,015,234
INTEREST EXPENSE........     (1,248)     (14,556)     (371,962)     (29,961)     (563,074)
                         ----------  -----------  ------------  -----------  ------------
NET LOSS................   (200,913)  (1,810,408)  (10,747,405)  (4,129,666)  (30,824,317)
ACCRETION OF PREFERRED
STOCK TO REDEMPTION
 VALUE..................        --           --       (410,103)    (263,748)     (115,542)
                         ----------  -----------  ------------  -----------  ------------
NET LOSS APPLICABLE TO
 COMMON SHAREHOLDERS.... $ (200,913) $(1,810,408) $(11,157,508) $(4,393,414) $(30,939,859)
                         ==========  ===========  ============  ===========  ============
NET LOSS PER COMMON
 SHARE.................. $   (0.03)  $    (0.29)  $      (1.42) $     (0.56) $      (2.10)
                         ==========  ===========  ============  ===========  ============
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING............  6,000,000    6,139,702     7,845,684    7,845,684    14,764,870
                         ==========  ===========  ============  ===========  ============


        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                         SHAREHOLDERS' EQUITY (DEFICIT)

                                                             Shareholders Equity (Deficit)
                          Redeemable   ----------------------------------------------------------------------------
                          Convertible       Common Stock        Additional
                           Preferred   -----------------------   Paid-in      Deferred   Accumulated
                             Stock       Shares      Amount      Capital    Compensation   Deficit        Total
                          -----------  ---------- ------------  ----------  ------------ ------------  ------------
BALANCE, DECEMBER 31,
 1995...................  $       --    6,000,000 $        --   $  160,000   $     --    $   (259,362) $    (99,362)
 Sale of common stock
  and warrants..........          --      921,834    1,069,250     130,750         --             --      1,200,000
 Issuance of common
  stock in settlement of
  a dispute (Note 7)....          --      882,606    1,024,030         --          --             --      1,024,030
 Issuance of common
  stock to repay
  advances due to a
  related party.........          --       41,244       81,923         --          --             --         81,923
 Services contributed by
  the founders (Note
  9)....................          --          --           --      117,834         --             --        117,834
 Termination of S
  Corporation status....          --          --    (1,595,654)   (408,584)        --       2,004,238           --
 Net loss...............          --          --           --          --          --      (1,810,408)   (1,810,408)
                          -----------  ---------- ------------  ----------   ---------   ------------  ------------
BALANCE, DECEMBER 31,
 1996...................          --    7,845,684      579,549         --          --         (65,532)      514,017
 Sale of Redeemable
  Series A and B
  Convertible Preferred
  Stock, net of expenses
  and value of warrants
  issued................    9,082,491         --           --      170,000         --             --        170,000
 Value of warrants
  issued with Series A
  Convertible Notes.....          --          --           --      404,425         --             --        404,425
 Grant of common stock
  option below deemed
  fair value for
  accounting purposes...          --          --           --      751,392    (751,392)           --            --
 Amortization of
  deferred
  compensation..........          --          --           --          --      316,616            --        316,616
 Accretion of preferred
  stock to redemption
  value.................      410,103         --           --          --          --        (410,103)     (410,103)
 Net loss...............          --          --           --          --          --     (10,747,405)  (10,747,405)
                          -----------  ---------- ------------  ----------   ---------   ------------  ------------
BALANCE, DECEMBER 31,
 1997...................    9,492,594   7,845,684      579,549   1,325,817    (434,776)   (11,223,040)   (9,752,450)
 Accretion of preferred
  stock to redemption
  value (unaudited).....      115,542         --           --          --          --        (115,542)     (115,542)
 Mandatory conversion of
  Redeemable Series A
  Convertible Preferred
  Stock to Common Stock
  (unaudited)...........   (9,608,136)  2,790,131    9,608,136         --          --             --      9,608,136
 Issuance of common
  stock from
  consummation of IPO,
  net of offering costs
  (unaudited)...........          --    4,561,250   67,077,862         --          --             --     67,077,862
 Issuance of common
  stock from secondary
  offering, net of
  offering costs
  (unaudited)...........          --    1,250,000   21,654,300         --          --             --     21,654,300
 Issuance of common
  stock (unaudited).....          --      222,956    3,634,198         --          --             --      3,634,198
 Cashless exercise of
  warrants (unaudited)..          --      905,996          --          --          --             --            --
 Exercise of warrants
  (unaudited)...........          --       32,727       59,890         --          --             --         59,890
 Exercise of options
  (unaudited)...........          --       65,592      128,820         --          --             --        128,820
 Remeasurement of value
  of shares issued to
  Lycos (Note 10)
  (unaudited)...........          --          --    (1,260,019)        --          --             --     (1,260,019)
 Amortization of
  Deferred Compensation
  (unaudited)...........          --          --           --          --      188,097            --        188,097
 Issuance of warrants...                                         3,000,000                                3,000,000
 Net Loss (unaudited)...          --          --           --          --          --     (30,824,317)  (30,824,317)
                          -----------  ---------- ------------  ----------   ---------   ------------  ------------
BALANCE, SEPTEMBER 30,
 1998 (unaudited).......  $       --   17,674,336 $101,482,736  $4,325,817   $(246,679)  $(42,162,899) $ 63,398,975
                          ===========  ========== ============  ==========   =========   ============  ============

        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Nine Months Ended
                              Year Ended December 31,               September 30,
                         ------------------------------------  -------------------------
                           1995        1996          1997         1997          1998
                         ---------  -----------  ------------  -----------  ------------
                                                                     (unaudited)
OPERATING ACTIVITIES:
 Net loss..............  $(200,913) $(1,810,408) $(10,747,405) $(4,129,666) $(30,824,317)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities--
 Depreciation and
  amortization.........     32,999      105,439     1,066,815      438,503     1,566,344
 Provision for returns
  and doubtful
  accounts.............        --        12,000        65,000        5,000       121,732
 Common stock issued in
  settlement of a
  dispute..............        --     1,024,030           --           --            --
 Services contributed
  by the founders......    120,000      117,834           --           --            --
 Increase in operating
  assets and
  liabilities--
 Accounts receivable...    (56,127)     (86,310)     (258,974)     (54,875)     (603,416)
 Prepaid expenses and
  other................    (26,994)     (34,487)   (2,401,794)    (490,824)   (4,966,500)
 Accounts payable......    109,386      326,296     8,545,748    3,194,675       264,972
 Accrued expenses......     58,124       68,139       450,096      254,117     2,241,765
 Deferred revenue......      4,952      161,155        22,359       44,602       (88,171)
 Deferred rent
  liability............        --           --         56,717          --        104,273
                         ---------  -----------  ------------  -----------  ------------
  Net cash provided by
   (used in) operating
   activities..........     41,427     (116,312)   (3,201,438)    (738,468)  (32,183,318)
                         ---------  -----------  ------------  -----------  ------------
INVESTING ACTIVITIES:
 Purchases of short-
  term investments.....        --      (245,641)   (1,005,501)    (983,600)          --
 Sales and maturities
  of short-term
  investments..........        --           --        248,097      245,641     1,003,045
 Purchases of property
  and equipment........   (135,777)    (198,985)     (912,560)  (1,287,956)   (2,320,232)
 Acquisition of a
  business.............        --           --            --           --       (423,694)
                         ---------  -----------  ------------  -----------  ------------
  Net cash used in
   investing
   activities..........   (135,777)    (444,626)   (1,669,964)  (2,025,915)   (1,740,881)
                         ---------  -----------  ------------  -----------  ------------
FINANCING ACTIVITIES:
 Borrowings on term
  loans payable........        --           --        218,563      218,563         4,871
 Payments on term loans
  payable..............        --           --        (28,179)     (14,548)      (47,433)
 Borrowings on notes
  payable..............    100,000      200,000           --           --            --
 Payments on notes
  payable..............        --      (100,000)     (200,000)    (200,000)          --
 Proceeds from sale of
  common stock and
  warrants.............        --     1,200,000           --           --            --
 Proceeds from issuance
  (repayment of) of
  Series A Notes and
  warrants.............        --           --      5,602,706          --     (5,777,500)
 Proceeds from sale of
  preferred stock......        --           --      9,252,491    9,252,491           --
 Proceeds from
  (repayment of)
  advances due to
  related parties......     37,683        6,341           --           --         (3,261)
 Payments on
  capitalized lease
  obligations..........     (1,529)     (13,350)      (64,043)     (29,742)     (296,325)
 Proceeds from issuance
  of common stock,
  net..................        --           --            --           --     88,732,162
 Proceeds from warrants
  exercised............        --           --            --           --         59,890
 Proceeds from options
  exercised............        --           --            --           --        128,820
                         ---------  -----------  ------------  -----------  ------------
  Net cash provided by
   financing
   activities..........    136,154    1,292,991    14,781,538    9,226,764    82,801,224
                         ---------  -----------  ------------  -----------  ------------
INCREASE IN CASH AND
 CASH EQUIVALENTS......     41,804      732,053     9,910,136    6,462,381    48,877,025
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............      2,008       43,812       775,865      775,865    10,686,001
                         ---------  -----------  ------------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $  43,812  $   775,865  $ 10,686,001  $ 7,238,246  $ 59,563,026
                         =========  ===========  ============  ===========  ============

        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (Information as of September 30, 1998 and for the nine months ended September
                                    30, 1997
                             and 1998 is unaudited)

1. THE COMPANY

CDnow, Inc. and Subsidiaries (the "Company") is an online retailer of compact discs ("CDs") and other music-related products. The Company's revenues are almost entirely derived from the sale of pre-recorded music and music-related products. The Company contracts with outside vendors for fulfillment services to deliver its products to customers. Therefore, the Company maintains no inventories.

Since inception (February 12, 1994), the Company has incurred significant losses, and as of September 30 , 1998 had accumulated losses of $43.6 million. For the year ended December 31, 1997, and the nine months ended September 30, 1998 the Company's net loss was $10.7 million and $30.8 million, respectively. The Company intends to invest heavily in marketing and promotion, strategic alliances, Web site development and technology, and development of its administration organization. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future, and that the rate at which such losses will be incurred will increase significantly from current levels. Because the Company has relatively low product gross margins, achieving profitability given planned investment levels depends upon the Company's ability to generate and sustain substantially increased revenue levels. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Prospectus.

On October 23, 1998, the Company and N2K, Inc. ("N2K") issued a joint press release announcing the execution of a definitive merger agreement. N2K is an online retailer of CDs and other music related products. The merger will be effected through the formation of a new publicly traded company, initially to be called CDnow/N2K, Inc. ("Newco"). The agreement provides for each existing Company shareholder to receive one share of common stock in Newco for each Company share owned by such party and for each existing N2K stockholder to receive 0.83 shares of common stock in Newco for each N2K share owned by such party.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of CDnow, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The consolidated financial statements for the nine month periods ended September 30, 1997 and 1998 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for these interim

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results expected for the entire year.

Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Common Share

The Company has presented net loss per common share pursuant to Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98.

Basic loss per common share was computed by dividing net loss applicable to common shareholders by the weighted average number of shares of Common Stock outstanding. Diluted loss per common share has not been presented, since the impact on loss per share using the treasury stock method is anti-dilutive due to the Company's losses.

Cash and Cash Equivalents

Cash equivalents are carried at cost plus accrued interest, which approximates fair value. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash equivalents of $742,784, $10,005,132, and $58,389,597 at December 31, 1996 and
1997 and September 30, 1998, respectively, included money market funds, government mortgage-backed bonds and highly rated corporate securities.

Short-Term Investments

At December 31, 1996 and 1997, short-term investments represented government mortgage-backed bonds maturing in less than a year and each was classified as available-for-sale. Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," available-for-sale securities are carried at fair value, based on quoted market prices, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. At December 31, 1996 and 1997, amortized cost approximated fair value and unrealized gains and losses were immaterial. Gross unrealized holding gains and losses were immaterial in 1995, 1996 and 1997. The gross proceeds from sales and maturities of short-term investments were $248,097 in 1997. No short-term investments were sold or matured prior to 1997. Gross realized gains and losses were immaterial. For the purpose of determining gross realized gains and losses, the cost of the securities sold is based upon specific identification.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

Prepaid Expenses

At December 31, 1997 prepaid expenses included $87,397 of net deferred financing costs related to the Series A Notes. Amortization of deferred financing costs was $87,397 in 1997 and $87,397 in the nine month period ended September 30, 1998 and is included in interest expense. Prepaid expenses included $2,000,000 and $6,860,000 at December 31, 1997 and September 30, 1998,
respectively, related to linking agreements and strategic alliances (see Note
10). At September 30, 1998, Other Assets included $2,093,000 related to linking agreements and strategic alliances.

The Company follows the American Institute of Certified Public Accountants Statement of Position 93-7 "Reporting for Advertising Costs" (SOP 93-7) to account for its linking agreements. Under SOP 93-7, the Company amortizes the costs associated with its linking agreements over the contract terms, with the amortization method primarily based on the rate of delivery of a guaranteed number of impressions to be received during the contract term. To the extent additional payments are required to be made based on factors such as click-throughs and new customers generated such payments will be charged to expense as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line basis over the estimated useful lives of the assets or the lease term, whichever is shorter.

Internally Developed Systems and Software

The costs to develop internal systems and software, primarily payroll and related expenses for development and design of software, are charged to expense as incurred.

Revenue Recognition

Net sales, which consist primarily of recorded music sold via the Internet, include shipping and handling charged to customers and are recognized when the products are shipped. The Company records a reserve for estimated returns, which is based on historical return rates.

Operating and Development

Operating and development expenses consist principally of payroll and related expenses for development, editorial, and network operations personnel and consultants and expenses for systems and telecommunications infrastructure.

Sales and Marketing

Advertising costs are included in sales and marketing expenses and are charged to expense as incurred. Such costs were $40,523, $61,432, $6,834,000, $2,136,187, and $23,695,757 for the years ended December 31, 1995, 1996, and
1997 and for the nine months ended September 30, 1997 and 1998, respectively. The Company gives merchandise credit to the providers of various small Web

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
sites through its Cosmic Credit Program. Expenses related to this program are included in sales and marketing expenses and, to date, have been immaterial. The Company estimates the amount of unused credits and includes this amount in accrued expenses.

Gift Certificates and Coupons

Gift certificates are included in deferred revenues in the accompanying balance sheets and are recognized as net sales when they are redeemed. The Company estimates the amount of outstanding coupons which will be redeemed and includes that amount in accrued expenses. This accrual is immaterial for all periods presented. Coupon expense is included in sales and marketing expenses.

Supplemental Cash Flow Information

The Company paid interest of $2,329, $19,467, $284,565, $29,961, and $563,074 for the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998, respectively. In addition, the Company incurred $15,000, $126,954, $1,070,290, $9,845, and $780,825 in capitalized lease obligations for the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998, respectively. In 1996 the Company issued 41,244 shares of common stock to retire $81,923 of advances due to a related party (see Note 9).

Recapitalization

In April 1996, the Company amended its Articles of Incorporation to effect a 10,000-for-1 split of its common shares and to change the number of authorized common shares to 5,000,000. In July 1997, the Company amended its Articles of Incorporation to effect a 4-for-1 split of its common shares, to change the number of authorized common shares to 50,000,000, and to authorize 20,000,000 shares of preferred stock. In January 1998, the Company amended its Articles of Incorporation to effect a 1.5-for-1 split of its common shares. All references in the consolidated financial statements to the number of shares and to per share amounts have been retroactively restated to reflect all of these changes.

Comprehensive Income

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). This statement requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has adopted SFAS 130 in the first quarter of 1998. The Company has had no other comprehensive income items to report.

Public Offerings

On February 13, 1998 the Company consummated an initial public offering of its Common Stock (the "Initial Public Offering"). The company sold 4,561,250 shares of its common stock, no par

                                                           Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
value, at an initial public offering price of $16.00 per share. After deducting the underwriters' discount and other offering expenses, the net proceeds to the company were approximately $67,077,862.

On July 28, 1998 the Company consummated a secondary public offering of its Common Stock (the "Secondary Offering"). The company sold 1,250,000 shares of its common stock, no par value, at a public offering price of $18.50 per share. After deducting the underwriters' discount and other offering expenses, the net proceeds to the company were $21,654,300.

Recently Issued Accounting Pronouncements

In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management believes that SFAS 131 will not have an effect on the Company's consolidated financial statements.

In June 1998, the FASB issues SFAS No. 133," Accounting for Derivative Instruments and Hedging Activities" (SFAS 133"). This Statements establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contacts and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management believes that SFAS 133 will have no impact on the Company's consolidated financial statements.

Reclassifications

The statement of operations for 1995, 1996 and 1997 and the nine months ended September 30, 1997 have been reclassified to conform with the presentation of September 30, 1998.

Beginning in 1998, the Company determined to include royalties paid on CD sales in return for licensing of ratings, reviews, sound samples and other information ("Information Royalties") in operating and development expenses rather than in cost of sales, as was previously the case. This change was made based on Management's determination that including Information Royalties in operating and development expense was more consistent with the treatment of such expenses by retailers generally. The financial information for periods prior to 1998 has been restated to reflect this change. Information Royalties were $146,200, $225,737, $151,027, and $269,041 during the years ended December
31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively. There were no Information Royalties paid in 1995.

During the three months ended September 30, 1998, the Company determined to include credit card processing fees ("Credit Card Fees") in sales and marketing expenses rather than in cost of sales, as was previously the case. This change was made based on Management's determination that including Credit Card Fees in sales and marketing expense was more consistent with the treatment of such

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
expenses by retailers generally. The financial information for periods prior to the quarter ended September 30, 1998 has been restated to reflect this change. Credit Card Fees were $28,940, $143,702, $468,255, $246,879 and $952,991 during the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

3. RISKS AND UNCERTAINTIES

The Company's future results of operations involve a number of risks and uncertainties. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on key personnel, uncertain growth of online commerce, reliance on suppliers of entertainment products, government regulation, online commerce security risks, substantial competition, reliance on certain vendors, risk of system failure, absence of redundant facilities, risks associated with the Year 2000, and capacity constraints. See "Risk Factors" in the Prospectus.

Dependence on Suppliers

The Company's primary provider of order fulfillment for recorded music titles is Valley Media, Inc. ("Valley"). The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Valley or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its relationship with Valley beyond the term of its existing two year agreement, which expires in June 1999, or that it will be able to find an alternative, comparable vendor capable of providing fulfillment services on terms satisfactory to the Company should its relationship with Valley terminate. Valley accounted for 71%, 76%, 81%, 78% and 85% of the cost of sales for the years ended 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively. Additionally, the Company purchased all of its import music titles from another vendor. This vendor accounted for 21% and 14% of the cost of sales in 1995 and 1996, respectively. The Company replaced this vendor during the year ended December 31, 1997 and neither the current nor the former vendor accounted for more than 10% of cost of sales in the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998.

International Sales

The Company derived 22%, 40%, 29%, 33% and 22% of revenues for the years ended 1995, 1996 and 1997, and for the nine months ended September 30, 1997 and 1998, respectively, from customers outside the United States. All international sales are paid in U.S. dollars.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

                                                December 31,
                               Useful Life/ ---------------------   September
                                Lease Term    1996        1997      30, 1998
                               ------------ ---------  ----------  -----------
                                                                   (unaudited)
   Computers and equipment....   3 years    $ 387,348  $2,090,144  $4,759,855
   Office furniture and
    equipment.................   5 years      117,876     397,930     922,963
                                            ---------  ----------  ----------
                                              505,224   2,488,074   5,682,818
   Less--Accumulated
    depreciation and
    amortization..............               (143,189)   (603,778) (1,553,519)
                                            ---------  ----------  ----------
                                            $ 362,035  $1,884,296  $4,129,299
                                            =========  ==========  ==========

Depreciation and amortization expense for the years ended 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 was $32,999, $105,439, $460,589, $219,349 and $972,838, respectively. Total property and equipment under capital leases at December 31, 1996 and 1997 and at September 30, 1998 was $141,954, $1,217,130 and $1,997,955 less accumulated amortization of $25,659, $252,988, and $654,874, respectively.

5. INCOME TAXES

The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

From inception (February 12, 1994) until April 25, 1995, the Company operated as an unincorporated entity. From April 25, 1995 until December 5, 1996, the Company was incorporated and elected to be taxed under Subchapter S of the Internal Revenue Code. As a result, the Company was not subject to federal or state income taxes, and the taxable loss of the Company was included in the shareholders' individual tax returns. On December 6, 1996, the Company terminated its status as an S corporation and is now subject to federal and state income taxes.

At December 31, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $9,700,000. The net operating loss carryforward will begin to expire in 2011.

The Company's utilization of its loss carryforward will be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50%.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

The approximate income tax effect of each type of temporary difference and the loss carryforward is as follows:

                                                             December 31,
                                                         ----------------------
                                                           1996        1997
                                                         ---------  -----------
   Accruals and reserves not currently deductible....... $   6,275  $    38,590
   Benefit of net operating loss carryforward...........     1,592    3,240,322
   Development expenses not currently deductible........   160,062      476,736
   Depreciation methods.................................    12,134       37,634
   Deferred revenues....................................    42,500       64,078
                                                         ---------  -----------
                                                           222,563    3,857,360
   Valuation allowance..................................  (222,563)  (3,857,360)
                                                         ---------  -----------
                                                         $     --   $       --
                                                         =========  ===========

Due to the Company's history of operating losses the realization of the deferred tax asset is uncertain. The Company has, therefore, provided a full valuation allowance against the deferred tax asset.

6. DEBT

On December 31, 1995, the Company issued a note for $100,000 to a private investor who at the time was also a member of the Company's Board of Directors. The note plus accrued interest of 10% was repaid on December 31, 1996.

From November 16, 1996 through January 31, 1997, the Company received short-term loans of $250,000 from certain unrelated investors. The investors received warrants as part of the consideration for the loans (see Note 8). These loans bore interest at 6% per year. On May 15, 1997, the Company repaid $110,000 of the loans and, on July 16, 1997, the remaining unpaid balance plus accrued interest was paid.

In 1997, the Company obtained three term loans from a bank for an aggregate of $218,563. The proceeds from the loans were used to purchase equipment, which equipment collateralizes the loans. The two founders of the Company have personally guaranteed the loans. The loans bear interest at rates ranging from 8.0% to 9.0% and are repayable in installments over 36 to 48 months. Annual principal repayments are $57,351 in 1998, $62,300 in 1999, $45,676 in 2000 and
$25,061 in 2001.

In November 1997, the Company sold $5,777,500 of Series A Convertible Notes (Series A Notes) to certain investors, including $1,000,000 to an existing shareholder. The notes bear interest at an annual rate of 12% and are due upon consummation of the Initial Public Offering. In connection with the sale of the Series A Notes, the Company issued warrants to these investors. The warrants allow the investors to purchase 48,550 shares of common stock at an exercise price of $11.90 per share. The warrants were valued using the Black-Scholes model, and the Series A Notes were recorded net of the value of $404,425 assigned to the warrants. The notes were amortized to their face amount

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
over their estimated term, with $202,213 of amortization included in interest expense for the year ended December 31, 1997 and $202,212 in the nine months ended September 30, 1998. The notes were repaid in February 1998.

7. DISPUTE SETTLEMENT

In May 1995, MILO Productions, Inc. ("MILO"), which was owned by the Company's then shareholders, entered into a partnership with MBL Entertainment, Inc. ("MBL") called Music Now. In December 1995, MBL, an investor and the Company's then shareholders entered into nonbinding discussions for the purpose of creating a new company ("NewCo") which would merge with Music Now. These discussions contemplated, among other things, that the private investor would make a significant cash investment in, and the Company's then shareholders would contribute all of the outstanding capital stock of both MILO and the Company, to NewCo. The parties abandoned these discussions in August 1996, and MBL and the private investor subsequently instituted a legal action against the Company, MILO and the Company's then shareholders. On December 6, 1996, the Company and all parties involved in this dispute negotiated a settlement pursuant to which (i) the private investor made an investment in the Company (see Note 8) and (ii) the shareholders of MBL were issued an aggregate of 882,606 shares of common stock. The shares issued to the shareholders of MBL were valued at $1,024,030 based on the sale of common stock to the investor, which valued the common stock at $1.16 per share (see Note 8), with the related charge recorded as an expense in the accompanying statement of operations for the year ended December 31, 1996. At the time of the settlement, MBL and Music Now were inactive and had no assets or liabilities.

8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

Common Stock

In December 1996, the Company sold to an investor 921,834 shares of common stock and a warrant to purchase an additional 871,710 common shares at $1.15 per share, for aggregate consideration of $1,200,000. Using the Black-Scholes model, the warrants were valued at $130,750. The remaining amount of the proceeds of $1,069,250 was allocated to common stock, resulting in a value per share of $1.16. The investor received the right to appoint two members of the Company's Board of Directors, each having one-half vote. This right terminated upon the consummation of the Company's Initial Public Offering. The investor, who is a director of the Company, exercised the warrant upon consummation of the Initial Public Offering, by tendering to the Company 62,473 shares received upon exercise to satisfy the $999,561 exercise price. This cashless exercise resulted in 809,237 net shares of common stock being received by the investor.

Preferred Stock

As of December 31, 1997, the Company had 20,000,000 shares of preferred stock authorized, of which 254,582 were designated, issued and outstanding as no par value Redeemable Series A

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

Convertible Preferred Stock ("Series A Preferred") and 1,605,505 were designated, issued and outstanding as no par value Redeemable Series B Convertible Preferred Stock ("Series B Preferred"). The Series A Preferred was sold to an investor in July 1997 for $4.91 per share, resulting in proceeds to the Company of $1,152,186, net of expenses. The Series B Preferred was sold to investors in August 1997 for $5.45 per share, resulting in proceeds to the Company of $8,100,305, net of expenses.

Each share of Series A and B Preferred converted into shares of the Company's common stock upon the consummation of the Initial Public Offering in February 1998, on a 1.5-for-1 basis.

Beginning January 1, 2003, the Series A and B Preferred would have been redeemable at the option of a majority of the holders at $4.91 per share and $5.45 per share, respectively, plus accrued but unpaid dividends, if any. The Series A and B Preferred were being accreted to their redemption values for accounting purposes. The holders of Series A and B Preferred were entitled to receive cumulative dividends of 8% per share per year, when and if declared by the Company; no dividends could have been declared or paid on common stock unless all cumulative dividends were declared and paid on the preferred stock. The Series A and Series B Preferred had liquidation preferences equal to $4.91 per share and $5.45 per share, respectively, plus any accrued and unpaid dividends.

Equity Compensation Plan

On June 1, 1996, the Company adopted the Equity Compensation Plan (the "Plan"). Under the Plan, incentive and nonqualified stock options, restricted stock and stock appreciation rights may be granted to employees, officers, employee directors and independent contractors and consultants. An aggregate of 1,600,000 shares of common stock have been reserved for issuance under the Plan. No stock options, restricted stock or stock appreciation rights were granted in 1996.

Information relative to the Plan is as follows:

                                                                Weighted
                                       Range of     Aggregate   Average
                                       Exercise     Exercise    Exercise
                           Shares       Prices        Price      Price
                          ---------  ------------- -----------  --------
Outstanding January 1,
 1997...................        --             --          --       --
Granted.................    721,914  $1.33-$ 10.00 $ 2,157,680   $ 2.99
                          ---------  ------------- -----------   ------
Outstanding December 31,
 1997...................    721,914  $1.33-$ 10.00   2,157,680   $ 2.99
Granted.................    409,389  $8.50-$ 35.50   8,866,814   $21.66
Exercised...............    (65,592) $ 1.33-$ 3.00    (128,820)  $ 1.96
Cancelled...............    (27,348) $1.33-$ 17.50    (169,705)  $ 6.21
                          ---------  ------------- -----------   ------
Outstanding September
 30, 1998...............  1,038,363  $1.33-$ 35.50 $10,725,969   $16.33
                          =========  ============= ===========   ======

As of September 30, 1998, there were options to purchase 202,710 shares of common stock exercisable with a weighted average exercise price of $2.37 per share. In addition, as of September 30, 1998, there were options to purchase and 496,045 shares of common stock available for grant under the Plan.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

The Company accounts for its option grants under APB Opinion No. 25 and related interpretations. Accordingly, compensation has been recorded for the Plan based on the intrinsic value of the stock option at the date of grant (i.e., the difference between the exercise price and the fair value of the Company's stock). Compensation, if any, is deferred and recorded as expense over the vesting period. For the year ended December 31, 1997, deferred compensation of $751,392 was recorded for options granted, of which $316,616 and $188,097 was charged to compensation expense for the year ended December 31, 1997 and the nine months ended September 30, 1998 respectively.

In 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation" (SFAS 123). SFAS 123 establishes a fair value based method of accounting for stock-based compensation plans.

This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plan consistent with the provisions of SFAS 123, the Company's pro forma net loss and net loss per common share for the year ended December 31, 1997 would have been as follows:

                                                                   Year Ended
                                                                  December 31,
                                                                      1997
                                                                  ------------
   Net loss applicable to common shareholders:
     As reported................................................. $(11,157,508)
                                                                  ============
     Pro forma................................................... $(11,265,003)
                                                                  ============
   Net loss per common share:
     As reported................................................. $      (1.42)
                                                                  ============
     Pro forma................................................... $      (1.45)
                                                                  ============

The weighted average fair value of the stock options granted during the year ended December 31, 1997 was $2.63. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions: risk free interest rates ranging from 6.4% to 6.8% based on the rates in effect on the date of grant, a volatility of 60% for options granted subsequent to the filing date of the Company's registration statement, no expected dividend yield, and an expected life of eight years for the options.

Warrants

In August 1997, the Company issued warrants to purchase 121,560 shares of Series B Preferred at an exercise price of $5.45 per share in connection with the Series B Preferred financing. The warrants were issued to one of the investors in the Series B Preferred and to the agent who represented the Company in that financing. These warrants expire in August 2002. Upon the closing of the Initial Public Offering, the warrants converted to warrants to purchase 182,341 shares of common stock at $3.63 per share. Using the Black-Scholes model, the warrants were valued at $170,000. This amount

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
was recorded as a reduction in the carrying value of the preferred stock and was amortized and included in the accretion to the redemption value of the preferred stock recorded in each period.

As consideration for certain loans, the lenders received warrants to purchase 59,997 and 76,365 shares of common stock at a price of $1.83 per share until May 16, 1998 and July 16, 1998, respectively (see Note 6). Based on the warrants' 18-month term and exercise price, the Black-Scholes model calculated a minimal value for the warrants.

                                                         Exercise    Grant Date
                                             Shares        Price     Fair Value
                                           ----------  ------------- ----------
Outstanding warrants, January 1, 1996....         --             --
Warrants granted to investor (see Note
 6)......................................     871,710  $        1.83 $  130,750
Warrants granted to lenders..............      59,997  $        1.83        --
                                           ----------  -------------
Outstanding warrants, December 31, 1996..     931,207  $        1.83
Warrants granted to lenders..............      76,365  $        1.83        --
Warrants granted to holders of Series B
 Preferred Stock.........................     182,341  $        3.63 $  170,000
Warrants granted to Series A Note Holders
 (See Note 6)............................      48,550  $11.90-$16.00 $  404,425
                                           ----------  -------------
Outstanding warrants, December 31, 1997..   1,238,962  $ 1.83-$16.00
Warrants exercised including 975,345
 shares on a cashless basis..............  (1,008,072) $        1.83
Warrants granted on connection MTV
 Networks (see Note 10)..................     226,892  $       23.28 $3,000,000
                                           ----------  -------------
Outstanding warrants, September 30,
 1998....................................     457,782  $ 3.63-$23.28
                                           ==========  =============

9. RELATED-PARTY TRANSACTIONS

Additional paid-in capital represents the deemed fair value of services contributed to the Company by the founders in 1994, 1995 and 1996. During this period, one of the founders served as President and the other was responsible for the development of the Company's system architecture and transactions systems. In 1994 and 1995, the founders were paid no compensation and in 1996 the founders' compensation was below market. The fair value of services contributed by the founders was determined by the Company's Board of Directors. In determining the value, the Board considered the founders' level of experience, position in the Company, the compensation level of other employees, the Company's financial resources and the status of the Company's development.

The Company had a $3,261 advance due to a founder at December 31, 1996 and 1997. This advance was repaid in the nine months ended September 30, 1998. At December 31, 1995 the Company had advances due to a founder and his father of $4,103 and $74,740, respectively. During 1996, the father advanced additional funds to the Company and, on August 16, 1996, in consideration of the cancellation of $81,923 debt due to the father, the Company issued 41,244 shares of the Company's common stock. The exchange ratio used to convert the debt into shares of common stock was negotiated between the founders and their father and cannot be considered arms-length.

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

Marketing Agreements and Strategic Alliances

Yahoo! Agreement. On September 2, 1998, the Company entered into a global merchant agreement with Yahoo! Inc. (the "Yahoo! Agreement"), extending and expanding upon earlier agreements with Yahoo! of August 1997 and March 1998. Under the Yahoo! Agreement: (i) the Company continues to be granted music-retail exclusivity on music-related search-results pages on Yahoo!'s main directory, www.yahoo.com, (ii) is integrated into other areas of the Yahoo! Service, including Yahoo! Mail and (iii) becomes the premier music retailer on many of Yahoo!'s international sites. The term of the Yahoo! Agreement ends on December 31, 2000, except for presence on the international sites, which ends in March, 2000. The Company may terminate the Yahoo! Agreement earlier upon payment of a specified termination fee. Coincident with the Yahoo! Agreement, Yahoo! agreed to purchase up to $2 million in newly-issued common shares of the Company at market price, of which $1 million was invested in September 1998, and the remainder is to be invested on December 31, 1999.

Excite Agreement. On September 30, 1997, the Company entered into a two-year agreement with Excite, Inc. (the "Excite Agreement"), pursuant to which the Company became the exclusive retail music store sponsor of the Webcrawler.com Web site. The Excite Agreement requires the Company to pay Excite a set-up fee, an annual exclusivity fee and an annual sponsorship fee for ongoing programming, links, placements, advertisements and promotions. The Excite Agreement will expire in January 2000.

Lycos Agreement. On March 26, 1998, the Company entered into an agreement with Lycos, Inc. (the "Lycos Agreement"), pursuant to which the Company became the exclusive retail music store sponsor of the www.lycos.com and www.tripod.com Web sites. The Lycos Agreement has a term of three years and will expire in August 2001. The Company has issued 82,224 shares (the "Lycos Shares") of common stock to Lycos. The Lycos Shares vest as Lycos delivers certain required minimum page views, as defined in the Lycos Agreement. The Company has the right to repurchase any of the Lycos shares that do not become vested at a price of $0.01 per share. The Company will measure the stock granted as it vests. If Lycos is unable to deliver a number of guaranteed minimum impressions, some of the Lycos shares may not vest.

Lycos Bertelsmann Agreement. On April 2, 1998, the Company entered into an agreement with Lycos Bertelsmann GMBH & Co. KG (the "Lycos Bertelsmann Agreement"), pursuant to which the Company became the exclusive music retailer on certain Lycos Bertelsmann branded Web services in Europe, as defined in the Lycos Bertelsmann Agreement. The Lycos Bertelsmann Agreement has a three year term expiring in April 2001.

MTV Agreement. On May 18, 1998, the Company entered into a binding memorandum of terms for a three year advertising and promotion agreement with MTV Networks, a subsidiary of Viacom International, Inc., pursuant to which the Company committed to purchase advertising on the MTV

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES
and VH1 cable television channels and obtained the right to use certain MTV and VH1 content. The Company has granted MTV Networks a warrant to purchase 226,892 shares of the Company's common stock at an exercise price of $23.28 per share. The warrant will vest annually over the three years of the contract term.

Other Agreements. On January 5, 1998 the Company entered into a strategic alliance with GeoCities pursuant to which the Company has been designated as the exclusive music retailer as well as one of four key commerce partners that occupy a premier position on certain pages of the GeoCities Web site. The Company also has committed to make payments under advertising and linking agreements with Rolling Stone Network, America Online with respect to the Love@AOL service, and with certain other parties.

The Company is required to pay aggregate minimum fixed fees of $9.3 million, $27.4 million, $26.7 million and $3.6 million during the remaining three months of 1998 and the years ending December 31, 1999, 2000 and 2001, respectively, under the Company's marketing agreements and strategic alliances.

The Company expects to amortize the costs associated with its marketing agreements and strategic alliances over the contract terms, with the amortization method primarily based on the rate of delivery of a guaranteed number of impressions to be received during the contract term.


Many of the Company's agreements, including the Yahoo!, Excite, Lycos and Lycos Bertelsmann Agreements, contain provisions which may require additional payments to be made by the Company based on factors such as click-throughs and new customers generated. To date, the amount of such payments has not been material. Such payments are charged to expense as incurred. The Company will continue to evaluate the realizability of assets recorded, if any, related to the Yahoo!, Excite, Lycos, Lycos Bertelsmann and other agreements, and, if necessary, write down the assets to realizable value.

Leases

The Company has entered into various noncancelable operating and capital leases for office space, telephones and other equipment. Future minimum lease payments under operating and capital leases as of December 31, 1997 are as follows:

                             Operating   Capital
                             ---------- ----------
   1998....................  $  291,033 $  464,103
   1999....................     302,044    453,629
   2000....................     343,784    388,761
   2001....................     316,775    146,407
   2002....................     226,037        --
                             ---------- ----------
   Total minimum lease
    payments...............  $1,479,673  1,452,900
                             ==========
   Less--Amount
    representing interest..               (319,578)
                                        ----------
   Present value of minimum
    capitalized lease
    payments...............             $1,133,322
                                        ==========

                                                            Financial Statements

                       CDNOW, INC. AND SUBSIDIARIES

Rent expense under operating leases was $51,836, $16,905, $207,724, $119,176 and $399,336 for the years ended 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, respectively.

Legal Actions

From time-to-time, the Company may be involved in litigation relating to claims arising out of its ordinary course of business. The Company believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which, would have a materially adverse effect on the Company.

                                                            Financial Statements

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To N2K Inc.:

We have audited the accompanying consolidated balance sheets of N2K Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N2K Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Philadelphia, Pa.,
February 12, 1998 (except with respect to the matter discussed in Note 1, as to which the date is December 22, 1998)

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                            December 31,
                                      --------------------------  September 30,
                                          1996          1997          1998
                                      ------------  ------------  -------------
                                                                   (Unaudited)
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $  4,483,450  $ 36,831,748  $  54,277,085
  Accounts receivable, net..........        63,549       713,386      1,694,649
  Receivable for Common stock
   subject to put rights............           --      2,999,995      2,999,995
  Prepaid expenses..................       703,657    16,645,294      9,651,836
                                      ------------  ------------  -------------
    Total current assets............     5,250,656    57,190,423     68,623,565
                                      ------------  ------------  -------------
NET ASSETS OF DISCONTINUED OPERA-
 TIONS..............................       158,247           --             --
                                      ------------  ------------  -------------
PROPERTY AND EQUIPMENT:
  Computer equipment................     2,289,944     4,638,311     10,328,407
  Office furniture and equipment....       491,942     1,079,960      1,606,041
  Leasehold improvements............       486,877     1,213,174      1,569,240
  Property and equipment under
   capital leases...................       868,436     1,591,387      1,591,387
                                      ------------  ------------  -------------
                                         4,137,199     8,522,832     15,095,075
  Less-Accumulated depreciation and
   amortization.....................    (1,002,435)   (2,241,059)    (4,353,721)
                                      ------------  ------------  -------------
    Net property and equipment......     3,134,764     6,281,773     10,741,354
                                      ------------  ------------  -------------
OTHER ASSETS:
  Intangible assets, net............       320,162       244,154        187,148
  Restricted cash...................       167,000       167,000        167,000
  Other.............................       299,093       138,206      1,083,276
                                      ------------  ------------  -------------
    Total other assets..............       786,255       549,360      1,437,424
                                      ------------  ------------  -------------
                                      $  9,329,922  $ 64,021,556  $  80,802,343
                                      ============  ============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of capital lease
   obligations......................  $    182,868  $    394,055  $     303,415
  Accounts payable..................     1,068,657     1,290,474      1,577,119
  Accrued merchandise costs.........        24,740     1,169,898      1,469,257
  Accrued compensation..............       492,515     1,259,165      1,246,808
  Accrued royalties.................           --         28,289         33,105
  Other accrued liabilities.........     1,571,012     2,189,191      6,271,160
                                      ------------  ------------  -------------
    Total current liabilities.......     3,339,792     6,331,072     10,900,864
                                      ------------  ------------  -------------
NET LIABILITIES OF DISCONTINUED
 OPERATIONS.........................           --        705,756      5,139,973
                                      ------------  ------------  -------------
CAPITAL LEASE OBLIGATIONS...........       235,153       519,215        311,460
                                      ------------  ------------  -------------
OTHER LONG-TERM LIABIILTIES.........       309,100       317,583        324,508
                                      ------------  ------------  -------------
COMMON STOCK SUBJECT TO PUT RIGHTS..       537,498     2,999,995      2,999,995
                                      ------------  ------------  -------------
COMMITMENTS AND CONTINGENCIES (Note
 10)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   40,000,000 shares authorized,
   15,397,088 shares and none issued
   and outstanding..................        15,397           --             --
  Common stock, $.001 par value,
   100,000,000 shares authorized,
   2,923,216, 12,118,000 and
   14,228,755 shares issued and
   outstanding actual...............         2,923        12,118         14,229
  Additional paid-in capital........    31,694,385   109,197,798    171,356,553
  Accumulated deficit...............   (26,804,326)  (56,061,981)  (110,245,239)
                                      ------------  ------------  -------------
    Total stockholders' equity......     4,908,379    53,147,935     61,125,543
                                      ============  ============  =============
                                      $  9,329,922  $ 64,021,556  $  80,802,343
                                      ============  ============  =============

        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Nine Months Ended
                                   Year Ended December 31                   September 30
                          ------------------------------------------  --------------------------
                              1995          1996           1997           1997          1998
                          ------------  -------------  -------------  ------------  ------------
                                                                             (Unaudited)
NET REVENUES............  $     96,505  $   1,655,704  $   8,108,449  $  4,115,458  $ 24,890,121
COST OF REVENUES........        85,176      1,447,888      6,212,741     3,284,672    19,888,878
                          ------------  -------------  -------------  ------------  ------------
 Gross profit...........        11,329        207,816      1,895,708       830,786     5,001,243
OPERATING EXPENSES:
 Operating and
  development...........     1,034,617      7,007,929     10,585,441     7,082,806    16,092,108
 Sales and marketing....     1,077,649      2,772,167      6,690,884     2,612,009    29,818,641
 General and
  administrative........       871,667      2,477,995      4,647,810     3,125,505     3,357,404
 Charge for purchased
  research and
  development...........           --       5,242,523            --            --            --
                          ------------  -------------  -------------  ------------  ------------
 Operating loss.........    (2,972,604)   (17,292,798)   (20,028,427)  (11,989,534)  (44,266,910)
INTEREST AND OTHER
 INCOME.................       106,370        352,531        693,881       166,312     2,446,254
INTEREST EXPENSE........       (18,237)       (52,281)      (653,455)     (484,486)      (55,071)
                          ------------  -------------  -------------  ------------  ------------
 Loss from continuing
  operations............    (2,884,471)   (16,992,548)   (19,988,001)  (12,307,708)  (41,875,727)
INCOME (LOSS) FROM
 DISCONTINUED
 OPERATIONS.............     1,289,671     (1,915,361)    (9,683,466)   (4,806,679)  (12,307,531)
GAIN ON DISPOSAL OF
 DISCONTINUED
 OPERATIONS.............           --             --       1,574,493     1,574,493           --
                          ------------  -------------  -------------  ------------  ------------
LOSS BEFORE
 EXTRAORDINARY ITEM.....    (1,594,800)   (18,907,909)   (28,096,974)  (15,539,894)  (54,183,258)
EXTRAORDINARY ITEM......           --             --        (639,262)          --            --
                          ------------  -------------  -------------  ------------  ------------
NET LOSS................  $ (1,594,800) $ (18,907,909) $ (28,736,236) $(15,539,894) $(54,183,258)
                          ============  =============  =============  ============  ============
BASIC AND DILUTED INCOME
 (LOSS) PER COMMON
 SHARE:
 Loss from continuing
  operations............  $      (1.84) $       (6.15) $       (4.09) $      (4.11) $      (3.12)
 Income (loss) from
  discontinued
  operations............          0.82          (0.70)         (1.98)        (1.61)        (0.91)
 Gain on disposal of
  discontinued
  operations............           --             --            0.32          0.53           --
 Extraordinary item.....           --             --           (0.13)          --            --
                          ------------  -------------  -------------  ------------  ------------
 Net loss per Common
  share.................  $      (1.02) $       (6.85) $       (5.88) $      (5.19) $      (4.03)
                          ============  =============  =============  ============  ============
SHARES USED IN COMPUTING
 BASIC AND DILUTED NET
 LOSS PER COMMON SHARE..     1,566,955      2,760,948      4,885,556     2,994,770    13,434,772
                          ============  =============  =============  ============  ============


        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              Additional
                         Preferred  Common     Paid-in     Accumulated
                           Stock     Stock      Stock        Deficit        Total
                         ---------  -------  ------------ -------------  ------------
BALANCE, DECEMBER 31,
 1994................... $  4,057   $ 1,567  $  8,539,697 $  (6,301,617) $  2,243,704
 Common stock options
  exercised.............      --        --             80           --             80
 Net loss...............      --        --            --     (1,594,800)   (1,594,800)
                         --------   -------  ------------ -------------  ------------
BALANCE, DECEMBER 31,
 1995...................    4,057     1,567     8,539,777    (7,896,417)      648,984
 Issuance of Common
  stock and Series E
  Preferred stock in
  connection with
  purchase of New York
  N2K...................    1,348     1,348     4,148,708           --      4,151,404
 Issuance of Series E
  Preferred stock.......    4,659       --      3,722,701           --      3,727,360
 Issuance of Series F
  Preferred stock, net..    5,333       --     15,262,951           --     15,268,284
 Issuance of Common
  stock for services
  rendered..............      --          6        14,244           --         14,250
 Common stock options
  exercised.............      --          2         6,004           --          6,006
 Net loss...............      --        --            --    (18,907,909)  (18,907,909)
                         --------   -------  ------------ -------------  ------------
BALANCE, DECEMBER 31,
 1996...................   15,397     2,923    31,694,385   (26,804,326)    4,908,379
 Issuance of Series G
  Preferred stock, net..    2,480       --      7,213,051           --      7,215,531
 Warrants issued in
  connection with
  Management and Senior
  notes.................      --        --        950,000           --        950,000
 Warrants issued in
  connection with AOL
  Contract..............      --        --        775,000           --        775,000
 Issuance of Common
  stock, net............      --      3,830    65,320,929           --     65,324,759
 Conversion of Preferred
  stock to Common
  stock.................  (17,877)    5,020        12,857           --            --
 Management Note
  Conversion............      --         95     1,811,637           --      1,811,732
 Rocktropolis Put
  expiration............      --         45       537,453           --        537,498
 Common stock purchase
  and retirement........      --        (41)          --       (521,419)     (521,460)
 Issuance of Common
  stock for services
  rendered..............      --          3        52,496           --         52,499
 Issuance of Common
  stock options for
  services rendered.....      --        --         31,463           --         31,463
 Common stock options
  exercised.............      --        243       798,527           --        798,770
 Net loss...............      --        --            --    (28,736,236)  (28,736,236)
                         --------   -------  ------------ -------------  ------------
BALANCE, DECEMBER 31,
 1997...................      --     12,118   109,197,798   (56,061,981)   53,147,935
 Issuance of Common
  stock under employee
  stock purchase plan
  (unaudited)...........      --         10        94,732           --         94,742
 Issuance of Common
  stock, net
  (unaudited)...........      --      2,000    61,405,188           --     61,407,188
 Common stock options
  and warrants exercised
  (unaudited)...........      --         98       366,418           --        366,516
 Issuance of Common
  stock for services
  rendered (unaudited)..      --          3        62,497           --         62,500
 Issuance of Common
  stock options for
  services rendered
  (unaudited)...........      --        --        229,920           --        229,920
 Net loss (Unaudited)...      --        --            --    (54,183,258)  (54,183,258)
                         --------   -------  ------------ -------------  ------------
BALANCE, SEPTEMBER 30,
 1998 (unaudited)....... $    --    $14,229  $171,356,553 $(110,245,239) $ 61,125,543
                         ========   =======  ============ =============  ============

        The accompanying notes are an integral part of these statements.
                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Nine Months Ended
                                   Year Ended December 31                    September 30
                          ------------------------------------------  ----------------------------
                              1995          1996           1997           1997           1998
                          ------------  -------------  -------------  -------------  -------------
                                                                              (Unaudited)
OPERATING ACTIVITIES:
 Net loss...............  $ (1,594,800) $ (18,907,909) $ (28,736,236) $ (15,539,894) $ (54,183,258)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities--
 Depreciation and
  amortization..........       238,558        767,357      1,437,541        959,312      2,307,834
 Amortization of
  marketing advances....           --             --       2,769,741        158,000     14,926,452
 Gain on disposal of
  discontinued
  operations............           --             --      (1,574,493)    (1,574,493)           --
 Encoded Music
  restructuring charge..           --             --             --             --       4,304,249
 Loss on disposal of
  property and
  equipment.............           --             --          79,620         79,620            --
 Extraordinary loss from
  early extinguishment
  of debt...............           --             --         639,262            --             --
 Amortization of
  discount on Management
  and Senior Notes......           --             --         310,738        227,000            --
 Provision for future
  returns...............           --             --       1,816,238        447,641        192,000
 Provision for doubtful
  accounts..............           --          18,000         64,045         56,574         99,793
 Charge for purchased
  research and
  development...........           --       5,242,523            --             --             --
 Issuance of Common
  stock for services
  rendered..............           --          14,250         52,499            --          62,500
 Issuance of Common
  stock options for
  services rendered.....           --             --          31,463            --         229,920
 Decrease (increase)
  in--
 Restricted cash........           --         500,000            --        (300,000)           --
 Accounts receivable....       485,839        461,356     (1,022,882)    (1,135,991)      (684,250)
 Prepaid expenses.......       (30,225)      (610,365)   (18,065,728)    (3,804,769)    (7,818,065)
 Inventory..............           --        (113,824)        23,785         23,697       (224,320)
 Advances and recoupable
  costs.................           --         (86,525)      (116,825)    (1,149,660)        32,444
 Other assets...........          (229)       (49,144)       (45,945)       (24,501)    (1,259,910)
 Increase (decrease)
  in--
 Accounts payable.......       (30,951)     1,177,839        (61,680)       (90,250)       395,160
 Accrued merchandise
  costs.................        33,300         (8,560)     1,145,158        539,621        299,359
 Accrued compensation...        44,335        484,819        625,084       (119,340)        52,923
 Accrued royalties......           --             --         629,989        259,151        (45,436)
 Accrued Encoded Music
  restructuring.........           --             --             --             --        (499,316)
 Other accrued
  liabilities...........           821        317,418       (733,858)       763,000      3,993,372
 Other long-term
  liabilities...........       (20,671)        59,073         60,641          3,036         23,945
                          ------------  -------------  -------------  -------------  -------------
  Net cash used in
   operating
   activities...........      (874,023)   (10,733,692)   (40,671,843)   (20,222,246)   (37,794,604)
                          ------------  -------------  -------------  -------------  -------------
INVESTING ACTIVITIES:
 Purchases of and
  deposits on property
  and equipment.........      (338,721)    (2,933,196)    (4,313,916)    (2,636,803)    (6,277,541)
 Acquisition of New York
  N2K, net of cash
  acquired..............           --        (224,077)           --             --             --
 Purchase of
  Rocktropolis website..           --        (671,744)           --             --             --
 Proceeds from disposal
  of discontinued
  operations............           --             --       3,000,000      3,000,000            --
                          ------------  -------------  -------------  -------------  -------------
  Net cash (used in)
   provided by investing
   activities...........      (338,721)    (3,829,017)   (1,313,916)        363,197     (6,277,541)
                          ------------  -------------  -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

                                                                    Nine Months Ended
                               Year Ended December 31                 September 30
                         -------------------------------------  -------------------------
                            1995        1996          1997         1997          1998
                         ----------  -----------  ------------  -----------  ------------
                                                                      (Unaudited)
FINANCING ACTIVITIES:
 Net borrowings
  (repayments) under
  line of credit.......  $  400,000  $  (400,000) $        --   $   650,000  $        --
 Proceeds from
  Management and Senior
  Notes................         --           --      7,771,600    7,771,600           --
 Repayment of Senior
  Notes................         --           --     (6,021,600)         --            --
 Payments on capital
  lease obligations....    (109,476)    (103,115)     (233,543)    (158,229)     (350,964)
 Proceeds from issuance
  of Preferred stock,
  net..................         --    18,995,644     7,215,531    7,215,531           --
 Proceeds from issuance
  of Common stock,
  net..................         --           --     65,324,759          --     61,407,188
 Proceeds from issuance
  of Common stock under
  the employee stock
  purchase plan........         --           --            --           --         94,742
 Proceeds from exercise
  of Common stock
  options and
  warrants.............          80        6,006       277,310       75,663       366,516
                         ----------  -----------  ------------  -----------  ------------
  Net cash provided by
   financing
   activities..........     290,604   18,498,535    74,334,057   15,554,565    61,517,482
                         ----------  -----------  ------------  -----------  ------------
INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS..    (922,140)   3,935,826    32,348,298   (4,304,484)   17,445,337
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD.............   1,469,764      547,624     4,483,450    4,483,450    36,831,748
                         ----------  -----------  ------------  -----------  ------------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................  $  547,624  $ 4,483,450  $ 36,831,748  $   178,966  $ 54,277,085
                         ==========  ===========  ============  ===========  ============


        The accompanying notes are an integral part of these statements.

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (Information as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 is unaudited)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company:

Background and Recent Events

N2K Inc. (the "Company" or "N2K"), formerly Telebase Systems, Inc., was formed as a result of the merger in February 1996, of N2K Inc., a New York corporation ("New York N2K") which was founded in 1995, and Telebase Systems, Inc. ("Telebase"), which was founded in 1984 as a provider of on-line information services (see Note 2). In 1994, recognizing increasing opportunities in the entertainment market, Telebase expanded its strategy to include music entertainment. In April 1997, the Company discontinued its on-line information services business and in August 1997, the Company sold substantially all of the net assets of this business. The operations of the on-line information services business have been accounted for as discontinued operations (see Note 3).

The Company is an online music entertainment company using the Internet as a global platform for promoting, marketing and selling music and related merchandise. The Company's strategy is to build loyal user communities around genre-specific websites that provide music content and enable consumers to purchase compact discs ("CDs"), cassettes, LPs, videos and related merchandise.

The Company has incurred significant losses and expects to continue to incur significant losses on a quarterly and annual basis for the foreseeable future. As of September 30, 1998, the Company had an accumulated deficit of $110,245,239. The Company has incurred losses from continuing operations of $16,992,548, $19,988,001 and $41,875,727 for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, respectively. Since its inception, the Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its websites, to establish marketing and distribution relationships and to build its administrative organization. The Company currently intends to increase its operating expenses as a result of the Company's strategic alliances, to fund increased sales and marketing, to enhance existing websites and to complete strategic relationships important to the success of the Company. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, results of operations and financial condition will be materially adversely affected. There can be no assurance that the Company will be able to generate sufficient revenues from the sale of music recordings, related merchandise, advertising and sponsorship to achieve or maintain profitability on a quarterly or annual basis in the future. The Company expects negative cash flow from operations to continue for the foreseeable future as it continues to develop and market its business.

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

The Company had also established its own record label, N2K Encoded Music, which used the Company's websites, as well as record stores and other traditional distribution channels, to promote, distribute and sell original and licensed artist recordings. In August 1998, management announced a restructuring of its record label, N2K Encoded Music. The restructuring was done in an effort to streamline the cost structure of Encoded Music. Historically, the Company focused on two genres of music: Rock/Pop and Jazz. Through this restructuring, the Company will no longer produce or license artist recordings in the Rock/Pop genre. The Company immediately ceased all of its operations in the Rock/Pop genre. Accordingly, the Company recorded a restructuring charge of $4,304,249. This charge is included in loss from discontinued operations in the accompanying consolidated statements of operations. This charge represented (i) certain costs relating to severance due to a reduction in Encoded Music's workforce ($2,006,360); (ii) costs associated with the termination of certain of its contractual commitments ($1,437,845); and (iii) non-cash costs associated with the write-down of certain assets and other miscellaneous costs ($860,044). The reduction in Encoded Music's workforce represented 21 individuals, or all of its employees who worked in the Rock/Pop genre and included individuals in promotions, sales and marketing and management. The contractual commitments terminated primarily relate to contracts which N2K had with various artists/projects. Pursuant to these contracts, N2K was obligated to provide the funding and support for each of these artists' projects. As a result of N2K exiting the Rock/Pop genre, N2K no longer supported these projects. Accordingly, the costs incurred represented the costs that N2K was required to pay, or is expected to pay to settle its obligation under its original artist recording agreements for each of these projects. These arrangements should be settled and paid by June 1999. The Company's management believes that this provision is adequate based upon the decisions currently made by management. However, the amount the Company ultimately incurs could be different from these estimates. At September 30, 1998, $3,804,933 of restructuring charges remained in accrued liabilities. The balance was comprised of $1,894,245 for severance costs, $1,066,845 to terminate certain of its existing contracts, and $843,843 for other miscellaneous costs. Other than the amounts paid, there were not any changes to this liability since the initial charge. Cash expenditures related to this restructuring for the three months ended September 30, 1998 were $499,316. Cash expenditures for the fourth quarter of 1998 and the years ended December 31, 1999 and 2000 are expected to be approximately $445,000, $2,059,000 and $644,000, respectively. Actual costs incurred are charged against the accrued Encoded Music restructuring account when paid.

In December 1998, the Company approved a formal plan of disposal for N2K Encoded Music. N2K Encoded Music has been accounted for as a discontinued operation with a measurement date of December 22, 1998. N2K has negotiated the material terms of an agreement to sell the majority of Encoded Music to an unrelated third party. The Company expects that the disposal of N2K Encoded Music will result in a loss on the disposal of the segment's net assets. Accordingly, as of December 22, 1998, the Company has accrued the expected loss on the disposal, as well as the expected losses of the segment from the measurement date to the anticipated disposal date. As these accruals were recorded on December 22, 1998, the accompanying consolidated financial statements do not reflect such amounts. These accruals will be recorded in the quarter ended December 31, 1998. However, the accompanying consolidated financial statements reflect the operating results and

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES
balance sheet items of the discontinued operations separately from continuing operations. See Note 3 for more information on the N2K Encoded Music discontinued operation.

On October 23, 1998, the Company and CDnow, Inc. ("CDnow") issued a joint press release announcing the execution of a definitive merger agreement. CDnow is an online retailer of CDs and other music related products. The merger will be effected through the formation of a new publicly traded company, initially to be called CDnow/N2K, Inc. The agreement provides for each existing N2K stockholder to receive 0.83 shares of common stock in the new company for each N2K share owned by such party, and each existing CDnow shareholder to receive
1.00 share of common stock in the new company for each CDnow share owned by such party. The merger agreement and press release are filed as exhibits to the Company's Current Report on Form 8-K dated October 22, 1998 and filed October 29, 1998.

Management and Senior Notes

In July 1997, the Company issued $1,750,000 aggregate principal amount of promissory notes to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin (the "Management Notes"), each of whom loaned the Company $583,333. The Management Notes bore interest at 14% per annum and were due on the earlier of
(i) a change of control of the Company, as defined, and (ii) March 31, 1998. The Management Notes, including interest, converted into an aggregate 95,354 shares of Common stock upon the consummation of the initial public offering in October 1997 (the "Management Note Conversion"). In consideration for these loans, the Company issued an aggregate of 48,609 warrants to purchase 48,609 shares of Common stock, representing 16,203 warrants to each of Messrs. Rosen, Diamond and Grusin. The warrants are exercisable at a price of $12 per share and expire in July 2004. The Management Notes were recorded net of the value ($150,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. When the Management Notes were converted into Common stock, the Company recorded an extraordinary charge to its consolidated statement of operations, which was equal to the unamortized portion of the discount (approximately $102,000).

In August 1997, the Company issued $6,021,600 aggregate principal amount of Senior Notes (the "Senior Notes") to a group of five institutional investors affiliated with an insurance company and one existing stockholder of the Company in return for loans in that amount to the Company. The Senior Notes bore interest at 14% per annum and were due on the earlier of (i) consummation of the Company's initial public offering, (ii) a change of control of the Company, as defined, and (iii) March 31, 1998. In consideration for these loans, the Company issued an aggregate of 167,266 warrants to purchase 167,266 shares of Common stock. The warrants are exercisable at a price of $12 per share and expire in August 2004. The Senior Notes were recorded net of the value ($800,000) associated with these warrants. This discount was being amortized over the term of the debt through March 31, 1998. In connection with the early repayment of the Senior Notes upon the consummation of the initial public offering, the Company recorded an extraordinary charge to its consolidated statement of operations which was equal to the unamortized portion of the discount

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

(approximately $537,000). In addition, the Company issued warrants to purchase 83,389 shares of Common stock at an exercise price of $12 per share as a placement fee relating to this transaction.

Initial Public Offering

On October 22, 1997, the Company completed its initial public offering of 3,330,221 shares of Common stock at a price of $19 per share. Additionally, on October 22, 1997, the underwriter exercised their overallotment option for the purchase of 499,533 shares at a price of $19 per share. The Company received net cash proceeds of approximately $65,300,000 from the initial public offering. In addition, on October 22, 1997, the following events occurred: (i) the automatic conversion of all outstanding shares of the Company's Preferred stock; $0.001 par value, into an aggregate of 4,986,778 shares of Common stock upon the consummation of the initial public offering; (ii) the automatic expiration upon the consummation of the initial public offering of the put rights associated with 44,790 shares of Common stock issued in connection with purchase of the rock website, Rocktropolis; (iii) the Management Note Conversion; (iv) the AOL Purchase; and (v) the repayment of the Senior Notes.

Secondary Offering

On April 20, 1998, the Company completed its secondary public offering (the "Secondary Offering") of 3,125,722 shares of Common stock at a price of $33 per share. Of the 3,125,722 shares of Common stock offered, 2,000,000 were offered by the Company, and 1,125,722 were offered by selling stockholders. The Company received net proceeds of approximately $61,560,000.

Stock Split and Reorganization

On October 15, 1997, the Company effected a one-for-four reverse stock split of each outstanding share of Common stock in N2K Inc., a Pennsylvania corporation, prior to the reorganization of N2K Inc. as a Delaware corporation, which occurred on October 16, 1997. All share, stock option and warrant data have been restated to reflect the reverse stock split.

Summary of Significant Accounting Policies:

Interim Financial Statements

The consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the entire year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

                                                           Financial Statements

                           N2K INC. AND SUBSIDIARIES

Management's Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents are comprised of investments in various mutual and money market funds, as well as short-term notes.

Supplemental Disclosures of Cash Flow Information

For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company paid interest of $18,237, $52,281, $277,528, $77,030 and $64,277, respectively. Income taxes paid in 1995, 1996,
1997 and 1998 were immaterial. The Company incurred $99,454, $933,227 and $208,226 of capital lease obligations during 1995, 1997 and the nine months ended September 30, 1997, respectively. There were no capital lease obligations incurred during 1996 or 1998.

The following table displays the noncash assets and liabilities that were consolidated as a result of the New York N2K acquisition on February 13, 1996 (see Note 2):

   Noncash assets (liabilities):
     Accounts receivable........................................... $    78,090
     Prepaid expenses..............................................       3,540
     Property and equipment........................................     557,455
     Other assets..................................................      36,612
     Goodwill......................................................     280,000
     Charge for purchased research and development.................   4,133,281
     Accounts payable and other accrued liabilities................    (405,118)
     Capital lease obligations.....................................    (308,379)
                                                                    -----------
       Net noncash assets acquired.................................   4,375,481
       Less--Preferred stock issued................................  (1,078,286)
          Common stock issued......................................  (3,073,118)
                                                                    -----------
     Cash paid, net of cash acquired............................... $   224,077
                                                                    ===========

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES

Additionally, the following table displays the noncash assets that were acquired as a result of the Rocktropolis website acquisition on June 21, 1996 (see Note 2):

   Noncash assets :
     Charge for purchased research and development.................. $1,109,242
     Intangible assets..............................................    100,000
                                                                     ----------
       Net noncash assets acquired..................................  1,209,242
       Less--Common stock issued....................................   (537,498)
                                                                     ----------
     Cash paid...................................................... $  671,744
                                                                     ==========

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated on a straightline basis over the estimated useful lives of the assets. Computer equipment is depreciated primarily over an estimated useful life of 4 years and office furniture and equipment is depreciated over an estimated useful life of 4 to 8 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Improvements and betterments are capitalized, and maintenance and repair costs are charged to expense as incurred. Upon retirement or disposition, the applicable property amounts are relieved from the accounts, and any gain or loss is recorded in the consolidated statement of operations.

Intangible Assets

Intangible assets consist of acquired technology costs and the Rocktropolis tradename and are being amortized over 5 years on a straightline basis.

The Company evaluates the realizability of intangible assets based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flow is less than the net book value of the asset, the asset is written down to its net realizable value. As of September 30, 1998, no such writedown was required.

Common Stock Subject to Put Rights

America Online, Inc. ("AOL") and the Company entered into an agreement, pursuant to which AOL agreed to purchase from the Company at the initial public offering price per share of $19.00 (less underwriting discounts and commissions) an aggregate amount of $3,000,000 or 169,779 shares of the Company's Common stock (the "AOL Purchase"). The Company has granted AOL certain shelf and other registration rights with respect to the shares purchased by AOL in the AOL Purchase, including the right to require the Company to register such shares for resale, to have such registration statement declared effective on or before April 16, 1998 and to maintain the effectiveness of such registration statement for a period of two years from the consummation of the AOL Purchase. Accordingly, the value of these shares is not included in Stockholders' equity. As the Company has failed to cause such registration statement to be declared effective by April 16, 1998, AOL has the right to require the Company to repurchase such shares for cash at a price equal to the greater of the original purchase price therefor (which was being held by AOL in a segregated account) and the

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES
then-current fair market value. On December 16, 1998, the Company and AOL agreed to offset $3,000,000 in marketing advances which the Company owed to AOL as of November 1, 1998 against the $3,000,000 AOL owed to the Company under this agreement. The current fair market value of the Company's Common stock as of January 20, 1999 was $14.31 per Common share. As of January 20, 1999, these shares had not been registered and AOL had not exercised its put right. If the Company is required to purchase the AOL shares, the Common subject to put rights on the Company's consolidated balance sheets will be accreted to its fair value based upon the price of the Company's stock at each reporting date. The fair value will be recorded as a charge to retained earnings at each reporting date and will reduce earnings available to Common shareholders. As of January 20, 1999, there is no charge as the market value of the Company's Common stock is below $19.00 per Common share. The Company's repurchase obligation is secured by an escrow in the form of cash and/or letter of credit in an amount to be agreed upon by the Company and AOL, which amount shall not be less than $3,000,000 nor more than $7,500,000.

In addition, the Company granted AOL a warrant for the future purchase of up to 184,736 additional shares of Common stock (the "AOL Warrant") at an exercise price equal to the initial public offering price per share. The AOL Warrant is exercisable as to one-half of the total number of shares on the first anniversary of the date of issuance and as to the balance of the shares on the second anniversary of the date of issuance. The AOL Warrant expires in October 2004. The fair value of these warrants ($775,000) has been included in prepaid expenses and is being amortized over the term of the AOL Contract, which is three years.

Revenue Recognition

Revenues from the sale of music CDs and cassettes sold via the Internet include shipping and handling charges and are recognized at the time of shipment. The Company records the estimated gross profit which will be lost due to current period shipments being returned in future periods as a reduction of revenues and cost of revenues in the period of shipment.

The Company has numerous agreements with other companies in the entertainment business which provide for, among other things, the Company to pay a percentage of revenues, as defined, derived from customers entering the Company's website via the websites of these other companies. The Company records these amounts in sales and marketing expenses in the accompanying consolidated statements of operations.

Advertising revenues are derived from the sale of advertising on the Company's websites. Advertising revenues are recognized in the period the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions", or times that any advertisement is viewed by users on the Company's websites. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until guaranteed impression levels are achieved. Revenues from the sale of certain advertising on the Company's websites are shared with third parties under the terms of certain agreements. The Company records such advertising revenues gross and records amounts allocable to third parties

                                                            Financial Statements

                           N2K INC. AND SUBSIDIARIES
under the terms of such agreements in sales and marketing expenses. To date, amounts allocable to third parties have not been significant. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, advertising revenues were $3,000, $222,680, $965,954, $420,988 and $2,845,136, respectively.

The Company recognizes advertising revenue as a result of barter transactions. Such revenue is recognized based on the fair value received or sold, whichever clearly estimates the fair value of the transaction, which generally consists of advertising or merchandise. Barter revenue and the corresponding expenses are recognized in the period the advertising is displayed. For the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998, $340,000, $242,945 and $1,718,354, respectively, of advertising revenue was recognized related to barter transactions. Prior to 1997, the Company had no barter transactions.

International net revenues were $25,570, $650,258, $2,104,399, $1,307,794 and
$3,829,103 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

Operating and Development Expenses

Operating and development expenses consist of software engineering, multimedia production, graphic design, telecommunications charges and computer operations which support the Company's products. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company incurred costs of $724,326, $3,051,174, $4,128,249, $2,989,307 and
$5,432,386, respectively, relating to research and development. These amounts are included in operating and development expenses as shown in the accompanying consolidated statements of operations.

Advertising Expenses

Advertising and promotional costs incurred by the Company are expensed the first time the advertising takes place. Advertising and promotion expense, excluding the amortization of the Company's marketing advances (see Note 4), was $388,748, $1,759,515, $3,156,173, $1,852,361 and $12,785,091 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively, and is included in sales and marketing expenses in the accompanying consolidated statements of operations.

Charge for Purchased Research and Development

In connection with the acquisition of New York N2K in February 1996 and the rock website, Rocktropolis, in June 1996 (see Note 2), $5,242,523 of the aggregate purchase price was allocated to incomplete research and development projects. Accordingly, these costs were charged to expense as of the acquisition dates. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The acquired technology required substantial additional development by the Company.

                                                            Financial Statements

Loss per Common Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which superseded Accounting Principles Board Opinion No. 15. SFAS No. 128 requires dual presentation of basic and diluted earnings (loss) per share for complex capital structures on the face of the statements of operations. According to SFAS No. 128, basic earnings (loss) per share, which replaced primary earnings
(loss) per share, is calculated by dividing net income (loss) available to Common stockholders by the weighted average number of Common shares outstanding for the period. Diluted earnings (loss) per share, which replaced fully diluted earnings (loss) per share, reflects the potential dilution from the exercise or conversion of securities into Common stock, such as stock options.

The Company adopted SFAS No. 128 during the period ended December 31, 1997, as earlier application was not permitted. As required by SFAS No. 128, all prior-period loss per Common share data has been restated to conform with the provisions of this statement.

The following is a summary of the numerators and denominators of the basic and diluted net loss per Common share computations:

                                                                      Nine Months Ended
                                Year Ended December 31                  September 30
                         ---------------------------------------  --------------------------
                            1995          1996          1997          1997          1998
                         -----------  ------------  ------------  ------------  ------------
Loss (numerator)........ $(1,594,800) $(18,907,909) $(28,736,236) $(15,539,894) $(54,183,258)
Shares (denominator)....   1,566,955     2,760,948     4,885,556     2,994,770    13,434,772
Per share amount........ $     (1.02) $      (6.85) $      (5.88) $      (5.19) $      (4.03)

Diluted net loss per share is the same as basic net loss per share as no additional shares for the potential dilution from the exercise or conversion of securities into Common stock are included in the denominator as the result is antidilutive due to the Company's losses. Therefore, options to purchase 2,195,905 shares of Common stock at a weighted average exercise price of $10.56 per share, warrants to purchase 599,554 shares of Common stock at a weighted average exercise price of $14.16 per share and the AOL Purchase were outstanding as of September 30, 1998, but were not included in the computation of diluted net loss per Common share.

Major Supplier and Distribution Agreement

The Company had a contract with Valley Media, Inc. ("Valley"), which was renegotiated in January 1998. Valley is currently the Company's primary provider of order fulfillment for direct-to-consumer music products. The Company has no fulfillment operation or facility of its own and, accordingly, is dependent upon maintaining its existing relationship with Valley or establishing a new fulfillment relationship with one of the few other fulfillment operations. There can be no assurance that the Company will maintain its relationship with Valley or that it will be able to find an alternative, comparable supplier capable of providing fulfillment services on terms satisfactory to the Company should its relationship with Valley terminate. An unanticipated termination of the Company's relationship with Valley, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music sales are made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative fulfillment house. The renegotiated contract expires in

                                                            Financial Statements

February 2000. Valley may terminate its existing agreement with the Company upon 30 days' written notice, in the event that Valley decides to discontinue providing services to all of Valley's online service customers. To date, Valley has satisfied the Company's requirements on a timely basis. However, to the extent that Valley does not have sufficient capacity and is unable to satisfy on a timely basis increasing requirements of the Company, such capacity constraint would have a material adverse effect on the Company's business, results of operations and financial condition. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company incurred costs related to this relationship of approximately $83,000, $1,439,000, $5,941,000, $3,262,000 and $18,395,000, respectively, which are included in cost of revenues on the accompanying consolidated statements of operations. As of December 31, 1996 and 1997 and September 30, 1998, relative to this relationship, Valley was due approximately $25,000, $1,037,000 and $1,256,000, respectively, from the Company, which is included in accrued merchandise costs on the accompanying consolidated balance sheets.

Reclassifications

The consolidated financial statements for prior periods have been reclassified to conform with the current period's presentation.

2. ACQUISITIONS:

Acquisition of New York N2K

On February 13, 1996, New York N2K merged with and into Telebase in a transaction accounted for as a purchase. Telebase issued 1,347,857 shares of Common stock valued at $3,073,118 and 1,347,860 shares of Series E Preferred stock valued at $1,078,286 in exchange for all of the outstanding Common stock of New York N2K. The fair value assigned to the Common stock was determined based upon an independent appraisal. Telebase is the surviving corporation; however, the corporate name of the surviving corporation was changed to N2K Inc. Telebase was the acquirer in this purchase. The results of the acquired business have been included in the consolidated financial statements from the date of acquisition. The total purchase price of $4,375,481, including transaction costs, was allocated to the assets acquired and liabilities assumed based on their respective fair values. The Company recorded $4,133,281 of the purchase price as a charge to the consolidated statements of operations on the acquisition date as it was related to the fair value of incomplete research and development projects. The remaining balance of the purchase price of $280,000 was allocated to acquired technology costs and is being amortized over 5 years on a straightline basis. If the acquisition of New York N2K had occurred on January 1, 1995, the unaudited pro forma information, after giving effect to the pro forma adjustments described below, would have been as follows:

                                                           Year Ended
                                                          December 31
                                                    -------------------------
                                                       1995          1996
                                                    -----------  ------------
   Unaudited pro forma revenues.................... $   240,131  $  1,724,331
                                                    ===========  ============
   Unaudited pro forma loss from continuing
    operations..................................... $(4,129,250) $(13,243,155)
                                                    ===========  ============
   Unaudited pro forma net loss.................... $(2,839,579) $(15,158,516)
                                                    ===========  ============
   Unaudited pro forma basic and diluted net loss
    per Common share............................... $     (1.81) $      (5.49)
                                                    ===========  ============

                                                            Financial Statements

The unaudited pro forma information does not purport to be indicative of the results that would have been attained if the operations had actually been combined for the periods presented and is not necessarily indicative of the operating results to be expected in the future.

The pro forma adjustments consist of compensation charges for certain executive officers who did not receive any compensation from New York N2K prior to the merger and the amortization of the acquired technology costs. The amount of the compensation pro forma adjustment was $500,000 and $75,000 for the years ended December 31, 1995 and 1996, respectively. The amount of the acquired technology cost amortization pro forma adjustment was $46,667 and $7,000 for the years ended December 31, 1995 and 1996, respectively. Additionally, the above unaudited pro forma information excludes the one-time charge of $4,133,281 associated with the writeoff of purchased research and development costs in connection with the New York N2K acquisition and includes the writeoff of purchased research and development costs associated with the purchase of the Rocktropolis website for the year ended December 31, 1996. This one-time charge would have increased the unaudited pro forma basic and diluted net loss per Common share for the year ended December 31, 1996 by $1.50.

On February 13, 1996, the Company sold 3,750,000 shares of Series E Preferred stock at $.80 per share and received gross proceeds of $3,000,000 (see Note 7).

Acquisition of Rocktropolis Website

On June 21, 1996, the Company acquired the assets that relate to the rock website known as Rocktropolis, from Rocktropolis Enterprises, LLC for $633,000 in cash and 44,790 shares of Common stock valued at $537,498. The total purchase price of $1,209,242, including transaction costs, was allocated to the assets acquired based on their respective fair values. The Company recorded $1,109,242 of the purchase price as a charge to the consolidated statements of operations on the acquisition date as it was related to the fair value of incomplete research and development projects. The remaining balance of the purchase price was allocated to the Rocktropolis tradename and is being amortized on a straightline basis over 5 years.

The Common stock issued in connection with the acquisition of the Rocktropolis website could have been "put" back to the Company at a price of $12 per share at any time beginning 366 days after the issuance date if there was not at that time a public market for shares of the Company's Common stock. Accordingly, the value of these shares ($537,498) was not included in Stockholders' equity in the accompanying consolidated balance sheets prior to the consummation of the initial public offering. The "put" rights expired upon the consummation of the initial public offering.

3. DISCONTINUED OPERATIONS:

Online Information Services Business

In April 1997, the Company's Board of Directors approved a formal plan of disposal for its online information services business. The online information services business was accounted for as a discontinued operation with a measurement date of April 4, 1997. The Company expected that the sale of the online information services business would result in a gain on the disposal of the segment's net assets which would be sufficient to offset the losses of the segment from the measurement date to the disposal date. As a result, no amounts were accrued in the accompanying

                                                            Financial Statements
consolidated financial statements relating to the disposal of the segment. The net losses from discontinued operations from the measurement date to the disposal date were recorded as an adjustment to the net assets of the discontinued operations in the accompanying consolidated balance sheets. The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations.


Effective August 1, 1997, the Company entered into an agreement for the sale of all of the net assets of the on-line information services business, except its accounts receivable and accounts payable. The total purchase price of $6,000,000 consisted of $3,000,000 which was paid in cash at closing, and up to an additional $3,000,000 pursuant to an earn-out which, if and to the extent earned, is payable at the purchaser's sole discretion on March 31, 1999 and September 30, 1999, either in cash or that number of shares of its Common stock having a market value equal to the amount to be paid. The earn-out is based upon the revenues of the business which are generated from July 1, 1997 through December 31, 1998. If revenues during the above period do not meet the specified target, the earn-out is reduced. If revenues during the above period exceed the specified target, the earn-out is increased, up to a maximum of $1,000,000. The Company will record the earn-out as a gain on the sale of discontinued operations when realized. At closing, the Company recorded a gain on the sale of discontinued operations of $1,574,493. The gain was net of a provision for certain disposal costs including accruals for future commitments relating to severance and doubtful accounts relating to the on-line information services business's accounts receivable. These costs are reflected in accrued discontinued operations disposal costs (see Note 5). In connection with the sale, the Company entered into a services agreement under which it will provide certain services and support personnel to the purchaser through September 1999 for a fixed monthly fee.

N2K Encoded Music

See Note 1, The Company--Background and Recent Events

Revenues and income (loss) from the discontinued operations in the accompanying consolidated statements of operations were:

                                                                        Nine Months
                                                                           Ended
                                  Year Ended December 31               September 30,
                            ------------------------------------  -------------------------
                               1995        1996         1997         1997          1998
                            ----------- -----------  -----------  -----------  ------------
   Revenues:
     Online information
      services............. $10,976,711  $7,855,758   $2,411,057   $2,411,057  $        --
     N2K Encoded Music.....         --          --     3,154,339    2,391,406     2,754,375
                            ----------- -----------  -----------  -----------  ------------
                            $10,976,711  $7,855,758   $5,565,396   $4,802,463  $  2,754,375
                            =========== ===========  ===========  ===========  ============
   Income (loss) before
    income taxes:
     Online information
      services............. $ 1,289,971 $  (968,674) $  (415,970) $  (415,970) $        --
     N2K Encoded Music.....         --     (946,687)  (9,267,496)  (4,390,709)  (12,307,531)
                            ----------- -----------  -----------  -----------  ------------
                              1,289,971  (1,915,361)  (9,683,466)  (4,806,679)  (12,307,531)
   Income taxes............         300         --           --           --            --
                            ----------- -----------  -----------  -----------  ------------
   Income (loss)........... $ 1,289,671 $(1,915,361) $(9,683,466) $(4,806,679) $(12,307,531)
                            =========== ===========  ===========  ===========  ============

                                                            Financial Statements

The assets and liabilities of the online information services business have been reclassified in the accompanying consolidated balance sheets to separately identify them as net assets of discontinued operations. A summary of these net assets of discontinued operations as of December 31, 1996 is as follows:

   Current assets, excluding accounts receivable................... $    11,891
   Accounts receivable, net........................................   1,033,734
   Property and equipment, net.....................................     278,875
   Current liabilities.............................................  (1,310,054)
                                                                    -----------
   Net assets of discontinued operations........................... $    14,446
                                                                    ===========

The assets and liabilities of N2K Encoded Music have been reclassified in the accompanying consolidated balance sheets to separately identify them as net assets (liabilities) of discontinued operations. A summary of these net assets (liabilities) of discontinued operations as of December 31, 1996 and 1997 and September 30, 1998 is as follows:

                                       December 31, December 31,  September 30,
                                           1996         1997          1998
                                       ------------ ------------  -------------
   Current assets, excluding accounts
    receivable.......................   $ 200,349   $   434,630    $   511,577
   Accounts receivable, net..........         --        178,634        111,828
   Property and equipment, net.......         --        897,535        779,507
   Current liabilities...............    (56,548)    (2,030,054)    (6,391,933)
   Non-current liabilities...........         --       (186,501)      (150,952)
                                        ---------   -----------    -----------
   Net assets (liabilities) of
    discontinued operations..........   $ 143,801   $  (705,756)   $(5,139,973)
                                        =========   ===========    ===========

4. PREPAID EXPENSES:

Prepaid expenses as of December 31, 1996 and 1997 and September 30, 1998 consist of the following:

                                               December 31
                                           --------------------  September 30,
                                             1996      1997          1998
                                           -------- -----------  -------------
   Marketing Advances:
     AOL.................................. $    --  $12,775,000  $ 12,775,000
     Excite, Inc. ("Excite")..............      --    3,300,000     4,300,000
     Netscape Communications Corporation
      ("Netscape")........................      --    3,000,000     3,185,837
     Ticketmaster Ticketing Company, Inc.
      ("Ticketmaster")....................      --          --      4,000,000
     Disney Online........................      --          --        833,334
     AOL Bertelsmann Online...............      --          --        825,000
     Infoseek Corporation ("Infoseek")....      --          --        250,000
   Other..................................  703,657     340,035     1,178,858
                                           -------- -----------  ------------
                                            703,657  19,415,035    27,348,029
   Less--Accumulated amortization of
    marketing advances....................      --   (2,769,741)  (17,696,193)
                                           -------- -----------  ------------
                                           $703,657 $16,645,294  $  9,651,836
                                           ======== ===========  ============

                                                            Financial Statements

The Company is amortizing the costs associated with its marketing advances over the contractual terms of the strategic alliance which is primarily one to three years and the amortization method is primarily on a straight-line basis or as impressions are received. Amortization expense for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 was $2,769,741, $158,000 and $14,926,452, respectively. These amounts are included in sales and marketing expenses in the accompanying financial statements. The Company continually evaluates the realizability of the marketing advances, and if necessary, will write-down the asset to its net realizable value based on estimates of undiscounted future cash flows from each advance over the remaining useful life of the asset. As of September 30, 1998, no such write-down was required.

As of September 30, 1998, the net book value of the marketing advances relating to Ticketmaster is approximately $2,387,000. In November 1998, a legal action was filed which may affect the realizability of this net asset (see legal proceedings elsewhere in this Joint Proxy/Prospectus and Note 10). As a result, the Company may be required to write down the net book value relating to the Ticketmaster marketing advance in the fourth quarter of 1998.

As of September 30, 1998, long-term marketing advances were $814,163 and are classified as other assets on the accompanying consolidated balance sheet.

5. OTHER ACCRUED LIABILITIES:

Other accrued liabilities as of December 31, 1996 and 1997 and September 30, 1998 consist of the following:

                                                December 31
                                           --------------------- September 30,
                                              1996       1997        1998
                                           ---------- ---------- -------------
   Accrued advertising.................... $      --  $  652,138  $3,769,484
   Accrued discontinued operations
    disposal costs (Note 3)...............        --     671,407      65,778
   Other..................................  1,571,012    865,646   2,435,898
                                           ---------- ----------  ----------
                                           $1,571,012 $2,189,191  $6,271,160
                                           ========== ==========  ==========

6. CREDIT AGREEMENTS:

The Company had a line of credit with a bank of $2,000,000 which expired on June 30, 1998. The Company currently does not have a line of credit. There were no borrowings on the line of credit during 1998. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997, the maximum amount outstanding was $400,000, $600,000, $850,000 and $850,000, respectively. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997, the weighted average interest rate was 8.7%, 8.7%, 8.5% and 8.5%, respectively. Interest expense for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 was $7,360, $14,992, $54,711 and $48,672, respectively.

                                                            Financial Statements

7. PREFERRED STOCK:

At December 31, 1996, Preferred stock consisted of the following:

Preferred stock, $.001 par value, 40,000,000 shares authorized and designated as follows--

     Series A, 500,000 shares authorized, 488,838 shares issued and
      outstanding..................................................... $   489
     Series B, 625,000 shares authorized, issued and outstanding......     625
     Series C, 2,857,143 shares authorized, 2,142,857 shares issued
      and outstanding.................................................   2,143
     Series D, 1,000,000 shares authorized, 800,000 shares issued and
      outstanding.....................................................     800
     Series E, 6,007,060 shares authorized, issued and outstanding....   6,007
     Series F, 5,333,333 shares authorized, issued and outstanding....   5,333
     Series G, 15,000,000 shares authorized in 1997...................     --
                                                                       -------
                                                                       $15,397
                                                                       =======

In January 1988, the Company issued 488,838 shares of Series A Preferred stock at $1.25 per share upon the conversion of certain liabilities. The Series A Preferred shares were converted into 171,276 shares of Common stock upon the consummation of the initial public offering.

In March 1988, the Company sold 625,000 shares of Series B Preferred stock for $1,000,000. In August 1988, the Company sold 2,142,857 shares of Series C Preferred stock for $3,000,000. In 1993, the Series C Preferred stockholder sold all of its shares to various outside investors, as well as to certain officers of the Company. In June 1997, certain officers converted 120,000 shares of their Series C Preferred shares into 33,600 shares of Common stock. The Series B and Series C Preferred shares were converted into 178,569 and 566,399 shares of Common stock, respectively, upon the consummation of the initial public offering.

In September 1994, the Company sold 800,000 shares of Series D Preferred stock at $2 per share and received net proceeds of $1,559,084. The Series D Preferred shares were converted into 615,381 shares of Common stock upon the consummation of the initial public offering.

On February 13, 1996, the Company issued 1,347,860 shares of Series E Preferred stock in connection with the acquisition of New York N2K (see Note 2). Also, on February 13, 1996, the Company sold 3,750,000 shares of Series E Preferred stock for $.80 per share and received proceeds of $3,000,000. In April and May 1996, the Company sold 909,200 shares of Series E Preferred stock at $.80 per share and received proceeds of $727,360. The number of shares of Series E Preferred stock sold to certain officers and directors of the Company at $.80 per share was 3,299,992. The Series E Preferred shares were converted into 1,501,755 shares of Common stock upon the consummation of the initial public offering. In May and June 1996, the Company sold 5,333,333 shares of Series F Preferred stock at $3 per share and received net proceeds of $15,268,284. The Series F Preferred shares were converted into 1,333,321 shares of Common stock upon the consummation of the initial public offering.

In April 1997, the Company sold 2,480,329 shares of Series G Preferred stock at $3 per share, including 17,000 shares issued as a finder's fee, and received gross proceeds of $7,389,987 and net proceeds of $7,215,531. The Series G Preferred shares were converted into 620,077 shares of Common stock upon the consummation of the initial public offering. The number of shares of Series G Preferred stock sold to certain officers and directors of the Company at $3 per share was 333,333.

                                                            Financial Statements
                                      F-49

Additionally, the Company issued warrants to purchase 48,555 shares of Common stock at an exercise price of $12 per share as a placement fee relating to this transaction.

8. STOCKHOLDERS' EQUITY:

Common Stock Options

Under the Company's 1987 Incentive Stock Option Plan, options to purchase 775,000 shares of Common stock could have been granted to certain officers, directors and employees. The options expire ten years from the date of grant and vest over four years. Expiration dates range from 1998 to 2005. As of September 30, 1998, there are 162,273 options outstanding and no additional grants will be made under this plan.

Additionally, the Company has 24,132 nonqualified stock options outstanding as of September 30, 1998, with expiration dates ranging from March 2001 to January 2005. Currently, these options are fully vested.

In February 1996, the Company established the 1996 Stock Option Plan, which authorized options to purchase 1,650,000 shares of Common stock, as amended and restated on June 20, 1996. On May 7, 1998, the Company increased the number of shares available to 2,150,000. Under the 1996 Stock Option Plan, options may be granted to officers, directors and other key employees. The options expire ten years from the date of grant and vest over four years, unless specifically agreed to otherwise. The exercise price is fixed at the grant date and equals at least 100% of the fair market value of the Common stock on the date of grant. As of September 30, 1998, there were 1,067,940 options outstanding and 498,272 options available for grant under the 1996 Stock Option Plan. Subsequent to September 30, 1998, under the 1996 Stock Option Plan, 47,200 options were granted, no options were exercised and 10,572 options were terminated.

In July 1997, the Company granted 324,999 stock options to Lawrence L. Rosen, Jonathan V. Diamond and Robert David Grusin. The options expire seven years from the date of grant and vest over four years. The exercise price is equal to the fair market value of the Common stock on the date of grant. These options were not granted under any of the Company's plans.

In December 1996, the Company granted 4,050 nonqualified stock options to individuals who were neither employees or directors of the Company. The options expire ten years from the date of grant and vested immediately upon grant. The exercise price is equal to the fair market value of the Common stock on the date of grant. These options were not granted under any of the Company's plans. In April 1997, the Company's Board of Directors approved the issuance of options to purchase 15,000 shares of Common stock, which were not granted pursuant to any of the Company's option plans, to nonemployees of the Company. These options were granted at the time of the initial public offering and at an exercise price equal to the price for shares sold in the initial public offering ($19.00 per share). In accordance with SFAS No. 123, the Company recorded a charge for the fair value of these options in the accompanying consolidated statement of operations.

In April 1997, the Board of Directors adopted and the stockholders of the Company approved, the 1997 Directors' Stock Option Plan (the "Directors' Plan") pursuant to which each member of the Board of Directors, who is not an employee of the Company, who is elected or continues as a member of the Board of Directors is entitled to receive annually, options to purchase 12,500 shares

                                                            Financial Statements
of Common stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Plan, options to purchase an aggregate of more than 125,000 shares of Common stock. Each option grant under the Directors' Plan vests after the first anniversary of the date of grant and expires three years thereafter. The maximum number of shares of Common stock reserved for issuance under the Directors' Plan is 500,000 shares (subject to adjustment for certain events such as stock splits and stock dividends). In April 1997, the Board of Directors authorized the issuance of 25,000 options under the Directors' Plan at an exercise price equal to the price for shares sold in the initial public offering ($19.00 per share). Additionally, in May 1998, the Board of Directors authorized the issuance of 25,000 options under the Directors' Plan at an exercise price per share equal to $23.38.

Information relative to all of the Company's stock option activity is as follows:

                                                       Weighted
                                                        Average
                                          Exercise     Exercise
                                            Price        Price     Aggregate
                              Options    (Per Share)  (Per Share)  Proceeds
                             ---------  ------------- ----------- -----------
Balance as of December 31,
 1994.......................   396,891  $ 2.50-$ 5.00   $ 3.52    $ 1,398,884
  Granted...................   231,375    2.60-  3.20     2.63        608,325
  Exercised.................       (25)          3.20     3.20            (80)
  Terminated................    (5,850)          3.20     3.20        (18,720)
                             ---------  -------------   ------    -----------
Balance as of December 31,
 1995.......................   622,391    2.50-  5.00     3.19      1,988,409
  Granted................... 1,020,169    3.20- 12,00     4.83      4,922,483
  Exercised.................    (2,145)   2.60-  3.20     2.80         (6,006)
  Terminated................  (102,363)   2.50-  5.00     3.05       (311,994)
                             ---------  -------------   ------    -----------
Balance as of December 31,
 1996....................... 1,538,052    2.50- 12.00     4.29      6,592,892
  Granted...................   866,194   12.00- 21.00    16.59     14,374,381
  Exercised.................  (242,417)   2.60- 12.00     3.30       (798,770)
  Terminated................  (102,463)   2.60- 21.00     6.89       (706,120)
                             ---------  -------------   ------    -----------
Balance as of December 31,
 1997....................... 2,059,366    2.50- 21.00     9.45     19,462,383
  Granted...................   378,900    9.94- 32.50    21.10      7,996,089
  Exercised.................   (60,794)   2.60- 12.00     4.05       (246,515)
  Terminated................  (148,367)   2.60- 32.50    21.69     (3,217,581)
                             ---------  -------------   ------    -----------
Balance as of September 30,
 1998....................... 2,229,105  $ 2.50- 32.50   $10.76    $23,994,376
                             =========  =============   ======    ===========

The following table summarizes information relating to all of the Company's stock option activity based upon each exercise price.

                                                       Weighted                     Weighted
                                           Weighted     Average                      Average
                                            Average    Exercise                     Exercise
 Range of                    Options       Remaining   Price of       Options       Price of
 Exercise                  Outstanding    Contractual Outstanding   Exercisable    Exercisable
 Prices                  at September 30,    Life       Options   at September 30,   Options
 (Per Share)                   1998         (Years)   (Per Share)       1998       (Per Share)
 -----------             ---------------- ----------- ----------- ---------------- -----------
$ 2.50-$ 3.52...........      988,152         7.1       $ 3.29        552,314        $ 3.26
        5.00............        3,000         3.2         5.00          3,000          5.00
  9.94- 14.63...........      510,077         6.1        11.83        380,900         12.00
 19.00- 21.00...........      658,176         9.1        19.60         32,500         19.00
 23.58- 32.50...........       69,700         7.7        25.73         15,000         25.00
                            ---------         ---                     -------        ------
                            2,229,105         7.5                     983,714        $ 7.45
                            =========         ===                     =======        ======

                                                            Financial Statements

The Company accounts for all of its option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized. In 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SFAS No. 123 requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for the plan. Had the Company recognized compensation cost for its stock option plans consistent with the provisions of SFAS No. 123, the Company's net loss in 1995, 1996 and 1997 and the basic and diluted net loss per Common share in 1995, 1996 and 1997 would have been increased to the following pro forma amounts:

                                         1995          1996          1997
                                      -----------  ------------  ------------
   Net Loss:
     As reported..................... $(1,594,800) $(18,907,909) $(28,736,236)
                                      ===========  ============  ============
     Pro Forma....................... $(2,218,800) $(21,681,909) $(32,061,236)
                                      ===========  ============  ============
   Basic and Diluted Net Loss per
    Common share:
     As reported..................... $     (1.02) $      (6.85) $      (5.88)
                                      ===========  ============  ============
     Pro forma....................... $     (1.42) $      (7.85) $      (6.56)
                                      ===========  ============  ============

Since the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost disclosed above may not be representative of that to be expected in future years.

The weighted average fair value of the stock options granted during 1995, 1996 and 1997 was $9.93, $8.62 and $8.40, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                       1995     1996     1997
                                                      -------  -------  -------
   Risk-free interest rate...........................     6.5%     5.5%     6.1%
   Expected dividend yield...........................     0.0%     0.0%     0.0%
   Expected life..................................... 6 Years  6 Years  6 Years
   Expected volatility...............................     0.0%     0.0%    33.1%

Common Stock Warrants

In February 1996, the Company issued warrants to purchase 37,500 shares of Common stock at an exercise price of $3.20 per share. In January 1998, these warrants were exercised. In May and June 1996, the Company issued warrants to purchase 66,999 shares of Common stock at an exercise price of $12 per share. These warrants expire in 2003. In April 1997, the Company issued warrants to purchase 48,555 shares of Common stock at an exercise price of $12 per share in connection with the Series G Preferred stock financing. These warrants expire in April 2004. In July and August 1997, the Company issued warrants to purchase an aggregate of 299,264 shares of Common stock at an exercise price of $12 per share in connection with the issuance of the Management Notes and Senior Notes (see Note 1). Additionally, in connection with the AOL agreements, discussed in
Note 1, the Company granted AOL a warrant for the future purchase of up to 184,736 shares of Common stock

                                                            Financial Statements
at an exercise price equal to the initial public offering price per share, which was $19.00 per share. The AOL Warrant is exercisable as to one-half of the total number of shares on the first anniversary of the date of issuance and as to the balance of the shares on the second anniversary of the date of issuance. The AOL Warrant expires in October 2004.

Employee Stock Purchase Plan

In June 1996, the Company established the 1996 Employee Stock Purchase Plan (the "ESP Plan"). The number of shares available to purchase under the ESP Plan is 1,500,000 shares of Common stock. The ESP Plan was effective on February 1, 1998. As of September 30, 1998, the Company has issued 9,861 shares under the ESP Plan. The employee's purchase price is the lower of (a) 85% of the fair market value of a share of the Company's Common stock on the first day of the Purchase period (as defined) and (b) 85% of the fair market value of a share of the Company's Common stock on the last day of the Purchase period (as defined).

9. INCOME TAXES:

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset-and-liability approach in accounting for income taxes. Under this method, deferred income taxes are computed based on the differences between financial reporting and income tax reporting of assets and liabilities using enacted tax rates.

As of December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $40,225,000, which begin to expire in 2001. Significant components of deferred income taxes consist of the following:

                                                           Year Ended
                                                          December 31
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
   Gross deferred tax assets:
     Net operating loss carryforwards.............. $ 8,534,000  $ 16,238,000
     Depreciation and amortization.................      13,000           --
     Research and development expenses not
      currently deductible.........................         --      2,463,000
     Accruals not currently deductible.............     413,000     1,503,000
                                                    -----------  ------------
                                                      8,960,000    20,204,000
                                                    -----------  ------------
   Gross deferred tax liabilities:
     Depreciation and amortization.................         --       (183,000)
     Other deferred tax liabilities................     (17,000)       (1,000)
                                                    -----------  ------------
                                                        (17,000)     (184,000)
                                                    -----------  ------------
   Less-Valuation allowance........................  (8,943,000)  (20,020,000)
                                                    -----------  ------------
                                                    $       --   $        --
                                                    ===========  ============

The net deferred tax asset increased $11,077,000 during 1997 due principally to net operating loss carryforwards and research and development expenses which will be deductible in future years. Based on changes in ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations. The Company has recorded a valuation allowance for the net deferred tax asset as the Company concluded that the net deferred tax asset did not meet the recognition criteria under SFAS No. 109.

                                                            Financial Statements

10. COMMITMENTS AND CONTINGENCIES:

The Company has entered into various operating and capital leases for office space, computer equipment and office equipment. Assets acquired under capital leases at a cost of $868,436, $1,591,387 and $1,591,387, less accumulated amortization of $477,535, $707,587 and $967,570, are included in property and equipment in the accompanying consolidated balance sheets as of December 31, 1996 and 1997 and September 30, 1998, respectively. Certain capital leases are secured by certificates of deposit totaling $167,000, which are shown as restricted cash in other assets in the accompanying consolidated balance sheets. Interest rates on these capital leases range from 6.0% to 19.0%. Future minimum lease payments under operating and capital leases as of September 30, 1998, are as follows:

                                                            Operating  Capital
                                                            ---------- --------
   1998.................................................... $  307,469 $107,104
   1999....................................................  1,222,406  293,291
   2000....................................................  1,202,269  206,321
   2001....................................................  1,023,501   48,290
   2002....................................................    558,476    8,048
                                                            ---------- --------
   Total minimum lease payments............................ $4,314,121  663,054
                                                            ==========
   Less--Amount representing interest......................             (48,179)
                                                                       --------
   Present value of minimum capital lease payments.........            $614,875
                                                                       ========

Rent expense under the operating leases for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, was $100,870, $529,186, $654,595, $557,738 and $852,461, respectively.

The Company has entered into agreements with various content providers, vendors and recording artists. The remaining terms of these agreements range from one to five years. These agreements provide for the payment of royalties, bounties and certain guaranteed amounts. Other than the payments that the Company is required to make for its strategic alliances (discussed below), minimum guaranteed payments required under such agreements are insignificant. The Company has entered into a number of strategic alliance agreements, including agreements with AOL, Excite, Netscape, Infoseek, Ticketmaster, AOL Bertelsmann Online, Disney Online and Microsoft Corporation. The Company's commitments, as of September 30, 1998, under all of its strategic alliance agreements include cash payments of approximately $8,900,000, $14,400,000, $10,000,000 and
$6,500,000 for the remaining three months of 1998, and the years ending December 31, 1999, 2000 and 2001, respectively. Payments totaling $7,900,000 were made under the Company's strategic alliances during the nine months ended September 30, 1998. Subsequent to September 30, 1998, $4,500,000 was paid under the Company's strategic alliances.

The Company has employment agreements with certain officers that provide for, among other things, salary, bonus, severance and change in control provisions. Upon closing of the merger with CDnow, several executives will be entitled to certain payments and benefits based upon change of control provisions in their employment agreements. These entitlements are approximately $1,300,000.

The Company is party to various claims arising in the ordinary course of business. Although the ultimate outcome of these matters is presently not determinable, management believes that the

                                                            Financial Statements
resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

The Company and its directors are defendants in a consolidated purported class action in the U.S. District Court for the Southern District of New York entitled In re N2K Inc. Securities Litigation (Docket No. 98 CIV 3304 (HB)) (the "Consolidated Action"). The Consolidated Action consolidates two purported class actions, entitled Kuhn v. N2K Inc. et al. (Docket No. 98 CIV 4360 (HB)) and Bender v. Rosen et al. (Docket No. 98 CIV 3304 (HB)) that were previously discussed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and March 31, 1998, respectively. The Consolidated Action is a purported class action on behalf of Common stockholders and seeks to recover unspecified damages and other relief, as well as recovery of costs and expenses, stemming from alleged violations of the Securities Act of 1933, as amended, in connection with the public offering of the shares of the Company's Common stock in April 1998. The Consolidated Action alleges that, among other things, the defendants failed to disclose N2K's first quarter financial results in the registration statement for the April 1998 public offering. The Company believes that the claims in the Consolidated Action are without merit and is vigorously defending the action. The defendants moved to dismiss the compliant on August 31, 1998 for failure to state a claim and/or for failure to plead fraud with the requisite particularity. The motion to dismiss has been fully briefed and is awaiting decision.

On or about October 27, 1998, an action entitled Rubin v. Rosen et al. (Docket No. 16743NC) was filed against the Company, the Company's directors and CDnow Inc. ("CDnow") in the Chancery Court of Delaware for the County of New Castle. The Rubin action is a purported class action on behalf of all Common stockholders of N2K, alleging, inter alia, that the consideration to be received by the purported class in connection with the proposed merger transaction between the Company and CDnow (the "Merger") is unfair and grossly inadequate and that the individual defendants breached their fiduciary duties in connection with the Merger. The Rubin action alleges that the consideration for the Company's stockholders is inadequate because (1) the value of the Company's stock materially exceeds the consideration to be received by the Company's stockholders in the Merger, (2) the individual defendants did not value the Company through a bidding or "market check" mechanism, and (3) the merger agreement does not protect the Company's stockholders from a decline in the price of CDnow stock. Plaintiffs seek, inter alia, injunctive relief, and unspecified damages, as well as costs and expenses. The Company believes that the claims are without merit and intends to defend the action vigorously. The Company and its directors moved to dismiss the complaint on December 30, 1998, for failure to state a claim. No briefing schedule on the motion has been set.

On or about November 4, 1998, an action entitled Ticketmaster Ticketing Co. v. N2K Inc. (Docket No. BC200194) was filed against the Company in California Superior Court for the County of Los Angeles. The Ticketmaster action alleges that the Company breached a marketing and advertising contract dated April 23, 1998 between Ticketmaster and the Company, which the Company terminated effective October 31, 1998, based on alleged breaches of the agreement by Ticketmaster as well as other tortious conduct. Ticketmaster seeks damages in an amount not less than $8,000,000, plus pre- and post-judgment interest, as well as fees and costs. The Company has not yet answered the complaint. The Company believes that it has substantial defenses to the claim asserted, intends to defend the action vigorously and intends to file a cross-compliant for affirmative relief.

                                                            Financial Statements

  On or about November 12, 1998, an action entitled Metallica v. N2K Inc. et al. (Docket No. 98-9122 GHK (ANx)) was filed in the United States District Court for the Central District of California against N2K, Metro Independent Records, Richard Driscoll, Dutch East India Trading, and ten unnamed persons or entities. The Metallica action alleges that N2K and the other defendants have infringed copyrights and trademarks owned by Metallica and the other plaintiff, Creeping Death Music, and have violated California state law by manufacturing, distributing, advertising and selling a compact disc entitled "Metallica, Bay Area Thrashers, The Early Years." Plaintiffs seek, inter alia, injunctive relief including, but not limited to, an order requiring defendants to cease their alleged copyright and trademark infringements, damages, including but not limited to treble plaintiffs' damages and defendants' profits attributable to the alleged infringements, other damages and injunctive relief, as well as fees and costs. N2K has not yet answered or responded to the complaint. N2K believes that the claims against it are without merit and expects such claims will be resolved through negotiation with plaintiffs and without material adverse effect to N2K.

  N2K and 17 other entities have been named as defendants in a civil action captioned Interactive Gift Express v. Compuserve, Inc., et al., which is pending n the U.S. District Court, Southern District of New York, Docket 95 CV 6871 (BSJ). N2K has also been named as defendant in a civil action captioned Parsec Sight/Sound, Inc. v. N2K Inc., which is pending in the U.S. District. Court of Pennsylvania, Western District, Docket 98 CV 0118. The plaintiffs in each of these actions allege infringement of certain intellectual property rights, and each seeks treble damages and costs in an unspecified amount, as well as other declaratory and injunctive relief. In the Interactive Gift action, the court has issued a preliminary ruling favorable to defendants. Plaintiffs have stated that they will consent to entry of judgment against them in order to speed their appeal of the court's ruling. In the Parsec action, N2K has answered the complaint and discovery is ongoing. N2K believes that the claims against it in each action are without merit and intends to vigorously defend against each of them. Moreover, N2K believes that these lawsuits, even if adversely determined, will not have a material adverse effect on N2K's business, financial condition or results of operations.

Due to the fact that material may be downloaded from websites and may be subsequently distributed to others, there is potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify the Company for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is currently not aware of any such claims.

11. DEFINED CONTRIBUTION PLAN:

The Company maintains a Matched Savings Plan (the "Plan") in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Plan covers substantially all fulltime employees of the Company. Participants may contribute up to 15% of their total compensation to the Plan, with the Company matching 30% of the participant's contribution, limited to 6% of the participant's total compensation. For the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, the Company contributed $18,200, $52,400, $70,927, $65,234 and $97,173 , respectively, to the Plan.

                                                            Financial Statements

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
N2K Inc.
New York, New York

We have audited the balance sheet of N2K Inc. (a New York corporation) as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the period beginning March 7, 1995 (date of inception) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N2K Inc. as of December 31, 1995 and the results of its operations and its cash flows for the period beginning March 7, 1995 through December 31, 1995 in conformity with generally accepted accounting principles.

As described in Note F, on February 13, 1996, the Company effected a business combination in which it merged with a company formerly known as Telebase Systems, Inc.

New York, New York
January 31, 1996

With respect to Note F
February 13, 1996

                                          RICHARD A. EISNER & COMPANY, LLP

                                                            Financial Statements

                                    N2K INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1995

                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................... $245,423
  Accounts receivable................................................   57,281
  Prepaid expenses...................................................    2,057
                                                                      --------
    Total current assets.............................................  304,761
  Property and equipment, net........................................  311,812
  Goodwill...........................................................    4,467
  Deposits...........................................................  101,621
                                                                      --------
    TOTAL............................................................ $722,661
                                                                      ========
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of capital lease obligations.................... $ 57,407
  Accounts payable and accrued expenses..............................  207,144
                                                                      --------
    Total current liabilities........................................  264,551
  Capital lease obligations..........................................  136,184
  Deferred rent payable..............................................   20,038
                                                                      --------
    Total liabilities................................................  420,773
                                                                      --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 2,000,000 authorized, 1,000,000
   shares issued and outstanding.....................................   10,000
  Additional paid-in capital.........................................  990,000
  Accumulated (deficit).............................................. (698,112)
                                                                      --------
    Total stockholders' equity.......................................  301,888
                                                                      --------
    TOTAL............................................................ $722,661
                                                                      ========

  The accompanying notes to financial statements are an integral part hereof.


                                                            Financial Statements

                                    N2K INC.

                            STATEMENT OF OPERATIONS
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

Revenues:
  Consulting revenue................................................ $ 132,626
  Network revenue...................................................    11,000
                                                                     ---------
    Total revenue...................................................   143,626
                                                                     ---------
Expenses:
  Selling, general and administrative expenses......................   767,628
  Purchased research and development................................    56,262
  Depreciation and amortization.....................................    16,575
                                                                     ---------
    Total expense...................................................   840,465
                                                                     ---------
Operating loss......................................................  (696,839)
Interest expense, net of interest income of $185....................    (1,273)
                                                                     ---------
Net loss............................................................ $(698,112)
                                                                     =========


  The accompanying notes to financial statements are an integral part hereof.

                                                            Financial Statements

                                    N2K INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

                                             Additional
                                     Common   Paid in   Accumulated
                                     Stock    Capital     Deficit     Total
                                    -------- ---------- ----------- ----------
Sale of common stock............... $ 10,000  $990,000         --   $1,000,000
Net loss...........................      --        --    $(698,112) $ (698,112)
                                    --------  --------   ---------  ----------
Balance--December 31, 1995......... $ 10,000  $990,000   $(698,112) $  301,888
                                    ========  ========   =========  ==========



  The accompanying notes to financial statements are an integral part hereof.

                                                            Financial Statements

                                    N2K INC.

                            STATEMENT OF CASH FLOWS
                     FOR THE PERIOD BEGINNING MARCH 7, 1995
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995

Cash flows from operating activities:
  Net loss..........................................................  $(698,112)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................     16,575
    Changes in assets and liabilities:
      Increase in:
        Accounts receivable.........................................    (48,543)
        Prepaid expenses............................................     (2,057)
        Deposits....................................................   (101,621)
        Accounts payable and accrued expenses.......................    207,144
        Deferred rent payable.......................................     20,038
                                                                      ---------
         Net cash used in operating activities......................   (606,576)
                                                                      ---------
Cash flows from investing activities:
  Assets acquired in purchase transaction...........................    (43,738)
  Purchase of property and equipment................................   (101,612)
                                                                      ---------
      Net cash used in investing activities.........................   (145,350)
                                                                      ---------
Cash flows from financing activities:
  Principal payments on capital lease obligations...................     (2,651)
  Sale of common stock..............................................  1,000,000
                                                                      ---------
    Net cash provided by financing activities.......................    997,349
                                                                      ---------
Increase in cash and cash equivalents...............................    245,423
Cash and cash equivalents, beginning of period......................        --
                                                                      ---------
Cash and cash equivalents, end of period............................  $ 245,423
                                                                      =========
Supplemental disclosures of cash flow information:
    Cash paid during the period for interest........................  $   1,458
    Noncash investing and financing activity:
    The Company entered into capital leases for equipment valued at
     $196,242.......................................................

  The accompanying notes to financial statements are an integral part hereof.

                                                            Financial Statements

                                    N2K INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--Organization and Acquisition:

N2K Multimedia Company, Inc. (the "Company") was incorporated on March 7, 1995 for the purpose of developing interactive on-line web sites and technology, with 200 shares of authorized common stock of which 100 shares were issued in exchange for $100,000 paid in cash. On October 10, 1995 the authorized common stock was increased to 2,000,000 shares of $.01 par value and the outstanding shares were split 10,000 for 1. All references to shares in these financial statements give retroactive effect to the stock split. On June 13, 1995 the Company purchased substantially all the assets of N2K Inc. a company engaged primarily in computer systems consulting and its name was changed to N2K Inc. The purchase price was $100,000 which was allocated in accordance with fair values as follows: Fixed Assets $30,000; Accounts Receivable $8,738; Research and Development Costs $56,262, and Goodwill $5,000. Because computer systems consulting is not the focus of the Company, the acquiree is not a predecessor company.

After the acquisition the Company developed an on-line site called Jazz Central Station that provides a comprehensive history of Jazz. The site was launched on the Microsoft Network on August 24, 1995 and is in beta testing on the World Wide Web.

NOTE B--Summary of Significant Accounting Policies:

[1] Use of estimates:

These financial statements were prepared by management using generally accepted accounting principles which require the use of estimates.

[2] Property and equipment:

Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over estimated useful lives of the assets, primarily 5 years. Upon retirement or disposition, the applicable property amounts are relieved from the accounts, and any gain or loss is recorded in the statement of operations. When assets become fully depreciated, the applicable asset and accumulated depreciation amounts are relieved.

[3] Goodwill:

Goodwill, which represents the excess purchase price of N2K Inc. over the fair value of the identifiable assets acquired, is being amortized on a straight-line basis over five years.

[4] Statement of Cash Flows:

Highly liquid investments with an original maturity of three months or less are considered cash equivalents for purposes of the statement of cash flows.

                                                            Financial Statements

[5] Capital Leases:

The Company capitalizes assets acquired under capital leases and records the related capital lease obligations.

[6] Income Taxes:

The Company is an S corporation for Federal and State income tax purposes. No provision for these taxes is required.

NOTE C--Property and Equipment:

Property and equipment consists of the following:

       Computer equipment............................................. $249,726
       Furniture and fixtures.........................................   16,796
       Leasehold improvements.........................................   61,332
                                                                       --------
                                                                        327,854
       Less accumulated depreciation..................................  (16,042)
                                                                       --------
                                                                       $311,812
                                                                       ========

Included in property and equipment is property acquired under capital leases with an aggregate cost of $196,242 and accumulated depreciation of $9,569.

NOTE D--Equipment Lease Financing:

The Company has a line of credit to finance its acquisition of furniture, office and computer equipment in the amount of $350,000. Under the terms of the master agreement, acquired assets are financed pursuant to capital leases with a three year term and interest rate of 8.75%. At December 31, 1995 $175,424 of the line of credit was available. The Company is also obligated under two other capital leases with interest rates of approximately 14% and aggregating $18,167 at December 31, 1995.

NOTE E--Commitments, Contingencies and Risks:

The Company is obligated under operating and capital leases for office space, computers and office equipment. Future annual minimum lease payments under leases in effect at December 31, 1995 are as follows:

                                                             Operating Capital
                                                             --------- --------
     1996................................................... $120,456  $ 72,233
     1997...................................................  196,088    75,795
     1998...................................................  195,356    68,132
     1999...................................................  219,550     5,522
     2000...................................................  213,155         0
                                                                       --------
                                                                        221,682
   Less amount representing interest........................             28,091
                                                                       --------
   Present value of capital lease obligations...............           $193,591
                                                                       ========

                                                            Financial Statements

The Company maintains its accounts at one institution insured by the Federal Deposit Insurance Corporation up to a maximum of $100,000.

The Company is committed to purchase furniture and equipment aggregating approximately $125,000 which it expects to finance under the equipment lease financing commitment described in Note D.

Two of the Company's consulting customers individually accounted for 59% and 27% of the Company's consulting revenues for the period ended December 31, 1995 and 76% and 22% of the accounts receivable at December 31, 1995.

NOTE F--Subsequent Event:

The Company merged with Telebase Systems, Inc. on February 13, 1996. Pursuant to the merger the Company's shares were exchanged for common and preferred shares of Telebase Systems, Inc. which changed its name to N2K Inc.

                                                           Financial Statements

                                                                      APPENDIX I


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                       Dated as of January 29, 1999

                                     among

                                   N2K Inc.,

                                  CDnow, Inc.

                                      and

                             Exit 8 Holding Company


                  APPENDIX I - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

ARTICLE I.

  THE MERGERS.............................................................  I-2
  Section 1.1.  Articles of Incorporation and Bylaws of NewCo.............  I-2
  Section 1.2.  The N2K Merger............................................  I-2
  Section 1.3.  The CDnow Merger..........................................  I-2
  Section 1.4.  Effective Time of the Mergers.............................  I-2
  Section 1.5.  Closing...................................................  I-2
  Section 1.6.  Effect of the Mergers.....................................  I-2
  Section 1.7.  Certificate of Incorporation and Bylaws of the Surviving
   Corporations...........................................................  I-3
  Section 1.8.  Directors and Officers of the Surviving Corporations......  I-3

ARTICLE II.

  CONVERSION OF SECURITIES................................................  I-3
  Section 2.1.  Conversion of N2K Capital Stock...........................  I-4
  Section 2.2.  Conversion of CDnow Capital Stock.........................  I-4
  Section 2.3.  Cancellation of NewCo Stock...............................  I-4
  Section 2.4.  Exchange of Certificates..................................  I-4

ARTICLE III.

  REPRESENTATIONS AND WARRANTIES OF N2K...................................  I-7
  Section 3.1.  Organization of N2K.......................................  I-7
  Section 3.2.  N2K Capital Structure.....................................  I-7
  Section 3.3.  Authority; No Conflict; Required Filings and Consents.....  I-8
  Section 3.4.  SEC Filings; Financial Statements.........................  I-9
  Section 3.5.  No Undisclosed Liabilities................................  I-9
  Section 3.6.  Absence of Certain Changes or Events......................  I-9
  Section 3.7.  Taxes.....................................................  I-9
  Section 3.8.  Properties................................................ I-10
  Section 3.9.  Intellectual Property..................................... I-11
  Section 3.10. Agreements, Contracts and Commitments..................... I-11
  Section 3.11. Litigation................................................ I-11
  Section 3.12. Environmental Matters..................................... I-12
  Section 3.13. Employee Benefit Plans.................................... I-12
  Section 3.14. Compliance With Laws...................................... I-14
  Section 3.15. Tax Matters............................................... I-14
  Section 3.16. Registration Statement; Joint Proxy Statement/Prospectus.. I-14
  Section 3.17. Labor Matters............................................. I-14
  Section 3.18. Insurance................................................. I-14
  Section 3.19. Opinion of Financial Advisor.............................. I-15
  Section 3.20. No Existing Discussions................................... I-15
  Section 3.21. Section 203 of the DGCL Not Applicable.................... I-15

ARTICLE IV.

  REPRESENTATIONS AND WARRANTIES OF CDnow................................. I-15
  Section 4.1.  Organization of CDnow..................................... I-15
  Section 4.2.  CDnow Capital Structure................................... I-15
  Section 4.3.  Authority; No Conflict; Required Filings and Consents..... I-16
  Section 4.4.  SEC Filings; Financial Statements......................... I-17
  Section 4.5.  No Undisclosed Liabilities................................ I-17

                  APPENDIX I - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  Section 4.6.  Absence of Certain Changes or Events..............................................  I-17
  Section 4.7.  Taxes.............................................................................  I-18
  Section 4.8.  Properties........................................................................  I-18
  Section 4.9.  Intellectual Property.............................................................  I-19
  Section 4.10. Agreements; Contracts and Commitments.............................................  I-19
  Section 4.11. Litigation........................................................................  I-19
  Section 4.12. Environmental Matters.............................................................  I-19
  Section 4.13. Employee Benefit Plans............................................................  I-20
  Section 4.14. Compliance With Laws..............................................................  I-21
  Section 4.15. Tax Matters.......................................................................  I-21
  Section 4.16. Registration Statement; Joint Proxy Statement/Prospectus..........................  I-22
  Section 4.17. Labor Matters.....................................................................  I-22
  Section 4.18. Insurance.........................................................................  I-22
  Section 4.19. Opinion of Financial Advisor......................................................  I-22
  Section 4.20. No Existing Discussions...........................................................  I-22
  Section 4.21. Section 1715 of the PBCL Not Applicable...........................................  I-22

ARTICLE V.

  COVENANTS.......................................................................................  I-23
  Section 5.1.  Conduct of Business...............................................................  I-23
  Section 5.2.  Cooperation; Notice; Cure.........................................................  I-24
  Section 5.3.  No Solicitation...................................................................  I-25
  Section 5.4.  Joint Proxy Statement/Prospectus; Registration Statement..........................  I-26
  Section 5.5.  Nasdaq Quotation..................................................................  I-26
  Section 5.6.  Access to Information.............................................................  I-26
  Section 5.7.  Stockholders' Meetings............................................................  I-26
  Section 5.8.  Legal Conditions to Merge.........................................................  I-27
  Section 5.9.  Public Disclosure.................................................................  I-27
  Section 5.10. Nonrecognition Exchange...........................................................  I-27
  Section 5.11. Pooling Accounting................................................................  I-28
  Section 5.12. Affiliate Agreements..............................................................  I-28
  Section 5.13. Nasdaq Listing....................................................................  I-28
  Section 5.14. Stock Plans.......................................................................  I-28
  Section 5.15. Brokers or Finders................................................................  I-29
  Section 5.16. Indemnification...................................................................  I-29
  Section 5.17. Letter of CDnow's Accountants.....................................................  I-30
  Section 5.18. Letter of N2K's Accountants.......................................................  I-30
  Section 5.19. Stock Option Agreements...........................................................  I-30
  Section 5.20. Transition Planning...............................................................  I-30
  Section 5.21. Post-Merger Corporate Governance; Employment Arrangements.........................  I-30
  Section 5.22. Name of NewCo.....................................................................  I-31
  Section 5.23. Warrants; Registration Rights Agreement...........................................  I-32
  Section 5.24. Conveyance Taxes..................................................................  I-32
  Section 5.25. Transfer Taxes....................................................................  I-32
  Section 5.26. Stockholder Litigation............................................................  I-32
  Section 5.27. Employee Benefits; Severance......................................................  I-33
  Section 5.28. Subsequent Financial Statements...................................................  I-33
  Section 5.29. Control of Operations.............................................................  I-33
  Section 5.30. Certain Modifications; Restructuring Charges......................................  I-33

                  APPENDIX I - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

ARTICLE VI.

  CONDITIONS TO MERGERS................................................... I-34
  Section 6.1.  Conditions to Each Party's Obligation to Effect the
   Mergers................................................................ I-34
  Section 6.2.  Additional Conditions to Obligations of N2K............... I-34
  Section 6.3.  Additional Conditions to Obligations of CDnow............. I-35

ARTICLE VII.

  TERMINATION AND AMENDMENT............................................... I-36
  Section 7.1.  Termination............................................... I-36
  Section 7.2.  Effect of Termination..................................... I-37
  Section 7.3.  Fees and Expenses......................................... I-37
  Section 7.4.  Amendment................................................. I-39
  Section 7.5.  Extension; Waiver......................................... I-39

ARTICLE VIII.

  MISCELLANEOUS........................................................... I-40
  Section 8.1.  Nonsurvival of Representations, Warranties and
   Agreements............................................................. I-40
  Section 8.2.  Notices................................................... I-40
  Section 8.3.  Interpretation............................................ I-41
  Section 8.4.  Counterparts.............................................. I-41
  Section 8.5.  Entire Agreement; No Third Party Beneficiaries............ I-41
  Section 8.6.  Governing Law............................................. I-41
  Section 8.7.  Assignment................................................ I-41

EXHIBITS

  Exhibit A Stock Option Agreement (N2K)
  Exhibit B Stock Option Agreement (CDnow)
  Exhibit C Stockholder Support Agreement (N2K)
  Exhibit D Shareholder Support Agreement (CDnow)
  Exhibit E Form of Articles of Incorporation of NewCo
  Exhibit F Form of Bylaws of NewCo
  Exhibit G Form of N2K Affiliate Agreement
  Exhibit H Form of CDnow Affiliate Agreement
  Exhibit I Employment Agreement for Jason Olim
  Exhibit J Employment Agreement for Jonathan Diamond

                  APPENDIX I - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                            TABLES OF DEFINED TERMS

Acquisition Proposal........................................................  25
Affiliate...................................................................  28
Affiliate Agreement.........................................................  28
Affiliate Agreements........................................................  28
Agreement...................................................................   1
Alternative Transaction.....................................................  38
Bankruptcy and Equity Exception.............................................   8
CDnow.......................................................................   1
CDnow Balance Sheet.........................................................  17
CDnow Common Stock..........................................................   4
CDnow Director..............................................................  29
CDnow Disclosure Schedule...................................................  15
CDnow Employees.............................................................  33
CDnow Exchange Ratio........................................................   4
CDnow Material Adverse Effect...............................................  15
CDnow Material Contracts....................................................  19
CDnow Merger................................................................   2
CDnow SEC Reports...........................................................  17
CDnow Stock Option..........................................................  28
CDnow Stock Option Agreement................................................   1
CDnow Stock Plans...........................................................  16
CDnow Stockholder Support Agreement.........................................   1
CDnow Stockholders' Meeting.................................................  14
CDnow Sub...................................................................   2
CDnow Surviving Corporation.................................................   2
Certificate of Merger.......................................................   2
Certificates................................................................   5
Certificates of Merger......................................................   2
Closing.....................................................................   2
Closing Date................................................................   2
Code........................................................................   1
Confidentiality Agreements..................................................  25
DGCL........................................................................   2
Effective Time..............................................................   2
Environmental Law...........................................................  12
Exchange Act................................................................   8
Exchange Agent..............................................................   4
Exchange Fund...............................................................   4
Fee Payment Date............................................................  38
Governmental Entity.........................................................   8
Hazardous Substance.........................................................  12
HSR Act.....................................................................   8
Indemnified Parties.........................................................  29
IRS.........................................................................  10
Joint Proxy Statement/Prospectus............................................  14
Material Contract...........................................................  11
Mergers.....................................................................   2
N2K.........................................................................   1
N2K Balance Sheet...........................................................   9
N2K Common Stock............................................................   3

                  APPENDIX I - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

N2K Director................................................................  29
N2K Disclosure Schedule.....................................................   7
N2K Employees...............................................................  33
N2K Exchange Ratio..........................................................   3
N2K Material Adverse Effect.................................................   7
N2K Material Contracts......................................................  11
N2K Merger..................................................................   2
N2K Preferred Stock.........................................................   7
N2K SEC Reports.............................................................   9
N2K Stock Option............................................................  28
N2K Stock Option Agreement..................................................   1
N2K Stock Plans.............................................................   7
N2K Stockholder Support Agreement...........................................   2
N2K Stockholders' Meeting...................................................  14
N2K Sub.....................................................................   2
N2K Surviving Corporation...................................................   2
Nasdaq......................................................................   6
NewCo.......................................................................   1
NewCo Common Stock..........................................................   3
Order.......................................................................  27
Outside Date................................................................  35
PBCL........................................................................   2
Registration Statement......................................................  14
SEC.........................................................................   8
Securities Act..............................................................   6
Stock Option Agreements.....................................................   1
Superior Proposal...........................................................  25
Surviving Corporations......................................................   2
Tax.........................................................................   9
Taxes.......................................................................   9
Taxes.......................................................................   9
Third Party.................................................................  25
Transfer Taxes..............................................................  32

                  APPENDIX I - AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 29, 1999, by and among N2K Inc., a Delaware corporation ("N2K"), CDnow, Inc., a Pennsylvania corporation ("CDnow"), and Exit 8 Holding Company, a newly-formed Pennsylvania corporation with nominal capitalization, one-half of the issued and outstanding capital stock of which is owned by each of N2K and CDnow ("Newco"), amending and restating in its entirety the Agreement and Plan of Merger, dated as of October 22, 1998 among, N2K, CDnow and Newco.

WHEREAS, the Boards of Directors of N2K and CDnow deem it advisable and in the best interests of each corporation and its respective stockholders that N2K and CDnow combine in a "merger of equals" in order to advance the interests of N2K and CDnow and their respective stockholders;

WHEREAS, the combination of N2K and CDnow shall be effected by the terms of this Agreement through (i) a merger of a wholly-owned subsidiary of Newco with and into N2K and (ii) a merger of another wholly-owned subsidiary of Newco with and into CDnow, such that N2K and CDnow become wholly-owned subsidiaries of Newco and the stockholders of N2K and CDnow become stockholders of Newco;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of N2K's and CDnow's willingness to enter into this Agreement, N2K and CDnow have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "N2K Stock Option Agreement"), pursuant to which CDnow has granted N2K an option to purchase shares of common stock of CDnow under certain circumstances, and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "CDnow Stock Option Agreement" and, together with the N2K Stock Option Agreement, the "Stock Option Agreements"), pursuant to which N2K has granted CDnow an option to purchase shares of common stock of N2K under certain circumstances;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to N2K's willingness to enter into this Agreement, a stockholder of CDnow has entered into a Stockholder Support Agreement with N2K, dated as of the date of this Agreement and attached hereto as Exhibit C (the "CDnow Stockholder Support Agreement"), pursuant to which such stockholder has agreed, among other things, to vote all voting securities of CDnow beneficially owned by him in favor of approval and adoption of the Agreement and the CDnow Merger (as defined in Section 1.3);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to CDnow's willingness to enter into this Agreement, certain stockholders of N2K have entered into a Stockholder Support Agreement with CDnow, dated as of the date of this Agreement and attached hereto as Exhibit D (the "N2K Stockholder Support Agreement"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of N2K beneficially owned by them in favor of approval and adoption of the Agreement and the N2K Merger (as defined in Section 1.2);

WHEREAS, for Federal income tax purposes, it is intended that (i) the N2K Merger (as defined in Section 1.2) shall qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or, taken together with the CDnow Merger (as defined in Section 1.3), as a transfer of property to Newco by holders of N2K Common Stock (as defined in Section 2.1) described in Section 351 of the Code and (ii) the CDnow Merger shall qualify as a reorganization described in Section 368(a) of the Code and/or, taken together with the N2K Merger, as a transfer of property to Newco by holders of CDnow Common Stock described in Section 351 of the Code; and

WHEREAS, the Boards of Directors of N2K and CDnow have approved this Agreement, the Stock Option Agreements and the Stockholder Support Agreements.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.

                                  THE MERGERS

Section 1.1. Articles of Incorporation and Bylaws of Newco. N2K and CDnow shall cause the Articles of Incorporation and Bylaws of Newco to be amended prior to the Effective Time (as defined in Section 1.4) to be substantially in the forms of Exhibit E and Exhibit F hereto, respectively. From the date hereof until the Effective Time, N2K and CDnow shall consult with each other prior to causing or permitting Newco to take any action and neither shall cause or permit Newco to take any action inconsistent with the provisions of this Agreement without the written consent of the other.

Section 1.2. The N2K Merger. N2K and CDnow shall cause Newco to form a wholly-owned subsidiary named N2K Acquisition Corp. ("N2K Sub") under the laws of the State of Delaware. N2K and CDnow will cause Newco to cause N2K Sub to execute and deliver a joinder to this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), N2K Sub will merge with and into N2K (the "N2K Merger") at the Effective Time (as defined in Section 1.4). N2K Sub will be formed solely to facilitate the N2K Merger and will conduct no business or activity other than in connection with the N2K Merger.

Section 1.3. The CDnow Merger. N2K and CDnow shall cause Newco to form a wholly-owned subsidiary named CDnow Acquisition Corp. ("CDnow Sub") under the laws of the Commonwealth of Pennsylvania. N2K and CDnow will cause Newco to cause CDnow Sub to execute and deliver a joinder to this Agreement. Upon the terms and subject to the provisions of this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), CDnow Sub will merge with and into CDnow (the "CDnow Merger" and together with the N2K Merger, the "Mergers") at the Effective Time (as defined in Section 1.4). CDnow Sub will be formed solely to facilitate the CDnow Merger and will conduct no business or activity other than in connection with the CDnow Merger.

Section 1.4. Effective Time of the Mergers. Subject to the provisions of this Agreement, a certificate or articles of merger with respect to each Merger in such form as is required by the relevant provisions of the DGCL and the PBCL, as the case may be, (individually, a "Certificate of Merger" with respect to one of the Mergers, and collectively with respect to both Mergers, the "Certificates of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the secretaries of state of the State of Delaware and the Commonwealth of Pennsylvania, as the case may be, for filing, as provided in the DGCL and the PBCL, as early as practicable on the Closing Date (as defined in Section 1.5). Each Merger shall become effective at such time as is specified in the Certificate of Merger (the time at which both Mergers have become fully effective being hereinafter referred to as the "Effective Time").

Section 1.5. Closing. The closing of the Mergers (the "Closing") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by CDnow and N2K, which shall be no later than the second business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless another date is agreed to in writing by CDnow and N2K.

Section 1.6. Effect of the Mergers. As a result of the N2K Merger, the separate corporate existence of N2K Sub shall cease and N2K shall continue as the surviving corporation (the "N2K Surviving Corporation"). As a result of the CDnow Merger, the separate corporate existence of CDnow Sub shall cease and CDnow shall continue as the surviving corporation (the "CDnow Surviving Corporation" and together with the N2K Surviving Corporation, the "Surviving Corporations"). Upon becoming effective, the Mergers shall have the effects set forth in the DGCL and the PBCL. Without limiting the generality of the foregoing,

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
and subject thereto, at the Effective Time, (i) all properties, rights, privileges, powers and franchises of N2K and N2K Sub shall vest in the N2K Surviving Corporation, and all debts, liabilities and duties of N2K and N2K Sub shall become the debts, liabilities and duties of the N2K Surviving Corporation and (ii) all properties, rights, privileges, powers and franchises of CDnow and CDnow Sub shall vest in the CDnow Surviving Corporation, and all debts, liabilities and duties of CDnow and CDnow Sub shall become the debts, liabilities and duties of the CDnow Surviving Corporation.

Section 1.7. Certificate of Incorporation and Bylaws of the Surviving Corporations. At the Effective Time, (i) the Certificate of Incorporation and Bylaws of the N2K Surviving Corporation shall be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of N2K Sub as in effect immediately prior to the Effective Time (except that the name of the N2K Surviving Corporation shall be N2K Inc.), in each case until duly amended in accordance with applicable law, and (ii) the Articles of Incorporation and Bylaws of the CDnow Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of CDnow Sub as in effect immediately prior to the Effective Time (except that the name of the CDnow Surviving Corporation shall be CDnow Inc.), in each case until duly amended in accordance with applicable law.

Section 1.8. Directors and Officers of the Surviving Corporations.

(a) N2K Surviving Corporation. The directors of N2K Sub immediately prior to the Effective Time shall be the initial directors of the N2K Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the N2K Surviving Corporation. The officers of N2K immediately prior to the Effective Time shall be the initial officers of the N2K Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the N2K Surviving Corporation.

(b) CDnow Surviving Corporation. The directors of CDnow Sub immediately prior to the Effective Time shall be the initial directors of the CDnow Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the CDnow Surviving Corporation. The officers of CDnow immediately prior to the Effective Time shall be the initial officers of the CDnow Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the CDnow Surviving Corporation.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

Section 2.1. Conversion of N2K Capital Stock. At the Effective Time, by virtue of the N2K Merger and without any action on the part of any of the parties hereto or the holders of any shares of Common Stock, par value $.001 per share, of N2K ("N2K Common Stock") or common stock of N2K Sub:

(a) Capital Stock of N2K Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of N2K Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the N2K Surviving Corporation.

(b) Cancellation of Treasury Stock and CDnow-Owned Stock. All shares of N2K Common Stock that are owned by N2K as treasury stock and any shares of N2K Common Stock owned by CDnow or any wholly-owned Subsidiary (as defined in Section 3.1) of CDnow shall be canceled and retired and shall cease to exist and no stock of Newco or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for N2K Common Stock. Subject to Section 2.4(e), each issued and outstanding share of N2K Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive
0.83 of a share (the "N2K Exchange Ratio") of Common Stock, no par value per share, of Newco ("Newco Common Stock"). All such shares of N2K Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Newco Common Stock and any cash in lieu of fractional shares of Newco Common Stock to be issued or paid in consideration therefor, in each case upon the surrender of such certificate in accordance with Section 2.4 and without interest.

Section 2.2. Conversion of CDnow Capital Stock. At the Effective Time, by virtue of the CDnow Merger and without any action on the part of any of the parties hereto or the holders of any shares of Common Stock, no par value per share, of CDnow ("CDnow Common Stock") or common stock of CDnow Sub:

(a) Capital Stock of CDnow Sub. Each issued and outstanding share of the common stock, no par value, of CDnow Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the CDnow Surviving Corporation.

(b) Cancellation of Treasury Stock and N2K-Owned Stock. All shares of CDnow Common Stock that are owned by CDnow as treasury stock and any shares of CDnow Common Stock owned by N2K or any wholly-owned Subsidiary (as defined in Section 3.1) of N2K shall be canceled and retired and shall cease to exist and no stock of Newco or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for CDnow Common Stock. Subject to Section 2.4(e), each issued and outstanding share of CDnow Common Stock (other than shares to be canceled in accordance with Section 2.2(b) and shares held by holders who exercise dissenters' rights as described below) shall be converted into the right to receive one share (the "CDnow Exchange Ratio") of Newco Common Stock. All such shares of CDnow Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the shares of Newco Common Stock, in each case upon the surrender of such certificate in accordance with Section 2.4 and without interest.

(d) Dissenters' Rights. To the extent of holders of shares of CDnow Common Stock exercise dissenters' rights pursuant to applicable provisions of the PBCL, the shares of CDnow Common Stock of such holder shall not be converted into the right to receive the CDnow Exchange Ratio but the Newco shares such holder would be entitled to shall be held by Newco subject to the provisions of such law. If any such holder fails to protect or withdraws or loses its dissenters' rights, such shares of Newco Common Stock shall then be treated as if they had been converted as of the Effective Time into a right to receive Newco Common Stock.

Section 2.3. Cancellation of Newco Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of any holder of any capital stock of N2K, CDnow or Newco, each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall be surrendered and canceled, and the amount paid by N2K and CDnow for the shares of Newco Common Stock held by them shall be returned by Newco to them.

Section 2.4. Exchange of Certificates. The procedures for exchanging certificates which prior to the Effective Time represented shares of N2K Common Stock and CDnow Common Stock for certificates representing Newco Common Stock pursuant to the Mergers are as follows:

(a) Exchange Agent. As of the Effective Time, Newco shall deposit with a bank or trust company designated by CDnow and N2K (the "Exchange Agent"), for the benefit of the holders of shares of N2K Common Stock and shares of CDnow Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 2.4, through the Exchange Agent, certificates representing the shares of Newco Common Stock and, with respect to shares of N2K Common Stock, cash in lieu of fractional shares (such shares of Newco Common Stock and cash in lieu of fractional shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Sections 2.1 and 2.2 in exchange for shares of N2K Common Stock and CDnow Common Stock, respectively, outstanding immediately prior to the Effective Time.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of N2K Common Stock or CDnow Common Stock (collectively, the "Certificates") whose shares were converted pursuant to Section 2.1 or Section
2.2 into the right to receive shares of Newco Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as N2K and CDnow may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Newco Common Stock (plus cash in lieu of fractional shares, if any, of Newco Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Newco Common Stock, the amount of any cash payable in lieu of fractional shares of Newco Common Stock (with respect to shares of N2K Common Stock), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of N2K Common Stock or CDnow Common Stock prior to the Effective Time which is not registered in the transfer records of N2K or CDnow, respectively, a certificate representing the number of shares of Newco Common Stock issuable and any amounts payable in accordance with this Agreement may be issued and paid to a transferee if the Certificate representing such N2K Common Stock or CDnow Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) Distributions With Respect to Unexchanged Shares. No amount in respect of dividends or other distributions declared or made after the Effective Time with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock the holder thereof is entitled to receive in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate shall surrender such Certificate to Newco in accordance herewith. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Newco Common Stock to which such holder is entitled pursuant to subsection (e) below.

(d) No Further Ownership Rights in N2K Common Stock and CDnow Common Stock. All shares of Newco Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to subsection (c) or (e) of this Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of N2K Common Stock or CDnow Common Stock theretofore represented by such Certificates. Immediately prior to and all times after the Effective Time there shall be no further registration of transfers on the stock transfer books of the N2K Surviving Corporation or the CDnow Surviving Corporation, as the case may be, of the shares of N2K Common Stock or CDnow Common Stock, respectively, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to one of the Surviving Corporations or Newco for any reason, such Certificates shall be canceled and exchanged as provided in this Section 2.4.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Certificates representing shares of N2K Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Newco. Notwithstanding any other provision of this Agreement, each record holder of shares of N2K Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the N2K Merger who would otherwise have been entitled to receive a fraction of a share of Newco Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Newco Common Stock multiplied by

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
the last per share sales price of Newco Common Stock (as reported on the Nasdaq National Market (the "Nasdaq")) on the closing of the first day of regular-way trading of Newco Common Stock on the Nasdaq after the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of N2K or CDnow for 180 days after the Effective Time shall be delivered to Newco upon demand, and any former stockholder of N2K or CDnow who has not previously complied with this
Section 2.4 shall thereafter look only to Newco for payment of such former stockholder's claim for Newco Common Stock, any cash in lieu of fractional shares of Newco Common Stock and any amounts in respect of dividends or distributions with respect to Newco Common Stock.

(g) No Liability. None of N2K, CDnow, Newco or the Exchange Agent shall be liable to any holder of shares of N2K Common Stock or CDnow Common Stock, as the case may be, for any shares of Newco Common Stock (or cash in lieu of fractional shares of Newco Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding Rights. Newco and each of the Surviving Corporations shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of N2K Common Stock or CDnow Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Newco or one of the Surviving Corporations, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of N2K Common Stock or CDnow Common Stock, as the case may be, in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance satisfactory to Newco and the Exchange Act by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco or one of the Surviving Corporations, the posting by such person of a bond in such reasonable amount as Newco or such Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Newco Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Newco Common Stock deliverable in respect thereof pursuant to this Agreement.

(j) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as defined in Section 5.12) of N2K or CDnow shall not be exchanged until (i) Newco has received an Affiliate Agreement (as defined in Section 5.12) from such Affiliate or (ii) until the date as such shares of Newco Common Stock are freely tradable without violating the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act").

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

                                  ARTICLE III.

                     REPRESENTATIONS AND WARRANTIES OF N2K

N2K represents and warrants to CDnow that the statements contained in this
Article III are true and correct except as set forth herein and in the disclosure schedule delivered by N2K to CDnow on or before the date of this Agreement (the "N2K Disclosure Schedule").

Section 3.1. Organization of N2K. Each of N2K and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of N2K and its Subsidiaries, taken as a whole (a "N2K Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of N2K and each of its Subsidiaries has been delivered to CDnow. Except as set forth in N2K SEC Reports (as defined in Section 3.4) filed prior to the date hereof, neither N2K nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in N2K or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding (i) securities in any publicly traded company held for investment by N2K and comprising less than five percent (5%) of the outstanding stock of such company and (ii) any investment or series of related investments with a book value of less than $1 million. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the economic interests in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 3.2. N2K Capital Structure.

(a) The authorized capital stock of N2K consists of 100,000,000 shares of N2K Common Stock and 40,000,000 shares of preferred stock, par value $.001 per share ("N2K Preferred Stock"). As of the date hereof, (i) 14,207,179 shares of N2K Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of N2K Common Stock were held in the treasury of N2K or by Subsidiaries of N2K and (iii) no shares of N2K Preferred Stock were issued and outstanding. Section 3.2(a) of the N2K Disclosure Schedule shows the number of shares of N2K Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "N2K Stock Plans"). There are no obligations, contingent or otherwise, of N2K or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of N2K Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have a N2K Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of N2K's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by N2K or another Subsidiary of N2K free and clear of all security interests, liens, claims, pledges, agreements, limitations in N2K's voting rights, charges or other encumbrances of any nature.

(b) Except as set forth in this Section 3.2 or as reserved for future grants of options under the N2K Stock Plans or the CDnow Stock Option Agreement and the options and warrants described in Section

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

3.2(b) of the N2K Disclosure Schedule, (i) there are no shares of capital stock of any class of N2K, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which N2K or any of its Subsidiaries is a party or by which it is bound obligating N2K or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of N2K or any of its Subsidiaries or obligating N2K or any of its Subsidiaries to grant, extend, accelerate the vesting of, or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of N2K, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of N2K. All shares of N2K Common Stock subject to issuance as specified in this Section 3.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

Section 3.3. Authority; No Conflict; Required Filings and Consents.

(a) N2K has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and, subject to obtaining any necessary stockholder approval of this Agreement, to consummate the transactions contemplated by this Agreement and the Stock Option Agreements. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements by N2K have been duly authorized by all necessary corporate action on the part of N2K, subject only to the approval and adoption of this Agreement and the N2K Merger by N2K's stockholders under the DGCL. This Agreement and the Stock Option Agreements have been duly executed and delivered by N2K and constitute the valid and binding obligations of N2K, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

(b) The execution and delivery of this Agreement and the Stock Option Agreements by N2K does not, and the consummation of the transactions contemplated by this Agreement and the Stock Option Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of N2K or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which N2K or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to N2K or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a N2K Material Adverse Effect or (y) would not substantially impair or delay the consummation of the N2K Merger.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to N2K or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) any required filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the expiration or termination of any applicable waiting period under the HSR Act, (iii) the filing of a Certificate of Merger with respect to the N2K Merger with the Delaware Secretary of State, (iv) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and the Securities Act, (v) such consents,

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) be reasonably likely to have a N2K Material Adverse Effect or (y) substantially impair or delay the consummation of the N2K Merger.

Section 3.4. SEC Filings; Financial Statements.

(a) N2K has filed and made available to CDnow all forms, reports and documents required to be filed by N2K with the SEC since October 17, 1997 (collectively, the "N2K SEC Reports"). The N2K SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such N2K SEC Reports or necessary in order to make the statements in such N2K SEC Reports, in the light of the circumstances under which they were made, not misleading. None of N2K's Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes) of N2K contained in the N2K SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of N2K and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The balance sheet of N2K as of June 30, 1998 is referred to herein as the "N2K Balance Sheet."

Section 3.5. No Undisclosed Liabilities. Except as disclosed in the N2K SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practices, N2K and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise, of the type required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due, which individually or in the aggregate are reasonably likely to have a N2K Material Adverse Effect.

Section 3.6. Absence of Certain Changes or Events. Except as disclosed in the N2K SEC Reports filed prior to the date hereof, since the date of the N2K Balance Sheet, N2K and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a N2K Material Adverse Effect (other than events, developments, states of affairs or conditions that are the effect or result of actions taken by CDnow or economic factors affecting the economy as a whole or the industry in which N2K competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to N2K or any of its Subsidiaries which is reasonably likely to have a N2K Material Adverse Effect;
(iii) any material change by N2K in its accounting methods, principles or practices to which CDnow has not previously consented in writing; (iv) any revaluation by N2K of any of its assets which is reasonably likely to have a N2K Material Adverse Effect; or (v) any other action or event that would have required the consent of CDnow pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement other than such actions or events that, individually or in the aggregate, have not had or are not reasonably likely to have a N2K Material Adverse Effect.

Section 3.7. Taxes.

(a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

(b) N2K and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a N2K Material Adverse Effect. Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of N2K, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a N2K Material Adverse Effect. N2K and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a N2K Material Adverse Effect. Neither N2K nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election that shall not have a N2K Material Adverse Effect. There are no liens for Taxes upon the assets of N2K or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a N2K Material Adverse Effect.

(c) Neither N2K nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was N2K or any Subsidiary of N2K.

(d) Neither N2K nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have a N2K Material Adverse Effect.

(e) Neither N2K nor any of its subsidiaries (i) has agreed to or is required to make any adjustments pursuant to Section 481 of the Code; (ii) has knowledge that the IRS has proposed any such adjustment or a change in accounting method with respect to such entity; or (iii) has an application pending with the IRS or any other taxing authority requesting permission for any change in accounting method.

(f) Neither N2K nor any of its subsidiaries was, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 3.8. Properties.

(a) Neither N2K nor any of its Subsidiaries is in default under any leases for real property leased by N2K or any of its Subsidiaries, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a N2K Material Adverse Effect.

(b) With respect to each item of real property that N2K or any of its Subsidiaries owns, except for such matters that, individually or in the aggregate, are not reasonably likely to have a N2K Material

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Adverse Effect: (i) N2K or its Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

Section 3.9. Intellectual Property. N2K (or one or more of its Subsidiaries) owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are presently employed by N2K or necessary to conduct the business of N2K as currently conducted, subject to such exceptions that, individually and in the aggregate, would not be reasonably likely to have a N2K Material Adverse Effect. Neither N2K nor any of its Subsidiaries has received any written notice or otherwise has actual knowledge of any infringement of or conflict with asserted rights of others or any other claims with respect to any patent and proprietary rights, or of any basis for rendering any patent and proprietary rights invalid or inadequate to protect the interest of N2K or any of its Subsidiaries.

Section 3.10. Agreements, Contracts and Commitments.

(a) Neither N2K nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any Material Contract ("N2K Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a N2K Material Adverse Effect. Each N2K Material Contract that has not expired by its terms is in full force and effect. For purposes of this Agreement, the term "Material Contract" means, in the case of N2K or CDnow, any contract, agreement or commitment that (i) provides for the cash payment, equivalent equity outlay or provision of services (A) in an amount greater than $50,000 per annum (or, in the case of contracts, agreements or commitments related to N2K's Encoded Music Business, $10,000) or (B) $150,000 over the term of the agreement or (ii) establishes any form of exclusivity restriction on such party for the calendar year 1999 and/or thereafter. Each N2K Material Contract is listed on Section
3.10 of the N2K Disclosure Schedule and each N2K Material Contract that relates to N2K's Encoded Music business is separately identified on Section 3.10 of the N2K Disclosure Schedule.

(b) Without limiting Section 3.10(a), each of the N2K Material Contracts to which N2K or any of its Subsidiaries is a party (i) is valid and binding in accordance with its terms and is in full force and effect, (ii) neither N2K nor any of its Subsidiaries is in default in any material respect thereof, nor does any condition exist that with notice or lapses of time or both would constitute a material default thereunder, and (iii) no party has given any written or (to the knowledge of N2K) oral notice of termination or cancellation thereof or that such party intends to assert a breach thereof, or seek to terminate or cancel, any such agreement, contract or lease, in each case as a result of the transactions contemplated hereby, subject to such exceptions that, individually and in the aggregate, would not be reasonably likely to have a N2K Material Adverse Effect.

(c) The execution and delivery of this Agreement by N2K does not, and the consummation of the transactions contemplated by this Agreement will not, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require the consent or waiver under, any of the material terms, conditions or provisions of the N2K Material Contracts identified on Section 3.10(c) of the N2K Disclosure Schedule.

Section 3.11. Litigation.

(a) Except as described in the N2K SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against N2K or any of its Subsidiaries pending or as to which N2K or any of its Subsidiaries has received any written notice of assertion, which, individually or in the

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
aggregate, is reasonably likely to have a N2K Material Adverse Effect or a material adverse effect on the ability of N2K to consummate the transactions contemplated by this Agreement.

(b) The litigation referred to on Section 3.11(b) of the N2K Disclosure
Schedule is covered (subject to deductibles, limitations, retentions and restrictions contained therein) by N2K's director and officer insurance policies. N2K has provided to CDnow copies of all correspondence with the insurance carriers with respect to such litigation.

Section 3.12. Environmental Matters.

(a) To the knowledge of N2K and except as disclosed in the N2K SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a N2K Material Adverse
Effect: (i) N2K and its Subsidiaries have complied with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) the properties currently owned or operated by N2K and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (iii) the properties formerly owned or operated by N2K or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by N2K or any of its Subsidiaries; (iv) neither N2K nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither N2K nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither N2K nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that N2K or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither N2K nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving N2K or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of N2K or any of its Subsidiaries pursuant to any Environmental Law.

(b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used herein, the term "Hazardous Substance" means any substance that is:
(A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.13. Employee Benefit Plans.

(a) Section 3.13 of the N2K Disclosure Schedule contains a complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by N2K or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with N2K or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which N2K, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of N2K or any of its Subsidiaries (together, the "N2K Employee Plans").

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

(b) N2K has delivered or made available to CDnow: (i) accurate and complete copies of all N2K Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten N2K Employee Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all N2K Employee Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all N2K Employee Plans (for which annual reports are required) prepared within the last two years.

(c) All N2K Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the N2K Employee Plans that could subject N2K or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA.

(d) Except as set forth in the N2K Disclosure Schedule, any N2K Employee Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect, or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any N2K Employee Plan.

(e) Except as set forth in the N2K Disclosure Schedule, neither N2K, any of its Subsidiaries nor any ERISA Affiliate (i) has or at any time in the past has had a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) has or at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code.

(f) There are no pending or, to the knowledge of N2K or any of its Subsidiaries, threatened claims by or on behalf of any N2K Employee Plan, or by or on behalf of any individual participants or beneficiaries of any N2K Employee Plan, alleging any breach of fiduciary duty on the part of N2K or any of its Subsidiaries or any of the officers, directors or employees of N2K or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To the knowledge of N2K or any of its Subsidiaries, the N2K Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

(g) With respect to any N2K Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "N2K Welfare Plan"), (i) each N2K Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction and (ii) any N2K Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with all of the requirements of ERISA and Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of 501(c)(9) of the Code) has been established or maintained in connection with a N2K Welfare Plan.

 (h) Except as disclosed in the N2K Disclosure Schedule or N2K SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, the execution of this Agreement and the performance of the transactions contemplated hereunder will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any N2K Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of N2K or any of its Subsidiaries. No payments or benefits under any N2K Employee Plan or other agreement of N2K would result in an "excess parachute payment" under
Section 280G of the Code that would cause a loss of tax deduction that would be material.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 3.14. Compliance With Laws. N2K has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a N2K Material Adverse Effect.

Section 3.15. Tax Matters.

(a) To the best knowledge of N2K, after consulting with its tax advisors, neither N2K nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would prevent the N2K Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the CDnow Merger, as a transfer of property to Newco by holders of N2K Common Stock described in Section 351 of the Code. Except as contemplated by the N2K Option Agreement, neither N2K nor any of its Subsidiaries owns any shares of CDnow Common Stock or other securities convertible into shares of CDnow Common Stock (exclusive of any shares owned by N2K's employee benefit plans).

(b) To the best knowledge of N2K, the stockholders of N2K as a group have no present plan, intention or arrangement to sell or otherwise dispose of such number of the shares of Newco Common Stock received in the N2K Merger as would reduce their ownership in Newco Common Stock to a number of shares having a value, as of the date of the N2K Merger, of less than eighty percent (80%) of the value of all the formerly outstanding stock of N2K as of the same date.

Section 3.16. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by N2K for inclusion or incorporation by reference in the registration statement on Form S-4 pursuant to which shares of Newco Common Stock issued in the Mergers will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by N2K for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of CDnow and N2K in connection with the meeting of N2K's stockholders (the "N2K Stockholders' Meeting") and the meeting of CDnow's stockholders (the "CDnow Stockholders' Meeting") to consider this Agreement and the Mergers (the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of N2K or CDnow, at the time of the N2K Stockholders' Meeting and the CDnow Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the N2K Stockholders' Meeting or the CDnow Stockholders' Meeting which has become false or misleading.

Section 3.17. Labor Matters. Except as disclosed in the N2K SEC Reports filed prior to the date hereof, neither N2K nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is N2K or any of its Subsidiaries the subject of any material proceeding asserting that N2K or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of N2K, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving N2K or any of its Subsidiaries.

Section 3.18. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by N2K or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
incident to the business of N2K and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a N2K Material Adverse Effect. N2K has maintained such policies on a continuous basis since January 1996.

Section 3.19. Opinion of Financial Advisor. The financial advisor of N2K, Allen & Company, Incorporated, has delivered to N2K an opinion dated the date of this Agreement to the effect that the N2K Exchange Ratio is fair to the holders of N2K Common Stock from a financial point of view.

Section 3.20. No Existing Discussions. As of the date hereof, N2K is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

Section 3.21. Section 203 of the DGCL Not Applicable. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in DGCL Section 203) will not apply to the authorization, execution, delivery and performance of this Agreement or the Stock Option Agreements by N2K or the Stockholder Support Agreement by the parties thereto or the consummation of the N2K Merger by N2K. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to N2K or (by reason of N2K's participation therein) the N2K Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF CDNOW

CDnow represents and warrants to N2K that the statements contained in this
Article IV are true and correct, except as set forth in the disclosure schedule delivered by CDnow to N2K on or before the date of this Agreement (the "CDnow Disclosure Schedule").

Section 4.1. Organization of CDnow. Each of CDnow and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition or results of operations of CDnow and its Subsidiaries, taken as a whole (a "CDnow Material Adverse Effect"). A true and correct copy of the Certificate of Incorporation and Bylaws of CDnow and each of its Subsidiaries has been delivered to N2K. Except as set forth in the CDnow SEC Reports (as defined in Section 4.4) filed prior to the date hereof, neither CDnow nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in CDnow or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding (i) securities in any publicly traded company held for investment by CDnow and comprising less than five percent (5%) of the outstanding stock of such company and (ii) any investment or series of related investments with a book value of less than $1 million.

Section 4.2. CDnow Capital Structure.

(a) The authorized capital stock of CDnow consists of 50,000,000 shares of CDnow Common Stock and 20,000,000 shares of preferred stock, no par value ("CDnow Preferred Stock"). As of the date hereof, (i) 17,674,405 shares of CDnow Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of CDnow Common Stock were held in the treasury of CDnow or by Subsidiaries of CDnow and (iii) no shares of CDnow Preferred Stock were issued and

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
outstanding. Section 4.2(a) of the CDnow Disclosure Schedule shows the number of shares of CDnow Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof and the plans under which such options were granted (collectively, the "CDnow Stock Plans"). There are no obligations, contingent or otherwise, of CDnow or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of CDnow Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business and other than any obligation the failure of which to perform or satisfy would not have a CDnow Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests of each of CDnow's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by CDnow or another Subsidiary of CDnow free and clear of all security interests, liens, claims, pledges, agreements, limitations in CDnow's voting rights, charges or other encumbrances of any nature.

(b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the CDnow Stock Plans or the N2K Stock Option Agreement and the options and warrants described in Section 4.2(b) of the CDnow Disclosure Schedule, (i) there are no shares of capital stock of any class of CDnow, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which CDnow or any of its Subsidiaries is a party or by which it is bound obligating CDnow or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests of CDnow or any of its Subsidiaries or obligating CDnow or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) to the best knowledge of CDnow, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of CDnow. All shares of CDnow Common Stock subject to issuance as specified in this Section 4.2 are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

Section 4.3. Authority; No Conflict; Required Filings and Consents.

(a) CDnow has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreements and, subject to obtaining any necessary stockholder approval of this agreement to consummate the transactions contemplated by this Agreement, the Stock Option Agreements. The execution and delivery of this Agreement, the Stock Option Agreements and the consummation of the transactions contemplated by this Agreement, the Stock Option Agreements by CDnow have been duly authorized by all necessary corporate action on the part of CDnow, subject only to the approval and adoption of this Agreement and the CDnow Merger by CDnow's stockholders under the PBCL and the DGCL. This Agreement, the Stock Option Agreements and the Stockholder Support Agreement have been duly executed and delivered by CDnow and constitute the valid and binding obligations of CDnow, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement and the Stock Option Agreements by CDnow does not, and the consummation of the transactions contemplated by this Agreement, the Stock Option Agreements and the Stockholder Support Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of CDnow or any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which CDnow or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CDnow or any of its Subsidiaries or any of its or their properties or

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a CDnow Material Adverse Effect or (y) would not substantially impair or delay the consummation of the CDnow Merger.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to CDnow or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) the filing of Articles of Merger with respect to the CDnow Merger with the Pennsylvania Secretary of State, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the Securities Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not (x) be reasonably likely to have a CDnow Material Adverse Effect or (y) substantially impair or delay the consummation of the CDnow Merger.

Section 4.4. SEC Filings; Financial Statements.

(a) CDnow has filed and made available to N2K all forms, reports and documents required to be filed by CDnow with the SEC since February 9, 1998 (collectively, the "CDnow SEC Reports"). The CDnow SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CDnow SEC Reports or necessary in order to make the statements in such CDnow SEC Reports, in the light of the circumstances under which they were made, not misleading. None of CDnow's Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes) of CDnow contained in the CDnow SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of CDnow and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The balance sheet of CDnow as of June 30, 1998 is referred to herein as the "CDnow Balance Sheet."

Section 4.5. No Undisclosed Liabilities. Except as disclosed in the CDnow SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practices, CDnow and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise, of the type required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a CDnow Material Adverse Effect.

Section 4.6. Absence of Certain Changes or Events. Except as disclosed in the CDnow SEC Reports filed prior to the date hereof, since the date of the CDnow Balance Sheet, CDnow and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or which is reasonably likely to have a CDnow Material Adverse Effect (other than events,

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
developments, states of affairs or conditions that are the effect or result of actions taken by N2K or economic factors affecting the economy as a whole or the industry in which CDnow competes); (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to CDnow or any of its Subsidiaries which is reasonably likely to have a CDnow Material Adverse
Effect; (iii) any material change by CDnow in its accounting methods, principles or practices to which N2K has not previously consented in writing;
(iv) any revaluation by CDnow of any of its assets which is reasonably likely to have a CDnow Material Adverse Effect; or (v) any other action or event that would have required the consent of N2K pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, other than such actions or events that, individually or in the aggregate, have not had or are not reasonably likely to have a CDnow Material Adverse Effect.

Section 4.7. Taxes.

(a) CDnow and each of its Subsidiaries have (i) filed all federal, state, local and foreign Tax returns and reports, required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), (ii) paid or accrued all Taxes due and payable, and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings), except in the case of clauses (i), (ii) or (iii) for any such filings, payments or accruals that are not reasonably likely, individually or in the aggregate, to have a CDnow Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of CDnow, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a CDnow Material Adverse Effect. CDnow and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that are not reasonably likely, individually or in the aggregate, to have a CDnow Material Adverse Effect. Neither CDnow nor any of its Subsidiaries has made an election under Section 341(f) of the Code, except for any such election that shall not have a CDnow Material Adverse Effect. There are no liens for Taxes upon the assets of CDnow or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings), except for liens that are not reasonably likely, individually or in the aggregate, to have a CDnow Material Adverse Effect.

(b) Neither CDnow nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was CDnow or any Subsidiary of CDnow.

(c) Neither CDnow nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity, except for obligations that are not reasonably likely, individually or in the aggregate, to have an CDnow Material Adverse Effect.

(d) Neither CDnow nor any of its subsidiaries (i) has agreed to or is required to make any adjustments pursuant to Section 481 of the Code; (ii) has knowledge that the IRS has proposed any such adjustment or a change in accounting method with respect to such entity; or (iii) has an application pending with the IRS or any other taxing authority requesting permission for any change in accounting method.

(e) Neither CDnow nor any of its subsidiaries was, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 4.8. Properties.

(a) Neither CDnow nor any of its Subsidiaries is in default under any leases for real property leased by CDnow or any of its Subsidiaries, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a CDnow Material Adverse Effect.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

(b) With respect to each item of real property that CDnow or any of its Subsidiaries owns, except for such matters that, individually or in the aggregate, are not reasonably likely to have a CDnow Material Adverse Effect:
(i) CDnow or its Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (ii) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

Section 4.9. Intellectual Property. CDnow (or one or more of its Subsidiaries) owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of CDnow as currently conducted, subject to such exceptions that, individually and in the aggregate, would not be reasonably likely to have a CDnow Material Adverse Effect. Neither CDnow nor any of its Subsidiaries has received any written notice or otherwise has actual knowledge of any infringement of or conflict with asserted rights of others or any other claims with respect to any patent and proprietary rights, or of any basis for rendering any patent and proprietary rights invalid or inadequate to protect the interest of CDnow or any of its Subsidiaries.

Section 4.10. Agreements; Contracts and Commitments.

(a) Neither CDnow nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any Material Contract ("CDnow Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a CDnow Material Adverse Effect. Each CDnow Material Contract that has not expired by its terms is in full force and effect. Each CDnow Material Contract is listed on Section 4.10 of the CDnow Disclosure Schedule.

(b) Without limiting Section 4.10(a), each of the CDnow Material Contracts to which CDnow is a party (i) is valid and binding in accordance with its terms and is in full force and effect, (ii) neither CDnow nor any of its Subsidiaries is in default in any material respect thereof, nor does any condition exist that with notice or lapses of time or both would constitute a material default thereunder, and (iii) no party has given any written or (to the knowledge of CDnow) oral notice of termination or cancellation thereof or that such party intends to assert a breach thereof, or seek to terminate or cancel, any such agreement, contract or lease, in each case as a result of the transactions contemplated hereby, subject to such exceptions that, individually and in the aggregate, would not be reasonably likely to have a CDnow Material Adverse Effect.

(c) The execution and delivery of this Agreement by CDnow does not, and the consummation of the transactions contemplated by this Agreement will not, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require the consent or waiver under, any of the material terms, conditions or provisions of the CDnow Material Contracts identified on Section 4.10(c) of the CDnow Disclosure Schedule.

Section 4.11. Litigation. Except as described in the CDnow SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against CDnow pending or as to which CDnow has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a CDnow Material Adverse Effect or a material adverse effect on the ability of CDnow to consummate the transactions contemplated by this Agreement.

Section 4.12. Environmental Matters. To the knowledge of CDnow and except as disclosed in the CDnow SEC Reports filed prior to the date hereof and except for such matters that, individually or in the aggregate, are not reasonably likely to have a CDnow Material Adverse Effect: (i) CDnow and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

CDnow and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by CDnow or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by CDnow or any of its Subsidiaries; (iv) neither CDnow nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither CDnow nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither CDnow nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that CDnow or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither CDnow nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving CDnow or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of CDnow or any of its Subsidiaries pursuant to any Environmental Law.

Section 4.13. Employee Benefit Plans.

(a) Section 4.13 of the CDnow Disclosure Schedule contains a complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by CDnow or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with CDnow or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which CDnow, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of CDnow or any of its Subsidiaries (together, the "CDnow Employee Plans").

(b) CDnow has delivered or made available to N2K: (i) accurate and complete copies of all CDnow Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) accurate and complete detailed summaries of all unwritten CDnow Employee Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all CDnow Employee Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all CDnow Employee Plans (for which annual reports are required) prepared within the last two years.

(c) All CDnow Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the CDnow Employee Plans that could subject CDnow or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA.

(d) Except as set forth in the CDnow Disclosure Schedule, any CDnow Employee Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any CDnow Employee Plan.

(e) Except as set forth in the CDnow Disclosure Schedule, neither CDnow, any of its Subsidiaries nor any ERISA Affiliate (i) has or at any time in the past has had a current or contingent

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) has or at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code.

(f) There are no pending or, to the knowledge of CDnow or any of its Subsidiaries, threatened claims by or on behalf of any CDnow Employee Plan, or by or on behalf of any individual participants or beneficiaries of any CDnow Employee Plan, alleging any breach of fiduciary duty on the part of CDnow or any of its Subsidiaries or any of the officers, directors or employees of CDnow or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable Laws. To the knowledge of CDnow or any of its Subsidiaries, the CDnow Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the PBGC.

(g) With respect to any CDnow Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "CDnow Welfare Plan"),
(i) each CDnow Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deduction and (ii) any CDnow Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied in all material respects, with all of the requirements of ERISA and Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of 501(c)(9) of the Code) has been established or maintained in connection with a CDnow Welfare Plan.

(h) Except as disclosed in the CDnow Disclosure Schedule or CDnow SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, the execution of this Agreement and the performance of the transactions contemplated hereunder will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any CDnow Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of CDnow or any of its Subsidiaries. No payments or benefits under any CDnow Employee Plan or other agreement of CDnow would result in an "excess parachute payment" under
Section 280G of the Code that would cause a loss of tax deduction that would be material.

Section 4.14. Compliance With Laws. CDnow has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a CDnow Material Adverse Effect.

Section 4.15. Tax Matters.

(a) To the best knowledge of CDnow, after consulting with tax advisors, neither CDnow nor any of its Affiliates (as defined in Section 5.12) has taken or agreed to take any action which would prevent the CDnow Merger from qualifying as a reorganization described in Section 368(a) of the Code and/or, taken together with the N2K Merger, as a transfer of property to Newco by holders of CDnow Common Stock described in Section 351 of the Code. Except as contemplated by the CDnow Option Agreement, neither CDnow nor any of its Subsidiaries owns any shares of N2K Common Stock or other securities convertible into shares of N2K Common Stock (exclusive of any shares owned by CDnow's employee benefit plans).

(b) To the best knowledge of CDnow, the stockholders of CDnow as a group have no present plan, intention or arrangement to sell or otherwise dispose of such number of the shares of Newco Common Stock received in the CDnow Merger as would reduce their ownership in Newco Common Stock to a number of shares having a value, as of the date of the CDnow Merger, of less than eighty percent (80%) of the value of all the formerly outstanding stock of CDnow as of the same date.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 4.16. Registration Statement; Joint Proxy Statement/Prospectus. The information to be supplied by CDnow for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information to be supplied by CDnow for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of CDnow or N2K, at the time of the CDnow Stockholders' Meeting and the N2K Stockholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the CDnow Stockholders' Meeting or the N2K Stockholders' Meeting which has become false or misleading.

Section 4.17. Labor Matters. Except as disclosed in the CDnow SEC Reports filed prior to the date hereof, neither CDnow nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is CDnow or any of its Subsidiaries the subject of any material proceeding asserting that CDnow or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of CDnow, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving CDnow or any of its Subsidiaries.

Section 4.18. Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by CDnow or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of CDnow and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a CDnow Material Adverse Effect. CDnow has maintained such policies on a continuous basis since January 1996.

Section 4.19. Opinion of Financial Advisor. The financial advisor of CDnow, BT Alex. Brown Incorporated, has delivered to CDnow an opinion dated the date of this Agreement to the effect that the CDnow Exchange Ratio is fair to holders of CDnow Common Stock from a financial point of view.

Section 4.20. No Existing Discussions. As of the date hereof, CDnow is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

Section 4.21. Section 1715 of the PBCL Not Applicable. Other than with respect to the "shareholder constituency" provision of Section 1715 of the PBCL, the restrictions contained in Section 1715 of the PBCL applicable to acquisitions or proposed acquisitions of corporate control will not apply to the authorization, execution, delivery or performance of this Agreement or the Stock Option Agreements by CDnow or the consummation of the CDnow Merger by CDnow. No other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to CDnow or (by reason of CDnow's participation therein) the CDnow Merger or the other transactions contemplated by this Agreement.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

                                   ARTICLE V.

                                   COVENANTS

Section 5.1. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as permitted pursuant to Section 5.30 hereof, N2K and CDnow each agrees as to itself and its respective Subsidiaries (except to the extent that the other party shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the foregoing, except as expressly contemplated by this Agreement or the Stock Option Agreements or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, N2K and CDnow each shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of the other party:

(a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements (including severance agreements) in effect as of the date of this Agreement;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

(c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the grant of options consistent with past practices to employees (other than senior officers) or directors, which options represent in the aggregate the right to acquire no more than 100,000 shares (net of cancellations) of N2K Common Stock or 100,000 shares (net of cancellation) CDnow Common Stock, as the case may be and (ii) the issuance of shares of N2K Common Stock or CDnow Common Stock, as the case may be, pursuant to the exercise of options or warrants outstanding on the date of this Agreement or granted pursuant to (i) above; provided, however, that in the event N2K and CDnow shall agree to treat the Mergers as a pooling of interests for accounting purposes, neither N2K nor CDnow shall take any action that would be reasonably likely to jeopardize such accounting treatment;

(d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than assets acquired in the ordinary course of business);

(e) Sell, lease, sell/leaseback, license or otherwise dispose of any of its material properties or assets, except in the ordinary course of business;

(f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees (other than officers) in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, (iii) establish, adopt, enter into or amend any bonus,

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g) Amend or propose to amend its Certificate or Articles of Incorporation or Bylaws except as contemplated by this Agreement;

(h) Incur any indebtedness for borrowed money;

(i) Take any action that would, or is reasonably likely to, result in a material breach of any provision of this Agreement or the Stock Option Agreements or in any of its representations or warranties set forth in this Agreement or Stock Option Agreements being untrue on and as of the Closing Date;

(j) Make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any material change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1997, except as may be required by applicable law;

(k) Settle any litigation relating to the transactions contemplated hereby other than any settlement which would not (i) have a N2K Material Adverse Effect (if settled by N2K), a CDnow Material Adverse Effect (if settled by CDnow) or a material adverse effect on the business, properties, financial condition or results of operations of Newco following consummation of the Mergers (if settled by either N2K or CDnow) or (ii) adversely effect the consummation of the transactions contemplated hereby;

(l) Settle any litigation referred to on Schedule 5.1(l) if such settlement would obligate the party to pay more than $50,000 over and above the amount covered by insurance (excluding any deductible on such insurance policy);

(m) Enter into any agreement, contract or commitment which involves an amount in excess of $250,000 individually or as part of a series of related transactions;

(n) Authorize or make capital expenditures which are in excess of $250,000 individually or as part of a series of related transactions;

(o) Change in any material respect its accounting policies, methods or procedures except as required by generally accepted accounting principles;

(p) Take or omit to take any action that is reasonably likely to result in a breach of any contract, commitment or obligation if the result would, individually or in the aggregate, have a Material Adverse Effect;

(q) Take any action which could reasonably be expected to adversely affect or delay the ability of any of the parties to obtain any approval of any governmental or regulatory body required to consummate the transactions contemplated hereby; or

(r) Permit its working capital to be less than the amounts set forth on
Schedule 5.1(r).

(s) Take, or agree in writing or otherwise to take or have any affiliate, director, officer, employee, agent, consultant or other third party take or otherwise agree to take, any of the actions described in Sections (a) through
(r) above. N2K and CDnow agree that any written approval obtained under this
Section 5.1 may be relied upon by the other party if signed by the Chairman or President of the other party providing such written approval.

Section 5.2. Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of N2K and CDnow shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Mergers and the transactions contemplated hereby and thereby. Each of N2K and CDnow shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of N2K or CDnow under this Agreement to be breached or that renders or will render untrue any representation or warranty of N2K or CDnow contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. If at any time prior to the Effective Time any event relating to N2K or any of its Affiliates, officers or directors should be discovered by N2K which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, N2K shall promptly inform CDnow. If at any time prior to the Effective Time any event relating to CDnow or any of its Affiliates, officers or directors should be discovered by CDnow which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, CDnow shall promptly inform N2K.

Section 5.3.  No Solicitation.

(a) From and after the date hereof, neither N2K nor CDnow shall, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transaction involving such party or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) other than N2K or CDnow or their respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent N2K or CDnow, or their respective Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and, after taking into account the strategic benefits anticipated to be derived from the Mergers and the prospects of N2K and CDnow as a combined company, would, if consummated, result in a transaction more favorable to the stockholders of such party over the long term than the transaction contemplated by this Agreement (a "Superior Proposal") and the Board of Directors of such party determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and standstill agreement with terms no less favorable to such party than those contained in the Confidentiality and Standstill Agreement, dated August 17, 1998 between CDnow and N2K, as amended by Amendment No. 1 dated September 25, 1998 (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of N2K and CDnow agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors determines in good faith after consultation with outside legal counsel that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

(b) N2K and CDnow shall each notify the other party within 24 hours after receipt by N2K or CDnow (or any of their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

Section 5.4. Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practical after the execution of this Agreement, N2K and CDnow shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, provided that N2K and CDnow may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. N2K and CDnow shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of N2K in favor of adoption of this Agreement and the N2K Merger and the recommendation of the Board of Directors of CDnow in favor of adoption of this Agreement and the CDnow Merger; provided, that the Board of Directors of either party may modify or withdraw such recommendation if such Board of Directors believes in good faith after consultation with outside legal counsel that the modification or withdrawal of such recommendation is required for such Board of Directors to comply with its fiduciary duties under applicable law.

(b) N2K and CDnow shall make all necessary filings with respect to the Mergers under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

Section 5.5. Nasdaq Quotation. Each of N2K and CDnow agrees to continue the quotation and listing of N2K Common Stock and CDnow Common Stock, respectively, on Nasdaq during the term of this Agreement and remain in compliance with all applicable rules and regulations of Nasdaq.

Section 5.6. Access to Information. Upon reasonable notice, N2K and CDnow shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its management, properties, books, contracts, commitments and records and, during such period, each of N2K and CDnow shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (c) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Mergers.

Section 5.7. Stockholders' Meetings. N2K and CDnow each shall call a meeting of its respective stockholders to be held as promptly as practicable for the purpose of voting, in the case of N2K, upon this Agreement and the N2K Merger and, in the case of CDnow, upon this Agreement and the CDnow Merger. Subject to Sections 5.3 and 5.4, N2K and CDnow shall, through their respective Boards of Directors, recommend to their respective stockholders adoption of this Agreement and approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless otherwise required to comply with the applicable fiduciary duties of the respective directors of N2K and CDnow, as determined by such directors in good faith after consultation with outside legal counsel, each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 5.8. Legal Conditions to Merge.

(a) N2K and CDnow shall each use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by N2K or CDnow or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the Mergers, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Mergers required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) if applicable, the HSR Act and any related governmental request thereunder, and (C) any other applicable law. N2K and CDnow shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. N2K and CDnow shall use their reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement.

(b) N2K and CDnow agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to obtain any government clearances required for Closing
(including through compliance with the HSR Act and any applicable foreign government reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Mergers or any other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. N2K and CDnow shall cooperate and work together in any proceedings or negotiations with any Governmental Entity relating to any of the foregoing. Notwithstanding anything to the contrary in this Section 5.8, neither N2K nor CDnow, nor any of their respective Subsidiaries, shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Mergers.

(c) Each of N2K and CDnow shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents related to or required in connection with the Mergers.

Section 5.9. Public Disclosure. N2K and CDnow shall agree on the form and content of the initial joint press release regarding the transactions contemplated hereby and thereafter shall receive approval from the General Counsel or Vice Chairman (in the case of N2K) and the General Counsel or Chief Executive Officer (in the case of CDnow) before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

Section 5.10. Nonrecognition Exchange. From and after the date hereof and until the Effective Time, neither N2K nor CDnow, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of either of the Mergers as a reorganization described in Section 368(a) of the Code and/or, taken together with the other of the Mergers, as a transfer of property to Newco by holders of N2K Common Stock or CDnow Common Stock, as applicable, described in Section 351 of the Code.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 5.11. Pooling Accounting. N2K and CDnow agree to use their reasonable best efforts to account for the Mergers as a pooling of interests unless N2K and CDnow mutually agree to account for the Mergers other than as a pooling of interest. The parties hereto agree that it shall not be a condition to the consummation of the transactions contemplated by this Agreement that the transactions be accounted for as a pooling of interests. From and after the date hereof and until the earlier of the Effective Time or such time as the parties hereto agree to account for the transaction other than as a pooling of interests, neither N2K nor CDnow, nor any of their respective Subsidiaries or other Affiliates shall, without the consent of the other party, knowingly take any action that is reasonably likely to jeopardize the treatment of the Mergers as a pooling of interests for accounting purposes, or knowingly fail to take any commercially reasonable action that is necessary to permit the treatment of the Mergers as a pooling of interest for accounting purposes.

Section 5.12. Affiliate Agreements. Upon the execution of this Agreement, N2K and CDnow will provide each other with a list of those persons who are, in N2K's or CDnow's respective reasonable judgment, "affiliates" of N2K or CDnow, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") (each such person who is an "affiliate" of N2K or CDnow within the meaning of Rule 145 is referred to as an "Affiliate"). N2K and CDnow shall provide each other such information and documents as the other party shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. N2K and CDnow shall each use all reasonable efforts to deliver or cause to be delivered to each other by November 30, 1998 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in substantially the form of Exhibit G (with respect to affiliates of N2K) or Exhibit H (with respect to affiliates of CDnow) attached hereto (each, an "Affiliate Agreement," and together, the "Affiliate Agreements").

Section 5.13. Nasdaq Listing. N2K and CDnow shall cause Newco to promptly prepare and submit to the Nasdaq a listing application covering the shares of Newco Common Stock to be issued in the Mergers and upon exercise of N2K Stock Options and CDnow Stock Options, and shall use all reasonable efforts to cause such shares to be approved for listing on the Nasdaq, prior to the Effective Time, subject to official notice of issuance.

Section 5.14. Stock Plans.

(a) At the Effective Time, each outstanding option to purchase shares of N2K Common Stock (an "N2K Stock Option") under the N2K Stock Plans and each outstanding option to purchase shares of CDnow Common Stock (a "CDnow Stock Option") under the CDnow Stock Plans, in each case whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such N2K Stock Option or CDnow Stock Option, as the case may be, the same number of shares of Newco Common Stock as the holder of such N2K Stock Option or CDnow Stock Option, as the case may be, would have been entitled to receive pursuant to the N2K Merger or the CDnow Merger, respectively, had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of N2K Common Stock or CDnow Common Stock, as the case may be, purchasable pursuant to such N2K Stock Option or such CDnow Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Newco Common Stock deemed purchasable pursuant to such N2K Stock Option or CDnow Stock Option, as the case may be, in accordance with the foregoing; provided, however, that the foregoing adjustment for any N2K Stock Option or CDnow Stock Option which is intended to qualify as an "incentive stock option" (as defined under Section 422 of the Code) shall be affected in a manner consistent with Section 424(a) of the Code.

(b) As soon as practicable after the Effective Time, Newco shall deliver to the participants in the N2K Stock Plans and the CDnow Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to N2K Stock Plans or CDnow Stock Plans, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.14 after giving effect to the Mergers).

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

(c) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery under N2K Stock Plans and CDnow Stock Plans assumed in accordance with this Section 5.14. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Newco Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) The Board of Directors of each of N2K and CDnow shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the N2K Stock Plans and the instruments evidencing the N2K Stock Options, or the CDnow Stock Plans and the instruments evidencing the CDnow Stock Options, as the case may be, to provide for the conversion of the N2K Stock Options and the CDnow Stock Options into options to acquire Newco Common Stock in accordance with this Section 5.14 without obtaining consent of the holders of the N2K Stock Options or CDnow Stock Options in connection with such conversion.

(e) The Board of Directors of each of N2K and CDnow shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the N2K Stock Options or CDnow Stock Options, as the case may be, for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Newco shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Newco Common Stock under the N2K Stock Options and the CDnow Stock Options (as converted pursuant to this Section 5.14) for purposes of Section 16(b) of the Exchange Act.

Section 5.15. Brokers or Finders. Each of N2K and CDnow represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Allen & Company, Incorporated and PaineWebber Incorporated, each of whose fees and expenses will be paid by N2K in accordance with N2K's agreements with such firms (a copy of which has been delivered by N2K to CDnow prior to the date of this Agreement), and BT Alex. Brown, whose fees and expenses will be paid by CDnow in accordance with CDnow's agreement with such firm (a copy of which has been delivered by CDnow prior to the date of this Agreement). Each of CDnow and N2K agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

Section 5.16. Indemnification.

(a) From and after the Effective Time, Newco agrees that it will, and will cause the Surviving Corporations to, indemnify and hold harmless each present and former director and officer of N2K and CDnow (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that N2K or CDnow, as the case may be, would have been permitted under Delaware or Pennsylvania law and its certificate or articles of incorporation or bylaws in effect on the date hereof to indemnify such Indemnified Party (and Newco and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

(b) For a period of six years after the Effective Time, Newco shall maintain or shall cause the Surviving Corporations to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by N2K's or CDnow's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by N2K and CDnow to

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
each other) with coverage in amount and scope at least as favorable as N2K's or CDnow's existing coverage; provided, that, in no event shall Newco or the Surviving Corporations be required to expend in the aggregate in excess of 200% of the annual premium currently paid by N2K and CDnow for such coverage; and if such premium would at any time exceed 200% of the such amount, then the Newco or the Surviving Corporations shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

(c) The provisions of this Section 5.16 are intended to be an addition to the rights otherwise available to the current officers and directors of N2K and CDnow by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 5.17. Letter of CDnow's Accountants. CDnow shall use all reasonable efforts to cause to be delivered to N2K and CDnow a letter of Arthur Andersen LLP, CDnow's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to N2K, in form reasonably satisfactory to N2K and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 5.18. Letter of N2K's Accountants. N2K shall use all reasonable efforts to cause to be delivered to CDnow and N2K a letter of Arthur Andersen LLP, N2K's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to CDnow, in form reasonably satisfactory to CDnow and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 5.19. Stock Option Agreements. CDnow and N2K each agree to fully perform their respective obligations under the Stock Option Agreements.

Section 5.20. Transition Planning. N2K and CDnow agree that they shall work together to coordinate all aspects of transition planning and implementation relating to the Mergers and the other transactions contemplated hereby. During the period between the date hereof and the Effective Time, N2K and CDnow shall jointly examine various alternatives regarding the manner in which to best organize and manage the businesses of N2K and CDnow after the Effective Time. The members of the joint transition planning team are identified on Schedule
5.20 (the "Transition Planning Committee").

Section 5.21. Post-Merger Corporate Governance; Employment Arrangements.

(a) At the Effective Time, the total number of persons serving on the Board of Directors of Newco shall be nine (unless otherwise agreed in writing by N2K and CDnow prior to the Effective Time), four of whom shall be CDnow Directors, three of whom shall be N2K Directors and two of whom shall be Independent Directors (as such terms are defined below). The persons to serve initially on the Board of Directors of Newco at the Effective Time who are N2K Directors and the persons to serve initially on the Board of Directors of Newco at the Effective Time who are CDnow Directors shall be the persons identified on
Schedule 5.21(a). The persons to serve initially on the Board of Directors of Newco at the Effective Time who are Independent Directors shall be selected by the Board of Directors of both CDnow and N2K and shall be mutually acceptable to both CDnow and N2K. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Newco after the Effective Time is unable or unwilling to serve in such position, the Board or Boards of Directors which selected such person shall designate another person to serve in such person's stead in accordance with the provisions of the immediately preceding sentence. From and after the Effective Time and until December 31, 2001, (a) the Board of Directors of Newco shall consist of four CDnow Directors, three N2K Directors and two Independent Directors and (b) the size of the Board of Directors of Newco and each Committee of the Board of Directors of Newco shall not be increased unless such

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
increase is approved by 80% of the members thereof. If, at any time during the period referenced in the second preceding sentence, the number of CDnow Directors and N2K Directors serving, or that would be serving following the next stockholders' meeting at which Directors are to be elected, as Directors of Newco, would fall below four and three, respectively, then, subject to the fiduciary duties of the Directors of Newco, the Board of Directors and the Nominating Committee thereof shall nominate for election at the next stockholders' meeting at which Directors are to be elected, such person or persons as may be requested by the remaining CDnow Directors (if the number of CDnow Directors is, or would otherwise become, less than four) or by the remaining N2K Directors (if the number of N2K Directors is, or would otherwise become, less than three) to ensure that there shall be four CDnow Directors and three N2K Directors. The provisions of the preceding sentence shall not apply in respect of any stockholders' meeting which takes place after December 31, 2001. The term "N2K Director" means (i) any person serving as a Director of N2K or any of its Subsidiaries on the date hereof who becomes a Director of Newco at the Effective Time and (ii) any person who becomes a Director of Newco pursuant to the second preceding sentence and who is designated by the N2K Directors; the term "CDnow Director" means (i) any person serving as a Director of CDnow or any of its Subsidiaries on the date hereof who becomes a Director of Newco at the Effective Time and (ii) any person who becomes a Director of Newco pursuant to the second preceding sentence and who is designated by the CDnow Directors; and the term "Independent Director" means a person who becomes a Director of Newco who does not have on the date hereof or on the date such person is elected to become a Director, and who has not had within the three year period prior to the date of his election, any material employment, business affiliation or association, or immediate family relationship with either CDnow or N2K, any of their directors or officers, any Subsidiaries or predecessors of CDnow or N2K, or any other person or entity controlling, controlled by or under common control with either N2K or CDnow.

(b) At the Effective Time, pursuant to the terms of the employment contracts referred to in Section 5.21(c) hereof, (i) Jason Olim shall hold the position of President and Chief Executive Officer of Newco and (ii) Jon Diamond shall hold the position of Chairman of Newco. If any of the persons identified above in this Section 5.21(b) is unable or unwilling to hold such offices as set forth above, his successor shall be selected by the Board of Directors of Newco in accordance with the Bylaws of Newco. The authority, duties and responsibilities of the Chairman and the President and Chief Executive Officer shall be as set forth in Bylaws of Newco and the employment contracts entered into pursuant to Section 5.21(c) hereof, which employment contracts shall also set forth in their entirety the rights and remedies of Messrs. Olim and Diamond with respect to employment by Newco, and none of them shall have any right, remedy or cause of action under this Section 5.21, nor shall they be third party beneficiaries of this Section 5.21.

(c) Prior to the Closing, Newco shall offer to enter into employment agreements with Jason Olim and Jon Diamond in the forms attached hereto as Exhibits I and J.

(d) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the officers of Newco shall be as designated in accordance with Schedule 5.21(d). If any officer set forth or designated in accordance with Schedule 5.21(d) ceases to be a full-time employee of either N2K or CDnow at or before the Effective Time, then the parties will agree upon another person to serve in such person's stead.

(e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the members of the Executive, Audit, Compensation and Nominating committees of the Board of Directors of Newco shall be as designated in accordance with Schedule 5.21(e), subject to such persons being members of the Board of Directors of Newco at the Effective Time.

(f) Each of N2K and CDnow shall cause Newco to incorporate the provisions contained in Section 5.21(a), (b), (e) and (f) into the Bylaws of Newco in effect at the Effective Time, which provisions shall thereafter be amended only with the approval of 80% of the members of the Board of Directors of Newco.

Section 5.22. Name of Newco. At the Effective Time, Newco shall change its corporate name to CDnow/N2K, Inc.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 5.23. Warrants; Registration Rights Agreement. (a) At the Effective Time, Newco shall assume all obligations under the warrants set forth in
Section 3.2(b) to the N2K Disclosure Schedule and Section 4.2 (b) to the CDnow Disclosure Schedule (the "Warrants"), and the holders of the Warrants thereafter shall have the right to acquire, on the same pricing and payment terms and conditions as are currently applicable under the Warrants, the same number of shares of Newco Common Stock as the holder(s) of the Warrants would have been entitled to receive pursuant to the N2K Merger or the CDnow Merger, as the case may be, had each such holder exercised such holder's Warrant in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at the price per share (rounded downward to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of N2K Common Stock or CDnow Common Stock, as the case may be, purchasable pursuant to such Warrant immediately prior to the Effective Time divided by (ii) the number of full shares of Newco Common Stock deemed purchasable pursuant to such Warrant in accordance with the foregoing.

(b) At the Effective Time, N2K and CDnow shall cause Newco to offer to enter into registration rights agreements (the "Newco Registration Rights Agreements") with the various parties listed on Section 5.23(b) of the N2K Disclosure Schedule or, in lieu thereof, with any parties who are entitled to benefit from the registration rights created in such agreements as a result of transfers from the initial or listed holders. The various Newco Registration Rights Agreements to be entered into with such parties shall be substantially similar (to the extent practicable) in effect to those provisions of the agreements which are identified on Section 5.23(b) of the N2K Disclosure Schedule and which relate to registration rights affecting the N2K Common Stock of such parties. Pursuant to the Newco Registration Rights Agreements, Newco will provide registration rights to the shareholders who are parties to such agreements with respect to all shares of Newco issued in the N2K Merger on account of the shares of N2K Common Stock covered by registration rights immediately prior to the N2K Merger.

(c) At the Effective Time, CDnow and N2K shall cause Newco to enter into a Registration Rights Agreement (the "Newco Registration Rights Agreement") substantially similar (to the extent practicable) to the Investor Rights Agreement dated as of July 15, 1997 by and among CDnow and certain CDnow shareholders who are parties thereto (the "CDnow Registration Rights Agreement") pursuant to which Newco will provide registration rights to parties to the CDnow Registration Rights Agreement (other than CDnow) with respect to all shares of Newco issued in the CDnow Merger on account of the shares of CDnow Common Stock covered by the CDnow Registration Rights Agreement.

Section 5.24. Conveyance Taxes. N2K and CDnow shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 5.25. Transfer Taxes. Newco shall pay any New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax, New York State Stock Transfer Tax and any similar taxes imposed on the stockholders of N2K and CDnow, respectively, by any other State of the United States (and any interest with respect to such taxes) (the "Transfer Taxes"), which become payable in connection with the transactions contemplated by this Agreement. N2K and CDnow shall cooperate in the preparation, execution and filing of any required returns with respect to such Transfer Taxes (including returns on behalf of the stockholders of N2K and CDnow) and in the determination of the portion of the consideration allocable to the real property of N2K and the N2K Subsidiaries and CDnow and the CDnow Subsidiaries in New York State and City (or in any other jurisdiction, if applicable).

Section 5.26. Stockholder Litigation. Each of N2K and CDnow shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against N2K or CDnow, as applicable, and its directors relating to the transactions contemplated hereby.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 5.27. Employee Benefits; Severance.

(a) Newco shall cause to continue to be maintained the N2K and CDnow annual bonus plans for management employees for the 1998 fiscal year and shall calculate the amounts payable to participants thereunder on a basis consistent with the terms of each such plan and the past practice of N2K or CDnow, as applicable.

(b) For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant (except for pension benefit accruals) under any employee benefit plan or arrangement covering employees of N2K and its Subsidiaries ("N2K Employees") or employees of CDnow and its Subsidiaries ("CDnow Employees") following the Effective Time, Newco shall cause such plans or arrangements to recognize service with N2K or CDnow (as applicable) and any of their respective Subsidiaries to the same extent such service was recognized under the applicable employee benefit plans immediately prior to the Effective Time.

(c) At the Effective Time, Newco shall assume and honor in accordance with their terms the employment agreements, severance agreements and severance pay policies identified in Sections 5.1 or 5.27 of the N2K Disclosure Schedule and Sections 5.1 or 5.27 of the CDnow Disclosure Schedule.

Section 5.28. Subsequent Financial Statements. Prior to the Effective Time, each of N2K and CDnow (a) will consult with the other prior to making publicly available its financial results for any period and (b) will consult with the other prior to the filing of, and will timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such Party under the Exchange Act and will promptly deliver to the other copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The respective audited financial statements and unaudited interim financial statements of each of N2K and CDnow, as the case may be, included in such reports will fairly present the financial position of such party and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis and, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

Section 5.29. Control of Operations. Nothing contained in this Agreement shall give N2K, directly or indirectly, the right to control or direct CDnow's operations prior to the Effective Time. Nothing contained in this Agreement shall give CDnow, directly or indirectly, the right to control or direct N2K's operations prior to the Effective Time. Prior to the Effective Time, each of N2K and CDnow shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5.30. Certain Modifications; Restructuring Charges. N2K and CDnow shall consult with respect to business practices and policies and shall make such modifications or changes to its practices or policies, if any, and at such date prior to the Effective Time, as may be mutually agreed upon and approved by the Transition Planning Committee. N2K and CDnow shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon and approved by the Transition Planning Committee. No party's representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies or practices which may be undertaken in accordance with this Section 5.30.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

                                  ARTICLE VI.

                             CONDITIONS TO MERGERS

Section 6.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement, the N2K Merger and the CDnow Merger shall have been approved in the manner required under the DGCL and the PBCL, by the respective holders of the issued and outstanding shares of capital stock of N2K and CDnow.

(b) HSR Act. Any applicable waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

(c) Approvals. Other than the filing provided for by Section 1.4, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a N2K Material Adverse Effect or a CDnow Material Adverse Effect shall have been filed, been obtained or occurred.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

(f) Nasdaq Listing. The shares of Newco Common Stock to be issued in the Merger and upon exercise of N2K Options and CDnow Options shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(g) Corporate Governance. N2K and CDnow shall have taken all actions necessary so that (i) not later than the Effective Time, the Articles of Incorporation and Bylaws of Newco shall have been amended to be substantially in the form of Exhibit E and Exhibit F hereto; and (ii) at the Effective Time, the composition of the Board of Directors of Newco and of each Committee of the Board of Directors of Newco shall comply with Section 5.21 hereof (assuming N2K has designated the N2K Directors, CDnow has designated the CDnow Directors, and N2K and CDnow together have designated the Independent Directors, in each case as contemplated by Section 5.21(a) hereof).

Section 6.2. Additional Conditions to Obligations of N2K. The obligation of N2K to effect the N2K Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by N2K:

(a) Representations and Warranties. The representations and warranties of CDnow set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a CDnow Material Adverse Effect, as such term is defined in Section 6.2(d), or a material adverse effect upon the consummation of the transactions contemplated hereby; and N2K shall have received a certificate signed on behalf of CDnow by the chief executive officer and the chief financial officer of CDnow to such effect.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

(b) Performance of Obligations of CDnow. CDnow shall have performed in all materials respects (and with respect to Section 5.1(r) in all respects) all obligations required to be performed by it under this Agreement at or prior to the Closing Date shall have received a certificate signed on behalf of CDnow by the chief executive officer and the chief financial officer of CDnow to such effect.

(c) Tax Opinion. N2K shall have received the opinion of Dewey Ballantine LLP, counsel to N2K, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the N2K Merger will be treated as a reorganization described in Section 368(a) of the Code and/or, taken together with the CDnow Merger, as a transfer of property to Newco by holders of N2K Common Stock described in Section 351 of the Code.

(d) CDnow Material Adverse Effect. From the date of this Agreement through the Effective Time there shall not have occurred a CDnow Material Adverse Effect. For the purposes of this Section 6.2(d), a CDnow Material Adverse Effect shall not include the effect of any changes (i) resulting from general conditions applicable to the online music retailing industry and not specifically relating to CDnow, or from general business or United States economic conditions which do not have a disproportionate effect on CDnow, or (ii) caused by (a) the transactions contemplated by this Agreement and the public announcement thereof, (b) any steps taken or proposed to be taken in connection with Section
5.30 or (c) any actions taken or omissions by CDnow with the prior written consent of N2K in contemplation of the transactions contemplated hereby.

Section 6.3. Additional Conditions to Obligations of CDnow. The obligations of CDnow to effect the CDnow Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by CDnow:

(a) Representations and Warranties. The representations and warranties of N2K set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement and (ii) inaccuracies which, individually or in the aggregate, have not had and are not reasonably likely to have a N2K Material Adverse Effect, as such term is defined in Section 6.3(d), or a material adverse effect upon the consummation of the transactions contemplated hereby; and CDnow shall have received a certificate signed on behalf of N2K by the chief executive officer and the chief financial officer of N2K to such effect.

(b) Performance of Obligations of N2K. N2K shall have performed in all material respects (and with respect to Section 5.1(r) in all respects) all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and CDnow shall have received a certificate signed on behalf of N2K by the chief executive officer and the chief financial officer of N2K to such effect.

(c) Tax Opinion. CDnow shall have received the opinion of Morgan, Lewis & Bockius LLP, counsel to CDnow, based upon reasonably requested representation letters and dated the Closing Date, to the effect that the CDnow Merger will be treated as a reorganization described in Section 368(a) of the Code and/or, taken together with the N2K Merger, as a transfer of property to Newco by holders of CDnow Common Stock described in Section 351 of the Code.

(d) N2K Material Adverse Effect. From the date of this Agreement through the Effective Time there shall not have occurred an N2K Material Adverse Effect. For the purposes of this Section 6.3(d), a N2K Material Adverse Effect shall not include the effect of any changes resulting from (i) general conditions applicable to the online music retailing industry and not specifically relating to N2K, or from general business or United States economic conditions which do not have a disproportionate effect on N2K, or (ii) (a) the transactions contemplated by this Agreement and the public announcement thereof, (b) any steps taken or proposed to be taken in connection with Section 5.30 or (c) any actions taken or omissions by N2K with the prior written consent of CDnow in contemplation of the transactions contemplated hereby.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT


Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Mergers by the stockholders of N2K or CDnow:

(a) by mutual written consent of N2K and CDnow; or

(b) by either N2K or CDnow if the Mergers shall not have been consummated by March 31, 1999 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Mergers to occur on or before such date); or

(c) by either N2K or CDnow if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; or

(d) (i) by N2K or CDnow, if, at the CDnow Stockholders' Meeting (including any
adjournment or     postponement), the requisite vote of the stockholders of
CDnow in favor of the approval and adoption of this Agreement and the CDnow Merger shall not have been obtained; or (ii) by CDnow or N2K if, at the N2K Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of N2K in favor of the approval and adoption of this Agreement and the N2K Merger shall not have been obtained; or

(e) by N2K, if (i) the Board of Directors of CDnow shall have withdrawn or modified its recommendation of this Agreement or the CDnow Merger (provided that N2K's right to terminate this Agreement under such clause (i) shall not be available if at such time CDnow would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); (ii) after the receipt by CDnow of an Acquisition Proposal, N2K requests in writing that the Board of Directors of CDnow reconfirm its recommendation of this Agreement and the CDnow Merger to the stockholders of CDnow and the Board of Directors of CDnow fails to do so within 10 business days after its receipt of N2K's request; (iii) the Board of Directors of CDnow shall have recommended to the stockholders of CDnow an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of CDnow Common Stock is commenced (other than by N2K or an Affiliate of N2K) and the Board of Directors of CDnow recommends that the stockholders of CDnow tender their shares in such tender or exchange offer; or
(v) for any reason CDnow fails to call and hold the CDnow Stockholders' Meeting by the Outside Date (provided that N2K's right to terminate this Agreement under such clause (v) shall not be available if at such time CDnow would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); or

(f) by CDnow, if (i) the Board of Directors of N2K shall have withdrawn or modified its recommendation of this Agreement or the N2K Merger (provided that CDnow's right to terminate this Agreement under such clause (i) shall not be available if at such time N2K would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); (ii) after the receipt by N2K of an Acquisition Proposal, CDnow requests in writing that the Board of Directors of N2K reconfirm its recommendation of this Agreement and the N2K Merger to the stockholders of CDnow and the Board of Directors of N2K fails to do so within 10 business days after its receipt of CDnow's request;
(iii) the Board of Directors of N2K shall have recommended to the stockholders of N2K an Alternative Transaction (as defined in Section 7.3(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of N2K Common Stock is commenced (other than by CDnow or an Affiliate of CDnow) and the Board of Directors of

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

N2K recommends that the stockholders of N2K tender their shares in such tender or exchange offer; or (v) for any reason N2K fails to call and hold the N2K Stockholders' Meeting by the Outside Date (provided that CDnow's right to terminate this Agreement under such clause (v) shall not be available if at such time N2K would be entitled to terminate this Agreement under Section 7.1(h) without giving effect to the cure period); or

(g) by N2K or CDnow, prior to the approval of this Agreement by the stockholders of such party, if, as a result of a Superior Proposal received by such party from a Third Party, the Board of Directors of such party determines in good faith after consultation with outside legal counsel that accepting such Superior Proposal is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law; provided, however, that no termination shall be effective pursuant to this Section 7.1(g) under circumstances in which a termination fee is payable by the terminating party pursuant to Section 7.3(b)(iii) or (c)(iii), unless concurrently with such termination, such termination fee is paid in full by the terminating party in accordance with Section 7.3(b)(iii) or (c)(iii), as applicable; or

(h) by N2K or CDnow, if (A) there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) will cause the conditions set forth in Section 6.2(a) or (b) (in the case of termination by N2K) or 6.3(a) or (b) (in the case of termination by CDnow) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or (B) any event shall have occurred which makes it impossible for the conditions set forth in Article VI hereof (other than Section 6.1(a), 6.1(e), 6.2(a), 6.2(b), 6.2(d), 6.3(a),
6.3(b) and 6.3(d)) to be satisfied, provided that any termination pursuant to this clause (B) shall not be effective until 20 business days after notice thereof is delivered by the party seeking to terminate to the other party, and shall be automatically rescinded if (1) such condition is solely for the benefit of the party receiving such notice and (2) such party, prior to such 20th business day, irrevocably waives satisfaction of such condition based on such event; (C) there has been a breach of the representation, warranty, covenant or agreement set forth in Section 3.10(c), 3.11(b) or 5.1(l) (in the case of a termination by CDnow) which would have a N2K Material Adverse Effect or in Section 4.10(c) (in the case of a termination by N2K) which would have a CDnow Material Adverse Effect; or (D) by CDnow if there has been a N2K Material Adverse Effect under Section 6.3(d), or by N2K if there has been a CDnow Material Adverse Effect under Section 6.2(d), in either case which shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

Section 7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of N2K, CDnow, Newco or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.15 and 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Sections 5.15 and 7.3 of this Agreement, the Stock Option Agreements and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3. Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b) N2K shall pay CDnow a termination fee of $3.75 million upon the earliest to occur of the following events:

    (i) the termination of this Agreement by either CDnow or N2K pursuant to Section 7.1(d)(ii), if a proposal for an Alternative Transaction (as defined below) involving N2K shall have been publicly announced prior to the N2K Stockholders' Meeting and either a definitive agreement

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
    for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination;

    (ii) the termination of this Agreement by CDnow pursuant to Section
    7.1(f); or

    (iii) the termination of this Agreement by N2K pursuant to Section
    7.1(g).

If and to the extent that CDnow has purchased shares of N2K Common Stock pursuant to the CDnow Stock Option Agreement prior to the payment of the $3.75 million fee provided for herein (the "Fee Payment Date"), the amount payable to CDnow under this Section 7.3(b), together with (i)(x) the net cash amount received by CDnow prior to the Fee Payment Date pursuant to N2K's repurchase of Shares (as defined in the CDnow Stock Option Agreement) pursuant to Section 7 of the CDnow Stock Option Agreement, less (y) CDnow's purchase price for such Shares, and (ii)(x) the amounts received by CDnow prior to the Fee Payment Date pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) CDnow's purchase price for such Shares, shall not exceed $3.75 million. N2K's payment of a termination fee pursuant to this subsection and any applicable payments under the CDnow Stock Option Agreement shall be the sole and exclusive remedy of CDnow against N2K and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payments; provided that this limitation shall not apply in the event of a willful breach of this Agreement by N2K.

(c) CDnow shall pay N2K a termination fee of $3.75 million upon the earliest to occur of the following events:

    (i) the termination of this Agreement by either N2K or CDnow pursuant to Section 7.1(d)(i), if a proposal for an Alternative Transaction (as defined below) involving CDnow shall have been publicly announced prior to the CDnow Stockholders' Meeting and either an Alternative
    Transaction is entered into, or an Alternative Transaction is consummated, within eighteen months of such termination;

    (ii) the termination of this Agreement by N2K pursuant to Section
    7.1(e); or

    (iii) the termination of this Agreement by CDnow pursuant to Section
    7.1(g).

If and to the extent that N2K has purchased shares of CDnow Common Stock pursuant to the N2K Stock Option Agreement prior to the Fee Payment Date, the amount payable to N2K under this Section 7.3(c), together with (i)(x) the net cash amount received by N2K prior to the Fee Payment Date pursuant to CDnow's repurchase of Shares (as defined in the N2K Stock Option Agreement) pursuant to
Section 7 of the N2K Stock Option Agreement, less (y) N2K's purchase price for such Shares, and (ii)(x) the amounts received by N2K prior to the Fee Payment Date pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) N2K's purchase price for such Shares, shall not exceed $3.75 million. CDnow's payment of a termination fee pursuant to this subsection and any applicable payments under the N2K Stock Option Agreement shall be the sole and exclusive remedy of N2K against CDnow and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payments; provided that this limitation shall not apply in the event of a willful breach of this Agreement by CDnow.

(d) The fees payable pursuant to Section 7.3(b) or 7.3(c) shall be paid concurrently with the first to occur of the events described in Section 7.3(b)(i), (ii) or (iii) of 7.3(c)(i), (ii) or (iii), respectively.

(e) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any Third Party acquires more than 20% of the outstanding shares of N2K Common Stock or CDnow Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving N2K or CDnow pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 20% of the outstanding shares of N2K Common Stock or CDnow Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER
transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of N2K or CDnow, and the entity surviving any merger or business combination including any of them) of N2K or CDnow having a fair market value (as determined by the Board of Directors of N2K or CDnow, as the case may be, in good faith) equal to more than 20% of the fair market value of all the assets of N2K or CDnow, as the case may be, and their respective Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(f) N2K and CDnow shall share equally (i) the filing fees in connection with the filing of the Registration Statement and the Joint Proxy
Statement/Prospectus, (ii) the expenses incurred in connection with printing and mailing the Registration Statement and the Joint Proxy
Statement/Prospectus, and (iii) any expenses incurred in connection with the formation of Newco.

Section 7.4. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of N2K or CDnow, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that this Agreement may be amended in writing without obtaining the signatures of N2K, CDnow or Newco solely for the purpose of adding N2K Sub and CDnow Sub as parties to this Agreement.

Section 7.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

                                 ARTICLE VIII.

                                 MISCELLANEOUS

Section 8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.6, 2.1, 2.2, 2.4, 5.14, 5.16, 5.19, 5.21 and 5.26 and Article VIII, and the agreements of the Affiliates delivered pursuant to Section 5.12. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to N2K, to

                  N2K Inc.
                  55 Broad Street, 26th Floor
                  New York, NY 10004
                  Attn: General Counsel
                  Telecopy: (212) 742-1778

             with a copy to

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY 10019-6092
                  Attn: Frank E. Morgan, II, Esq.
                  Telecopy: (212) 295-6333

    (b) if to CDnow, to

                  CDnow, Inc.
                  Jenkins Court, Suite 300
                  610 Old York Road
                  Jenkinstown, PA 19046
                  Attn: David Capozzi, General Counsel
                  Telecopy: (215) 517-5745

                  *485 Delaware Ave.
                  Fort Washington, PA
                  (effective 11/6/98)

             with a copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103-6993
                  Attn: James W. McKenzie, Jr., Esq.
                  Telecopy: (215) 963-5299

                  *1701 Market Street
                  Philadelphia, PA 19103-2921
                  (effective 11/23/98)

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

Section 8.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 22, 1998.

Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.16 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither N2K nor CDnow, makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

Section 8.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, N2K, CDnow and Newco have caused this agreement to be signed by their respective duly authorized officers as of the date first written above.

                                          N2K INC.

                                          By: /s/ Jonathan V. Diamond
                                             ----------------------------------
                                             Name: Jonathan V. Diamond
                                             Title: Vice Chairman and Chief
                                             Executive Officer
                                          CDnow, INC.

                                          By: /s/ Jason Olim
                                             ----------------------------------
                                             Name: Jason Olim
                                             Title: Chairman and Chief
                                             Executive Officer

                                          EXIT 8 HOLDING COMPANY

                                          By: /s/ Jonathan V. Diamond
                                             ----------------------------------
                                             Name: Jonathan V. Diamond
                                             Title: Vice President, Treasurer
                                             and Secretary

                                               APPENDIX I - AMENDED AND RESTATED
                                                    AGREEMENT AND PLAN OF MERGER

                                                                    APPENDIX II

                                    FORM OF
                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                                CDNOW/N2K, INC.

1.The name of the corporation is CDnow/N2K, Inc. (the "Corporation").

2.The name of the Commercial Registered Office Provider is Corporation Service Company.

3. The Corporation is incorporated under the provisions of the Business Corporation Law of 1988, as amended.

4.Capital Stock.

The aggregate number of shares which the Corporation shall have authority to issue is 200,000,000 common shares, no par value (the "Common Shares"), and 50,000,000 preferred shares, no par value (the "Preferred Shares"). The Corporation's Board of Directors (the "Board of Directors") may authorize the issuance from time to time of Preferred Shares in one or more classes or series and with designations, voting rights, preferences, and special rights, if any, as the Board of Directors may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

           (a) the number of shares which shall constitute the series and the name of the series;

           (b) the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

           (c) the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;

           (d) the rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the Corporation;

           (e) the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

           (f) the limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series; and

           (g) the voting rights, if any, to be provided for shares of the series.

5.Duties and Liabilities of Directors and Officers.

    (a)Directors and officers as fiduciaries. A director or officer of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a director or officer, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (a) one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent with respect to the matters presented, (b) counsel, public accountants or

                                             APPENDIX II - AMENDED AND RESTATED
                                             ARTICLES OF INCORPORATION OF NEWCO
    other persons as to matters that the director or officer reasonably believes to be within the professional or expert competence of such person, or (c) a committee of the Board of Directors upon which the director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence. A director or officer shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or officer of the Corporation or any failure to take any action shall be presumed to be in the best interests of the Corporation.

    (b)Personal liability of directors. A director of the Corporation shall not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Articles of Incorporation, the By-laws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    (c)Personal liability of officers. An officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under these Articles of Incorporation, the By-laws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

6. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

7. An action may not be authorized by the shareholders without a meeting by less than unanimous written consent.

8. Subchapters E, G, H, I and J of Section 25 of the Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation.

9. The Corporation reserves the right, from time to time, to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter provided by statute for the amendment of Articles of Incorporation.

                                             APPENDIX II - AMENDED AND RESTATED
                                             ARTICLES OF INCORPORATION OF NEWCO

                                                                    APPENDIX III

                                    FORM OF
                          AMENDED AND RESTATED BYLAWS
                                       OF
                                CDNOW/N2K, INC.

                                   ARTICLE I
                                 Name and Seal

Section 1.01. Name. The name of the corporation is CDnow/N2K, Inc.

Section 1.02. State of Incorporation. The Corporation is incorporated under the laws of the Commonwealth of Pennsylvania.

Section 1.03. Seal. The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its organization, the words "Corporate Seal," and the name of the State of Incorporation. The seal may be used by any person authorized by the Corporation's board of directors (the "Board of Directors") or by these bylaws by causing the seal or a facsimile thereof to be impressed or affixed, or in any manner reproduced.

                                   ARTICLE II
                            Offices and Fiscal Year

Section 2.01. Registered Office. The registered office of the Corporation in the Commonwealth of Pennsylvania shall be at c/o Corporation Service Company, 319 Market Street, Harrisburg, PA 17101 until otherwise established by an amendment of the Articles of Incorporation (the "Articles") or by the Board of Directors and a record of such change is filed with the Pennsylvania Department of State in the manner provided by law.

Section 2.02. Other Offices. The Corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the Board of Directors may from time to time appoint or the business of the Corporation may require.

Section 2.03. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January in each year.

                                  ARTICLE III
                      Notice--Waivers--Meetings Generally

Section 3.01. Manner of Giving Notice.

(a) General Rule. Whenever written notice is required to be given to any person under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), or by the Articles or these bylaws, it may be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer back received) or courier service, charges prepaid, or by facsimile transmission, to the address (or to the telex, TWX, facsimile or telephone number) of the person appearing on the books of the Corporation or, in the case of directors, supplied by the director to the Corporation for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in

                                                      APPENDIX III - AMENDED AND
                                                        RESTATED BYLAWS OF NEWCO

                                     III-1
the case of telex or TWX, when dispatched or, in the case of facsimile transmission, when received. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the BCL, the Articles or these bylaws.

(b) Bulk Mail. If the Corporation has more than 30 shareholders, notice of any regular or special meeting of the shareholders, or any other notice required by the BCL or by the Articles or these bylaws to be given to all shareholders or to all holders of a class or series of shares, may be given by any class of postpaid mail if the notice is deposited in the United States mail at least 20 days prior to the day named for the meeting or any corporate or shareholder action specified in the notice.

(c) Adjourned Shareholder Meetings. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting in which event notice shall be given in accordance with Section 3.03.

Section 3.02. Notice of Meetings of Board of Directors. Notice of a regular meeting of the Board of Directors need not be given. Notice of every special meeting of the Board of Directors shall be given to each director by telephone or in writing at least 24 hours (in the case of notice by telephone, telex, TWX or facsimile transmission) or 48 hours (in the case of notice by telegraph, courier service or express mail) or five days (in the case of notice by first class mail) before the time at which the meeting is to be held. Every such notice shall state the time and place of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in a notice of the meeting.

Section 3.03. Notice of Meetings of Shareholders.

(a) General Rule. Except as otherwise provided in Section 3.01(b), written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting at least (i) ten days prior to the day named for a meeting (and, in case of a meeting called to consider a merger, consolidation, share exchange or division, to each shareholder of record not entitled to vote at the meeting) called to consider a fundamental change under 15 Pa.C.S. Chapter 19 or (ii) five days prior to the day named for the meeting in any other case. If the secretary neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

(b) Notice of Action by Shareholders on Bylaws. In the case of a meeting of shareholders that has as one of its purposes action on the bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of the bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

(c) Notice of Action by Shareholders on Fundamental Change. In the case of a meeting of the shareholders that has as one of its purposes action with respect to any fundamental change under 15 Pa.C.S. Chapter 19, each shareholder shall be given, together with written notice of the meeting, a copy or summary of the amendment or plan to be considered at the meeting in compliance with the provisions of Chapter 19.

(d) Notice of Action by Shareholders Giving Rise to Dissenters Rights. In the case of a meeting of the shareholders that has as one of its purposes action that would give rise to dissenters rights under the provisions of 15 Pa.C.S. Subchapter 15D, each shareholder shall be given, together with written notice of the meeting:

    (1) statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the provisions of Subchapter 15D (relating to dissenters rights); and

                                                      APPENDIX III - AMENDED AND
                                                        RESTATED BYLAWS OF NEWCO

                                     III-2

    (2) copy of Subchapter 15D.

Section 3.04. Waiver of Notice.

(a) Written Waiver. Whenever any written notice is required to be given under the provisions of the BCL, the Articles or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting.

(b) Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 3.05. Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the BCL or the Articles or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 3.06. Exception to Requirement of Notice.

(a) General Rule. Whenever any notice or communication is required to be given to any person under the provisions of the BCL or by the Articles or these bylaws or by the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

(b) Shareholders Without Forwarding Addresses. Notice or other communications need not be sent to any shareholder with whom the Corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, the Corporation shall commence sending notices and other communications to the shareholder in the same manner as to other shareholders.

Section 3.07. Use of Conference Telephone and Similar Equipment. Any director may participate in any meeting of the Board of Directors, and the Board of Directors may provide by resolution with respect to a specific meeting or with respect to a class of meetings that one or more persons may participate in a meeting of the shareholders of the Corporation, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this section shall constitute presence in person at the meeting.

                                   ARTICLE IV
                                  Shareholders

Section 4.01. Place of Meeting. All meetings of the shareholders of the Corporation shall be held at such place, within or without the Commonwealth of Pennsylvania, as shall be determined by the Board of Directors from time to time.

Section 4.02. Annual Meeting. The Board of Directors may fix and designate the date and time of the annual meeting of the shareholders, but if no such date and time is fixed and designated by the Board of Directors, the meeting for any calendar year shall be held on the third Tuesday in May in such year, if not a legal holiday under the laws of Pennsylvania, and, if a legal holiday, then on the next succeeding business day,

                                                      APPENDIX III - AMENDED AND
                                                        RESTATED BYLAWS OF NEWCO

                                     III-3
not a Saturday, at 10 o'clock A.M. and at said meeting the shareholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

Section 4.03. Special Meetings. Special meetings of the shareholders may be called at any time by the Chief Executive Officer or a majority of the board of directors. At any time, upon the written request of any person or persons who have duly called a special meeting, which written request shall state the purpose or purposes of the meeting, it shall be the duty of the secretary to fix the date of the meeting which shall be held at such date and time as the secretary may fix, not less than 10 or more than 60 days after the receipt of the request, and to give due notice thereof. If the secretary shall neglect or refuse to fix the time and date of such meeting and give notice thereof, the person or persons calling the meeting may do so.

Section 4.04. Quorum and Adjournment.

(a) General Rule. A meeting of shareholders of the Corporation duly called shall not be organized for the transaction of business unless a quorum is present. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the Corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the Board of Directors of this Corporation, as such, shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

(b) Withdrawal of a Quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

(c) Adjournments Generally. Any regular or special meeting of the shareholders, including one at which directors are to be elected and one which cannot be organized because a quorum has not attended, may be adjourned for such period and to such place as the shareholders present and entitled to vote shall direct.

(d) Electing Directors at Adjourned Meeting. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in this section, shall nevertheless constitute a quorum for the purpose of electing directors.

(e) Other Action in Absence of Quorum. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, although less than a quorum as fixed in this section, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

Section 4.05. Action by Shareholders. Any action required or permitted to be taken at a meeting of the shareholders or a class of shareholders of the Corporation may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the secretary of the Corporation.

Section 4.06. Shareholder Proposals. Nominations by shareholders of persons for election to the board of directors of the Corporation may be made at an annual meeting in compliance with Section 5.02(b) hereof. The proposal of other business to be considered by the shareholders at an annual meeting of shareholders may be made (i) pursuant to the Corporation's notice of meeting,
(ii) by or at the direction of the board of directors, or (iii) by any shareholder of the Corporation pursuant to timely notice in writing to the secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to or mailed and received

                                                      APPENDIX III - AMENDED AND
                                                        RESTATED BYLAWS OF NEWCO

                                     III-4
at the principal executive offices of the Corporation not less than 60 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the secretary shall set forth
(a) as to the shareholder giving notice and the beneficial owner, if any on whose behalf the proposal is made, (i) their name and record address, and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by each of them, and (b) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the chairman of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

Section 4.07. Organization. At every meeting of the shareholders, the chairman of the Board of Directors, if there be one, or, in the case of vacancy in office or absence of the chairman of the Board of Directors, one of the following persons present in the order stated: the vice chairman of the Board of Directors, if there be one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, or a person chosen by vote of the shareholders present, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of both the secretary and assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 4.07. Voting Rights of Shareholders. Unless otherwise provided in the Articles, every shareholder of the Corporation shall be entitled to one vote for each full share having voting power standing in the name of the shareholder on the books of the Corporation.

Section 4.08. Voting and Other Action by Proxy.

(a) General Rule.

    (1) every shareholder entitled to vote at a meeting of shareholders may authorize another person to act for the shareholder by proxy.

    (2) The presence of, or vote or other action at a meeting of shareholders by a proxy of a shareholder shall constitute the presence of, or vote or action by the shareholder.

    (3) Where two or more proxies of a shareholder are present, the Corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

(b) Execution and Filing. Every proxy shall be executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with the secretary of the Corporation. A telegram, telex, cablegram, datagram or similar transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproduction of a writing executed by a shareholder or attorney-in-fact:

    (1) may be treated as properly executed for purposes of this subsection;
    and

    (2) shall be so treated if it sets forth a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purposes of a particular meeting or transaction.

                                                      APPENDIX III - AMENDED AND
                                                        RESTATED BYLAWS OF NEWCO

                                     III-5

(c) Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the Corporation. An unrevoked proxy shall not be valid after three years from the date of its execution unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the Corporation.

(d) Expenses. The Corporation shall pay the reasonable expenses of solicitation of votes, proxies or consents of shareholders by or on behalf of the Board of Directors or its nominees for election to the Board of Directors, including solicitation by professional proxy solicitors and otherwise.

Section 4.09. Voting by Fiduciaries and Pledgees. Shares of the Corporation standing in the name of a trustee or other fiduciary and shares held by an assignee for the benefit of creditors or by a receiver may be voted by the trustee, fiduciary, assignee or receiver. A shareholder whose shares are pledged shall be entitled to vote the shares until the shares have been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this section shall affect the validity of a proxy given to a pledgee or nominee.

Section 4.10. Voting by Joint Holders of Shares.

(a) General Rule. Where shares of the Corporation are held jointly or as tenants in common by two or more persons, as fiduciaries or otherwise:

  (1) if only one or more of such persons is present in person or by proxy, all of the shares standing in the names of such persons shall be deemed to be represented for the purpose of determining a quorum and the Corporation shall accept as the vote of all the shares the vote cast by a joint owner or a majority of them; and

  (2) if the persons are equally divided upon whether the shares held by them shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among the persons without prejudice to the rights of the joint owners or the beneficial owners thereof among themselves.

(b) Exception. If there has been filed with the secretary of the Corporation a copy, certified by an attorney at law to be correct, of the relevant portions of the agreement under which the shares are held or the instrument by which the trust or estate was created or the order of court appointing them or of an order of court directing the voting of the shares, the persons specified as having such voting power in the document latest in date of operative effect so filed, and only those persons, shall be entitled to vote the shares but only in accordance therewith.

Section 4.11. Voting by Corporations.

(a) Voting by Corporate Shareholders. Any Corporation that is a shareholder of this Corporation may vote at meetings of shareholders of this Corporation by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the Board of Directors of the other Corporation or a provision of its Articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the secretary of this Corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

(b) Controlled Shares. Shares of this Corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the Board of Directors of this Corporation, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

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Section 4.12. Determination of Shareholders of Record.

(a) Fixing Record Date. The Board of Directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the Corporation after any record date fixed as provided in this subsection. The Board of Directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the Board of Directors fixes a new record date for the adjourned meeting.

(b) Determination When a Record Date is Not Fixed. If a record date is not fixed:

  (1) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given.

  (2) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Certification by Nominee. The Board of Directors may adopt a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of the shareholder are held for the account of a specified person or persons. Upon receipt by the Corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

Section 4.13. Voting Lists.

(a) General Rule. The officer or agent having charge of the transfer books for shares of the Corporation shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address of and the number of shares held by each. The list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof except that, if the Corporation has 5,000 or more shareholders, in lieu of the making of the list the Corporation may make the information therein available at the meeting by any other means.

(b) Effect of List. Failure to comply with the requirements of this section shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania, shall be prima facie evidence as to who are the shareholders entitled to examine the list or share register or transfer book or to vote at any meeting of shareholders.

Section 4.14. Judges of Election.

(a) Appointment. In advance of any meeting of shareholders of the Corporation, the Board of Directors may appoint judges of election, who need not be shareholders, to act at the meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, appoint judges of election at the meeting. The number of judges shall be one or three. A person who is a candidate for an office to be filled at the meeting shall not act as a judge.

(b) Vacancies. In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

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(c) Duties. The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with nominations by shareholders or the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

(d) Report. On request of the presiding officer of the meeting or of any shareholder, the judges shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Section 4.15. Minors as Security Holders. The Corporation may treat a minor who holds shares or obligations of the Corporation as having capacity to receive and to empower others to receive dividends, interest, principal and other payments or distributions, to vote or express consent or dissent and to make elections and exercise rights relating to such shares or obligations unless, in the case of payments or distributions on shares, the corporate officer responsible for maintaining the list of shareholders or the transfer agent of the Corporation or, in the case of payments or distributions on obligations, the treasurer or paying officer or agent has received written notice that the holder is a minor.

                                   ARTICLE V
                               Board of Directors

Section 5.01. Powers.

(a) General Rule. Unless otherwise provided by statute, all powers vested by law in the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors.

(b) Notation of Dissent. A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files his or her written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

Section 5.02. Qualifications, Nomination and Election of Directors.

(a) Qualifications. Each director of the Corporation shall be a natural person of full age who need not be a resident of the Commonwealth of Pennsylvania or a shareholder of the Corporation.

(b) Nomination. Nominations of persons for election to the board of directors of the corporation may be made at a meeting of shareholders by or at the direction of the board of directors, which shall, until December 31, 2001, follow the method for the selection of directors set forth in Section 5.13 of the Bylaws. Nominations of persons for election to the board of directors of the Corporation may also be made by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 5.02 (b). Such nominations, other than those made by or at the direction of the board, shall be made pursuant to timely notice in writing to the secretary of the Corporation. To

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be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice to the secretary shall set forth
(a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election as a director by the shareholders of the Corporation unless nominated in accordance with the procedures set forth herein. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination shall be disregarded. Any decision by the chairman of the meeting shall be conclusive and binding upon all shareholders of the Corporation for any purpose.

(b) Election of Directors. In elections for directors, voting need not be by ballot, unless required by vote of the shareholders before the voting for the election of directors begins. The nominees receiving the highest number of votes shall be elected to the Board of Directors.

Section 5.03. Number and Term of Office.

(a) Number. Subject to the provisions of Section 5.13 of these Bylaws, the board of directors and any class of the board of directors shall consist of such number of directors as may be determined from time to time by resolution adopted by a vote of a majority of the entire board of directors.

(b) Term of Office. The directors shall be divided into three classes, each of which shall serve for a three year term. The Class I directors shall hold office initially for a term expiring at the 1999 annual meeting of shareholders, the Class II directors shall hold office initially for a term expiring at the 2000 annual meeting of shareholders and the Class III directors shall hold office initially for a term expiring at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been duly elected and qualified, unless sooner removed as provided in Section
5.05. Each class of directors shall be as nearly equal in number as possible.

(c) Resignation. Any director may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as shall be specified in the notice of resignation and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

Section 5.04. Vacancies

(a) Subject to the provisions of Section 5.13 hereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and a director so chosen shall hold office until the next annual election of any class of directors and until a successor is duly elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

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(b) Subject to the provisions of Section 5.13 hereto, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.

Section 5.05. Removal of Directors.

(a) Removal by the Shareholders. Subject to the provisions of Section 5.13 hereto, the entire Board of Directors, an entire class of the Board of Directors or any individual director may be removed from office only for cause by vote of a majority of the shareholders entitled to vote thereon. In case the Board of Directors, an entire class of the Board of Directors or any one or more directors are so removed, new directors may be elected at the same meeting. The repeal of a provision of the Articles or bylaws prohibiting, or the addition of a provision to the Articles or bylaws permitting, the removal by the shareholders of the Board of Directors or any individual director without assigning any cause shall not apply to any incumbent director during the balance of the term for which the director was selected.

(b) Removal by the Board of Directors. The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the Board of Directors.

Section 5.06. Place of Meetings. Meetings of the Board of Directors may be held at such place within or without the Commonwealth of Pennsylvania as the Board of Directors may from time to time appoint or as may be designated in the notice of the meeting.

Section 5.07. Organization of Meetings. At every meeting of the Board of Directors, the chairman of the Board of Directors, if there be one, or, in the case of a vacancy in the office or absence of the chairman of the Board of Directors, one of the following officers present in the order stated: the vice chairman of the Board of Directors, if there be one, the chief executive officer, the president, the vice presidents in their order of rank and seniority, or a person chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in the absence of the secretary, an assistant secretary, or, in the absence of the secretary and the assistant secretaries, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 5.08. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as shall be designated from time to time by resolution of the Board of Directors.

Section 5.09. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the chief executive officer or by a majority of the directors.

Section 5.10. Quorum of and Action by Directors.

(a) General Rule. A majority of the board of directors of the Corporation shall be necessary to constitute a quorum for the transaction of business and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the Board of Directors.

(b) Action by Unanimous Written Consent. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the Corporation.

Section 5.11. Executive and Other Committees.

(a) Establishment and Powers. Subject to Section 5.13 the Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one

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or more directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors except that a committee shall not have any power or authority as to the following:

  (1) The submission to shareholders of any action requiring approval of shareholders under the BCL.

  (2) The creation or filling of vacancies in the Board of Directors.

  (3) The adoption, amendment or repeal of these bylaws.

  (4) The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

  (5) Action on matters committed by a resolution of the Board of Directors to another committee of the Board of Directors.

(b) Alternate Committee Members. The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

(c) Term. Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors.

(d) Committee Procedures. The term "Board of Directors," when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors.

(e) Members of the Committees. Until their successors are duly elected or appointed and qualified, the members of the Executive, Audit, Compensation and Nomination Committees of the Board of Directors shall be as set forth on
Schedule 5.21(e) of the Agreement and Plan of Merger dated as of October 22, 1998 among N2K Inc., CDnow, Inc. and the Corporation.

Section 5.12. Compensation. The Board of Directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the Corporation.

Section 5.13. Representation on Board of Directors. Until December 31, 2001 the total number of persons serving on the board of directors shall be nine, of whom four shall be CDnow Directors (as defined below) and three shall be N2K Directors (as defined below). Initially, two persons serving on the board of directors shall be Independent Directors (as defined below) jointly selected by the CDnow Directors and the N2K Directors. Until December 31, 2001, Class I shall contain one CDnow Director, one N2K Director and one Independent Director; Class II shall contain one CDnow Director, one N2K Director and one Independent Director and; Class III shall contain two CDnow Directors and one N2K Director. If, at any time during the period referred to in the immediately preceding sentence, the number of CDnow Directors and N2K Directors serving, or that would be serving following the next shareholders' meeting at which directors are to be elected as directors, would not be equal to four in the case CDnow Directors and three in the case of N2K Directors, then, subject to the fiduciary duties of the directors, the board of directors and any nominating committee thereof shall nominate for election at the next shareholders' meeting at which directors are to be elected, such person or persons as may be requested by the remaining CDnow Directors (if the number of CDnow Directors is, or would otherwise become, less than four) or by the remaining N2K Directors (if the number of N2K Directors is, or would otherwise become, less than three) to ensure that there shall be four CDnow Directors

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and three N2K Directors. The term "CDnow Director" means (i) any person serving as a director of CDnow, Inc., a Pennsylvania corporation ("CDnow"), on October 22, 1998 who becomes a director of the Corporation and (ii) any person who becomes a director pursuant to the second preceding sentence and who is designated by the CDnow Directors; the term "N2K Director" means (i) any person serving as a Director of N2K Inc., a Delaware corporation ("N2K"), on October 22, 1998 who becomes a director of the Corporation and (ii) any person who becomes a director pursuant to the second preceding sentence and who is designated by the N2K Directors; and the term "Independent Director" means a person who becomes a Director of the Corporation who did not have on October
22, 1998 or on the date such person is elected as a Director of the Corporation, and has not had within the three year period prior to the date of his election, any material employment, business affiliation or association, or immediate family relationship with either CDnow or N2K, or any person or entity controlling, controlled by or under common control with either N2K or CDnow.
Any amendment to or modification of this Section 5.13 or of any provision of these Bylaws which refers to this Section 5.13 shall require an 80% vote of the entire board of directors.

                                   ARTICLE VI
                                    Officers

Section 6.01. Officers Generally.

(a) Number, Qualifications and Designation. The officers of the Corporation shall be a chief executive officer and/or a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of Section 6.03. Officers may but need not be directors or shareholders of the Corporation. The president and secretary shall be natural persons of full age. The treasurer may be a Corporation, but if a natural person shall be of full age. The Board of Directors may elect from among the members of the Board of Directors a chairman of the Board of Directors and a vice chairman of the Board of Directors who shall be officers of the Corporation. Any number of offices may be held by the same person.

(b) Bonding. The Corporation may secure the fidelity of any or all of its officers by bond or otherwise.

Section 6.02. Election, Term of Office and Resignations.

(a) Election and Term of Office. The officers of the Corporation, except those elected by delegated authority pursuant to Section 6.03, shall be elected annually by the Board of Directors, and each such officer shall hold office for a term of one year and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

(b) Resignations. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation.

Section 6.03. Subordinate Officers, Committees and Agents. The Board of Directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the Corporation may require, including one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, or as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

Section 6.04. Removal of Officers and Agents. Any officer or agent of the Corporation may be removed by the Board of Directors with or without cause. The removal shall be without prejudice to the

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contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 6.05. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the Board of Directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 6.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

Section 6.06. Authority. All officers of the Corporation, as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided by or pursuant to resolutions or orders of the Board of Directors or, in the absence of controlling provisions in the resolutions or orders of the Board of Directors, as may be determined by or pursuant to these bylaws.

Section 6.07. The Chairman and Vice Chairman of the Board of Directors. The chairman of the Board of Directors or in the absence of the chairman, the vice chairman of the Board of Directors, if there is one, or in the absence of the chairman and the vice chairman (if any) the chief executive officer shall preside at all meetings of the shareholders and of the Board of Directors, and shall perform such other duties as may from time to time be requested by the Board of Directors.

Section 6.08. The Chief Executive Officer. The chief executive officer shall be the chief executive officer of the Corporation and shall have general supervision over the business and operations of the Corporation, subject however, to the control of the Board of Directors. The chief executive officer shall sign, execute, and acknowledge, in the name of the Corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors, or by these bylaws, to some other officer or agent of the Corporation; and, in general, shall perform all duties incident to the office of president and such other duties as from time to time may be assigned by the Board of Directors. The chief executive officer shall from time to time make such reports of the affairs of the Corporation (including, without limitation, capital and operating budgets of the Corporation not less than annually) as the Board of Directors may require and shall annually present to the annual meeting of the shareholders a report of the business of the Corporation for the preceding fiscal year.

Section 6.09. The President. The president, if a person other than the chief executive officer, shall perform the duties of the chief executive officer in the absence of such officer and such other duties as may from time to time be assigned to the president by the Board of Directors or the chief executive officer.

Section 6.10. The Vice Presidents. The vice presidents shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the Board of Directors, the chief executive officer or the president and if there is more than one vice president, their seniority in performing such duties and exercising such powers shall be determined by the order in which they were first elected or appointed, or as determined by the Board of Directors.

Section 6.11. The Secretary. The secretary or an assistant secretary shall attend all meetings of the shareholders and of the Board of Directors and all committees thereof and shall record all the votes of the shareholders and of the directors and the minutes of the meetings of the shareholders and of the Board of Directors and of committees of the Board of Directors in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Corporation as required by law; shall be the custodian of the seal of the Corporation and see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the Board of Directors, the chief executive officer or the president.

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Section 6.12. The Treasurer. The treasurer shall be the chief financial officer and shall have or provide for the custody of the funds or other property of the Corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Corporation; shall deposit all funds in his or her custody as treasurer in such banks or other places of deposit as the Board of Directors may from time to time designate; shall, whenever so required by the Board of Directors, render an account showing all transactions as treasurer, and the financial condition of the Corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the Board of Directors, the chief executive officer or the president.

Section 6.13. Salaries. The salaries of the officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officer as may be designated by resolution of the Board of Directors. The salaries or other compensation of any other officers, employees and other agents shall be fixed from time to time by the Board of Directors, or by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section
6.03. No officer shall be prevented from receiving such salary or other compensation by reason of the fact that the officer is also a director of the Corporation.

Section 6.14. Employment Agreements.

(a) Except as to the election to positions specifically provided for in the employment agreements between the Corporation and Jason Olim and the Corporation and Jonathan Diamond (each an "Employment Agreement," and collectively, the "Employment Agreements"), which are expressly contemplated by
Section 5.21 of the Agreement and Plan of Merger dated as of October 22, 1998 by and among the Corporation, CDnow and N2K, and until December 31, 2001, (i) the election of any other person to such positions, or (ii) the removal or replacement of Mr. Olim and Mr. Diamond from one or more of those positions, shall require an 80% vote of the entire board of directors. Thereafter, such vote as is provided by Section 5.10 of these Bylaws shall be required.

(b) Any amendment to or modification of any of the Employment Agreements or of this Section 6.14 shall require an 80% vote of the entire board of directors.

                                  ARTICLE VII
                     Certificates of Stock, Transfer, Etc.

Section 7.01. Share Certificates.

(a) Form of Certificates. Certificates for shares of the Corporation shall be in such form as approved by the Board of Directors, and shall state that the Corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the certificate represents. If the Corporation is authorized to issue shares of more than one class or series, certificates for shares of the Corporation shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the Corporation will furnish to any shareholder upon request and without charge), a full or summary statement of the designations, voting rights, preferences, limitations and special rights, if any, of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the Corporation.

(b) Share Register. The share register or transfer books and blank share certificates shall be kept by the secretary or by any transfer agent or registrar designated by the Board of Directors for that purpose.

Section 7.02. Issuance. The share certificates of the Corporation shall be numbered and registered in the share register or transfer books of the Corporation as they are issued. They shall be executed in such

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manner as the Board of Directors shall determine. In case any officer, transfer agent or registrar who has signed or authenticated, or whose facsimile signature or authentication has been placed upon, any share certificate shall have ceased to be such officer, transfer agent or registrar because of death, resignation or otherwise, before the certificate is issued, the certificate may be issued with the same effect as if the officer, transfer agent or registrar had not ceased to be such at the date of its issue. The provisions of this
Section 7.02 shall be subject to any inconsistent or contrary agreement in effect at the time between the Corporation and any transfer agent or registrar.

Section 7.03. Transfer. Transfers of shares shall be made on the share register or transfer books of the Corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. (S)(S) 8101 et seq., and its amendments and supplements.

Section 7.04. Record Holder of Shares. The Corporation shall be entitled to treat the person in whose name any share or shares of the Corporation stand on the books of the Corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

Section 7.05. Lost, Destroyed or Mutilated Certificates. The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if the Board of Directors shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as it may direct.

Section 7.06. Agreements Restricting Transfer of Shares. The Board of Directors may authorize the Corporation to become party to agreements with shareholders and others relating to transfer, repurchase and issuance of shares of stock of the Corporation; provided, however, that such agreement must be filed with the Corporation and all share certificates affected thereby shall have clearly imprinted thereon a legend containing such agreement or referring thereto.

                                  ARTICLE VIII
                   Indemnification of Directors, Officers and
                        Other Authorized Representatives

Section 8.01.  Scope of Indemnification.

(a) General Rule. The Corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

    (1) where such indemnification is expressly prohibited by applicable law;

    (2) where the conduct of the indemnified representative has been finally determined pursuant to Section 8.06 or otherwise:

            (i) to constitute willful misconduct or recklessness within the meaning of 15 Pa.C.S. (S) 1746(b) or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

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            (ii) to be based upon or attributable to the receipt by the indemnified representative from the Corporation of a personal benefit to which the indemnified representative is not legally entitled; or

    (3) to the extent such indemnification has been finally determined in a final adjudication pursuant to Section 8.06 to be otherwise unlawful.

(b) Partial Payment. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the Corporation shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(c) Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

(d) Definitions.  For purposes of this Article VIII:

    (1) "indemnified capacity" means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the Corporation, or, at the request of the Corporation, as a director, officer, employee, agent, fiduciary or trustee of another Corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise;

    (2) "indemnified representative" means any and all directors and officers of the Corporation and any other person designated as an indemnified representative by the Board of Directors of the Corporation (which may, but need not, include any person serving at the request of the Corporation, as a director, officer, employee, agent, fiduciary or trustee of another Corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise);

    (3) "liability" means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys' fees and disbursements); and

    (4) "proceeding" means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Corporation, a class of its security holders or otherwise.

Section 8.02. Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Article VIII, the Corporation shall not indemnify under this Article VIII an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counter claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending an arbitration under Section 8.06 or otherwise successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article VIII.

Section 8.03. Advancing Expenses. The Corporation shall pay the expenses (including attorneys' fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 8.01 or the initiation of or participation in which is authorized pursuant to Section 8.02 upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined pursuant to Section 8.06 that such person is not entitled to be indemnified by the Corporation pursuant to this Article VIII. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of such advance.

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Section 8.04. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the Corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate. Absent fraud, the determination of the Board of Directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

Section 8.05. Payment of Indemnification. An indemnified representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Corporation.

Section 8.06. Arbitration.

(a) General Rule. Any dispute related to the right to indemnification, contribution or advancement of expenses as provided under this Article VIII, except with respect to indemnification for liabilities arising under the Securities Act of 1933 that the Corporation has undertaken to submit to a court for adjudication, shall be decided only by arbitration in the metropolitan area in which the principal executive offices of the Corporation are located at the time, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Corporation, the second of whom shall be selected by the indemnified representative and the third of whom shall be selected by the other two arbitrators. In the absence of the American Arbitration Association, or if for any reason arbitration under the arbitration rules of the American Arbitration Association cannot be initiated, and if one of the parties fails or refuses to select an arbitrator or the arbitrators selected by the Corporation and the indemnified representative cannot agree on the selection of the third arbitrator within 30 days after such time as the Corporation and the indemnified representative have each been notified of the selection of the other's arbitrator, the necessary arbitrator or arbitrators shall be selected by the presiding judge of the court of general jurisdiction in such metropolitan area.

(b) Qualifications of Arbitrators. Each arbitrator selected as provided herein is required to be or have been a director or executive officer of a Corporation whose shares of common stock were listed during at least one year of such service on the New York Stock Exchange or the American Stock Exchange or quoted on the National Association of Securities Dealers Automated Quotations System.

(c) Burden of Proof. The party or parties challenging the right of an indemnified representative to the benefits of this Article VIII shall have the burden of proof.

(d) Expenses. The Corporation shall reimburse an indemnified representative for the expenses (including attorneys' fees and disbursements) incurred in successfully prosecuting or defending such arbitration.

(e) Effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction, except that the Corporation shall be entitled to interpose as a defense in any such judicial enforcement proceeding any prior final judicial determination adverse to the indemnified representative under Section 8.01(a)(2) in a proceeding not directly involving indemnification under this Article VIII. This arbitration provision shall be specifically enforceable.

Section 8.07. Contribution. If the indemnification provided for in this Article VIII or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Corporation shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Article VIII or otherwise.

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Section 8.08. Mandatory Indemnification of Directors, Officers, etc. To the
extent that an authorized representative of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1741 or 1742 of the BCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Section 8.09. Contract Rights; Amendment or Repeal. All rights under this
Article VIII shall be deemed a contract between the Corporation and the indemnified representative pursuant to which the Corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 8.10. Scope of Article VIII. The rights granted by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article VIII shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

Section 8.11. Reliance on Provisions. Each person who shall act as an indemnified representative of the Corporation shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Article VIII.

Section 8.12. Interpretation. The provisions of this Article VIII are intended to constitute bylaws authorized by 15 Pa.C.S. (S) 1746.

Section 8.13. Changes in Pennsylvania Law. References in this Article VIII to Pennsylvania law or to any provision thereof shall be to such law (including without limitation to the Directors' Liability Act) as it existed on the date this Article VIII was adopted or as such law thereafter may be changed; provided that (a) in the case of any change which expands the liability of directors or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide, the rights to limited liability, to indemnification and to the advancement of expenses provided in this Article VIII shall continue as theretofore to the extent permitted by law; and (b) if such change permits the Corporation without the requirement of any further action by shareholders or Directors to limit further the liability of directors (or limit the liability of officers) or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

                                   ARTICLE IX
               Dividends and Other Distributions to Shareholders

Section 9.01. Dividends. Subject to applicable law of the State of Incorporation and the Articles, and in accordance with the provisions thereof at the pertinent applicable time, the Board of Directors of the Corporation may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in cash or property other than its own shares, except when the Corporation is insolvent, or when the payment thereof would render the Corporation insolvent, or when the declaration or payment thereof would be contrary to any restriction contained in the Articles, but:

    (1) Dividends may be declared and paid in cash or property only out of unreserved and unrestricted earned surplus of the Corporation, except as otherwise provided by statute; and

    (2) No dividends shall be paid which would reduce the remaining net assets of the Corporation below the aggregate preferential amount payable in the event of voluntary liquidation to the

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

    holders of shares having preferential rights to the assets of the Corporation in the event of liquidation. The Board of Directors may also, from time to time, distribute to the holders of the Corporation's outstanding shares having a cumulative preferential right to receive dividends in discharge of their cumulative dividend rights, dividends payable in cash out of the unrestricted capital surplus of the Corporation, if at the time the Corporation has no earned surplus and is not insolvent and would not thereby be rendered insolvent. Each such distribution, when made, shall be identified as a payment of cumulative dividends out of capital surplus.

Section 9.02 Distributions of Shares of the Corporation. Subject to the Articles, the Board of Directors of the Corporation may, from time to time, distribute pro rata to holders of any class or classes of its issued shares, treasury shares and authorized but unissued shares, but

    (1) If distribution is made, in the Corporation's authorized but unissued shares having a par value, there shall be transferred to stated capital at the time of such distribution an amount of surplus at least equal to the aggregate par value of the shares so issued;

    (2) If a distribution is made in the Corporation's authorized but unissued shares without par value, the Board of Directors may fix a stated value for the shares so issued, and there shall be transferred to stated capital, at the time of such distribution, an amount of surplus equal to the aggregate stated value, if any, so fixed;

    (3) The amount per share so transferred to stated capital, or the fact that there was no such transfer, shall be disclosed to the shareholders receiving such distribution concurrently with the distribution thereof;

    (4) No distribution of shares of any class shall be made to holders of shares of any other class unless the Articles so provide or such distribution is authorized by the affirmative vote or written consent of the holders of a majority of the outstanding shares of the class in which the distribution is to be made.

In lieu of issuing fractional shares in any such distribution, the Corporation may pay in cash the fair value thereof, as determined by the Board of Directors, to shareholders entitled thereto.

Section 9.03. Reserves. Subject to the Articles, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors, from time to time, in their absolute discretion determine as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for the purchase of additional property, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation. The Board of Directors may abolish or modify any such reserve.

Section 9.04 Distributions in Partial Liquidation. Subject to the Articles, the Board of Directors of the Corporation may, from time to time, distribute to the shareholders in partial liquidation, out of unrestricted capital surplus of the Corporation, a portion of its assets in cash or property, subject to the following conditions:

    (1) No such distribution shall be made at a time when the Corporation is insolvent or when such distribution would render the Corporation insolvent;

    (2) No such distribution shall be made unless such distribution shall have been authorized by the prior affirmative vote, obtained within one
    (1) year of such distribution, of the holders of at least a majority of the outstanding shares of each class, whether or not entitled to vote thereon by the provisions of the Articles;

    (3) No such distribution shall be made to the holders of any class of shares unless all cumulative dividends accrued on all classes of shares entitled to preferential dividends, prior to

                                                      APPENDIX III - AMENDED AND
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                                     III-19
    dividends on the shares to the holders of which such distribution is to be made, shall have been fully paid;

    (4) No such distribution shall be made to the holders of any class of shares which would reduce the remaining net assets of the Corporation below the aggregate preferential amount payable in the event of voluntary liquidation to the holders of shares having preferential rights to the assets of the Corporation in the event of liquidation;

    (5) Each such distribution, when made, shall be identified as a distribution in partial liquidation and the amount per share disclosed to the shareholders receiving the same concurrently with the distribution thereof.

                                   ARTICLE X
                                 Miscellaneous

Section 10.01. Checks. All checks, notes, bills of exchange or other similar orders in writing shall be signed by such one or more officers or employees of the Corporation as the Board of Directors may from time to time designate.

Section 10.02. Contracts.

(a) General Rule. Except as otherwise provided in the BCL in the case of transactions that require action by the shareholders, the Board of Directors may authorize any officer or agent to enter into any contract or to execute or deliver any instrument on behalf of the Corporation, and such authority may be general or confined to specific instances.

(b) Statutory Form of Execution of Instruments. Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the Corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the president or vice president and secretary or assistant secretary or treasurer or assistant treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation, without prejudice to the rights of the Corporation against any person who shall have executed the instrument in excess of his or her actual authority.

Section 10.03. Interested Directors or Officers; Quorum.

(a) General Rule. A contract or transaction between the Corporation and one or more of its directors or officers or between the Corporation and another Corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if:

    (1) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors and the Board of Directors authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum;

    (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or

    (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors or the shareholders.

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

(b) Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors which authorizes a contract or transaction specified in subsection (a).

Section 10.04. Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees of the Corporation as the Board of Directors shall from time to time designate.

Section 10.05. Corporate Records.

(a) Required Records. The Corporation shall keep complete and accurate books and records of account, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at either the registered office of the Corporation in the Commonwealth of Pennsylvania or at its principal place of business wherever situated or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

(b) Right of Inspection. Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the Corporation at its registered office in the Commonwealth of Pennsylvania or at its principal place of business wherever situated.

Section 10.06. Amendment of Bylaws. Except as otherwise provided herein, these bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at any duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the Board of Directors of the Corporation in office at any regular or special meeting of directors. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change. See Section 3.03(b) (relating to notice of action by shareholders on bylaws).

                                   ARTICLE XI
                    Adoption of Bylaws--Record of Amendment

Section 11.1. Adoption. These Amended and Restated Bylaws have been adopted and
filed with the undersigned on the     day of    , 199 , and shall be effective
as of this date.

                                                      APPENDIX III - AMENDED AND
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                                     III-21

                                                                     APPENDIX IV

                     PENNSYLVANIA BUSINESS CORPORATION LAW

                        SUBCHAPTER D: DISSENTERS RIGHTS

(S) 1571. Application and effect of subchapter.

(a)General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

            Section 1906(c) (relating to dissenters rights upon special treatment).

            Section 1930 (relating to dissenters rights).

            Section 1931(d) (relating to dissenters rights in share exchanges).

            Section 1932(c) (relating to dissenters rights in asset transfers).

            Section 1952(d) (relating to dissenters rights in division).

            Section 1962(c) (relating to dissenters rights in conversion).

            Section 2104(b) (relating to procedure).

            Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

            Section 2325(b) (relating to minimum vote requirement).

            Section 2704(c) (relating to dissenters rights upon election).

            Section 2705(d) (relating to dissenters rights upon renewal of election).

            Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

            Section 7104(b)(3) (relating to procedure).

(b)Exceptions.

    (1)Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                  (i) listed on a national securities exchange; or

                  (ii)   held of record by more than 2,000 shareholders;

    shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

    (2)Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

            (i)Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

            (ii)Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the

                   APPENDIX IV - PENNSYLVANIA CORPORATE LAW - DISSENTERS' RIGHTS
            adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

            (iii)Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

    (3)The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) A copy of this subchapter.

(e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

(g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

(S) 1572.  Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

"Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have the sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

"Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.


                   APPENDIX IV - PENNSYLVANIA CORPORATE LAW - DISSENTERS' RIGHTS

"Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

"Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

(S) 1573. Record and beneficial holders and owners.

(a)Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S) 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S) 1575. Notice to demand payment.

(a)General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1)State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2)Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3)Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4)Be accompanied by a copy of this subchapter.

                   APPENDIX IV - PENNSYLVANIA CORPORATE LAW - DISSENTERS' RIGHTS

(b)Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(S) 1576. Failure to comply with notice to demand payment, etc.

(a)Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S) 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair market value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the

                   APPENDIX IV - PENNSYLVANIA CORPORATE LAW - DISSENTERS' RIGHTS corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S) 1578. Estimate by dissenter of fair value of shares.

(a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S) 1579. Valuation proceedings generally.

(a) General rule. Within 60 days after the latest of:

    (1) Effectuation of the proposed corporate action;

    (2) Timely receipt of any demand for payment under section 1575 (relating to notice to demand payment); or

    (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.


                   APPENDIX IV - PENNSYLVANIA CORPORATE LAW - DISSENTERS' RIGHTS

(S) 1580. Costs and expenses of valuation proceedings.

(a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                   APPENDIX IV - PENNSYLVANIA CORPORATE LAW - DISSENTERS' RIGHTS

                                                                     APPENDIX V

October 22, 1998

Board of Directors
CDNOW, Inc.
610 Old York Road, Suite 300
Jenkintown, Pennsylvania 19046

Members of the Board:

BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to CDNOW, Inc. a Pennsylvania corporation ("CDNW"), in connection with the proposed merger of CDNW and N2K Inc., a Delaware corporation ("NTKI"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated October 22, 1998, by and among NTKI, CDNW and Exit 8 Holding Company, a newly-formed Pennsylvania corporation with nominal capitalization ("NewCo"), one-half of the issued and outstanding capital stock of which is owned by each of CDNW and NTKI. The Merger Agreement, the implementation of which is contingent on approval by the shareholders of CDNW and NTKI, provides, among other things, that (i) N2K Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of NewCo, will be merged with and into NTKI (the "NTKI Merger"), (ii) CDNOW Acquisition Corp., a Pennsylvania corporation and wholly-owned subsidiary of NewCo, will be merged with and into CDNW (together with the NTKI Merger, the "Merger") (iii) each outstanding share of the common stock, par value of $0.001 per share, of NTKI (the "NTKI Common Stock") will be converted into the right to receive 0.83 shares of the common stock, no par value per share, of NewCo (the "NewCo Common Stock"), and (iv) each outstanding share of the common stock, no par value per share, of CDNW (the "CDNW Common Stock") will be converted into the right to receive 1.00 share (the "Exchange Ratio") of NewCo Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested BT Alex. Brown's opinion, as investment bankers, as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of CDNW Common Stock.

In connection with this opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning NTKI and CDNW and certain internal analyses and other information furnished to it by NTKI and CDNW. BT Alex. Brown also has held discussion with members of the senior managements of NTKI and CDNW regarding the businesses and prospects of their respective companies and the prospects of a combined company. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for NTKI Common Stock and CDNW Common Stock, (ii) compared certain financial and stock market information for NTKI and CDNW with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning NTKI or CDNW, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of this opinion. Accordingly, for purposes of this opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information, and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities of NTKI or CDNW. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by CDNW and NTKI to be achieved as a result of the Merger (collectively, the "Synergies"), made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that such financial forecasts and projections have been reasonably prepared on bases

                                         APPENDIX V - OPINION OF BT ALEX, BROWN

CDNOW, Inc.
October 22, 1998
Page 2

reflecting the best currently available estimates and judgments of the management of NTKI or CDNW, as the case may be, as to the matters covered thereby including, with your consent, any potential liability that may arise from the litigation currently pending against NTKI. In rendering this opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. This opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. BT Alex. Brown expresses no opinion as to the price at which CDNW Common Stock or NewCo Common Stock will trade following the announcement or the consummation of the Merger.

For purposes of rendering this opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of CDNW and NTKI contained in the Merger Agreement are true and correct, CDNW and NTKI will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of CDNW and NTKI to consummate the Merger will be satisfied without any waiver thereof. In particular, you have informed BT Alex. Brown, and accordingly for purposes of rendering this opinion BT Alex. Brown has assumed, that the Merger will be free of federal tax to each of CDNW and NTKI and their respective shareholders. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either CDNW or NTKI is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on CDNW or NTKI or materially reduce the contemplated benefits of the Merger to CDNW.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of CDNW and is not a recommendation to the shareholders of CDNW as to how they should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, to CDNW of the Exchange Ratio, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by CDNW to engage in the Merger.

In connection with our engagement, BT Alex. Brown was not authorized to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of CDNW, nor have we reviewed with CDNW or its Board of Directors any potential transactions in lieu of the Merger.

BT Alex. Brown is a registered broker-dealer and member of the New York Stock Exchange. BT Alex. Brown will be paid a fee for its services as financial advisor to CDNW in connection with the Merger, a significant portion of which is contingent upon consummation of the Merger and a portion of which is payable upon delivery of this opinion. BT Alex. Brown has, from time to time, provided investment banking and other financial services to CDNW or its affiliates (including, acting as lead managing underwriter in connection with CDNW's public offerings of CDNW Common Stock in February 1998 and in July
1998), for which it has received customary compensation. BT Alex. Brown also currently owns warrants to purchase 154,817 shares of CDNW Common Stock at a price of $3.63 per share. BT Alex. Brown maintains a market in CDNW Common
Stock and regularly publishes research reports regarding the internet commerce industry and the businesses and securities of CDNW and other publicly owned companies in such industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities of both CDNW and NTKI for their own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of CDNW and NTKI.

                                         APPENDIX V - OPINION OF BT ALEX, BROWN

CDNOW, Inc.
October 22, 1998
Page 3

Based upon and subject to the foregoing, it is BT Alex. Brown's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the holders of CDNW Common Stock.

                                          Very truly yours,

                                          BT Alex. Brown Incorporated

                                         APPENDIX V - OPINION OF BT ALEX, BROWN

                                                                     APPENDIX VI

                                October 22, 1998

Members of the Board of Directors
N2K, Inc.
55 Broad Street
New York, NY 10004

Ladies and Gentlemen:

You have requested our opinion, as of this date, as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Company's Common Stock"), of N2K, Inc., a Delaware corporation (the "Company"), of the terms of the Proposed Transaction hereinafter referred to.

Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), to be entered into on or about the date hereof, by and among the Company, CDnow, Inc., a Pennsylvania corporation ("CDnow"), and a newly-formed Delaware corporation owned by the Company and CDnow ("Newco"), the Company will enter into a business combination transaction with CDnow. The combination of the Company and CDnow will be effected through (i) the merger of a wholly-owned subsidiary of Newco with and into the Company and (ii) the merger of another wholly-owned subsidiary of Newco with and into CDnow, such that the Company and CDnow become wholly-owned subsidiaries of Newco and the stockholders of the Company and CDnow become stockholders of Newco (the "Proposed Transaction"). Unless otherwise specifically defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

Pursuant to the terms, and subject to the conditions contained in, the Merger Agreement, among other things, (i) each share of the Company's Common Stock issued and outstanding as of the Effective Time will be converted into the right to receive 0.83 shares of common stock of Newco ("Newco Common Stock") and (ii) each share of CDnow's common stock ("CDnow's Common Stock") issued and outstanding as of the Effective Time will be converted into the right to receive one share of Newco Common Stock. We understand that all approvals required for the consummation of the Proposed Transaction have been or, prior to consummation of the Proposed Transaction, will be obtained.

As you know, Allen & Company Incorporated ("Allen") will receive a fee for preparing and rendering this opinion pursuant to the engagement letter agreement by and between the Company and Allen. We note that Allen and certain of its officers, directors and affiliates beneficially own approximately 205,000 shares of the Company's Common Stock and Allen holds warrants to acquire 196,110 shares of the Company's Common Stock. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade in securities of the Company.

In arriving at our opinion, we have among other things:

  (i) reviewed the terms and conditions of the Proposed Transaction, including the draft Merger Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of our opinion has been executed by the parties);

  (ii) analyzed publicly available historical business and financial information relating to the Company and CDnow, as presented in documents filed with the Securities and Exchange Commission;

  (iii) reviewed certain financial, operating and budgetary data provided to us by the Company and CDnow relating to their respective businesses;

  (iv) conducted discussions with certain members of the senior management of the Company and CDnow with respect to the financial condition, business, operations, strategic objectives and prospects of the Company and CDnow, respectively, as well as industry trends prevailing in their businesses;

                                        APPENDIX VI - OPINION OF ALLEN & COMPANY

  (v) reviewed and analyzed public information, including certain stock market data and financial information relating to selected public companies in lines of business which we believe to be comparable to the Company's and CDnow's, as well as analysts' reports and estimates for the Company and CDnow;

  (vi) reviewed the trading history of the Company's Common Stock and CDnow's Common Stock, including their performance in comparison to market indices and to selected companies in comparable businesses;

  (vii) reviewed public financial and transaction information relating to business combination transactions we deemed to be comparable to the Proposed Transaction; and

  (viii) conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information respecting the Company and CDnow and any other information provided to us, and we have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets of the Company or CDnow. With respect to the financial, operating and budgetary data referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of the management of the Company and CDnow as to the future financial performance of the Company and CDnow, respectively.

In addition to our review and analysis of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary and market conditions existing as of the date hereof as they may affect the business and prospects of the Company and CDnow.

We have prepared this opinion at the request and for the benefit of the Board of Directors of the Company, and consent to its inclusion in filings the Company may be required to make with the Securities and Exchange Commission. The opinion rendered herein does not constitute a recommendation that the Company pursue the Proposed Transaction or that any stockholder of the Company vote to approve the Proposed Transaction.

Based on and subject to the foregoing, we are of the opinion that, as of this date, the terms of the Proposed Transaction are fair to the holders of the Company's Common Stock from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                          By: _________________________________
                                                Nancy B. Peretsman Managing
                                                         Director

                                        APPENDIX VI - OPINION OF ALLEN & COMPANY

                                                                   APPENDIX VII

                                CDNOW/N2K, INC.

                         1999 EQUITY COMPENSATION PLAN

The purpose of the CDnow/N2K, Inc. 1999 Equity Compensation Plan (the "Plan") is to provide (i) designated employees of CDnow/N2K, Inc. (the "Company") and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

1. Administration

(a) Committee. The Plan shall be administered by a committee (the "Committee") appointed by the Board, which may consist of "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related Treasury regulations and "non-employee directors" as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, the Board may ratify or approve any grants as it deems appropriate. If the Board administers the Plan, references in the Plan to the "Committee" shall be deemed to refer to the Board.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability and (iv) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2. Grants

Awards under the Plan may consist of grants of incentive stock options as described in Section 5 ("Incentive Stock Options"), nonqualified stock options as described in Section 5 ("Nonqualified Stock Options") (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as "Options") and restricted stock as described in Section 6 ("Restricted Stock") (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the "Grant Instrument"). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grantees.

3. Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of common stock of the Company ("Company Stock") that may be issued or transferred under the Plan is 2,500,000 shares, subject to adjustment as described below. The maximum aggregate number of shares of

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-1

Company Stock that may be subject to Grants made under the Plan to any individual during any calendar year shall be 800,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any shares of Restricted Stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

(b) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

4. Eligibility for Participation

(a) Eligible Persons. All employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be eligible to participate in the Plan. Consultants and advisors who perform services for the Company or any of its subsidiaries ("Key Advisors") shall be eligible to participate in the Plan if the Key Advisors render bona fide services and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

(b) Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees, Key Advisors and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as "Grantees."

5. Granting of Options

(a) Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option and Price.

(i) The Committee may grant Incentive Stock Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended so to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-2

(ii) The purchase price (the "Exercise Price") of Company Stock subject to an Option shall be determined by the Committee and may be equal to, greater than, or less than the Fair Market Value (as defined below) of a share of Company Stock on the date the Option is granted; provided, however, that (x) the Exercise Price of an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted and (y) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

(iii) If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

(c) Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

(d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)  Termination of Employment, Disability or Death.

(i) Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Company as an Employee, Key Advisor or member of the Board. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason other than a Disability (as defined below), death, or termination for Cause (as defined below), any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(ii) In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company. In addition, notwithstanding any other provisions of this Section 5, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Company or after the Grantee's termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-3

(iii) In the event the Grantee ceases to be employed by, or provide service to, the Company because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee's Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(iv) If the Grantee dies while employed by, or providing service to, the Company or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 5(e)(i) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Company (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

(v)  For purposes of this Section 5(e) and Section 6:

    (A) The term "Company" shall mean the Company and its parent and subsidiary corporations.

    (B) "Employed by, or provide service to, the Company" shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and satisfying conditions with respect to Restricted Stock, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise.

    (C) "Disability" shall mean a Grantee's becoming disabled within the meaning of section 22(e)(3) of the Code.

    (D) "Cause" shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Company, (ii) has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information or (iv) has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

(f)Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price or (z) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due (pursuant to Section 7) at the time of exercise.

(g)Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-4
stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary (within the meaning of section 424(f) of the Code).

6.Restricted Stock Grants

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

(a) General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration, and may be subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

(b) Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

(c) Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Company (as defined in Section 5(e)) during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d) Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section 8(a). Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Restricted Stock and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

(f) Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that the restrictions shall lapse without regard to any Restriction Period.

7. Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Grantee or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-5

(b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to a Grant by having shares withheld up to an amount that does not exceed the Grantee's minimum applicable withholding tax rate for federal (including
FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

8. Transferability of Grants

(a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee's lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

9.   Change of Control of the Company

As used herein, a "Change of Control" shall be deemed to have occurred if:

(a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding for this purpose (A) the Company or its subsidiaries and (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors;

(b) The shareholders of the Company approve (or, if shareholder approval is not required, the Board approves) an agreement providing for (i) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c) Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of the then outstanding shares of the Company.

10. Consequences of a Change of Control

(a) Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-6
otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by the surviving corporation.

(b)   Other Alternatives. Notwithstanding the foregoing, subject to subsection
(c) below, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all of the outstanding Grants: the Committee may (i) determine that outstanding Options shall automatically accelerate and become fully exercisable and that the restrictions and conditions on outstanding Restricted Stock shall immediately lapse, (ii) require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's unexercised Options exceeds the Exercise Price of the Options or (iii) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Options and Restricted Stock shall continue in effect according to their terms (subject to any assumption pursuant to Subsection (a)).

(c) Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (b) above) that would make the Change of Control ineligible for pooling of interests accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

11.  Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

12.  Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without shareholder approval if such approval is required in order for Incentive Stock Options granted or to be granted under the Plan to meet the requirements of section 422 of the Code or such approval is required in order to exempt compensation under the Plan from the deduction limit under section 162(m) of the Code.

(b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the shareholders.

(c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-7

(d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

13.  Funding of the Plan

This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

14. Rights of Participants

Nothing in this Plan shall entitle any Employee, Key Advisor, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

15. No Fractional Shares

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

16. Headings

Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

17. Effective Date of the Plan.

(a) The Plan shall be effective as of the effective date of the mergers contemplated by the Agreement and Plan of Merger dated as of October 22, 1998 by and among N2K Inc., CDnow, Inc. and the Company, subject to approval by the shareholders.

18. Miscellaneous

(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or Restricted Stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

(b) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants under the Plan comply with the applicable provisions of section 162(m) of the Code and section 422 of the Code. To the extent that any legal requirement

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-8
of section 16 of the Exchange Act or section 162(m) or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 162(m) or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

                                                     APPENDIX VII - 1999 EQUITY
                                                              COMPENSATION PLAN

                                     VII-9

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Section 1741 of the Pennsylvania Business Corporation Law permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Article VIII of the Registrant's Amended and Restated Bylaws, requires the Registrant to indemnify directors and officers of the Registrant or any other authorized representative against expenses, judgments and any settlement amounts incurred in a third party proceeding brought by reason of the fact that the person is an authorized representative of the Registrant. The Bylaws also permit indemnification of expenses incurred by an authorized representative in connection with a proceeding brought in the name of the corporation. The Bylaws further specify procedures for such indemnification. Section 1741 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits:

 Exhibit
 Number  Description
 ------- -----------
  2.1*   Agreement and Plan of Merger dated as of October 22, 1998, as amended, among the Registrant, CDnow, Inc. and N2K Inc.

  2.2**  Stock Option Agreement between N2K Inc and CDnow, Inc. dated as of
         October 22, 1998

  2.3**  Stock Option Agreement between CDnow, Inc and N2K dated as of October
         22, 1990

  2.4**  Stockholder Support Agreement

  2.5**  Shareholder Support Agreement by Jason Olim dated as of October 22,
         1998

  3.1*   Amended and Restated Articles of Incorporation

  3.2*   Amended and Restated Bylaws

  5.1 Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered

  8.1    Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters

  8.2    Opinion of Dewey Ballantine LLP regarding certain tax matters

 10.1*** Stock Purchase Agreement dated as of July 15, 1997 by CDnow, Inc. and certain shareholders of CDnow, Inc.

 10.2*** Amendment No. 1 to Stock Purchase Agreement dated as of August 5, 1997 by CDnow, Inc. and certain shareholders of CDnow, Inc.

 10.3*** Investors' Rights Agreement dated as of July 15, 1997 by CDnow and certain shareholders of CDnow

 10.4*   CDnow/N2K, Inc. 1999 Equity Compensation Plan

 10.5*** CDnow, Inc. 1996 Equity Compensation Plan

 10.6*** Amendment 1997-1 to the CDnow, Inc. 1996 Equity Compensation Plan

 10.7*** Warrant dated August 5, 1997 issued by CDnow to Grotech Capital Group,
         IV, LLP

 10.8 Lease Agreement between CDnow, Inc. and Jenkins Court Pennsylvania, dated June 18, 1997

 10.9 Lease Agreement between CDnow, Inc. and Delaware Avenue Associates, dated June 12, 1998


  Exhibit
  Number   Description
 --------- -----------
 10.10     Amendment Number 1 to Lease Agreement between CDnow, Inc. and
           Delaware Avenue Associates, dated October 17, 1998

 10.11**** Agreement of Lease between 55 Broad Street Company and N2K Inc., dated September 7, 1995

 10.12**** First Additional Space Agreement dated April 1, 1996 between 55
           Broad Street Company and N2K Inc.

 10.13**** Second Additional Space Agreement dated April 2, 1996 between 55
           Broad Street Company and N2K Inc.

 10.14**** Third Additional Space Agreement dated April 3, 1996 between 55
           Broad Street Company and N2K Inc.

 10.15**** Fourth Additional Space Agreement dated October 15, 1996 between 55
           Broad Street Company and N2K Inc.

 10.16     Fifth Additional Space Agreement dated May 13, 1997 between 55 Broad
           Street Company and N2K Inc.

 10.17     Sixth Additional Space Agreement dated January 5, 1998 between 55
           Broad Street Company and N2K Inc.

 10.18     Seventh Additional Space Agreement dated January 5, 1998 between 55
           Broad Street Company and N2K Inc.

 10.19     Eighth Additional Space Agreement dated April 16, 1998 between 55
           Broad Street Company and N2K Inc.

 10.20     Agreement to Form L.L.C. between N2K Inc. and Warlock Records Inc.
           dated January 1, 1999.

 10.21     License Agreement between 55 Broad Street and N2K Inc. dated August
           1, 1998

 10.22**** Lease dated April 26, 1991 between BEBOB Associates and N2K Inc.

 10.23     Agreement of Lease Between FMOB Associates and N2K Inc

 10.24     N2K Inc. Order Fulfillment Agreement with Valley Record
           Distributors, Inc. dated February 1, 1998
 10.25**** Interactive Marketing Agreement dated as of September 1, 1997, between America Online, Inc. and N2K Inc.

 10.26     Form of Employment Agreement between Jason Olim and CDnow/N2K Inc.

 10.27     Form of Employment Agreement between Jonathan V. Diamond and
           CDnow/N2K Inc.

 10.28     Warrant Agreement dated June 23, 1998 between Disney Online and N2K
           Inc. to commence March 1, 1998
 10.29**** 1987 Employee Incentive Stock Option Plan of N2K Inc.

 10.30**** 1996 Stock Option Plan of N2K Inc.

 10.31**** 1996 Employee Stock Purchase Plan of N2K Inc.

 23.1 Consent of Allen & Company Incorporated (included in its opinion which is filed as an Appendix to Joint Proxy Statement/Prospectus)

 23.2      Consent of Arthur Andersen LLP

 23.3      Consent of Arthur Andersen LLP


Exhibit
Number   Description
-------  -----------
 23.4    Consent of BT Alex. Brown Incorporated

 23.5    Consent of Richard A. Eisner & Company, LLP

 23.6    Consent of Dewey Ballantine LLP (included in its opinion filed as Exhibit 8.2 hereto)

 23.7    Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and
         8.1 hereto)

 24      Powers of Attorney (included on the signature page)

 27.1    Financial Data Schedule of N2K Inc.

 27.2    Financial Data Schedule of N2K Inc.

 27.3    Financial Data Schedule of N2K Inc.

 27.4    Financial Data Schedule of N2K Inc.

 99.1    Form of Proxy--CDnow

 99.2    Form of Proxy--N2K

 99.3    Consent of Robert David Grusin to be named as a Director

 99.4    Consent of Patrick Kerins to be named as a Director

 99.5    Consent of Matthew Olim to be named as a Director

 99.6    Consent of John Regan to be named as a Director

 99.7    Consent of Lawrence L. Rosen to be named as a Director

--------
   *Filed as an Appendix to the Joint Proxy Statement/Prospectus.

  **Filed as an Exhibit to CDnow, Inc.'s Form 8-K on October 23, 1998

 *** Filed as an Exhibit to CDnow, Inc.'s Registration Statement on Form S-1
   (File No. 333-41241)

****Filed as an Exhibit to N2K Inc.'s Registration Statement on Form S-1 (File
   No. 333-33105)



Item 22. Undertakings

  (1) The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (6) The undersigned registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ft. Washington, Pennsylvania on February 16, 1999.

                                          CDNOW/N2K, Inc.

                                                  /s/  Jason Olim
                                          By:----------------------------------
                                                       Jason Olim
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Jason Olim, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


              Signature                      Title                   Date
              ---------                      -----                   ----
   /s/   Jonathan Diamond            Chairman of the
-----------------------------------   Board of Directors     February 16, 1999
         Jonathan Diamond

   /s/      Jason Olim               President, Chief
-----------------------------------   Executive Officer      February 16, 1999
            Jason Olim                and Director
                                      (principal
                                      executive officer)

   /s/     Joel Sussman              Chief Financial
-----------------------------------   Officer (principal     February 16, 1999
           Joel Sussman               financial and
                                      accounting officer)

                                                   CDnow, Inc.

PROXY/VOTING INSTRUCTION CARD

--------------------------------------------------------------------------------

This Proxy is Solicited by the Board of Directors for the Special Meeting of Shareholders March 17, 1999, 9:00 a.m. Local Time, at CDnow, Inc., 1005 Virginia Drive, Fort Washington, Pennsylvania, 19034.

The undersigned hereby appoints Jason Olim and David Capozzi, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in CDnow, Inc., upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote in accord with the Directors' recommendations on the subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed.

Please sign on the reverse side and
return this proxy in the enclosed
envelope.

 Directors recommend a vote "FOR";
 1. Approval of an agreement and Plan of Merger, dated as of October 22, 1998, among N2K Inc., CDnow, Inc. and CDnow/N2K, Inc. as amended, providing for the issuance of shares of CDnow/N2K, Inc. Common Stock to shareholders of CDnow, Inc. and N2K Inc. in consideration for the shares of CDnow and N2K Common Stock held by such shareholders.

  FOR [_]                  AGAINST [_]                  ABSTAIN [_]

 2. Approval of the CDnow/N2K, Inc. 1999 Equity Compensation Plan.

  FOR [_]                  AGAINST [_]                  ABSTAIN [_]

 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

                                             Please sign exactly as name or
                                             names appear on this proxy. If
                                             stock is held jointly, each
                                             holder should sign. If signing as
                                             attorney, trustee, executor,
                                             administrator, custodian,
                                             guardian or corporate officer,
                                             please give full title.

                                             DATE ______________________ , 1999

                                             SIGNATURE: _______________________

                                             SIGNATURE: _______________________

                                    Votes must be indicated (X) in Black.

                                   N2K, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 SPECIAL MEETING OF STOCKHOLDERS--MARCH 1, 1999

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Lawrence L. Rosen, Jonathan V. Diamond and Bruce Johnson, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of N2K Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders to be held March 17, 1999, at 9:00 a.m. (local time), and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING ITEMS:


--------------------------------------------------------------------------------
                  (continued, and to be signed, on other side)

                          (continued from other side)
--------------------------------------------------------------------------------
 1. Approval of an Agreement and Plan of Merger, dated as of October 22, 1998, among CDnow, Inc., N2K Inc. and CDnow/N2K, Inc., as amended, pursuant to which shares of CDnow/N2K, Common Stock will be issued to the shareholders of CDnow and N2K in consideration for the shares of CDnow and N2K Common Stock held by such shareholders.

  FOR [_]                      AGAINST [_]                      ABSTAIN [_]
--------------------------------------------------------------------------------
 2. Approval of the CDnow/N2K, Inc. 1999 Equity Compensation Plan.

  FOR [_]                      AGAINST [_]                      ABSTAIN [_]
--------------------------------------------------------------------------------
 In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying joint proxy statement/prospectus, receipt of which is hereby acknowledged.

 IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                         Sign exactly as name appears hereon.
                                         When signing in a representative
                                         capacity, please give full title.
                                         Joint Owners (if any) should each
                                         sign.

                                         DATED _________________________ , 1999

                                         SIGNATURE: ___________________________

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

  Exhibit
  Number   Description
 --------- -----------
  2.1*     Agreement and Plan of Merger dated as of October 22, 1998, as amended, among the Registrant, CDnow, Inc. and N2K Inc.

  2.2**    Stock Option Agreement between N2K Inc and CDnow, Inc. dated as of
           October 22, 1998

  2.3**    Stock Option Agreement between CDnow, Inc and N2K dated as of
           October 22, 1990

  2.4**    Stockholder Support Agreement

  2.5**    Shareholder Support Agreement by Jason Olim dated as of October 22,
           1998

  3.1*     Amended and Restated Articles of Incorporation

  3.2*     Amended and Restated Bylaws

  5.1 Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of common stock being registered

  8.1      Opinion of Morgan, Lewis & Bockius LLP regarding certain tax matters

  8.2      Opinion of Dewey Ballantine LLP regarding certain tax matters

 10.1***   Stock Purchase Agreement dated as of July 15, 1997 by CDnow, Inc.
           and certain shareholders of CDnow, Inc.

 10.2***   Amendment No. 1 to Stock Purchase Agreement dated as of August 5,
           1997 by CDnow, Inc. and certain shareholders of CDnow, Inc.

 10.3*** Investors' Rights Agreement dated as of July 15, 1997 by CDnow and certain shareholders of CDnow

 10.4*     CDnow/N2K, Inc. 1999 Equity Compensation Plan

 10.5***   CDnow, Inc. 1996 Equity Compensation Plan

 10.6***   Amendment 1997-1 to the CDnow, Inc. 1996 Equity Compensation Plan

 10.7***   Warrant dated August 5, 1997 issued by CDnow to Grotech Capital
           Group, IV, LLP

 10.8 Lease Agreement between CDnow, Inc. and Jenkins Court Pennsylvania, dated June 18, 1997

 10.9 Lease Agreement between CDnow, Inc. and Delaware Avenue Associates, dated June 12, 1998

 10.10     Amendment Number 1 to Lease Agreement between CDnow, Inc. and
           Delaware Avenue Associates, dated October 17, 1998

 10.11**** Agreement of Lease between 55 Broad Street Company and N2K Inc., dated September 7, 1995

 10.12**** First Additional Space Agreement dated April 1, 1996 between 55
           Broad Street Company and N2K Inc.

 10.13**** Second Additional Space Agreement dated April 2, 1996 between 55
           Broad Street Company and N2K Inc.

 10.14**** Third Additional Space Agreement dated April 3, 1996 between 55
           Broad Street Company and N2K Inc.

 10.15**** Fourth Additional Space Agreement dated October 15, 1996 between 55
           Broad Street Company and N2K Inc.


  Exhibit
  Number   Description
 --------- -----------
 10.16     Fifth Additional Space Agreement dated May 13, 1997 between 55 Broad
           Street Company and N2K Inc.

 10.17     Sixth Additional Space Agreement dated January 5, 1998 between 55
           Broad Street Company and N2K Inc.

 10.18     Seventh Additional Space Agreement dated January 5, 1998 between 55
           Broad Street Company and N2K Inc.

 10.19     Eighth Additional Space Agreement dated April 16, 1998 between 55
           Broad Street Company and N2K Inc.

 10.20     Agreement to Form L.L.C. between N2K Inc. and Warlock Records Inc.
           dated January 1, 1999.

 10.21     License Agreement between 55 Broad Street and N2K Inc. dated August
           1, 1998

 10.22**** Lease dated April 26, 1991 between BEBOB Associates and N2K Inc.

 10.23     Agreement of Lease Between FMOB Associates and N2K Inc

 10.24     N2K Inc. Order Fulfillment Agreement with Valley Record
           Distributors, Inc. dated February 1, 1998

 10.25**** Interactive Marketing Agreement dated as of September 1, 1997, between America Online, Inc. and N2K Inc.

 10.26     Form of Employment Agreement between Jason Olim and CDnow/N2K Inc.

 10.27     Form of Employment Agreement between Jonathan V. Diamond and
           CDnow/N2K Inc.

 10.28     Warrant Agreement dated June 23, 1998 between Disney Online and N2K
           Inc. to commence March 1, 1998

 10.29**** 1987 Employee Incentive Stock Option Plan of N2K Inc.

 10.30**** 1996 Stock Option Plan of N2K Inc.

 10.31**** 1996 Employee Stock Purchase Plan of N2K Inc.

 23.1 Consent of Allen & Company Incorporated (included in its opinion which is filed as an Appendix to Joint Proxy Statement/Prospectus)

 23.2      Consent of Arthur Andersen LLP

 23.3      Consent of Arthur Andersen LLP

 23.4      Consent of BT Alex. Brown Incorporated

 23.5      Consent of Richard A. Eisner & Company, LLP

 23.6 Consent of Dewey Ballantine LLP (included in its opinion filed as Exhibit 8.2 hereto)

 23.7 Consent of Morgan, Lewis & Bockius LLP (included in its opinions filed as Exhibits 5.1 and 8.1 hereto)

 24        Powers of Attorney (included on the signature page)

 27.1      Financial Data Schedule of N2K Inc.

 27.2      Financial Data Schedule of N2K Inc.

 27.3      Financial Data Schedule of N2K Inc.

 27.4      Financial Data Schedule of N2K Inc.


 Exhibit
 Number  Description
 ------- -----------
  99.1   Form of Proxy--CDnow

  99.2   Form of Proxy--N2K

  99.3   Consent of Robert David Grusin to be named as a Director

  99.4   Consent of Patrick Kerins to be named as a Director

  99.5   Consent of Matthew Olim to be named as a Director

  99.6   Consent of John Regan to be named as a Director

  99.7   Consent of Lawrence L. Rosen to be named as a Director

--------
   *Filed as an Appendix to the Joint Proxy Statement/Prospectus.
  **Filed as an Exhibit to CDnow, Inc.'s Form 8-K on October 23, 1998
 *** Filed as an Exhibit to CDnow, Inc.'s Registration Statement on Form S-1
   (File No. 333-41241)
****Filed as an Exhibit to N2K Inc.'s Registration Statement on Form S-1 (File
   No. 333-33105)